                          Exhibit 12.3 to Form 10SB/A

                           CE SOFTWARE HOLDINGS, INC.
                             1801 Industrial Circle
                          West Des Moines, Iowa 50265

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD                       , 2000

   The annual meeting of the stockholders of CE Software Holdings, Inc. (the
"Company") will be held at                        on                       ,
2000 at 1:30 p.m. (Central Time) for the purpose of considering and acting upon the following:

     1. To elect five directors to hold office for the ensuing year or until their successors are elected and qualified;

     2. To approve the Agreement and Plan of Merger, as amended and restated (the "Agreement and Plan of Merger," a copy of which is attached as Appendix A to the proxy statement), dated as of December 28, 1999 by which:

       (a) Atio Corporation USA, Inc. will merge with and into the Company;

       (b) The stock of the Company's subsidiary CE Software, Inc. will be distributed to the Company's stockholders;

       (c) Willem Ellis, Thomas Patin,        ,         and         will be
    designated as directors of the Company to replace and become successors to those persons serving as directors of the Company immediately prior to the effective time of the merger;

       (d) The Company's Certificate of Incorporation will be amended as described in Exhibit 1.1.4 to the Agreement and Plan of Merger;

     3. To authorize the issuance of a maximum of 715,000 shares of common stock in a private offering, at a per share price not less than $7.00, plus warrants to purchase an equal number of additional shares of common stock at an exercise price not less than $9.00;

     4. To amend the 1990 Stock Option Plan, 1992 Stock Option Plan, and Nonemployee Directors Stock Option Plan by:

       (a) increasing the number of shares reserved to be issued upon exercise of options granted under the 1990 Stock Option Plan to 130,000;

       (b) prohibiting the granting of any further options under any of these plans; and

       (c) providing that all options granted under any of these plans to persons who were directors or employees of either CESH or CE Software immediately prior to the effective time of the merger, other than persons who will continue as employees of CESH, will be exercisable as of the effective time of the merger and for a period of three months thereafter;

     5. To adopt the 2000 Stock Option Plan; and

     6. To transact such other business as may properly come before the meeting or any adjournment.

   The Company's Annual Report to Stockholders on Form 10-KSB for the fiscal year ending September 30, 1999, the proxy statement, and the proxy card are all included with this notice. The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 10, 2000 will be entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination at the Company's principal offices at 1801 Industrial Circle, West Des Moines, Iowa 50265 during ordinary business hours for two weeks prior to the meeting and at One Corporate Center, 7301 Ohms Lane, Suite 600, Edina, Minnesota 55439, at lease one hour before and during the meeting. You have the right to dissent from the proposed merger, and upon compliance with the procedural requirements of Delaware law, to receive the "fair value" of your shares if the merger is completed.

                               E12.3-1

                      TABLE OF CONTENTS TO PROXY STATEMENT

FORWARD-LOOKING STATEMENTS.................................................   2

WHERE YOU CAN FIND MORE INFORMATION........................................   2

QUESTIONS AND ANSWERS ABOUT THE MERGER AND DISTRIBUTION OF CE SOFTWARE
 STOCK.....................................................................   3

SUMMARY....................................................................   5
  SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION FOR CESH...............  11
  SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION FOR ATIO...............  11

PRO FORMA FINANCIAL INFORMATION............................................  12

PROPOSAL #1................................................................  15

TO ELECT FIVE DIRECTORS TO HOLD OFFICE FOR THE ENSUING YEAR OR UNTIL THEIR
 SUCCESSORS ARE ELECTED AND QUALIFIED......................................  15
  NOMINEES FOR ELECTION AS DIRECTORS UNTIL THE MERGER IS EFFECTIVE.........  15
  ATTENDANCE AT BOARD AND COMMITTEE MEETINGS...............................  16
  DIRECTORS' FEES..........................................................  16

PROPOSAL #2................................................................  17

TO APPROVE THE AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 28, 1999
 BY WHICH..................................................................  17
  PARTIES TO THE AGREEMENT AND PLAN OF MERGER..............................  17
    CESH...................................................................  18
    ATIO...................................................................  18
      Business of ATIO.....................................................  18
      Products.............................................................  18
      Intellectual Property................................................  19
      Target Market........................................................  20
      Market Opportunity...................................................  20
      Reseller Partners....................................................  22
      Professional Services................................................  22
      Research And Development.............................................  23
      History..............................................................  23
      Employees............................................................  23
      Property.............................................................  23
      Management's Discussion and Analysis of Financial Condition and
       Results of Operations for ATIO......................................  23
    Other Parties to the Agreement and Plan of Merger......................  25
  BACKGROUND OF THE MERGER TRANSACTIONS....................................  27
  INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER AND DISTRIBUTION OF CE
   SOFTWARE STOCK THAT ARE DIFFERENT FROM YOUR INTERESTS OR WHICH MAY
   PRESENT CONFLICTS OF INTEREST...........................................  29
  RISK FACTORS RELATED TO THE MERGER.......................................  30
  CE SOFTWARE AFTER THE SPIN-OFF...........................................  35
  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS............  36

  MARKET PRICE AND DIVIDENDS ON CE SOFTWARE COMMON STOCK...................   36
  LEGAL PROCEEDINGS........................................................   37
  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF CE SOFTWARE UNDER IOWA LAW..   37
  RISK FACTORS RELATED TO THE DISTRIBUTION OF CE SOFTWARE STOCK............   37
  DESCRIPTION OF CE SOFTWARE SECURITIES....................................   40
  TERMS OF THE AGREEMENT AND PLAN OF MERGER................................   40
  ACCOUNTING TREATMENT.....................................................   49
  CERTAIN MATERIAL FEDERAL INCOME TAX MATTERS..............................   49
  AMENDMENT TO CERTIFICATE OF INCORPORATION................................   51

PROPOSAL #3................................................................   52

TO AUTHORIZE THE ISSUANCE OF A MAXIMUM OF 715,000 SHARES OF COMMON STOCK IN
 A PRIVATE OFFERING, AT A PER SHARE PRICE NOT LESS THAN $7.00, PLUS
 WARRANTS TO PURCHASE AN EQUAL NUMBER OF ADDITIONAL SHARES OF COMMON STOCK
 AT AN EXERCISE PRICE NOT LESS THAN $9.00..................................   52

PROPOSAL #4................................................................   53

TO AMEND THE 1990 STOCK OPTION PLAN, 1992 STOCK OPTION PLAN, AND
 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN BY................................   53

PROPOSAL #5................................................................   54

TO ADOPT THE 2000 STOCK OPTION PLAN........................................   54

VOTE REQUIRED; RECORD DATE.................................................   55

DISSENTERS' RIGHTS TO APPRAISAL............................................   56

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............   58

EXECUTIVE COMPENSATION.....................................................   60

PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................   61

MANNER IN WHICH PROXIES WILL BE VOTED......................................   61

INDEPENDENT PUBLIC ACCOUNTANTS.............................................   61

OTHER MATTERS..............................................................   62

PROPOSALS OF STOCKHOLDERS..................................................   62

AVAILABLE INFORMATION......................................................   62

INCORPORATION BY REFERENCE.................................................   62

INDEX TO FINANCIAL STATEMENTS..............................................   64

APPENDIX AAgreement and Plan of Merger
APPENDIX BDelaware Law Regarding Appraisal Rights
APPENDIX C2000 Stock Option Plan
APPENDIX D Financial Statements

                           JOINT DISCLOSURE STATEMENT

                               CE SOFTWARE, INC.
                             1801 Industrial Circle
                          West Des Moines, Iowa 50265
                                   FORM 10SB

                           CE SOFTWARE HOLDINGS, INC.
                             1801 Industrial Circle
                          West Des Moines, Iowa 50265
                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                        , 2000
                             1:30 p.m. (local time)
                          Minneapolis, Minnesota

            The approximate mailing date of this Proxy Statement is
                                 March 17, 2000

               The Record Date for the Meeting is March 10, 2000

   The accompanying proxy is furnished by CE Software Holdings, Inc. (the "Company" or "CESH") in connection with the solicitation by the Board of Directors. You may revoke your proxy, after it has been given, at any time before it is voted by giving written notice to the secretary of the Company or by executing and delivering a proxy with a later date. The board will use the proxies at the annual meeting of stockholders to be held on
                      , 2000 and at any adjournment of that meeting.

   At the meeting we will ask stockholders to consider and vote on the following proposals:

     1. To elect five directors to hold office for the ensuing year or until their successors are elected and qualified;

     2. To approve the Agreement and Plan of Merger, as amended and restated (the "Agreement and Plan of Merger," a copy of which is attached as Appendix A to this disclosure statement), dated as of December 28, 1999 by which:

        (a) Atio Corporation USA, Inc. ("ATIO") will merge with and into the Company;

       (b) The stock of the Company's subsidiary, CE Software, Inc., ("CE Software") will be distributed to the Company's stockholders (sometimes referred to as the "spin-off");

       (c) Willem Ellis, Thomas Patin,        ,         and         will be
    designated as directors of the Company to replace and become successors to those persons serving as directors of the Company immediately prior to the effective time of the merger; and

       (d) The Company's Certificate of Incorporation will be amended as described in Exhibit 1.1.4 to the Agreement and Plan of Merger;

     3. To authorize the issuance of a maximum of 715,000 shares of common stock in a private offering, at a per share price not less than $7.00, plus warrants to purchase an equal number of additional shares of common stock at an exercise price not less than $9.00;

     4. To amend the 1990 Stock Option Plan, 1992 Stock Option Plan, and Nonemployee Directors Stock Option Plan by:

        (a) increasing the number of shares reserved to be issued upon exercise of options granted under the 1990 Stock Option Plan to 130,000;

        (b) prohibiting the granting of any further options under any of these plans; and

        (c) providing that all options granted under any of these plans to persons who were directors or employees of either CESH or CE Software immediately prior to the effective time of the merger, other than persons who will continue as employees of CESH, will be exercisable as of the effective time of the merger and for a period of three months thereafter;

     5. To adopt the 2000 Stock Option Plan; and

     6. To transact such other business as may properly come before the meeting or any adjournment.

                          FORWARD-LOOKING STATEMENTS

   Certain statements in this disclosure statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The reasons for the merger discussed under the caption "Proposal #2," statements about the expected impact of the merger on the Company's business, financial performance and condition, and statements about the accounting and tax treatment of the Company related to the merger are forward-looking statements. All statements that address expectations or projections about the future, including statements about product development, market position, expected expenditures and financial results, are forward-looking statements.

   Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this disclosure statement and in the Company's filings with the Securities and Exchange Commission ("SEC"), could cause results to differ materially from those stated. These factors include, but are not limited to, risks that the Agreement and Plan of Merger may not be approved by shareholders or for other reasons may not close as planned; ATIO's products may not receive the level of market acceptance anticipated; the anticipated funding may prove to be unavailable; and general economic conditions, such as the rate of employment, inflation, interest rates, and the condition of the capital markets may change in a way that is not favorable to the Company. This list of factors is not exclusive. The Company undertakes no obligation to update any forward-looking statements. See also "Risk Factors Related to the Merger," "Risk Factors Related to the Distribution of CE Software Stock" and "Certan Material Federal Income Tax Matters."

                      WHERE YOU CAN FIND MORE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports and information may be read and copied at the following SEC locations:

    Public Reference Room   New York Regional Office  Chicago Regional Office
    450 Fifth Street, N.W.  7 World Trade Center      Citicorp Center
    Room 1024               Suite 1300                Suite 1400
    Washington, D.C. 20549  New York, NY 10048        Chicago, IL 60661-2511

   Copies of the reports and information filed by the Company may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains a Web site that contains reports, proxy statements, and other information about registrants, such as the Company, that file electronically with the SEC. The address of that Web site is http://www.sec.gov.

  QUESTIONS AND ANSWERS ABOUT THE MERGER AND DISTRIBUTION OF CE SOFTWARE STOCK

   The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger and the distribution of CE Software stock. You should carefully read this disclosure statement in its entirety, including the attached appendices.

Q. WHAT AM I BEING ASKED TO VOTE UPON?

A. You are being asked to elect directors for the Company who will serve only until the effective time of the merger. You are being asked to approve an Agreement and Plan of Merger which provides that ATIO will merge with and into CESH. As part of that transaction, shares of the Company's operating company, CE Software, will be distributed to shareholders. CESH will remain a public company. Its shares of common stock will initially be traded on the Nasdaq SmallCap Market under the symbol "CESH." We anticipate that the Company name and trading symbol will be changed at some time after the merger has been completed. The shares of CE Software will be registered under the Securities Exchange Act of 1934 and traded on the OTC Bulletin Board. The shares will not be listed on any exchange or traded under either the Nasdaq National Market or the Nasdaq SmallCap Market.

   You are also being asked to authorize issuance of shares in a private offering, to amend the Company's stock option plans, and to adopt a new stock option plan.

Q. WHAT WILL I RECEIVE IF THE AGREEMENT AND PLAN OF MERGER IS APPROVED?

A. For each share of CESH you hold, you will receive one share of CE Software, the value of which will be the fair market value at the time of the spin-off. This will be a taxable event for you.

You will retain ownership of your CESH shares but your percentage of interest in CESH will be decreased when shares are issued in the merger to holders of ATIO shares.

Q. WHAT WILL HAPPEN TO PRESENT MEMBERS OF CESH'S MANAGEMENT?

A. Some members of CESH management hold a portion of CESH's shares and options to buy CESH shares. They, like you, will also receive one share of CE Software stock for each share of CESH stock they own as of the effective time of the merger. Members of CESH management will not continue as officers and employees of CESH after the merger. Some members of CESH management, however, will continue as officers and employees of CE Software after the merger and distribution of CE Software stock.

Q. WHY IS CESH PROPOSING THE MERGER?

A. We believe that the merger and the distribution of CE Software stock are in your best interests, in light of the opportunity provided by the market for ATIO's products and the shares of CE Software you will receive if the Agreement and Plan of Merger is approved. We believe the merger and distribution of CE Software stock represent the best opportunity to increase the long-term value of the Company by allowing it to offer products and services in a growing marketplace.

Q. WHAT WILL HAPPEN TO CE SOFTWARE AND ITS PRODUCTS?

A. CESH will distribute the shares of CE Software to its shareholders. This distribution is sometimes referenced in this disclosure statement as the spin-off. For each CESH share you own, you will receive one share of CE Software. We expect the stock will trade on the OTC Bulletin Board. We believe the development and sale of CE Software's current products will continue unabated.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this disclosure statement, please fill out and sign your proxy card. Then mail your completed, signed, and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the CESH annual meeting.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q. HOW DO I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. At any time before the CESH annual meeting, you may change your vote by sending a written notice stating you would like to revoke your proxy or by completing and submitting a new, later dated proxy card to the corporate secretary of CESH. You may also attend the CESH annual meeting and vote in person.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We intend to complete the merger as soon as practicable after the annual meeting, subject to satisfaction or waiver of the terms and conditions of the Agreement and Plan of Merger. However, the Agreement and Plan of Merger is subject to the following funding requirements, all of which must occur by closing: (a) CESH must have, as of the date of closing, cash and short term investments (including loans to ATIO) totaling approximately $5 million, (b) an investment of approximately $965,000 must have been received from Minneapolis-based Venturian Corp. (referenced below as "Venturian") (NASDQ: VENT); and (c) a minimum of $1.5 million must have been received by CESH pursuant to a private offering, the terms and conditions of which are yet to be determined. The private offering by CESH will not be registered with the SEC. The securities acquired through the private offering may not be sold or offered in the United States, absent registration or an applicable exemption from registration.

Q. WHO CAN HELP ANSWER MY QUESTIONS?

A. After reading through this disclosure statement, if you have more questions about the merger, you should contact:

    CE Software Holdings, Inc. 1801 Industrial Circle P.O. Box 65580 West Des Moines, Iowa 50265 Attention: Curtis W. Lack, Chief Financial Officer

                                    SUMMARY

   This summary highlights selected information from this disclosure statement and may not contain all of the information that is important to you. For additional information concerning the proposals being presented at the meeting and the terms and conditions of the Agreement and Plan of Merger, you should read this entire disclosure statement, including the appendices, and the other documents referred to or incorporated by reference into this disclosure statement. A copy of the Agreement and Plan of Merger is attached to this disclosure statement as Appendix A.

The Proposals

   1. To elect five directors to hold office for the ensuing year or until their successors are elected and qualified;

   2. To approve the Agreement and Plan of Merger, as amended and restated, (a copy of which is attached as Appendix A to the proxy statement) dated as of December 28, 1999 by which:

     (a) Atio Corporation USA, Inc. will merge with and into the Company;

     (b) The stock of the Company's subsidiary CE Software will be distributed to the Company's stockholders;

     (c) Willem Ellis, Thomas Patin,        ,         and         will be
  designated as directors of the Company to replace and become successors to those persons serving as directors of the Company immediately prior to the effective time of the merger;

     (d) The Company's Certificate of Incorporation will be amended as described in Exhibit 1.1.4 to the Agreement and Plan of Merger;

   3. To authorize the issuance of a maximum of 715,000 shares of common stock in a private offering, at a per share price not less than $7.00, plus warrants to purchase an equal number of additional shares of common stock at an exercise price not less than $9.00;

   4. To amend the 1990 Stock Option Plan, 1992 Stock Option Plan, and Nonemployee Directors Stock Option Plan by:

     (a) increasing the number of shares reserved to be issued upon exercise of options granted under the 1990 Stock Option Plan to 130,000;

     (b) prohibiting the granting of any further options under any of these plans; and

     (c) providing that all options granted under any of these plans to persons who were directors or employees of either CESH or CE Software immediately prior to the effective time of the merger, other than persons who will continue as employees of CESH, will be exercisable as of the effective time of the merger and for a period of three months thereafter;

   5. To adopt the 2000 Stock Option Plan; and

   6. To transact such other business as may properly come before the meeting or any adjournment.

The Annual Meeting

 Date, Time, Place and Record Date (page 1)

   The annual meeting will be held at 1:30 p.m., Central Time, on
                      , 2000, at                       . The close of business
on March 10, 2000 is the record date for determining holders of shares of CESH common stock entitled to vote at the annual meeting.

 Vote Required (page 55)

   Stockholders of record at the close of business on March 10, 2000, will be entitled to vote at the meeting. At that date, the outstanding voting
securities of the Company consisted of                 shares of $.10 par value
common stock. If you are a holder of record of common stock at the close of business on March 10, 2000, you will be entitled to one vote for each share that you hold on each matter submitted to a vote of stockholders. Holders of the common stock will vote together on all matters contained in this proxy statement as one class. A majority of the outstanding shares will constitute a quorum for the transaction of business at the annual meeting. We will count abstentions and broker non-votes for purposes of determining the presence of a quorum.

   We will count abstentions in tabulations of the votes cast on proposals presented to the stockholders. Brokers and, in many cases, nominees will not have discretionary power to vote on proposals to be presented at the annual meeting. Therefore, if your shares are held of record by a broker or nominee, you should instruct your broker or nominee as to how you would like to vote. We will not count broker non-votes for purposes of determining whether a proposal has been approved. Cumulative voting is not allowed.

   Directors will be elected under proposal #1 by a plurality of the votes cast by the holders of shares entitled to vote at the meeting, provided a quorum is present. According to Delaware law, the affirmative vote of the holders of a majority of our outstanding shares entitled to vote at the meeting is required to approve the Agreement and Plan of Merger. For this reason, your failure to vote or your vote to abstain will have the same legal effect as a vote cast against approval. All other matters will be determined by the majority of the votes cast by the holders of shares entitled to vote at the meeting, provided a quorum is present.

   Subject to your power to revoke, we will vote all shares represented by each properly executed proxy according to the instructions indicated on the proxy. If you do not include voting instructions on your proxy, we will vote your proxy to approve the proposals. Directors, officers and one other person, all of whom together hold approximately 35.8% of the outstanding shares, have indicated their intention to vote in favor of the proposals.

Parties to the Agreement and Plan of Merger (pages 17-26)

   The Agreement and Plan of Merger was entered into as of December 28, 1999 by and among CESH, ATIO and other parties described below.

   CESH. CESH is headquartered at 1801 Industrial Circle in West Des Moines, Iowa 50265, phone number (515) 221-1801. It has, through its operating subsidiary CE Software, developed automation utilities and e-mail software that save time and effort for millions of Microsoft Windows 95/98, Windows NT and Macintosh users. CESH will be the surviving corporation in the proposed merger. CE Software maintains a Web site at http://www.cesoft.com.

   ATIO. ATIO is headquartered at One Corporate Center, 7301 Ohms Lane, Suite 600 in Edina, Minnesota 55439, phone number (612) 837-4000. ATIO provides all-media customer service solutions for e-businesses. Its product CyberCall(R) has won numerous awards including Editor's Choice awards, Judge's Pick, and multiple Product of the Year awards from leading trade publications in the call center and computer telephony arenas. CyberCall runs on Microsoft NT servers and supports clients on Windows 95/98 and NT. Telephony functions are provided via CT-Connect, CT Media, and hardware from Intel-Dialogic Corporation, an Intel Company. ATIO maintains a Web site at http://www.atio.com.

   Other Parties. Other parties to the Merger include (i) CC Management, LLC, a Delaware limited liability company ("Convergent"); (ii) Atio Corporation (Pty) Ltd, a Republic of South Africa company, ("Atio (Pty)"); (iii) Atio International, Inc., a Delaware corporation ("Atio International"); (iv) Venturian Corp., a Minnesota corporation ("Venturian"); (v) Ilan Sharon; (vi) Willem Ellis; (vii) Bouwe Hamersma; and (viii) Mark Chodos. Venturian, Atio International and the four individuals constitute all of the stockholders of ATIO and have each approved the Agreement and Plan of Merger. Convergent, together with a number of participants (the "Convergent Investors"), has loaned money to ATIO and owns warrants to acquire stock of ATIO. Sheldon Fleck, a director of CESH, owns a 27.8% participation interest in Convergent. Ilan Sharon and Bouwe Hamersma are employees of ATIO. Willem Ellis and Mark Chodos provide services to ATIO under an agreement with Atio International.

The Proposed Transactions

 The Merger and the Distribution of CE Software stock (pages 40-49)

   The Agreement and Plan of Merger provides that ATIO will merge with and into CESH. After the merger, ATIO will cease to exist as a separate entity and CESH will continue as the surviving corporation. At the effective time of the merger, we will issue stock, hereinafter referred to as the "merger consideration" as follows: (i) each share of ATIO stock, approximately 13,345,000 shares, will convert into .06444777 share (subject to certain adjustments) of our stock; (ii) warrants to purchase 930,000 ATIO shares owned by the Convergent Investors will convert into 176,301 of our shares; and (iii) certain other warrants to purchase 50,000 shares of ATIO stock will be converted into 3,237 of our shares. Options to purchase 2,941,502 ATIO shares granted under ATIO's stock option plans will be converted into options to purchase approximately 190,000 of our shares (subject to certain adjustments). In addition, 4,833 shares (subject to certain adjustments) will be issued to Venturian to recognize a prior agreement by ATIO to issue 75,000 shares in settlement of a dispute.

   Our obligation to complete the transactions contemplated by the Agreement and Plan of Merger is subject to the fulfillment of certain conditions, including funding of not less than $7.5 million to be received from the following sources:

  . Venturian must have purchased 148,900 shares of CESH common stock for an aggregate amount of $964,872 ($6.48 per share), either by exchange of indebtedness, by cash payment or by a combination thereof;

  . Reasonable assurance that at the time of the merger, the Company will have cash and short term investments totaling approximately $5 million, including loans that we have made or may hereafter make to ATIO and anticipated proceeds from the exercise of CESH options and subject to certain adjustments;

  . Atio International and Atio (Pty) have provided funding to ATIO of $50,000-$60,000 per month from the date of the Agreement and Plan of Merger to the date of the merger;

  . A committed amount of net proceeds from investors, in a private offering of CESH securities of not less than $1,500,000.

   In addition to the above amounts, Atio International has the right and obligation to purchase an additional 314,062 shares of CESH common stock for $6.48 per share, for an aggregate purchase price of $2,035,122. This right will be forfeited if the shares are not purchased and the purchase price paid on or before May 31, 2000. The obligation to purchase the shares is secured by a pledge of 314,062 of the shares that will be issued to Atio International as of the date of the merger in exchange for its shares of ATIO common stock. Atio International will forfeit the pledged shares to the extent it fails to purchase and pay for the 314,062 new CESH shares on or before May 31, 2000.

   The Agreement and Plan of Merger provides that at the effective time of the merger all options to purchase our shares granted under our old stock option plans will vest except those granted to Thomas Patin. An amount equal to the anticipated proceeds from the exercise of those options, which must be exercised, if at all, within three months after the effective time of the merger, will be placed in escrow and released to CE

Software as funds from the exercise of such options are received by us after the merger. To the extent such options are not exercised, the escrowed funds will be released to the Company three months after the effective time of the merger. Options to purchase 74,000 shares granted to Thomas Patin in December 1999 are not affected by these provisions. Under the agreement with Mr. Patin, his options will vest at the rate of 4,000 per month during the first 12 months after the merger and the balance of the options will vest prorata monthly during the second 12 months.

   The Agreement and Plan of Merger also provides that as of the effective time of the merger, the Certificate of Incorporation of CESH will be amended to increase the number of its authorized shares of common stock from 2,000,000 to 10,000,000, and to decrease the par value per share from $.10 to $.01.

   CESH will issue 1,044,429 shares of common stock to complete the merger and Venturian will purchase 148,900 shares for $6.48 per share as provided for in the Agreement and Plan of Merger. An additional 314,062 shares may be issued to Atio International in exchange for payment of $6.48 per share under a right to purchase contained in the Agreement and Plan of Merger. CESH will reserve approximately 190,000 shares, approximately 88,000 of which will be exercisable immediately after the merger, to be issued upon exercise of options held by employees of ATIO. Prior to the merger, CESH will have also issued shares or, other securities convertible into shares, in a private placement. In addition, the operating company, CE Software will be distributed to shareholders in the spin-off. You will receive one share of common stock of CE Software for each share of CESH common stock you own as of the effective date of the merger.

 Background of the Agreement and Plan of Merger (pages 27-29)

   For a description of the events leading to the approval of the agreement by the board, you should refer to "Background of the Agreement and Plan of Merger".

 Board Position on the Agreement (page 17)

   The board has considered and approved the Agreement and Plan of Merger. The board believes the terms of the Agreement and Plan of Merger are fair to and in the best interests of CESH and its stockholders and, therefore, recommends you vote "FOR" adoption and approval of the Agreement and Plan of Merger. The board did not quantify or otherwise attempt to assign relative weights to specific factors considered in making its determination. The board has not contracted with a financial advisor of other consultant for the purpose of securing a fairness opinion regarding the transactions contemplated in the Agreement and Plan of Merger.

 Interests in the Merger and the Distribution of CE Software Stock that are Different from your Interests or Which May Present Conflicts of Interest (pages 29-30)

   In considering the board's recommendation that you vote in favor of the Agreement and Plan of Merger, you should be aware that some of our directors and officers have interests in the transactions that are different from your interests as a shareholder, including the following:

  . Sheldon Fleck who is a director of the Company and has an interest in Convergent;

  . John S. Kirk who is the president of CE Software and has been designated, along with Richard A. Skeie and Donald M. Brown, to serve as members of the board of directors of CE Software after the distribution of CE Software stock.

 Required Funding (pages 47 and 52)

   Closing of the Agreement and Plan of Merger is conditional on the following funding requirements, all of which must occur by closing: (a) CESH must have a balance of approximately $5 million cash and short term investments (including loans to ATIO); (b) Venturian must have invested $965,000 in exchange for 148,900 shares in the Company; and; (c) CESH must have obtained a minimum of $1.5 million pursuant to a private offering of a maximum 715,000 shares of its common stock at a minimum offering price of $7.00 per share. Each share sold in the private offering will be accompanied by a warrant to purchase one additional share at a minimum price of $9.00. The exact terms of the private offering are yet to be determined.

 Other Conditions to the Merger; Termination (pages 47-49)

   In order for the parties to effect the merger and the spin-off, a number of conditions must be met. For example, stockholders who hold a majority of our outstanding common stock must approve the merger; the representations and warranties of both parties must be true in all material respects at the merger's effective time; and the financing for the merger must be completed. Even if shareholders approve the Agreement and Plan of Merger, we cannot assure you that it will be completed.

   At any time before the effective time of the merger, the boards of directors of CESH and ATIO may mutually terminate the Agreement and Plan of Merger. We may terminate the Agreement and Plan of Merger prior to the effective time if
the merger has not become effective on or before            , 2000, or in the
event of material misrepresentation or breach of warranties and representations of ATIO (in the case of CESH) or CESH (in the case of ATIO) which has not been cured within 30 days of notice.

 Expenses of the Agreement and Plan of Merger (page 43)

   CESH is obligated to have cash and short term investments of approximately $5,000,000 as of the date of the merger. The following amounts may be credited toward this obligation:

  . One-half (not to exceed $100,000) of the expenses of the merger;

  . All costs paid by CESH associated with obtaining subscriptions for the purchase of our shares from third party investors;

  . The salary and employee benefits paid to Thomas Patin; and

  . All loans CESH has made or may hereafter make to ATIO (currently totaling
    $1,741,000) and accrued interest.

   Otherwise, each of the parties will pay its own costs and expenses in connection with the Agreement and Plan of Merger.

 Effective Time Of The Merger (page 40)

   The merger will become effective as of the later of the date we file a Certificate of Merger with the Secretary of State of the State of Delaware and the date we file Articles of Merger with the Secretary of State of the State of Minnesota. We expect to file the Certificate of Merger and the Articles of Merger as soon as practicable after the annual meeting, subject to approval of the Agreement and Plan of Merger at the annual meeting and satisfaction or waiver of the terms and conditions of the Agreement and Plan of Merger.

 Certain Effects of the Proposed Transactions (pages 35-36 and 41)

   If the shareholders vote to approve the Agreement and Plan of Merger and the
merger is completed, Willem Ellis, Thomas Patin,           ,            and
            will replace the existing members of the board as the directors of CESH and will serve, until their respective successors shall have been duly elected at the Company's annual stockholders' meeting in 2001, or appointed and qualified, or until their earlier death, resignation, or removal. Therefore, you should be aware that your vote in favor of the Agreement and Plan of Merger is, in effect, a vote in favor of each of these persons as a nominee to the board of directors to serve immediately after the effective time of the merger.

   The officers of ATIO holding office immediately prior to the effective time will become the officers of the Company after the merger.

   If the Agreement and Plan of Merger is approved, the shares of CE Software will be distributed to the stockholders of CESH of record immediately prior to the effective time of the merger. You will receive one share of common stock of CE Software for each share of CESH common stock that you own on that date.

   CESH will issue 1,044,429 shares (subject to adjustment) of common stock to complete the merger and Venturian will purchase 148,900 shares for $6.48 per share. In addition, we will issue an additional 314,062 shares to Atio International if Atio International exercises its right to purchase that number of additional shares for $6.48/share. The Company will reserve approximately 190,000 shares to be issued upon exercise of options held by employees of ATIO, approximately 88,000 of which will be exercisable immediately after the merger. As a result of this, your percentage of interest in CESH will be decreased.

 Accounting Treatment (page 49)

   The merger will be treated as a reverse acquisition of CESH (a "shell company" as a result of the spin-off of its operating subsidiary, CE Software) by ATIO under the purchase method of accounting. Under this accounting treatment, ATIO will record the fair value of the tangible assets of CESH and adjust ATIO's common stock and additional paid in capital to reflect the par value of CESH's common stock, after giving effect to the number of shares issued in the business combination. After the closing, financial statements of the surviving corporation will reflect ATIO's financial condition, results of operations and cash flows as the operating entity.

   CESH will treat the spin-off of CE Software as a distribution of property to its shareholders. In doing so, CESH will contribute capital to CE Software equivalent to the total of all sums currently owed by CE Software to CESH (approximately $1,200,000).

 Certain Material Federal Income Tax Matters (pages 49-51)

   For Federal income tax purposes, we intend for the merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986. As such, the merger will qualify as a tax-free exchange with respect to the issuance of the CESH shares for all of the outstanding shares of ATIO. CESH will be the surviving corporation and ATIO will go out of existence.

   The Company believes that the distribution of CE Software stock to CESH shareholders will be a taxable dividend equal to the fair market value of the shares at the date of distribution. Furthermore, CESH will recognize gain, if any, upon distribution of CE Software. However, the Company believes its basis in CE Software will exceed the fair market value of CE Software at the time of distribution and a loss will be realized by CESH, but not recognized for tax purposes.

   You should consult your tax advisor regarding the U.S. Federal income tax consequences of the merger and the spin-off, as well as any tax consequences under state, local or foreign laws. Further discussion of tax matters are presented below in this proxy statement.

 Dissenters' Right to Appraisal (pages 56-58)

   If you do not wish to vote to approve the Agreement and Plan of Merger, you have the right under Delaware law to receive the fair value of your shares of common stock, to be determined by a Delaware court. This appraisal right is subject to a number of restrictions and technical requirements. Generally, if you wish to exercise this right:

  .  you must not vote in favor of adopting and approving the merger; and

  . you must make a written demand for appraisal before the vote on the merger.

   Merely voting against the Agreement and Plan of Merger will not perfect your appraisal rights. Appendix B to this proxy statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights.

           SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION FOR CESH

   The following selected historical financial data for the three-month period ended December 31, 1999 has been derived from the internal, unaudited consolidated financial statements of CESH incorporated into this disclosure statement. The following selected historical financial data for each of the years ended September 30, 1999 and 1998 have been derived from the audited consolidated financial statements of CESH incorporated into this disclosure statement. This information is only a summary and should be read together with the historical financial statements and related notes contained in this disclosure statement and in the 10-KSB and other information that we have filed with the SEC and incorporated by reference.

                                                   Unaudited
                                                   3-months
                                                     ended        Years ended
                                                 December 31,    September 30,
                                                 --------------  --------------
                                                  1999    1998    1999    1998
                                                 ------  ------  ------  ------
                                                    (in thousands, except
                                                     per share amounts)
   Income Statement Data:
   Net revenues................................. $  916     868   3,788   4,357
   Net (loss) earnings.......................... $  (74)    (24) (1,447)  3,691
   Basic earnings (loss) per share.............. $ (.07)   (.02)  (1.32)   3.37
   Shares used in per share calculation--basic..  1,110   1,096   1,098   1,096
   Diluted earnings (loss) per share............ $ (.07)   (.02)  (1.32)   3.32
   Shares used in per share calculation--
    diluted.....................................  1,110   1,096   1,098   1,113
   Balance Sheet Data:
   Total assets................................. $8,002  10,365   8,097  10,462
   Total liabilities............................ $  774   1,660     824   1,849

           SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION FOR ATIO

   The following selected historical financial data for the nine-month period ended September 30, 1999 has been derived from the internal, unaudited financial statements of ATIO. The following selected historical financial data for each of the years ended December 31, 1998 and 1997 have been derived from the audited financial statements of ATIO. This information is only a summary and should be read together with the historical financial statements contained in this disclosure statement and related notes.

                                                     Unaudited
                                                     9-months     Years ended
                                                       ended     December 31,
                                                   September 30, --------------
                                                       1999       1998    1997
                                                   ------------- ------  ------
                                                         (in thousands)
   Income Statement Data:
   Net revenues...................................    $ 1,961       697     884
   Net loss.......................................    $(3,212)   (4,169) (3,272)
   Balance Sheet Data:
   Total assets...................................    $ 1,297       785     678
   Total liabilities..............................    $ 5,679     2,639     446
   Redeemable common stock........................    $   500       500     500

                        PRO FORMA FINANCIAL INFORMATION

                  CE Software Holdings, Inc. and Subsidiaries

                   Unaudited Pro Forma Combined Balance Sheet
                               September 30, 1999

   The following unaudited pro forma combined balance sheet as of September 30, 1999 gives effect to: (1) the completion of the proposed merger with ATIO (including the spin-off of CE Software) for aggregate consideration of 1,044,429 shares of CESH (which includes CESH shares issued due to the conversion of approximately $1,991,000 of ATIO notes payable to affiliates into ATIO common stock subsequent to September 30, 1999 as reflected in the Agreement and Plan of Merger), (2) the private offering issuance of approximately 218,750 shares of CESH at an estimated offering price of $8.00 per share, net of estimated offering costs of $250,000, for net proceeds of $1,500,000 as required by the Agreement and Plan of Merger, (3) the purchase of 148,900 shares of CESH at $6.48 per share by Venturian as required by the Agreement and Plan of Merger, and (4) the amendment by CESH of the par value of its common stock from $.10 per share to $.01 per share as required by the Agreement and Plan of Merger, as if each of (1) through (4) occurred on September 30, 1999. As set forth in the Proposed Transactions--Accounting Treatment, the proposed merger will be accounted for as a reverse acquisition of CESH (a "shell company" as a result of the spin-off of its operating subsidiary, CE Software) by ATIO.

   The following unaudited pro forma financial data may not be indicative of what the financial condition of CESH would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the financial condition of CESH that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statement and notes thereto, and the historical financial statements and notes thereto of CESH and ATIO included herein.

                                                 CESH after
                                     CE Software CE Software               Pro Forma       Pro Forma
                             CESH     Spin-off    Spin-off      ATIO      Adjustments      Combined
                          ---------- ----------- ----------- -----------  -----------     -----------
Cash and cash
 equivalents............  $4,126,637    405,238   3,721,399          300   1,500,000 (B)    6,186,571
                                                                             964,872 (C)
Short-term investments..   1,278,601        --    1,278,601          --          --         1,278,601
Accounts receivable.....     500,185    500,185         --       324,893         --           324,893
Due from affiliates.....         --         --          --       398,393         --           398,393
Inventory...............     250,208    250,208         --           --          --               --
Other current assets....     489,700    463,979      25,721      146,144         --           171,865
                          ----------  ---------   ---------  -----------  ----------      -----------
Total current assets....   6,645,331  1,619,610   5,025,721      869,730   2,464,872        8,360,323
                          ----------  ---------   ---------  -----------  ----------      -----------
Net property, plant, and
 equipment..............   1,410,460  1,410,460         --       426,838         --           426,838
Intangible assets.......      21,927     21,927         --           --          --               --
Other assets............      19,285     19,285         --           --          --               --
                          ----------  ---------   ---------  -----------  ----------      -----------
Total assets............  $8,097,003  3,071,282   5,025,721    1,296,568   2,464,872        8,787,161
                          ==========  =========   =========  ===========  ==========      ===========
Current portion of long-
 term debt..............  $  100,237    100,237         --     1,350,000         --         1,350,000
Trade accounts payable..     207,259    207,259         --     1,037,191         --         1,037,191
Due to affiliates.......         --         --          --        93,780         --            93,780
Other accrued expenses..     275,644    270,645       4,999    1,069,189         --         1,074,188
Notes payable to
 affiliates.............         --         --          --     2,128,537  (1,990,762)(A)      137,775
                          ----------  ---------   ---------  -----------  ----------      -----------
Total current
 liabilities............     583,140    578,141       4,999    5,678,697  (1,990,762)       3,692,934
Long-term debt, net of
 current portion........     240,859    240,859         --           --          --               --
                          ----------  ---------   ---------  -----------  ----------      -----------
Total liabilities.......     823,999    819,000       4,999    5,678,697  (1,990,762)       3,692,934
Redeemable common stock.         --         --          --       500,000    (500,000)(A)          --
Common stock............     110,567        --      110,567       76,000     (76,000)(A)       25,177
                                                                              10,444 (A)
                                                                               2,188 (B)
                                                                               1,489 (C)
                                                                             (99,511)(D)
Additional paid-in
 capital................   5,927,619  1,017,464   4,910,155    6,608,088   2,556,318 (A)   16,635,267
                                                                           1,497,812 (B)
                                                                             963,383 (C)
                                                                              99,511 (D)
Unearned compensation...                                         (26,687)                     (26,687)
Retained earnings
 (accumulated deficit)..   1,234,818  1,234,818         --   (11,539,530)        --       (11,539,530)
                          ----------  ---------   ---------  -----------  ----------      -----------
Total shareholders'
 equity.................   7,273,004  2,252,282   5,020,722   (4,882,129)  4,955,634        5,094,227
                          ----------  ---------   ---------  -----------  ----------      -----------
Total liabilities and
 shareholders' equity...  $8,097,003  3,071,282   5,025,721    1,296,568   2,464,872        8,787,161
                          ==========  =========   =========  ===========  ==========      ===========

                  CE SOFTWARE HOLDINGS, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS
                         Year Ended September 30, 1999

   The following unaudited pro forma combined summary of operations for the year ended September 30, 1999 gives effect to the completion of the proposed merger with ATIO (including the spin-off of CE Software) for 1,044,429 shares of CESH (which includes CESH shares issued due to the conversion of approximately $1,991,000 of ATIO notes payable to affiliates into ATIO common stock subsequent to September 30, 1999 as reflected in the Agreement and Plan of Merger) as if it occurred on October 1, 1998. As set forth in the Proposed Transactions--Accounting Treatment, the proposed merger will be accounted for as a reverse acquisition of CESH (a "shell company" as a result of the spin-off of its operating subsidiary, CE Software) by ATIO.

   The following unaudited pro forma financial data may not be indicative of what the results of operations of CESH would have been, had the transaction to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the results of operations of CESH that may exist in the future. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statement and notes thereto, and the historical financial statements and notes thereto of CESH and ATIO included herein.

                                                   CESH after
                                      CE Software  CE Software              Pro Forma    Pro Forma
                            CESH       Spin-off     Spin-off      ATIO     Adjustments    Combined
                         -----------  -----------  ----------- ----------  -----------   ----------
Net revenue............. $ 3,787,868   3,787,868         --     2,312,907        --       2,312,907
Cost of revenues........     880,682     880,682                1,186,073                 1,186,073
                         -----------  ----------     -------   ----------    -------     ----------
Gross profit............   2,907,186   2,907,186         --     1,126,834        --       1,126,834
                         -----------  ----------     -------   ----------    -------     ----------
Sales and marketing.....   1,714,621   1,714,621         --     1,700,620        --       1,700,620
General and
 administrative.........   1,614,282   1,544,704      69,578    1,595,512     74,000 (G)  1,739,090
Research and
 development............   1,109,856   1,109,856                1,062,717                 1,062,717
                         -----------  ----------     -------   ----------    -------     ----------
Total operating
 expenses...............   4,438,759   4,369,181      69,578    4,358,849     74,000      4,502,427
                         -----------  ----------     -------   ----------    -------     ----------
Operating loss..........  (1,531,573) (1,461,995)    (69,578)  (3,232,015)   (74,000)    (3,375,593)
 Other income (expense):
 Interest income........     223,366       3,851     219,514          --                    219,514
 Interest expense.......     (33,706)    (33,706)        --      (652,434)   160,000 (F)   (492,434)
Loss on sale of
 investments and other,
 net....................    (578,078)   (578,078)
                         -----------  ----------     -------   ----------    -------     ----------
Total other income
 (expense)..............    (388,418)   (607,933)    219,514     (652,434)   160,000       (272,920)
                         -----------  ----------     -------   ----------    -------     ----------
Loss before income
 taxes..................  (1,919,991) (2,069,928)    149,936   (3,884,449)    86,000     (3,648,513)
Income tax benefit......    (472,935)   (472,935)        --           --         --             --
                         -----------  ----------     -------   ----------    -------     ----------
Net loss................ $(1,447,056) (1,596,993)    149,936   (3,884,449)    86,000     (3,648,513)
                         ===========  ==========     =======   ==========    =======     ==========
Average share common
 stock outstanding (E)..                                                                  2,510,474
                                                                                         ==========
Basic and diluted loss
 per share (E)..........                                                                 $    (1.45)
                                                                                         ==========

                  CE SOFTWARE HOLDINGS, INC. AND SUBSIDIARIES

 NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET AND SUMMARY OF OPERATIONS
                               September 30, 1999

(A) To record the proposed ATIO merger for 1,044,429 shares of CESH (which includes CESH shares issued due to the conversion of approximately $1,991,000 of ATIO notes payable to affiliates into ATIO common stock subsequent to September 30, 1999).

(B) To record the private offering issuance of 218,750 shares of CESH at an estimated offering price of $8.00 per share less estimated offering costs of approximately $250,000.

(C) To record the issuance of 148,900 shares of CESH to Venturian at $6.48 per share.

(D) To record the reclassification from common stock to additional paid in capital for the amendment of the par value of CESH common stock from $.10 per share to $.01 per share for CESH shares outstanding at September 30, 1999.

(E) For the purpose of determining pro forma basic and diluted loss per share, the proposed issuance of 1,044,429 shares for the ATIO merger, the proposed private offering issuance of 218,750 shares, and the proposed issuance of 148,900 shares to Venturian were considered to have been outstanding from October 1, 1998.

(F) To record a reduction in interest expense, calculated at an average interest rate of 8.25%, resulting from the conversion of approximately $1,991,000 of ATIO notes payable to affiliates to ATIO shares.

(G) To record additional general and administrative expenses that, in the opinion of management, would have been necessary to operate CESH separately from CE Software from October 1, 1998.

                                  PROPOSAL #1

   TO ELECT FIVE DIRECTORS TO HOLD OFFICE FOR THE ENSUING YEAR OR UNTIL THEIR
                     SUCCESSORS ARE ELECTED AND QUALIFIED;

   THE BOARD OF DIRECTORS OF CESH RECOMMENDS THAT YOU VOTE FORPROPOSAL #1.

        NOMINEES FOR ELECTION AS DIRECTORS UNTIL THE MERGER IS EFFECTIVE

   All directors are elected for a one-year term and hold office until the next annual meeting of the stockholders or the election and qualification of their successors. The officers of the Company are elected at the Board's first meeting following the annual meeting of the stockholders. Each officer holds office until a successor is chosen and qualified or until death, resignation, or removal. If the Agreement and Plan of Merger is consummated, these directors will be replaced by those designated under the terms of the agreement.

   Subject to replacement under the terms of the Agreement and Plan of Merger, the following persons have been nominated to serve as directors.

   Christian F. Gurney, 35, has been president and director of the Company, and vice president of the Company's operating subsidiary, CE Software, since October 1999, after serving as vice president and director of the Company, and president and chief executive officer of CE Software since July 1997. From November 1994 until his promotion in July 1997 he served as vice president of product lines for CE Software . Mr. Gurney is responsible for strategic direction and most notably the Company's recent move to make the QuicKeys products more Windows centric. He joined CE Software in 1991 as manager of technical support. He later served as director of technical services and then as executive director of product lines. Prior to joining CE Software, Mr. Gurney was the MIS manager for Catalog Media Corporation where he managed multi-platform software development, as well as engineering, support and training staff, programs, and strategies. Mr. Gurney also has held programming positions at the University of Wisconsin and has done extensive consulting work in the database-programming arena. Mr. Gurney holds a B.A. in Anthropology from the University of Wisconsin.

   Richard A. Skeie, 46, has been vice president of the Company since October 1999 and a director since February 1990. He was president of the Company from 1990 to 1999 and president of its operating subsidiary from its formation through April 1993 and from June 1996 through July 1997. His exposure to computer programming at the University of Iowa and Drake University led him to contract programming in the mid '70s in northern California where he viewed the birth of the retail computer store concept. He returned to Iowa in April 1978, and opened what is now Iowa's oldest computer store, Computer Emporium. Mr. Skeie served as president of that company until 1985. CE Software began as the programming arm of that computer store. In 1987, Mr. Skeie became president of the newly independent CE Software. He has been a speaker at software industry conferences and was the 1989 president of the Macintosh Special Interest Group Council for the Software Publishers Association.

   John S. Kirk, 54, has been the president of the Company's operating subsidiary, CE Software since October 1999 and has been secretary, treasurer and a director of the Company since February 1990. He is a 1968 graduate of Drake University, with a B.S. degree in Business Administration. He was employed by Bendix Corporation until 1973 in its corporate offices and as a plant controller, specializing in the establishment of computerized accounting and cost control systems. He was employed as a CPA for Miller & Associates and for KPMG LLP from 1973 to 1978 when he began his own accounting firm specializing in small business taxation. He became involved in Computer Emporium and CE Software in 1981. Mr. Kirk was a director of East Des Moines National Bank, Des Moines, Iowa, until its sale in 1996. He is involved in several family businesses.

   Sheldon T. Fleck, 49, has been actively engaged in venture capital activities since 1988. He is currently and has been a director of CE Software Holdings, Inc. since its founding in 1988 and was its president until the merger with CE Software, in February 1990. Mr. Fleck was president and a director of Gaming Corporation of

America from 1991 until its merger with Grand Casinos, Inc. in 1995. From its inception until its acquisition by Grand Casinos, Inc., Mr. Fleck held various positions with Grand Gaming Corp., the developer of Grand Casinos Tunica, Mississippi, including being president and a member of the board of directors. From 1990 to June 1992, Mr. Fleck served as president of Anubis II Corp., a blind pool formed by him in 1990 which acquired Isle of Capri Casinos, Inc., in June 1992. Since June 1999 Mr. Fleck has been a director of iXmatch.com, Inc. an internet-based consultant placement firm. Mr. Fleck has been actively engaged in real estate and other business and corporate finance activities, including restaurant development and, since 1979, as a general partner in York Investments, LLP, a firm engaged in real estate syndication and management. Mr. Fleck was a practicing attorney from 1977 to 1982. Mr. Fleck has passed the certified public accountant examination and previously had been employed by Ernst & Young, as an auditor, and by KPMG LLP, as a tax specialist. Mr. Fleck received a B.B.A. degree from the University of Iowa with a major in accounting in 1972, a law degree from Drake University School of Law in 1975 and a Master of Law degree specializing in taxation from the New York University School of Law in 1977.

   David J. Lundquist, 57, has been a director of the Company since May 1993. He has been managing partner of Lundquist, Schiltz and Associates since January 1996. From 1991 to 1996, Mr. Lundquist was vice chairman and chief financial officer of New Heritage Associates, a company engaged in the acquisition and operation of cable television systems. Mr. Lundquist was executive vice president--Finance of Heritage Communications, Inc., from 1980 to 1990. Prior to joining Heritage, Mr. Lundquist was the vice president-- Finance for a computer services company in Omaha. Mr. Lundquist is chairman of the board of Da-Lite Screen Company, a manufacturer of movie screens and other meeting-room products. He serves on the board of directors of Genesis Systems Group, Ltd., a growth company in industrial robotics software and hardware systems; Qtech, an early stage internet training company; Opticon Medical, a medical device company; and MARKETLINK, a telemarketing company. Mr. Lundquist attended Harvard University and graduated from the University of Minnesota with a degree in economics in 1964. He received his M.B.A. degree from Stanford University Graduate School of Business with a concentration in finance in 1966.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

   During the fiscal year ended September 30, 1999, the board of directors held five meetings. All directors attended at least 75% of all meetings of the board and of their respective committees.

   The stock option committee for the 1990 Stock Option Plan and the 1992 Stock Option Plan, currently consisting of Mr. Fleck and Mr. Lundquist, has the authority to administer the plans for employees. This committee met three times during fiscal 1999.

   The stock option committee for the Nonemployee Directors Plan, currently consisting of Mr. Skeie and Mr. Kirk, has the authority to administer the Plan for nonemployee Directors. This Committee met once during fiscal 1999.

   The audit committee, consisting of Mr. Kirk, Mr. Fleck and Mr. Lundquist, monitors the Company's financial records, represents the Company in dealings with the auditing firm and recommends to the board the selection of an auditor. The audit committee met once during the fiscal year ended September 30, 1999.

   The compensation committee, consisting of Mr. Kirk, Mr. Fleck and Mr. Lundquist, determines executive compensation. The compensation committee met twice during the fiscal year ended September 30, 1999.

   The Company does not have a nominating committee.

DIRECTORS' FEES

   The Company pays a $1,500 per month fee to each of its outside directors, Mr. Fleck and Mr. Lundquist.

                                  PROPOSAL #2

  TO APPROVE THE AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 28, 1999 BY
                                     WHICH:

(a) Atio Corporation USA, Inc. will merge with and into the Company;

(b) The stock of the Company's subsidiary CE Software will be distributed to the Company's stockholders;

(c) Willem Ellis, Thomas Patin,        ,         and         will be designated
    as directors of the Company to replace and become successors to those persons serving as directors immediately prior to the effective time of the merger; and

(d) The Company's Certificate of Incorporation will be amended as described in
    Exhibit 1.1.4 to the Agreement and Plan of Merger;

   THE BOARD OF DIRECTORS OF CESH RECOMMENDS THAT YOU VOTE FOR PROPOSAL #2.

   The board of directors has considered and approved the Agreement and Plan of Merger. The board believes the terms of the Agreement and Plan of Merger are fair to and in the best interests of CESH and its stockholders and, therefore, recommends that you vote "FOR" adoption and approval of the Agreement and Plan of Merger. The board based its recommendation on various factors, including the following:

  . The terms and conditions of the Agreement and Plan of Merger;

  . The Company's assets, obligations, operations, and prospects and those of the industry in which it competes;

  . The Company's financial performance for the past five years;

  . Emerging trends in the e-commerce and e-business customer care solutions marketplace;

  . An analysis of the computer software industry generally;

  . The results of the board's efforts to determine whether there were other buyers for our business and/or assets;

  . A review of possible alternatives to the sale of our business and/or assets, including continuing the operations of CE Software as a wholly-owned subsidiary of the Company and/or liquidation of the Company's assets;

   In light of the variety of factors considered by the board, the board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the board, the potentially negative factors considered by them were not sufficient, either individually or collectively, to outweigh the positive factors relating to the merger. The board has not contracted with a financial advisor or other consultant for the purpose of securing a fairness opinion regarding the transactions contemplated in the Agreement and Plan of Merger.

   Some directors of CESH have an interest in the contemplated merger transaction that may be different than yours. See "Interests of Directors and Officers in the Merger and the Distribution of CE Software Stock that are Different from Your Interests or which May Present Conflicts of Interest."

PARTIES TO THE AGREEMENT AND PLAN OF MERGER

   The Agreement and Plan of Merger was entered into as of December 28, 1999 by and among CESH, ATIO, Convergent, Atio (Pty), Atio International, Venturian, Ilan Sharon, Willem Ellis, Bouwe Hamersma and Mark Chodos. Atio International and Venturian are stockholders of ATIO. Convergent, together with a number of participants, has loaned money to ATIO and owns warrants that, at closing, will be converted to shares of

CESH common stock. Ilan Sharon and Bouwe Hamersma are employees of ATIO. Willem Ellis and Mark Chodos provide services to ATIO under an agreement with Atio International. All ATIO shareholders have approved the Agreement and Plan of Merger.

CESH.

   CESH is headquartered at 1801 Industrial Circle in West Des Moines, Iowa. It has, through its operating subsidiary, CE Software, developed automation utilities and e-mail software that save time and effort for millions of Microsoft Windows 95/98, Windows NT and Macintosh users. CESH will be the surviving corporation in the proposed merger. CE Software maintains a Web site at http://www.cesoft.com. The business and operations of CESH are described in the annual report on Form 10-KSB which has been sent to you along with this disclosure statement.

ATIO.

   ATIO is headquartered at One Corporate Center, 7301 Ohms Lane, Suite 600 in Edina, Minnesota 55439 and offers all-media customer service solutions for e-businesses. CyberCall has won numerous awards, including Editor's Choice awards, Judge's Pick, and multiple Product of the Year awards from leading trade publications in the call center and computer telephony arenas. CyberCall runs on Microsoft NT servers and supports clients on Windows 95/98 and NT. Telephony functions are provided via CT-Connect, CT Media and hardware from Intel-Dialogic Corporation, an Intel Company. ATIO maintains a Web site at http://www.atio.com.

 Business of ATIO

   ATIO is a market leader in providing proactive e-business customer service solutions to personalize the customer interaction experience and to build customer loyalty. ATIO improves e-business customer loyalty by anticipating customer needs and providing superior real time customer service response. It implements unique solutions for a variety of companies that maintain a presence on the Web for the purpose of marketing products or services or engaging in person-to-person or business-to-business transactions. By using CyberCall, these e-commerce companies or expanding brick and mortar businesses (collectively referred to as "e-businesses") are able to deliver responsive, personalized customer service via the customer-preferred communications medium, including Web callback, chat, e-mail, Web collaboration, Voice over IP (VoIP), fax and telephone. CyberCall's unique ability to enable customer service anytime, anywhere, via a variety of media, gives e-businesses the competitive edge in their marketplace. In addition, these e-businesses will experience:

  . Increased customer loyalty as a result of efficiently handled interactions;

  . Faster time to market because CyberCall easily integrates with legacy technologies; and

  . Greater operational effectiveness due to CyberCall's ability to prioritize interactions and route them to the customer-service representative (CSR) most qualified to handle them.

 Products

   CyberCall is an integrated, modular, and scalable all-media customer service solution that can be tailored to meet specific e-business customer service center requirements. The base of the CyberCall system is the Interaction Gateway. This multimedia "traffic cop" interfaces with your e-business system and handles the prioritization, routing and queuing of all types of interactions independent of the media. Telephone calls, e-mails, faxes, Web callback requests, Web chat and collaboration, interactive voice response (IVR) and voice-over IP (VoIP) interactions are all handled in the same manner, based on a company's particular business rules. CyberCall can be configured with one or more of the media-access modules and interaction processing modules.

CyberCall Highlights:

  . All-media. CyberCall provides customers with a choice of media-- telephone, e-mail, fax, Web callback, Web chat, Voice over IP (VoIP)--on one integrated platform.

  . Quick Deployment. CyberCall is an integrated solution that can be deployed quickly to allow a fast return on a customer's investment.

  . Modular. CyberCall can be configured to fit the needs for access media and interaction handling capabilities of most e-businesses.

  . Scalable. CyberCall scales from as few as ten and up to hundreds of CSRs per system. Multiple sites can be networked for support of decentralized customer service centers.

  . Reporting. CyberCall allows for real-time and historical reporting of all customer service center metrics for all media, thereby resulting in comprehensive and meaningful data.

  . Open Standards. CyberCall is built upon open standards for easy integration with e-commerce, data warehouse, back-office and business applications. Supported standards include OLE, DDE, ActiveX for data, and
    S.100 for voice processing resources.

  . Open Systems. CyberCall is built to operate on Microsoft Windows NT
    Server and SQL Server.

  . Switch independent. CyberCall integrates with most switches through a variety of interfaces.

   CyberCall is licensed to end customers on the basis of a once-off license fee that takes into consideration the number of simultaneous users and modules of CyberCall required by the end customer. Module prices for larger configurations are significantly lower on a per-user basis. Additional charges include services, maintenance, software upgrade, and third party components.

 Intellectual Property

   ATIO owns, in accordance with an agreement with Atio International, all right title and interest in and to the CyberCall software (formerly known as the AtioCall software) and claims copyright and trade secret rights therein.

   The Software was initially developed by Atio (Pty) and transferred to Atio International in 1997. Development personnel at Atio (Pty) have continued to provide development services and have enhanced the Software since that date. Development personnel in the Republic of South Africa have a copy of the source code, but the source code is delivered periodically to ATIO for assembly and commercial release in object code form. All previous development work was transferred to ATIO in accordance with a Technology Transfer Agreement.

   ATIO has endeavored to have each of its employees, and to the knowledge of ATIO, Atio (Pty) has endeavored to have each of its employees, execute nondisclosure and intellectual property assignment agreements.

   ATIO distributes the software in assembled (object code) form only, except that ATIO did provide one copy of the source code to Siemens Business Communications, Inc. pursuant to an OEM Agreement with Siemens dated March 2, 1998. In addition, Atio (Pty) deposited a copy of the source code with an escrow agent pursuant to a source code escrow agreement with Nedcor Bank of South Africa.

   All of ATIO's assets, including its intellectual property, are subject to security interests held by Convergent, Venturian and CESH.

   ATIO currently holds a variety of trademarks, trademark applications, trade names and registered copyrights but does not have exclusive rights to the use of "ATIO" as a trade name or the stylized "A" used in the trade name and used as a logo in various formats. Atio International has the right to use the trade name and the mark and will retain these rights after the merger. ATIO has agreed to transfer, effective as of the date of the merger, all of its rights in the "ATIO" name to Atio International.

   ATIO filed a patent application with the U.S. Government Patent Office for its "System with Multi-media Real Time Queque Monitor" on December 2, 1999.

   ATIO imbeds certain layer-two communication software licensed from Intel-Dialogic Corporation into its software system for sale to end users. ATIO has the right to sublicense such software, as imbedded into its products, to its customers.

   ATIO also imbeds license monitoring software developed by Rainbow Technologies in its software products to monitor license-use compliance under individual license agreements that are established and resold with each installation of the software. ATIO also embeds technology from DART Communications under a similar "per occurrence" arrangement for e-mail related software code used in its products.

 Target Market

   ATIO recognizes that its strongest market exists in the e-business arena with customer service operations between ten and 200 CSRs. This market segment, currently underserved by the industry, shows much greater growth potential than the higher end of the market. For example, a fifty-seat customer service facility could easily grow by 300% over an eighteen-month period. A center of 1,000 seats would not attain the same growth. The targeted e-businesses span multiple vertical markets, including, but are not limited to, retail financial services, healthcare, travel and retail apparel. In September of 1998, the All-media version of CyberCall (CyberCall 3.0) was launched into the marketplace.

   A focused sales effort has been critical to the company's success. ATIO has focused its efforts on several identified target sectors. These are:

  . Niche e-tailing

  . On-line brokerage

  . e-customer service providers

  . On-line entertainment i.e. cds, music, etc.

  . Niche on-line service providers.

   These sectors were identified because they have the following key attributes that will provide the company with a substantial ability to be a recognized leader.

  . Sector is "well funded" and has explosive growth.

  . Customer service is a strategic differentiator.

  . New entrants can compete with superior customer service.

  . Its focus is business to consumer.

  . Substantial market share can be obtained, but sector is not too large to get lost among competitors.

  . No competitor dominates the sector.

   As of August 1999, CyberCall 3.0 had been in full production as the all-media customer service solution of seven innovative e-businesses: boo.com, Stockwalk.com, babystyle.com, Invacare, Instant Impact, Gage Marketing and State Capitol Credit Union. In addition United Health Care has deployed CyberCall as an in-house demo for future company initiatives.

   CyberCall was developed by Atio (Pty) starting in 1993. In 1997, the technology that comprises CyberCall and ATIO's management were combined with Venturian Software Enterprises, Inc., a Minnesota corporation formed in October 1992. Venturian Software Enterprises, Inc. changed its name to Atio Corporation USA, Inc. in November 1997.

 Market Opportunity

   ATIO is uniquely positioned to take advantage of the explosive growth in the market space for e-businesses, whether new e-commerce companies or traditional brick and mortars seeking Web-related expansion opportunities. CyberCall addresses a large and growing demand for e-business customer service solutions that deliver customer service via a variety of contact media. The e-business world is extremely competitive. Because the Web has become such an arena for instant gratification, e-shoppers recognize that a competitor's Web site is only a mouse click away. Even customers who have historically been loyal to a business could be lost following an unsatisfactory experience with an e-business transaction. Only those companies delivering a high level of customer service are going to be successful in building a loyal customer following. Companies like boo.com, eStyle.com, Stockwalk.com, and other leaders in their respective fields now recognize customer service as strategic to their long-term growth and profitability.

  . According to the Patricia Seybold Group: "The lifetime value of your customers will increase in direct proportion to how easy you can make it for them to do business with you."

  . Gartner Group advises e-businesses to develop a customer communications strategy for all media types including the Web, for their customers and business partners.

  . ""Only 1/3 of the shoppers who place items in a shopping cart actually complete the purchase. In large part . . . this is due to the lack of real-time customer service help." Survey by Net Effect Systems-- Inter@ctive Week, 8/99.

  . According to Ovum, the customer service center software market will grow from $580 million in 1998 to $3.1 billion in 2003.

  . A report by Frost & Sullivan forecasts growth of Web-enabled customer service center applications will rocket to $889.9 million in 2004 from $14.1 million in 1998. Including 1997's revenue of $4.9 million, the market's compounded annual growth rate is expected to total 110.4 percent.

   In addition to the increasing need to rely on customer service for competitive differentiation, ATIO believes technological change will be a key driver in the growth of the e-business customer service market. ATIO believes the CyberCall technology will provide e-businesses with the tools they need to succeed in this arena.

CyberCall is designed to do this in the following ways when properly utilized:

   1. CyberCall increases customer loyalty. ATIO recognizes that behind every e-transaction, there is a human being. In order to demonstrate the importance of each customer, CyberCall has been developed to personalize the customer service experience in the following ways:

     Customer Identification: CyberCall uniquely identifies each customer and allows self service or CSR-enabled contact. Any information submitted by the customer online is immediately sent to a CSR's screen. The CSR can even see the exact web page being viewed by the customer and can access historical data from the customer's account. The CSRs doesn't have to ask for a repeat of information and customers feel the human touch with every interaction.

     Differentiation: CyberCall differentiates one interaction from another and one customer type from another, based on pre-set value criteria. Interaction requests are analyzed by the CyberCall system to ensure that customers are routed to the CSR best able to meet their needs. If, for example, a Spanish-speaking customer requests a callback or other form of interaction, they can be assured that a Spanish-speaking CSR will be in touch with them.

     Interaction: With CyberCall, customers are able to interact on their own schedules, with their choice of media, always knowing they will receive superior customer service.

     Customization. Because each customer is identified right away, the CyberCall system can provide customized, personalized messages, banner ads, and information specific to that customer.

   Customers experiencing these personalized transactions will have the kinds of positive experiences that will bring them back to the e-business time and time again.

   2. CyberCall increases operational effectiveness. When a customer sends in an interaction request via CyberCall through his or her contact medium of choice, that request is automatically forwarded to the CSR with the best skill set to handle it. Any information submitted online by the customer is matched with historical data about that customer and immediately appears on the CSR's screen, thus personalizing the interaction and eliminating the need for the repeat of information. The same personalization options are available for self-service customers, through e-mail, interactive voice response (IVR), and fax on demand. CyberCall's ease of integration between access media and back-end business applications ensures that customer service center operators are able to provide a more efficient contact experience to their customers. Interaction requests are handled much more efficiently resulting in more calls being handled in a shorter amount of time--and a notable increase in customer satisfaction.

   3. CyberCall ensures faster time to market. ATIO's implementation methodology includes working closely with its customers to understand their needs and goals prior to installing a CyberCall system. This initial time investment, coupled with CyberCall's ability to interoperate with legacy technologies, results in faster deployment and implementation time frames thus enabling the e-business to readily begin interacting with its customers. CyberCall is an attractive customer service solution for both "startup.com" and "brick and mortar" type companies wishing to become viable e-businesses. Both types of companies need to establish a rich All-media customer service operation in order to be competitive. ATIO's strong market presence positions the company as a leader that enables comprehensive, All-media customer service for e-businesses.

 Reseller Partners

   ATIO's strategy is to establish customer reference sites through a direct sales effort, while establishing strategic relationships with qualified reseller partners. The goal is to eventually deliver 80 to 90% of revenues as a result of sales through reseller partners. In this way, time to market will be greatly compressed. The company continues to successfully implement its reference customers, while building relationships with its committed distribution partners.

   ATIO currently distributes CyberCall by means of direct sales and relationships with strategically selected reseller partners. ATIO's primary reseller partners are SE Technologies and Norstan Communications.

  . SE Technologies ("SET") is a premier Customer Relationship Management
    ("CRM") and Enterprise Resource Planning ("ERP") single-source provider focusing on the e-business industry sector. SET has chosen CyberCall as its exclusive All-media customer service solution for organizations with up to 200 CSRs. By integrating CyberCall with the Siebel Systems suite of front-end solutions, it is providing one of the most powerful e-CRM solutions for the e-business area. Recognizing the great market demand and its ability to meet it, SET has refocused its entire organization on providing e-business solutions. SET has made a strategic decision to position CyberCall as a key component of this initiative. SET has already seen tremendous market interest in the combination of these products. Current SET customers include Airborne Express, Pitney Bowes, Sealy and Bay Networks. SET is a privately held company with annual revenues of $60 million.

  . Norstan, one of the world's largest Siemens Communications resellers, with annual revenues of $483 million, touts CyberCall as the All-media customer service solution offering for its customer service center clients. Norstan's strong corporate customer base in North America exceeds 20,000 accounts.

 Professional Services

   ATIO's professional services group partners with ATIO's direct sales force, original equipment manufacturers ("OEMs") and value-added resellers ("VARs") to provide turnkey solutions that include all hardware, software and training required to create a successful solution. The implementation methodology applied by this group includes pre-installation customer interaction assessment and return on investment analysis, design, configuration of solutions, and integration with third-party front office applications. Once there is a clear understanding of customer needs and objectives, the professional services organization manages the implementation, integration, training, maintenance and follow-up support of the CyberCall system. Although each project varies depending on the needs and existing infrastructure of the customer, ATIO typically targets an implementation time frame from four to eight weeks. While the company ultimately anticipates that approximately 10%-15% of its revenues will come from professional services, approximately 45% of its current revenues are from this area. This long-term expectation is based on the partner delivery model.

 Research and Development

   ATIO's research and development efforts are focused on enhancing the e-business-centric features of the product based on the Microsoft development environment. To ensure that CyberCall systems easily integrate with the most commonly used technologies today, technology partnerships have been formed and interoperability testing has been done with products by IBM, Microsoft, and Intel-Dialogic Corporation. ATIO manages strategic research and development operations in the United States from its Minneapolis office. As a result of its corporate history, ATIO maintains parts of its software development production operations in the Republic of South Africa. ATIO plans to relocate this function to the United States. ATIO started the immigration process with the INS during the fourth quarter of 1999.

 History

   ATIO began development of CyberCall in late 1993, introduced the first release of the product to a major cellular network operator in the first quarter of 1994, presented the second generation of the product in the early part of 1996, and launched CyberCall 3.0 in September 1998.

 Employees

   As of December 1999, ATIO has 45 full-time employees, with six employees in executive management, seven in sales and marketing, 18 in product development and engineering, 11 in professional services, two in finance, and one in administration.

 Property

   ATIO is party to a sublease agreement among Zamba (sublessor), WHOCC Real Estate, L.P. (lessor), and ATIO (sublessee). As a consequence, ATIO is the beneficial tenant of suite 600 of an office building located at 7301 Ohms Lane, Edina, Minnesota, 55439.

   ATIO shares office space in Singapore pursuant to an oral agreement. This is a month-to-month arrangement.

 Management's Discussion and Analysis of Financial Condition and Results of Operations for ATIO

   RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein. Historical results and percentage relationships are not necessarily indicative of the operating results for any future period. Within this discussion and analysis, all dollar amounts have been rounded to the nearest thousand.

     REVENUES

   Nine Months Ended September 30, 1998 and 1999: Revenues increased from $361,000 during the nine month period ended September 1998 (January 1, 1998 through September 30, 1998, referred to as "1998") to $1,961,000 during the same period in 1999 (January 1, 1999 through September 30, 1999, referred to as "1999"), an increase of 443%. Approximately 64% of ATIO's 1999 revenues were from licenses, all of which were from ATIO's CyberCall product. Revenue from software licenses increased by 539% compared to the prior period due to a focused effort to market and sell the new version of CyberCall (version 3.0), released in October 1998. Revenues from ATIO's services increased 329%, and accounted for approximately 36% of revenues for 1999.

   Years Ended December 31, 1997 and 1998: Revenues decreased 21% from $884,000 in 1997 to $697,000 in 1998, primarily as a result of the Company phasing out its reseller arrangements with non-CyberCall software product and service customers that were not a strategic fit with the Company's new business model. During the majority of 1998, the Company was strategically focused on further development of the functionality of the product and preparing it for implementation. Approximately 50% of ATIO's fiscal 1998 revenues were from software license products, up from 21% in 1997. The difference in the services/software mix between 1998 and 1999 is a demonstration of the growth in ATIO's pure software sales. In 1998 non-CyberCall services were part of the company's business until later in the year. In addition, a more significant commitment to CyberCall related installment services was required to implement the earliest versions of the product. The company's commitment to reducing the technical effort required to install its software solutions has continually resulted in a reduction in the services component of revenue.

   In 1998, revenue was generated from both CyberCall and the sale of products developed by Magic Software, which was a third party vendor that ATIO (formerly conducting business as Venturian Software Enterprises, Inc.) marketed as a reseller. Since the first sale of CyberCall (version 2.5) occurred in January 1998, all of the revenues in 1997 were related to non-CyberCall products and services that were either customized or project based, including some revenue to Magic Software customers.

     COST OF REVENUES

   The Company's cost of revenues is composed primarily of: 1) the costs of product materials such as manuals, diskettes, CD-ROMS, and packaging; 2) the cost of servers and related peripheral equipment used by customers to run CyberCall and warehouse data, and; 3) the labor required to install and implement the CyberCall solution for customers.

   Nine Months Ended September 30, 1998 and 1999: Total cost of revenues, as a percentage of revenues, decreased from 97% in 1998, to 52% in 1999. The higher costs in 1998 were the consequence of disproportionately greater labor expense required to install the earlier versions of the CyberCall product.

   Years Ended December 31, 1997 and 1998: Cost of revenues were 97% of revenues in both 1997 and 1998. In 1998, services revenues declined by 50% and yet the cost of service revenues remained high. This was the result of the company retaining the technical staff and management required to support the rapid increase in the number of services and implementations that were anticipated by the end of 1998 and throughout 1999. The payroll expense related to maintaining these professional services staff levels kept overall margins low in 1998, which were further suppressed by the temporary reduction in services revenue.

     SALES AND MARKETING

   Nine Months Ended September 30, 1998 and 1999: Sales and marketing expenses increased 7% from $1,344,000 to $1,444,000 from 1998 to 1999, respectively. Sales and marketing as a percentage of revenue decrease from 373% to 74%. This improvement was due to gaining momentum in the market and due to cost containment in the following expense categories: salaries and benefits, travel and entertainment, and general marketing activities. Trade show and collateral expenditures were reduced from 1998 to 1999 as the Company found more success focusing its efforts primarily on direct sales efforts to a select e-business customers.

   Years Ended December 31, 1997 and 1998: Sales and marketing expenses increased $46,000 from 1997 to 1998 even though revenues declined. The Company refocused its investments on hiring marketing professionals in the areas of marketing communications, public relations, and telemarketing in 1998. This resulted in higher sales and marketing costs as a percent of revenues, 176% and 230% in 1997 and 1998, respectively.

     GENERAL AND ADMINISTRATIVE

   General and administrative expenses are composed principally of salaries of administrative and technical support personnel, fees for professional services, amortization of other intangible assets, and facilities expenses.

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

   Nine Months Ended September 30, 1998 and 1999: General and administrative expenses increased from $1,185,000 in 1998 to $1,372,000 in 1999. As a percentage of revenues, general and administrative expenses actually declined from 329% to 70%. This favorable trend as a percent of sales was primarily due to managing overall expenses even while revenues increased. It was secondarily due to lower occupancy costs in 1999 due to not having certain moving expenses as in 1998.

   Years Ended December 31, 1997 and 1998: There were insignificant changes in each of the expense categories of general and administrative expenses from 1997 to 1998. The expenses were $1,419,000 and $1,430,000, in 1997 and 1998, respectively.

     RESEARCH AND DEVELOPMENT

   Nine Months Ended September 30, 1998 and 1999: Research and Development expense decreased from $825,000 to $746,000 from 1998 to 1999. Limited financial resources constrained the Company's expenditures in this area.

   Years Ended December 31, 1997 and 1998: Research and Development expense increased from $267,000 to $1,105,000 from 1997 to 1998. The primary reason for the increase was a significant effort on developing the Cyber Call product. The biggest increase was due to salaries and benefits for the product development team in South Africa.

     OTHER EXPENSE

   Other Expenses in all periods reflected interest expense with the exception of 1999. The amount in this period included $480,000 for the recorded value of warrants issued to ATIO's bridge lender.

  LIQUIDITY AND CAPITAL RESOURCES

   ATIO is currently dependent on short-term funding provided principally by CESH in the form of secured notes due April 30, 2000. A plan has been put in place to provide ample cash through this interim financing vehicle to fund the growth of ATIO until the merger. At the closing of the merger, ATIO will inherit a minimum amount of cash from CE and ATIO's current shareholders, Venturian and Atio (Pty). It is anticipated that the aggregate amount of these funds will approach approximately $8,000,000.

   In addition, CESH and ATIO are in the process of raising up to $5,000,000 of capital through a private placement of common stock using an agent in a best-efforts offering. The securities to be sold in this financing will also have callable warrants attached for up to another $5,000,000 at a predetermined strike price. The funds from all of these activities will be used for marketing, sales, product development, professional services, and expansion of infrastructure.

   In the longer term, beginning in 2001, the Company's ability to receive a favorable market valuation will determine whether the warrants can be called. Stock value will also have a material impact on ATIO's ability to successfully complete a secondary offering or some other form of financing to fund the business plan through fiscal 2001 and 2002. Market conditions will have a substantial impact on each of these factors. ATIO's ability to maintain its liquidity is heavily dependent on the success of each of these funding activities.

Other Parties to the Agreement and Plan of Merger

   Convergent. Convergent is a Delaware limited liability company organized in 1998 and headquartered in Minneapolis, Minnesota. Convergent, together with the Convergent Investors, has loaned $1,350,000 to ATIO. Sheldon Fleck, a director of CESH, is a Convergent Investor and owns a 27.8% participation interest in the Convergent loan. Trusts for the benefit of Mr. Fleck's children own participation interests totaling 9.7% in the same loan. The loan will be convertible, at the option of Convergent, into 168,750 shares of CESH stock after the merger, 63,281 of which would be issued to Mr. Fleck and his children's trusts. As part of the consideration for the loan, Convergent Investors received warrants to acquire 930,000 shares of ATIO's common stock that will convert at the effective time of the merger into 176,301 shares of CESH common stock. Mr. Fleck will receive 28,984 of these shares and his children's trusts will receive a total of 36,048 shares.

   Atio (Pty). Atio (Pty) is a private company organized under the laws of the Republic of South Africa, and headquartered in Johannesburg, Republic of South Africa. As of the date of execution of the Agreement and Plan of Merger, it was the parent company of Atio International, one of the corporate stockholders of ATIO. The technology of ATIO was originally developed by Atio (Pty).

   Atio International. Atio International currently owns 56.5% of the outstanding shares of ATIO common stock. Atio International will receive 485,879 CESH shares in the merger. It has the right and obligation to purchase an additional 314,062 shares of CESH common stock for an aggregate purchase price of $2,035,122. This right will be forfeited if the shares are not purchased and the purchase price paid on or before May 31, 2000. The obligation to purchase the additional shares is secured by a pledge of 314,062 of the CESH shares to be issued in the merger. These pledged shares will be forfeited to the extent Atio International fails to purchase and pay for the 314,062 additional CESH shares on or before May 31, 2000. Together with the conversion of its existing ATIO shares, Atio International will own 19.2% of the shares of the Company immediately after the merger. This percentage could be increased to 28.2% if Atio International were to immediately purchase the additional 314,062 shares, and assuming that no other options, rights or warrants have been exercised.

   Venturian. Venturian is a publicly traded (NASDAQ: VENT) Minnesota corporation organized in 1983, headquartered in Hopkins, Minnesota. Venturian currently owns 27.0% of the outstanding shares of ATIO common stock. Venturian is obligated to purchase 148,900 shares of the Company's common stock for $6.48 per share on or before the effective time of the merger. Together with the conversion of its existing ATIO shares, Venturian will own 15.3% of the shares of the Company immediately after the merger.

   Ilan Sharon. Ilan Sharon is a resident of Minnesota, is an employee of ATIO, and owns 400,000 shares of ATIO common stock that will be converted into 25,779 shares of the Company's common stock after the merger. Mr. Sharon holds options that will be converted at the time of the merger into options to purchase 4,984 shares of CESH common stock, 1,246 of which will be exercisable immediately after the merger. After the merger he will continue as an employee.

   Willem Ellis. Willem Ellis is a citizen of the Republic of South Africa now living in Minnesota, is a director, officer and employee of ATIO, and owns 1,062,250 shares of ATIO common stock that will be converted into 68,459 shares of the Company's common stock after the merger. Mr. Ellis holds options that will be converted at the time of the merger into options to purchase 26,170 shares of CESH common stock, 6,543 of which will be exercisable immediately after the merger. After the merger he will be a director, officer and will continue to provide services.

   Bouwe Hamersma. Bouwe Hamersma is citizen of the Republic of South Africa now living in Minnesota, is an employee of ATIO, and owns 292,250 shares of ATIO common stock that will be converted into 18,834 shares of the Company's common stock after the merger. Mr. Hamersma holds options that will be converted at the time of the merger into options to purchase 16,112 shares of CESH common stock, 4,028 of which will be exercisable immediately after the merger. After the merger he will continue as an officer and employee.

   Mark Chodos. Mark Chodos is citizen of the Republic of South Africa now living in Minnesota, is an employee of ATIO, and owns 451,500 shares of ATIO common stock that will be converted into 29,098 shares of the Company's common stock after the merger. Mr. Chodos holds options that will be converted at the time of the merger into options to purchase 20,598 shares of CESH common stock, 5,149 of which will be exercisable immediately after the merger. After the merger he will continue to provide services.

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

BACKGROUND OF THE AGREEMENT AND PLAN OF MERGER

   In June 1999, the board of directors of CESH held a meeting to discuss the condition of CESH and the consolidated operating results of the Company. The board members were concerned about the potential market value of the Company and what steps they could take to increase shareholder value. The board observed that the continuing losses of CESH, coupled with a shift in the market for the products of its operating subsidiary CE Software and a poor outlook for the appreciation of CESH stock based solely upon the subsidiary's operating performance, dictated that new directions be examined.

   The board considered a number of potential actions that could be taken individually or collectively to improve shareholder value in CESH. These actions included new product and service initiatives, sale of the company, sale of its operating subsidiary, sale of assets, liquidation of the Company, or a merger. A wide range of alternatives within each of these initiatives was discussed and analyzed.

   The board concluded that no new major internally funded or directed product or service initiatives should be started. In making this decision, the board considered that in recent years all such initiatives had failed to reach their desired revenue and profit levels. For this reason, the board felt that a Company investment in new products would be costly from both a time and financial point of view and would carry an unacceptable level of risk. The board decided that the interests of the Company could best be served if they, along with other members of management, vigorously pursued sale of the Company's assets, constructed and analyzed a liquidation scenario, and began to search for merger candidates.

   Throughout the summer months of 1999, CESH pursued the sale of CE Software assets, principally the software products QuicKeys and QuickMail. Dozens of potential buyers in the software industry were contacted to gauge their interest. In general, few expressed any serious interest and many indicated they had no interest. A few verbal indications of interest were received, but in all cases the proposed terms provided for a nominal payment at the time of sale, with the remainder of the consideration to be paid as a royalty based upon future sales as they occurred. The board was briefed on these discussions. An agreement based on an immediate nominal cash payment followed by future royalties was unacceptable to the board. Members of the board continued to believe there was a way for CESH to preserve fair value for its products and to transfer that value to CESH shareholders. On August 4, 1999, Mr. Gurney reported to the board that the identified potential buyers had been contacted; no acceptable interest had been expressed in purchasing the assets; and, considering the conditions in the software market at that moment in time, none should be expected in the near future.

   Management performed a liquidation analysis for CESH and its subsidiaries. The major consolidated assets of CESH included approximately $5 million in cash and short-term investments, a 21,000 sq. ft. office and warehouse structure in West Des Moines, Iowa, purchased hardware and other physical assets and the software products discussed above. The principal asset that emerged was the $5 million in cash and, to some extent, the publicly traded status of CESH. The other assets were determined to be immaterial to a positive liquidation value. As described above, the value of the software assets is directly linked to the value a potential purchaser places upon them. Because the potential market value of the software assets seemed low, a correspondingly low value was used in the liquidation analysis.

   After concluding the value to be received by either selling our assets or liquidation was inadequate, the board focused its efforts on locating and evaluating merger candidates. Messrs. Gurney, Kirk, Lundquist, and Fleck formed the evaluation team. Throughout the period of evaluation, approximately 100 individual companies and opportunities representing a wide range of industries, business plans and stages of company maturity were considered. Through a process of elimination, a core group of eligible companies and business plans was selected. The areas of business concentration largely centered on utilizing the Internet to provide either a product or service. The businesses ranged from on-line music distribution, to financial services to on-line training to e-commerce. In addition to these candidates, Mr. Fleck submitted ATIO for consideration. By August, CESH had compiled a list of four attractive merger candidates, of which ATIO was one.

   In August, Mr. Gurney visited ATIO and one other merger candidate, after the board had determined that these two candidates seemed to represent appropriate opportunities for increasing shareholder value. Mr. Gurney met with the ATIO management team and received a briefing on the company, market space and witnessed a demonstration of the CyberCall customer-care solution. After the visit, informal discussions ensued within CESH that considered the four candidates and eliminated two on the basis of a) the state of their respective markets, and b), the stage of the business plan development. Further analysis of ATIO and the other remaining candidate ensued, with particular emphasis on comparing the respective potential market growth, competitive landscape, comparable company valuations, stage of business, management team, technology, percentage of ownership opportunity, risk profile and other factors. The board then held a meeting on September 13, 1999, discussed the merits of merging with either or none of the companies, and unanimously determined to open negotiations leading to a merger with ATIO. Mr. Fleck, due to his interests in ATIO, recused himself from the vote.

   ATIO became the leading merger candidate because the board saw several attributes that provide the potential for it to be a successful company:

  . The board believes e-commerce/e-business infrastructure solutions companies have the potential to succeed in today's market.

  . The board thinks ATIO's specific market is well understood and therefore has good growth potential.

  . The customer care solution offered by ATIO appears to solve an obvious problem in the marketplace.

  . Based on financial statements provided to CESH, ATIO has experienced over 400% revenue growth in the past year,

  . Public offerings from comparable companies had been well received by the investment sector.

  . The board is favorably impressed with the quality and completeness of the technical solution offered by ATIO.

  . The board believes the merger offers potential benefits to CESH shareholders.

   The board also considered factors about ATIO that detract from its chances of success:

  . Small number of customers,

  . Under-capitalization,

  . Accumulated deficit from operations,

  . Accumulated debt,

  . A geographically dispersed workforce, and

  . Complex equity and debt capital structure.

   Beginning on September 16, 1999, a negotiation team consisting of Messrs. Gurney and Kirk opened discussions with ATIO to lead to a nonbinding term sheet. A wide range of discussions ensued with a resulting nonbinding term sheet being signed on October 28, 1999. In the process of negotiating the terms, the parties agreed to changes in the corporate legal structure, restructuring of debt and other matters to address some the board's concerns discussed above. Immediately after the execution of the nonbinding term sheet, a due diligence team began its on-site and remote review of ATIO. At the same time, negotiations for and drafting of an Agreement and Plan of Merger commenced. The due diligence team consisted of Mr. Gurney and Curtis Lack (the chief financial officer of CESH) and worked closely with legal counsel.

   Subsequent to signing the nonbinding term sheet, CESH and Venturian each loaned $150,000 in working capital to ATIO, secured by ATIO's intellectual property assets. Atio (Pty) continued to advance funds to the development team for credit through Atio International. CESH loaned a total of $450,000 to ATIO prior to the signing of the Agreement and Plan of Merger. These loans were necessary to maintain ATIO's operations and to protect the value of the company during the period of due diligence and negotiation of an Agreement and Plan of Merger. As of the date of this disclosure statement, CESH has loaned a total of $1,741,000 to ATIO. These loans are accounted for as part of the financing that will be available to the post-merger company. It is anticipated that additional sums will be loaned to ATIO before the merger.

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

   On October 6, 1999, CESH took action to reduce the operating expenses for CE Software. At this time, it was not clear if the assets of CE Software would be liquidated or if CE Software would be distributed to shareholders. In either case, we thought it wise to take measures to reduce operating expenses. CE Software was restructured and 12 jobs were eliminated. We recognized that the merger would require experienced resources be dedicated to the deal. Mr. Gurney was thus promoted to president of CESH and assigned to the ATIO merger deal. Mr. Kirk was named president of CE Software and assumed the responsibilities for the daily operations of the subsidiary.

   In determining whether the Agreement and Plan of Merger would be in the best interests of the shareholders, the directors also considered what the future could hold for CE Software without the support of CESH. The board of directors recognized several elements of potential value in CE Software, including products, customers and employees. Concerns about CE Software's continuing losses and unfavorable developments in the market for it products were considered. Mr. Kirk and key employees of CE Software, however, believed that CE Software's operations could be made profitable and that new initiatives could be developed without continued financing from CESH.

   During an October 14, 1999 meeting, the board discussed the progress of negotiations, due diligence and the disposition of CE Software. The board discussed the relative merits of liquidating CE Software versus distributing it to CESH shareholders. The main discussion centered on the issue of how much value would be transferred to shareholders. Mr. Kirk was supportive of distributing ownership of CE Software to CESH shareholders. Because of his support of a spin-off and his position as CE Software president, Mr. Kirk was invited to prepare a proposal for the ongoing operations of CE Software. CESH management was directed to prepare an analysis of the liquidation of CE Software based upon asset values, contingent liabilities, customer and legal liabilities.

   On November 17, 1999, Mr. Kirk made a presentation of the proposal to spin off CE Software from CESH at the time of the merger with ATIO. He noted that CE Software's workforce had been reduced by 27% in October. Mr. Kirk's proposal included a draft budget for the fiscal year supporting his belief that, with a reduced workforce and other cost-saving steps, CE Software could operate profitably as an independent company. Management provided an analysis of the liquidation value of CE Software. The general findings of the board were that it would be in the best interests of protecting shareholder value for CE Software to be spun off from CESH. The board discussed the need to provide adequate initial capitalization of CE Software. The board voted and unanimously approved the proposed distribution of CE Software stock. Mr. Kirk did not participate in the voting with regard to the proposed distribution of CE Software stock.

   On December 28, 1999, the Agreement and Plan of Merger was signed and announced to the public.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER AND DISTRIBUTION OF CE SOFTWARE STOCK THAT ARE DIFFERENT FROM YOUR INTERESTS OR WHICH MAY PRESENT CONFLICTS OF INTEREST

   In considering the recommendation of the board with respect to the proposal to approve the Agreement, shareholders should be aware that certain members of the board have interests which may present them with conflicts of interest in connection with the merger. The board was aware of those interests and considered them, among other matters, in approving the Agreement and Plan of Merger. The board's recognition of those interests was a factor in its determination to call the annual meeting and submit to CESH shareholders the proposal to approve the Agreement and Plan of Merger.

   We also believe you should recognize that Christian Gurney, president and a director of CESH; Curtis W. Lack, chief financial officer; Sheldon Fleck, a director of CESH; John S. Kirk, secretary, treasurer, and a director of CESH; Richard A. Skeie, vice president and a director of CESH; and David Lundquist, a director of CESH, will resign from their officer and director positions of CESH effective with the merger. None of them will be involved with the post-merger CESH as employees, directors or officers. Mr. Kirk, however, has been designated president of CE Software and will continue in that position after the spin-off. Mr. Kirk, Mr. Skeie and Mr. Brown will be the members of the board of directors of CE Software after the distribution of CE Software stock in the spin-off.

   John S. Kirk has an indirect interest of 100% in Prairie Group, Inc., which employs Donald M. Brown. Mr. Kirk is the President of Prairie Group, Inc. Prairie Group, Inc. owns approximately 15% of PrairieSoft, Inc. PrairieSoft, Inc. has a variety of business relationships with CE Software, the most significant of which are summarized below:

     (i) made royalty payments to CE Software for the purchase of CalendarMaker and QuickConference in the aggregate amounts of $29,230 in 1999 and $53,357 in 1998,

     (ii) paid commissions to CE Software for the resale of CalendarMaker in the amounts of $3,078 in 1998 and $3,904 in 1999, and

     (iii) received payments from CE Software in the amounts of $143,849 in 1998 and $66,477 in 1999 for packages of CalendarMaker and QuickConference distributed through CE Software.

   We also believe you should recognize that Sheldon Fleck, a director of CESH, has interests which present him with conflicts of interest in approving and recommending the merger. Mr. Fleck owns a 27.8% participation interest in a $1,350,000 loan to ATIO as a participant in financing offered by Convergent. Trusts for the benefit of Mr. Fleck's children have participation interests totaling 9.7% in the same loan. The loan was funded at various times between March and June 1999. The loan is convertible into shares of CESH stock, at the option of Convergent, at the rate of $8.00 per share. If converted, Mr. Fleck would receive 46,875 shares of CESH stock and his children's trusts would receive a total of 16,406 shares of CESH stock. In connection with Mr. Fleck's participation interest in the Convergent financing, he received a warrant to purchase shares of ATIO stock which will convert into 28,984 shares of CESH stock at the effective time of the merger. Trusts for the benefit of Mr. Fleck's children received warrants to purchase shares of ATIO stock which will convert into a total of 36,048 shares of CESH stock at the effective time of the merger. Mr. Fleck disclaims any beneficial ownership in the loan participation interests and warrants owned by the trusts for the benefit of his children because he exercises no control over these trusts.

   Mr. Fleck has expressed an interest in participating in the private offering of securities the Company must close prior to the effective time of the merger. The total amount of the private offering will be no less than $1.5 million. The terms of the offering and the extent of Mr. Fleck's participation, if any, have not yet been determined.

                       RISK FACTORS RELATED TO THE MERGER

ATIO has never generated profitable operations and it is uncertain whether it ever will be profitable.

   ATIO has never generated a profit. ATIO had accumulated losses of $8.3 million through December 31, 1998. For the nine-month period ending September 30, 1999, ATIO recorded unaudited revenue of $1,961,000 for a loss of $3,212,000. A number of factors have influenced ATIO's profitability, including the lack of financing, the inability to invest in growth of reseller partnerships, limited marketing investment, the substantial competition in the call center software market, the lack of significant customer experience with CyberCall in the United States, and the rapidly changing nature of computer telephony technology. We cannot be certain that these factors will not continue to negatively influence our profitability.

ATIO is dependent on the services of its technical staff and of Willem Ellis, its CEO and founder, and would be severely effected if Mr. Ellis and such staff were no longer available.

   The success of ATIO is dependent in large part upon its ability to attract and retain key management and operating personnel, as well as technical staff. Such individuals are in high demand and are often subject to competing offers. In the future, ATIO will need to hire additional skilled personnel in such areas as general management, research and development, sales, marketing and manufacturing. There can be no assurance that ATIO will be able to attract and retain the qualified personnel needed for its business or that such personnel will be available locally.

   In addition, ATIO's future success will depend on its ability to retain the services of its officers and directors, especially Willem Ellis, its founder, director, President and Chief Executive Officer. The loss by ATIO of the services of Mr. Ellis would have a material adverse effect on ATIO.

Several important members of ATIO's technical staff and management are neither citizens nor residents of the United States of America.

   A large number of ATIO's technical staff and a majority of its current management are not citizens of the United States of America. Obtaining the necessary approvals and visas for these personnel to both work in the United States and to immigrate if necessary is a complicated and lengthy process which is outside ATIO's control. Delay in or refusal to grant appropriate visas to these personnel, may cause the future development of the products or the operations of the Company to be adversely affected. Currently, fifteen of ATIO's development staff reside in the Republic of South Africa and the Company plans to arrange for the majority of these people to relocate to the United States within the next six months, or as soon as governmental approvals can be obtained. ATIO started the immigration process with the INS in the fourth quarter of 1999.

There are a number of other companies developing products for the multiple media call-center market.

   Although ATIO believes it has a technologically advanced product, there are a number of other companies that are developing products to allow communications in multiple media to be handled by call-center personnel. In addition, a number of companies offer products that perform some of the same functions as ATIO's software products. Some of ATIO's existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations, and significantly greater financial resources than ATIO. There can be no assurance that such competitors will not develop products that are superior to ATIO's products or that achieve greater market acceptance. ATIO's future success will depend significantly upon its ability to increase its share of its target markets and to license additional products and product enhancements to existing customers. There can be no assurance that ATIO will be able to compete with companies that have significantly greater resources and contacts within the industry, or that competition will not have a material adverse effect on ATIO's results of operations.

The computer software market is changing rapidly and access to service bureaus and other distributed computing techniques over the Internet and other wide-area networks could affect ATIO.

   The computer industry is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. ATIO's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements, and achieve market acceptance. In particular, although ATIO believes its products are well suited to support e-commerce, ATIO believes it must continue to respond quickly to user needs and use of expanding Internet capabilities. Any failure by ATIO to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness and revenues. There can be no assurance, however, that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays in the future which could have a material adverse effect on its results of operations. In addition, there can be no assurance that new products or product enhancements developed by ATIO will achieve market acceptance.

ATIO will rely primarily on trade-secret protection, and we cannot assure you that a competitor would not copy its software.

   The Company's success after the merger may depend in part on ATIO's ability to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Although ATIO currently holds trademarks related to its product offerings, and distributes its software only in object code, there can be no assurances that such measures would present a substantial barrier to entry by a competitor. The Company may lack the financial and legal resources effectively to pursue infringers of its intellectual property rights. Moreover, ATIO cannot be certain that its products do not infringe upon proprietary rights held by others, and in the event there are patent infringement suits by other companies, any litigation could result in substantial cost to, and diversion of effort by, ATIO.

Additional licenses may be required.

   ATIO has one client access license with Microsoft under the assumption that only one client access license is needed per server. This is because only the CyberCall software, and not multiple agents, actually needs to access the database. There is potential that the rules could be interpreted that each agent must have a client access license.

ATIO's quarterly operating results have varied significantly.

   ATIO's operating results have varied significantly from quarter to quarter and may continue to do so in the future. As a result, we believe that period-to-period comparisons of ATIO's operating results are not necessarily meaningful, and you should not rely on them as an indication of the company's future performance. Fluctuations in operating results in the future could also cause the price of CESH common stock to fluctuate.

   The fluctuations in ATIO's operating results have been caused by a number of factors, including many that are beyond the company's control. For example, ATIO does not know when its potential end-user customers will place orders and finalize contracts. Revenue is generally recognized in the same quarter that an order producing that revenue is received. As a result, quarterly revenues and operating results for ATIO depend primarily on the size, quantity and timing of orders received for its products during each quarter. If a large number of orders or several large orders do not occur or are deferred or delayed, revenues in a quarter can be substantially reduced.

   Although ATIO revenues have fluctuated, rent, salaries and many other fixed expenses have not. As a result, ATIO's business, financial condition and results of operation have been adversely affected in times of lowered revenues.

   ATIO's limited number of products, changes in pricing policies and the timing of the development, announcement and sale of new or upgraded versions of its products and a lengthy sales cycle are additional factors that could cause revenues and operating results of CESH as the surviving corporation to vary significantly from quarter to quarter in the future.

ATIO has a lengthy product sales cycle.

   The risk of revenue fluctuation is heightened by ATIO's historically lengthy sales cycle. ATIO's product sale cycle has averaged approximately six to nine months. This lengthy cycle is partly a result of the unique characteristics of its products. A decision to license the products often is made only after executive level decision making. We believe that many companies currently are not aware of the benefits of ATIO's software products and capabilities. To respond to this lack of familiarity, ATIO has provided considerable amounts of education to prospective end-user customers about the benefits of its products. The combined processes of education and executive decision-making can take many months. As a result, sales cycles for end-user customer orders vary substantially from customer to customer. Excessive delay in product sales could materially adversely affect the surviving company's business, financial condition and results of operations.

   The length of the sales cycle for end-user customer orders depends on a number of other factors over which we will have little or no control, including:

  . an end-user customer's budgetary constraints;

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

  . the timing of an end-user customer's budget cycles;

  . impact on multiple areas of the customer organization;

  . concerns by end-user customers about the introduction of new mission critical products by ATIO or its competitors; and

  . potential downturns in general economic conditions, including reductions in demand for customer service centers.

The surviving company could be unable to successfully manage its growth or its increasingly complex third party relationships.

   ATIO has grown revenues from $697,000 in calendar year 1998 to $1,961,000 in the first nine months of 1999. CESH, as the surviving corporation, intends to continue to grow business operations significantly in the future. ATIO's existing management, operational, financial and human resources and management information systems and controls may be inadequate to support future operations. In addition, as the complexity of product technology and reseller and other third-party relationships have increased, the management of those relationships and the negotiation of contractual terms sufficient to protect the company's rights and limit its potential liabilities has become more complicated. We expect this trend to continue in the future. As a result, our inability to successfully manage these relationships or negotiate sufficient contractual terms could have a material adverse effect on CESH as the surviving corporation.

ATIO may not be able to grow the business as planned if it does not maintain successful relationships with its reseller partners and continue to recruit and train additional resellers.

   Our ability to achieve revenue growth in the future will depend in part on our success in maintaining successful relationships with ATIO's existing resellers and in recruiting, training and retaining additional resellers. ATIO relies primarily on resellers to market and support its products. ATIO is still developing and refining its reseller distribution network. We may be unable to attract additional resellers with the expertise that will be able to market our products effectively and that will be qualified to provide timely and cost-effective customer support and service. The loss of specific larger resellers or a significant number of resellers could materially adversely affect our business, financial condition or results of operations.

A decline in market acceptance for Microsoft corporation technologies on which ATIO's products rely could have a material adverse effect on the surviving corporation.

   CyberCall currently runs only on Microsoft Windows NT servers. ATIO's products use other Microsoft technologies, including Microsoft SQL Server. A decline in market acceptance for Microsoft technologies or the increased acceptance of other server technologies could cause us to incur significant development costs and could have a material adverse effect on our ability to market ATIO's current products. Although we believe that Microsoft technologies will continue to be widely used by businesses, we cannot assure you that businesses will adopt these technologies as anticipated or will not in the future migrate to other computing technologies that ATIO does not currently support. In addition, our products and technologies must continue to be compatible with new developments in Microsoft technologies.

Our future business prospects depend in part on our ability to maintain and improve ATIO's current products and develop new products.

   We believe that our future business prospects depend in large part on our ability to maintain and improve ATIO's current products and to develop new products on a timely basis. Our products will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of end-user customer requirements. As a result of the complexities inherent in ATIO's products, major new products and product enhancements require long development and testing periods. We may not be successful in developing and marketing, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or end-user customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of product enhancements, and our new products and product enhancements may not achieve market acceptance. Significant delays in the general availability of new releases of products or significant problems in the installation or implementation of new releases of products could have a material adverse effect on our business, financial condition or results of operations.

Dialogic Corporation may become unwilling or unable to continue to manufacture and supply us with voice processing boards, requiring us to introduce a substitute supplier which could prove difficult or costly.

   Dialogic Corporation is currently ATIO's only supplier of the voice processing boards that are necessary for the operation of CyberCall. If Dialogic Corporation becomes unable or unwilling to continue to manufacture and supply these voice processing boards in the volume, price and technical specifications we require, then we would have to adapt our products to a substitute supplier. Introducing a new supplier of voice processing boards could result in unforeseen additional product development or customization costs and could also introduce hardware and software operating or compatibility problems. These problems could affect product shipments, be costly to correct or damage our reputation in the markets in which we operate, and could have a material adverse affect on our business, financial condition or results of operations.

   Intel Corporation recently acquired Dialogic Corporation. While Intel Corporation does not currently offer a product that competes with CyberCall, Intel Corporation could potentially develop a competitive or superior product or attempt to affect our current relationship with Intel-Dialogic Corporation.

   Intel-Dialogic Corporation's CT Media could incorporate into future releases some of the functionality that CyberCall provides and consequently could make it easier for competitors or potential competitors to provide products competitive with ours. If CT Media does not earn wide spread market acceptance as an industry standard, the CyberCall architecture may face significant rework.

ATIO may pursue acquisitions that by their nature present risks and that may not be successful.

   In the future we may pursue acquisitions to diversify our product offerings and customer base or for other strategic purposes. ATIO has no prior history of making acquisitions and we cannot assure you that any future acquisitions will be successful. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition or results of operations:

  . We cannot ensure that any acquired businesses will achieve anticipated revenues, earnings or cash flow.

  . We may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner. If we are unable to integrate acquired businesses successfully, we could incur substantial costs and delays or other operational, technical or financial problems.

  . Acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

  . We may finance future acquisitions by issuing common stock for some or all of the purchase price. This could dilute the ownership interests of our stockholders. We may also incur additional debt or be required to recognize amortization expense related to goodwill and other intangible assets purchased in future acquisitions.

  . We would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies. We believe this competition will increase, making it more difficult to acquire suitable companies on acceptable terms.

ATIO's products could have defects for which we are potentially liable and which could result in loss of revenue, increased costs or loss of our credibility or delay in acceptance of our products in the market.

   ATIO's products as well as new products developed after the merger, including components supplied by others, may contain errors or defects, especially when first introduced or when new versions are released. Errors in new products or releases could be found after commencement of commercial shipments, and this could result in additional development costs, diversion of technical and other resources from our other development efforts, or the loss of credibility with current or future end-user customers. This could result in a loss of revenue or delay in market acceptance of the products, which could have a material adverse effect upon our business, financial condition or results of operations.

   ATIO's license agreements with our end-user customers typically contain provisions designed to limit its exposure to potential product liability and some contract claims. However, not all of these agreements contain these types of provisions and, where present, these provisions vary as to their terms and may not be effective under the laws of some jurisdictions. A product liability, warranty, or other claim brought against us could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain adequate financing.

   Successful implementation of our growth strategy after the merger will likely require continued access to capital. If the Company does not generate sufficient cash from operations, growth could be limited unless we are able to obtain capital through additional debt or equity financings. We cannot assure you that debt or equity financings will be available as required for acquisitions or other needs. Even if financing is available, it may not be on terms that are favorable to the Company or sufficient for its needs. If we are unable to obtain sufficient financing, we may be unable to fully implement our growth strategy after the merger.

All liabilities of ATIO will become liabilities of the Company after the merger.

   After the merger, ATIO will cease to exist as a separate entity. All assets and liabilities of ATIO will become assets and liabilities of CESH. To the extent there are undisclosed liabilities, or to the extent we have underestimated the extent of the liabilities of ATIO, the Company's ability to be successful after the merger would be impaired.

Your percentage of ownership in CESH will be decreased.

   Assuming the exercise of all options that will be vested within 60 days of the date of the merger, 218,750 shares are sold in the private placement, and Atio International has purchased an additional 314,062 shares, there will be 3,057,049 shares outstanding after the merger. Of this number, all CESH shares and options issued or granted prior to the merger will account for approximately 40.7%. This percentage will decrease as additional shares are issued upon the exercise of options and other purchase rights.

                         CE SOFTWARE AFTER THE SPIN-OFF

   As part of the Agreement and Plan of Merger, the shares of CE Software will be distributed by CESH to its shareholders in a transaction we are calling the "spin-off." From and after the effective time of the merger, you will become a shareholder of CE Software. For each share of CESH common stock owned by you on that date, you will receive one share of common stock of CE Software.

   There is no public market for the CE Software common stock. You should be aware that shares of CE Software will not be listed on any share exchange or on either the Nasdaq SmallCap Market or the Nasdaq National Market. We anticipate that after the merger shares of CE Software will be traded on the OTC Bulletin Board. There will be no established market for the shares and we cannot make any representation to you regarding the possible value of the shares. There have been no recent sales of unregistered securities of CE Software.

   In its capacity as sole shareholder, CESH, through action of its board of directors, has amended the Articles of Incorporation of CE Software to provide for indemnification of directors and to increase the authorized number of shares to an amount in excess of that necessary to complete the distribution of CE Software stock.

   CESH will treat the spin-off of CE Software as a distribution of property to its shareholders. In doing so, CESH will contribute capital equivalent to the total of all sums currently owed by CE Software to CESH (approximately $1,200,000). CE Software will retain all of its property, including the 21,000 square foot office and warehouse structure in West Des Moines, Iowa, purchased hardware and other physical assets, and all of its software products and other intellectual property.

   The Company's Annual Report to Stockholders on Form 10-KSB for the fiscal year ending September 30, 1999 is included with this disclosure statement. All information therein (as well as information in the Company's quarterly report on Form 10-QSB for the fiscal quarter ended December 31, 1999) is incorporated in this disclosure statement by reference. You should carefully review this report for further information about the business of CE Software and its historical operations. You should also review carefully the pro forma financial information contained in the disclosure statement for further information regarding the effect of the spin-off on the business of CE Software and its ability to continue operations as a separate company.

   Since the date of the annual report, CE Software has experienced a minor problem with one of its products relating to year 2000 function. A certain date stamping option produced a current date of February 20, 1939. A free patch that addressed the problem was made available for download from the Company Web site. The Company is not aware of any damage caused to any customer by the problem.

   All expenses of the spin-off will be borne by CESH.

         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

   CESH is the sole shareholder of CE Software. In its capacity as sole shareholder, it has elected John S. Kirk, Richard A. Skeie and Donald M. Brown to serve as members of the board of directors of CE Software to take office at the time of the spin-off and to serve until the next annual meeting of CE Software stockholders to be held in 2001. These board members were selected at the CESH board meeting of January 10, 2000. John S. Kirk also serves as president of CE Software, having been appointed to the position at the October 6, 1999, CESH board meeting. Brief biographies for Mr. Skeie and Mr. Kirk can be found under the section title "Nominees for Election as Directors" within this disclosure statement. A brief biography of Mr. Brown follows:

   Donald M. Brown, 40, was a director of CE Software until 1993. He was a programmer and employee of CE Software from its inception until March 1998. He is currently a programmer with Prairie Group, Inc., a company indirectly owned by John S. Kirk. Mr. Brown has been known as an early creator of adventure games for the Apple II, including the classic "Wonderful World of Eamon" while he was still in college at Drake University. After joining CE Software, he enhanced the game and it became a seven-part adventure series known as "SwordThrust." Mr. Brown has been programming the Macintosh since its release in 1984. He has written a wide variety of utilities and applications, including CalendarMaker, the original version of QuicKeys and portions of the original QuickMail. His most current program is QuickConference for Windows and Macintosh.

             MARKET PRICE AND DIVIDENDS ON CE SOFTWARE COMMON STOCK

   There is no established market for CE Software securities.

   CE Software has not declared any dividends since its incorporation in 1987. There are no dividend restrictions that limit the Company's ability to pay dividends on its common stock in its Articles of Incorporation or Bylaws. CE Software's governing statute, Chapter 490 of the Iowa Code, does provide limitations on CE Software's ability to declare dividends. Section 490.640.3 of the Iowa Code prohibits CE Software from declaring dividends where, after giving effect to the distribution, either of the following would result:

     a. The corporation would not be able to pay its debts as they become due in the usual course of business.

     b. The corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

                               LEGAL PROCEEDINGS

   There are no legal proceedings pending or threatened against CE Software or CESH.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS OF CE SOFTWARE
                                 UNDER IOWA LAW

   Officers, directors, employees, and agents of CE Software may be indemnified as provided under Sections 490.851-490.858 of the Iowa Business Corporations Act. Under the Iowa Act, a corporation may generally indemnify an individual made a party to a proceeding because the individual is or was an officer, director, employee or agent against liability incurred in the proceeding if:

     a. The individual acted in good faith;

     b. The individual reasonably believed:

       (1) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the corporation's best interests;

       (2) In all other cases, that the individual's conduct was at least not opposed to the corporation's best interests; and

     c. In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

   A corporation may not indemnify an officer, director, employee or agent under the Iowa Act in connection with a proceeding in which the officer, director, employee or agent was adjudged liable to the corporation or in connection with a proceeding in which he or she was adjudged liable to the corporation on the basis of improper receipt of personal benefit.

   Unless limited by its articles of incorporation, a corporation must indemnify an officer or director who was wholly successful in the defense of any proceeding to which the officer or director was a party because of his or her status as an officer or director of the corporation against reasonable expenses incurred in connection with the proceeding.

   A corporation may pay for or reimburse the reasonable expenses incurred by an officer, director, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if such person furnishes the corporation a written affirmation of good faith belief that he or she has met the standard of conduct described in the Iowa Act and furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the officer, director, employee or agent did not meet that standard of conduct and the facts then known would not preclude indemnification.

         RISK FACTORS RELATED TO THE DISTRIBUTION OF CE SOFTWARE STOCK

Absence of History as an Independent Company.

   CE Software does not have an operating history as an independent company. Accordingly, the historical financial information included herein may not necessarily reflect the results of operations and financial position had CE Software been operated independently of CESH during the periods presented. In addition, the financial information does not reflect changes that may occur in the operations of CE Software as a result of the distribution of CE Software stock.

Absence of CESH or Other Sources of Financial Support.

   From time to time, the capital requirements of CE Software in excess of its internally generated funds have been provided by CESH. For the year ended September 30, 1999, exclusive of non-recurring gains, CESH provided cash to CE Software in the amount of $1,127,370. For the year ended September 30, 1998, CE Software paid CESH a total of $94,995 from operating activities in addition to funds paid to CESH from certain non-recurring gains. Financial support from CESH will no longer be available following the distribution of CE Software stock. CE Software will be responsible for obtaining its own financing and may experience a higher cost of capital or be unable to obtain the capital necessary to conduct its operation.

   Successful implementation of any growth strategy after the distribution of CE Software stock will likely require continued access to capital. If the company does not generate sufficient cash from operations, growth could be limited unless it is able to obtain capital through additional debt or equity financings. We cannot assure you that debt or equity financings will be available as required for acquisitions or other needs. Even if financing is available, it may not be on terms that are favorable to CE Software or sufficient for its needs. If CE Software is unable to obtain sufficient financing, it may be unable to fully implement its growth strategy after the distribution of CE Software stock.

Absence of Prior Trading Market for Common Stock.

   We anticipate that, after the merger and the spin-off, shares of CE Software will be traded on the OTC Bulletin Board. There is no established public market for the trading of the CE Software common stock. There can be no assurance as to the prices at which the common stock will trade. Until an orderly market develops, the prices at which shares trade may fluctuate significantly. Prices for the shares of common stock will be determined in the marketplace and may be influenced by many factors, including the ability of CE Software to successfully conduct business operations as an independent company, the depth and liquidity of the market for the shares, investor perception of the company and the industry in which the company participates, and general economic and market conditions.

Tax Consequences.

   Shareholders will experience a taxable event upon the receipt of CE Software shares in the spin-off. The value of a share of CE Software common stock will be the fair market value at the time of the spin-off. See "Certain Material Federal Income Tax Matters" for further discussion on this point.

History of Operating Losses.

   CE Software has generated operating losses for the past six years (exclusive of non-recurring gains). There can be no such assurances that such losses will not continue after the spin-off or that CE Software will ever generate a profit after the spin-off. A number of factors have affected CE Software's operating losses, including changes in the markets for its products. We have no reason to believe that the company will become profitable without some change in its product line.

CE Software is dependent on the services of its technical staff and of John S. Kirk, its CEO, and would be adversely affected if Mr. Kirk and such staff were no longer available.

   The success of CE Software as an independent company will be dependent in part upon its ability to attract and retain key management and technical staff. Such individuals are in high demand and are often subject to competing offers. There can be no assurance that CE Software will be able to attract and retain the qualified personnel needed for its business or that such personnel will be available locally.

   In addition, CE Software's future success will depend on its ability to retain the services of John S. Kirk, Richard A. Skeie and Donald M. Brown, its founders and elected directors. The loss by CE Software of the services of these individuals would have a material adverse effect on CE Software.

The market for the products of CE Software is changing rapidly.

   The computer industry is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. The success of CE Software's products in the market has been dramatically affected by the emergence of free e-mail from a variety of sources. The company's future success will depend upon its ability to adapt and enhance its current products and to develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements, and achieve market acceptance. The failure by CE Software to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in continued operating losses. There can be no assurance that the company will be successful in developing and marketing new products or product enhancements on a timely basis or that the company will not experience significant delays in the future which could have a material adverse effect on its results of operations. In addition, there can be no assurance that new products or product enhancements developed by CE Software will achieve market acceptance.

CE Software will rely primarily on trade-secret, trademark and copyright protection, and we cannot assure you that a competitor would not copy its software.

   CE Software's success after the spin-off may depend in part on its ability to preserve its trade secrets, trademarks and copyrights and to operate without infringing the proprietary rights of third parties. The company may lack the financial and legal resources to effectively pursue infringers of its intellectual property rights. Moreover, CE Software cannot be certain that its products will not infringe upon proprietary rights held by others, and in the event there are patent infringement suits by other companies, any litigation could result in substantial cost to, and diversion of effort by, CE Software.

CE Software's markets are characterized by rapid technological change which may cause us to incur significant development costs and prevent it from attracting new customers.

   The market for any software product is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles and changing end-user customer demands. The introduction of products embodying new technologies, the introduction of new operating systems, and the emergence of new industry standards could render any new product developed by CE Software obsolete or unmarketable and cause the company to incur significant development costs.

CE Software's future business prospects depend in part on its ability to maintain and improve CE Software's current products and develop new products.

   We believe that CE Software's future business prospects will depend in large part on its ability to maintain and improve CE Software's current products and to develop new products on a timely basis. New products will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in software products, major new products and product enhancements may require long development and testing periods. CE Software may not be successful in developing and marketing, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or customer requirements. The company may also experience difficulties that could delay or prevent the successful development, introduction or marketing of product enhancements, and new products and product enhancements may not achieve market acceptance. Significant delays in the general availability of new releases of products or significant problems in the installation or implementation of new releases of products could have a material adverse effect on CE Software's business, financial condition or results of operations.

CE Software's products could have defects for which it could be liable and which could result in loss of revenue, increased costs or loss of its credibility or delay in acceptance of its products in the market.

     CE Software's products as well as new products developed after the spin-off, including components supplied by others, may contain errors or defects, especially when first introduced or when new versions are released. Errors in new products or releases could be found after commencement of commercial shipments, and this could result in additional development costs, diversion of technical and other resources from development efforts, or the loss of credibility with current or future customers. This could result in a loss of revenue or delay in market acceptance of the products, which could have a material adverse effect upon CE Software's business, financial condition or results of operations.

Incorporation by Reference.

     Information in the CESH Annual Report to Stockholders on Form 10-KSB for the fiscal year ending September 30, 1999 and its Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999 relate to the operations and risks associated with the operations of CE Software. All such information is incorporated in this discussion by reference. We urge you to carefully review these reports for further information about the risks associated with the business and operations of CE Software.

                     DESCRIPTION OF CE SOFTWARE SECURITIES

   CE Software's authorized capital consists of 10,000,000 common shares par value $.10, of which 1,000 are issued and outstanding as of March 1, 2000. All outstanding shares of common stock of CE Software are currently held by CESH. Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of CE Software's stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of CE Software's Articles of Incorporation. Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of the affairs of CE Software, all assets and funds of CE Software remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. CE Software does not have any outstanding options or warrants to purchase the securities of CE Software. CE Software may in the future establish an incentive stock option plan for its directors, officers, employees and consultants.

                   TERMS OF THE AGREEMENT AND PLAN OF MERGER

   The terms and conditions of the proposed merger and distribution of CE Software stock are contained in the Agreement and Plan of Merger, which is included as Appendix A to this disclosure statement. The following is a summary of the material terms of the merger. You should read the actual provisions of the Agreement and Plan of Merger by referring to Appendix A.

General

   At the time of the merger ATIO will merge with and into the Company, the separate existence of ATIO will cease and the Company will continue as the surviving corporation. The Certificate of Incorporation and bylaws of the Company in effect at the time of the merger shall be the Certificate of Incorporation and bylaws of the surviving corporation. The merger will become effective as of the later of the date of the filing of a

Certificate of Merger with the Secretary of State of the State of Delaware and the date of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota. The Certificate of Merger and the Articles of Merger are expected to be filed as soon as practicable after the annual meeting, subject to approval of the Agreement and Plan of Merger at the annual meeting and satisfaction or waiver of the terms and conditions of the Agreement and Plan of Merger.

Directors of the Company after the Merger

   If the shareholders vote to approve the Agreement and Plan of Merger, the members of our board of directors will be replaced by individuals nominated by the parties to the agreement and approved by the CESH board of directors. You should consider carefully the following persons as directors of CESH to serve following the effective time of the merger.

   Willem Ellis, 40, has been the chief executive officer of ATIO since its inception. Mr. Ellis established Atio (Pty) in 1986 as a systems engineering consulting company focused on corporate networks. The company grew from the early consulting base to become a full-scale telecommunications systems integrator, with established world-class technology partners. In the early nineties, Mr. Ellis was responsible for changing the focus of the company to value added communications products and in 1993, the first software packages for customer service centers and network management were introduced. Mr. Ellis established ATIO operations in the U.S. in December 1997. He received a Bachelors in Engineering from the University of Pretoria, Republic of South Africa in 1981. Mr. Ellis is a citizen of the Republic of South Africa and is in the process of obtaining an H-1b visa. Until such a visa is achieved, his services to ATIO are rendered pursuant to a services agreement between ATIO and Atio International.

   Thomas Patin, 54, has been a director and a member of the board of Destron Fearing, Inc. (NASDAQ: DFCO), since September 1998 and executive vice president/general counsel since December 1999. Mr. Patin is also a consultant and private investor. Mr. Patin has served as the president and a director of privately held TR Restaurants of Bloomington, Inc. from 1988 to present. Mr. Patin also served as general counsel for Gaming Corporation of America from August 1992 to December 1995. He was formerly a partner in the Minneapolis, Minnesota law firm of Gray, Plant, Mooty, Mooty & Bennett. In 1977, Mr. Patin received a JD from William Mitchell College of Law in St. Paul, Minnesota, a MBA from the University of Michigan in 1971 and a BBA from the University of Michigan in 1968. Mr. Patin was hired by CESH on December 20, 1999 to serve as general counsel and is employed on a part-time basis.

   [three others to be named].

Consideration

   At the effective time of the merger, shares of CESH common stock will be issued to holders of ATIO securities and reserved to be issued upon the exercise of ATIO warrants and options. CESH will issue 1,044,429 shares of common stock to complete the merger and Venturian will purchase 148,900 shares for $6.48 per share. In addition, up to 314,062 additional shares will be issued to Atio International under its right to purchase additional shares as described below. CESH will reserve approximately 190,000 shares to be issued upon exercise of options held by employees of ATIO. The consideration issuable in the merger will be as follows:

     (a) ATIO Shares. At the time of the merger, each ATIO share will be converted into .06444777 share of the Company's common stock. This conversion will result in the issuance of approximately 860,000 CESH shares. The number of shares of CESH common stock issuable in exchange for ATIO shares may be increased pursuant to a formula set forth in the Agreement and Plan of Merger if cash and short term investments of the Company at the time of the merger total less than $5,000,000, less certain adjustments defined in the Agreement and Plan of Merger.

     (b) ATIO Warrants. At the effective time of the merger warrants to purchase ATIO shares held by various participants with Convergent will be converted into 176,301 shares of the Company's common stock. Certain warrants to purchase ATIO shares held by U.S. Bancorp Piper Jaffray, Inc. will be converted into 3,237 shares of the Company's common stock. The number of shares of Company common stock issuable in exchange for these warrants is not subject to adjustment.

     (c) ATIO Options. Each option to purchase ATIO shares issued pursuant to the ATIO stock option plans (not to exceed options to purchase 2,941,502 ATIO shares in the aggregate) will be assumed by the Company and converted into an option to purchase that number of shares of Company common stock (approximately 190,000), determined by multiplying the number of ATIO shares that are subject to each such option by .06444777, at an exercise price per share of Company common stock equal to the exercise price per ATIO share that was in effect for such option divided by .06444777. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code (if applicable) or as a nonqualified stock option, and all other terms and conditions of each ATIO option that is converted into an option to purchase the Company's common stock will, to the extent permitted by law, be unchanged and continue in effect after the merger. ATIO may allow some individual holders of ATIO options the opportunity to reprice the ATIO options prior to the merger if the holder waives any accelerated vesting which would otherwise occur upon the merger and the holder agrees to a new vesting schedule of 25% every six months after the merger.

     (d) Fractional Shares. We will not issue fractional shares of our common stock in connection with the merger. The holder of any ATIO shares, options or warrants or who would otherwise be entitled to receive a fraction of a share will receive cash equal to such fraction multiplied by $6.48.

   Treatment of Stock Options. Certain employees, directors, and executive officers of CESH and CE Software hold options to purchase our common stock. At the effective time of the merger, all options granted to such persons under CESH's 1990 Stock Option Plan, the 1992 Stock Option Plan, and the Nonemployee Directors Stock Option Plan, except options to purchase 74,000 shares granted to Thomas Patin in December 1999, will vest and will then be exercisable for a period of three months after the merger.

   Disposition of our Subsidiaries. In connection with the merger, we will distribute the stock of CE Software to our stockholders of record immediately prior to the merger. We will also liquidate our wholly owned subsidiary, CE Distributing, Inc., which has no material assets or operations.

   ATIO's Representations, Warranties and Covenants. ATIO has made representations and warranties in the Agreement and Plan of Merger regarding, among other things:

  . Its organization and good standing;

  . Its capitalization;

  . Its authority to enter into the transaction;

  .Its financial statements;

  . The status of its leases, personal property, tax matters, contracts, accounts receivable and accounts payable, related party transactions, employees, employee benefits, year 2K compliance, and environmental matters;

  . The absence of certain changes in its business since September 30, 1999;

  . Its intellectual property rights;

  . Absence of litigation;

  . Compliance with all applicable laws; and

  . Insurance coverages, warranty, and other claims.

   ATIO has agreed in the Agreement and Plan of Merger that, between the date of the Agreement and Plan of Merger and the date of the merger, among other matters, it will:

  . File all required tax returns and pay all required taxes;

  . Not have debt as of the effective time of the merger other than accounts payable, accrued expenses and deferred revenue, indebtedness of $1,350,000 to Convergent, indebtedness in prescribed amounts to

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

   Venturian and CESH and indebtedness to Atio International and/or Atio
   (Pty) for development team costs for periods after July 31, 1999, and that all other debt owed to ATIO stockholders or affiliates of ATIO stockholders shall have been converted into ATIO shares; and

  . Use all reasonable efforts to preserve intact its present business organization and preserve its regular services to, and maintain its significant business relationships with customers, suppliers, and all others having business dealings with it in an effort to protect its goodwill and ongoing business from being impaired in any material respect.

   Our Representations, Warranties and Covenants. We have made representations and warranties in the Agreement and Plan of Merger regarding, among other things:

  . Our organization and good standing;

  . Our authority to enter into the transaction;

  . Our capitalization;

  . The accuracy of our public information;

  . The absence of litigation;

  . The absence of certain changes since September 30, 1999; and

  . Our compliance with applicable laws.

   In addition, we have agreed that at the time of the merger, we will have cash and short term investments totaling $5.0 million, less the sum of the following deductions:

  (i) One-half (not to exceed $100,000) of the expenses of the merger;

  (ii) All costs paid by us associated with obtaining additional equity;

  (iii) The salary and employee benefits paid by us after the date of the Agreement and Plan of Merger to Thomas Patin who has been employed by us on a part-time basis since December 20, 1999; and

  (iv) The amount of funds loaned by us to ATIO (currently $1,741,000) plus accrued interest thereon.

   At the time of the merger our only liabilities of a character that would be required to be shown on our balance sheet under generally accepted accounting principles will be (i) current liabilities pertaining to our normal operation as a holding company with no business operations except the operations of CE Software and no employees except Thomas Patin and (ii) the current liabilities relating to the merger expenses and our efforts to obtain additional investment.

   If at the time of the merger the amount of our cash and short-term investments plus the amount of the deductions identified total less than the $4,000,000, either we or ATIO may terminate the Agreement and Plan of Merger. If at the time of merger our cash and short term investments plus the amount of such deductions total less than $5,000,000, there will be an equitable increase of the number of shares of our common stock issuable to the ATIO stockholders in the merger and with respect to shares issuable pursuant to ATIO options (but not with respect to the ATIO warrants) calculated pursuant to the terms of the agreement. If at the time of the merger the amount of our cash and short term investments plus such deductions exceeds $5,000,000 we will distribute the excess to CE Software prior to the distribution of the CE Software shares to our stockholders.

   At the time of the merger all options under our existing stock option plans, other than those granted to Mr. Patin, will vest and may be exercised within three months after the merger. At the time of the merger we will deposit cash in an amount equal to the maximum amount payable to the Company pursuant to the exercise of all these fully vested stock options (excluding options with an exercise price of $20.00 per share or more), to be held in escrow pursuant to the terms of an escrow agreement. As options are exercised and the Company receives payment therefor, equivalent funds will be released from escrow to CE Software. After the expiration of the time for exercise of options, any remaining funds will be returned to the Company.

   The Agreement and Plan of Merger requires us to use all reasonable efforts to obtain the resignations of all of or our officers and directors at the time of the merger and to terminate the employment of all of CESH employees except Thomas Patin. Employees of CE Software will not be affected by this agreement.

   The options for Curtis W. Lack to purchase 5,000 shares and the options for Thomas Patin to issue 74,000 shares were granted prior to execution of the Agreement and Plan of Merger. The Agreement and Plan of Merger requires that we not issue any additional options, warrants, convertible securities or other rights to purchase or acquire our equity securities except pursuant to our efforts to raise additional capital in a private placement.

   We have agreed to submit for your approval at the meeting a proposal to adopt the new Stock Option Plan.

   The Agreement and Plan of Merger provides that we will not initiate, solicit, knowingly encourage or otherwise knowingly facilitate the making of any offer from any person other than ATIO (a "Third Party") to acquire us or all or a material portion of our assets. This restriction applies to any merger, consolidation, conversion, reorganization or other method of business combination, sale of assets, or similar transaction, structured to permit a Third Party to acquire CESH or a material portion of our assets taken as a whole, or the making of any offer to any Third Party to acquire all or any material portion of our assets of such Third Party, or to merge or consolidate with, or reorganize, combine or sell assets to or purchase assets from, or similar transaction with a Third Party. CESH or its board of directors may, however, (1) provide information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal; (2) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; and (3) recommend such an acquisition proposal to our shareholders, if our board of directors shall have determined in good faith that (y) the failure to take such action is reasonably likely to result in a breach of the board's fiduciary duties under, or otherwise violate, applicable law, and (z) that such acquisition proposal may be one which, if accepted by us, is reasonably capable of being consummated, taking into account all legal, financial, and regulatory aspects of the proposal and the person making the proposal and which, if consummated, would be reasonably likely, in the view of our board of directors, to result in a more favorable transaction than the transaction contemplated by the Agreement and Plan of Merger, taking into account the long-term prospects and interests of CESH and its shareholders. We have also agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition proposal.

   We have agreed that, for a period of two years after the date of the Agreement and Plan of Merger, the Company will not, without the prior written consent of CE Software, solicit the employment of, negotiate employment with, or hire any of CE Software's employees except in response to a general advertisement. We will cause CE Software to agree that for a period of two years after the date of the Agreement and Plan of Merger, it will not, without the Company's prior written consent, solicit the employment of, negotiate employment with, or hire any of the Company's employees except in response to a general advertisement.

   In the Agreement and Plan of Merger we have agreed that we will distribute the stock of CE Software in a spin-off to our stockholders immediately prior to the merger and liquidate our wholly owned but inactive subsidiary, CE Distributing, Inc.

   The Agreement and Plan of Merger requires that we take all action necessary to convene the meeting of our stockholders to consider and vote upon:

  . The approval and adoption of the Agreement and Plan of Merger, including the distribution of CE Software stock of CE Software and the designation of new directors for CESH to serve after the merger;

  . The approval of the New Stock Option Plan, and

  . Any other matters required to be approved by our stockholders for consummation of the merger.

   The Agreement and Plan of Merger requires that our board of directors recommend such approval, and that we take all reasonable lawful action to solicit such approval by our stockholders.

   Our Indemnification Obligation. The Agreement and Plan of Merger provides that, after the merger, the Company must indemnify, defend and hold harmless the present and former officers and directors of ATIO against all losses, expenses, (including reasonable attorney fees) claims, damages, liabilities, costs, judgments, amounts that are paid in settlement with our approval and arising out of actions or omissions occurring at or prior to the merger (including, without limitation, the transactions contemplated by the Agreement and Plan of Merger) to the full extent permitted or required by ATIO's Articles of Incorporation and bylaws. The Company must also advance expenses incurred to the fullest extent permitted under ATIO's Articles of Incorporation and bylaws, provided that the person to whom expenses are advanced provides the undertaking to repay such advances if and as contemplated by applicable law or such articles of incorporation and bylaws.

   Pre-Merger Restructuring. The Agreement and Plan of Merger contains a number of requirements relating to the restructuring of ATIO prior to the merger, including those described below.

   An agreement among ATIO, Venturian, ATIO (Pty), ATIO International and Ilan Sharon is to be terminated. The agreement may be replaced with an agreement that, in our sole discretion, will not have an adverse effect on the operations of ATIO or the surviving corporation.

   All agreements to which ATIO and any stockholder of ATIO or any affiliate of any stockholder (including ATIO (Pty)) are parties are to be modified as required by us or terminated. A services agreement between ATIO International and ATIO is to be modified to eliminate all cancellation or termination payments or similar obligations of ATIO, ATIO International, or Willem Ellis.

   Convergent and ATIO are required by the Agreement and Plan of Merger to enter into an agreement, satisfactory in all respects to us, modifying the terms of a loan agreement between them, pursuant to which Convergent loaned $1,350,000 to ATIO, as follows:

  . Extend the maturity date of the loan to June 30, 2001, or if at least
    $2,500,000 of new cash funds have not been obtained by CESH from Venturian and/or ATIO by May 31, 2000 to extend the maturity date of the loan to January 1, 2002;

  . Reduce the interest rate to 9% per annum, payable monthly;

  . Allow conversion of the debt to registered common stock of the Company at $8.00 per share through the maturity date of the loan;

  . Continue the existing security agreement pursuant to which Convergent has a first security interest in the intellectual property of ATIO, on a pari passu basis with the loans made to ATIO by CESH and by Venturian; and

  . Convert the existing warrants to purchase ATIO common stock into 176,301 shares of CESH common stock.

   Adoption of New Stock Option Plan. The Agreement and Plan of Merger requires that we adopt a new employee and director stock option plan ("New Stock Option Plan") covering no more than 750,000 shares of common stock of the Company as the surviving corporation. The New Stock Option Plan has been approved by our Board of Directors and is being submitted to you for approval at the meeting. The New Stock Option Plan:

  . Provides for administration by a committee of at least two non-management directors;

  . Limits the total number of options grantable by the surviving corporation to 25% of the outstanding and issued stock of the surviving corporation;

  . Provides incentives to both current and future management and key employees of the surviving corporation; and

  . Encourages long-term employment, with rewards tied to the success of the surviving corporation as measured by the trading price of its shares. These requirements terminate one year after the merger.

  . The 25% limit does not include any options previously granted by us and not exercised prior to the merger but does include ATIO options granted under ATIO's stock option plans.

   New Investment by Venturian. At the time of the merger Venturian is required to purchase 148,900 shares of our common stock at a price of $6.48 per share. Venturian may choose to pay for the shares either in cash or in exchange for indebtedness, including accrued interest, of ATIO to Venturian. As collateral for this obligation, Venturian has entered into a pledge agreement with CESH. In the pledge agreement Venturian has pledged 2,300,000 shares of common stock of ATIO. If Venturian fails to purchase our common stock, our sole remedy will be to withhold shares of our common stock that would otherwise have been issued to Venturian as part of the merger.

   New Investment by ATIO International. At the time of the merger ATIO International is required to purchase 314,062 newly issued shares of CESH common stock at a price of $6.48 per share for an aggregate purchase price of $2,035,122. ATIO International may satisfy its obligation to purchase such common stock as follows:

  . Payment in cash;

  . Exchange for indebtedness (including accrued interest) of ATIO to ATIO
    International;

  . Delivery of an irrevocable letter of credit acceptable to us, providing for payment no later than May 31, 2000; or

  . Forfeiture of shares of CESH common stock to be pledged as security for payment of this obligation.

   The number of shares of our common stock to be so pledged would be determined by dividing the difference between the amount provided by ATIO International to us at the time of the merger and $2,035,122 by $6.48. If the Company has not received the full $2,035,122 on or before May 31, 2000, the pledged shares will be forfeited and returned to the surviving corporation and canceled. We would then have no other recourse against ATIO International.

   Loans to ATIO. In anticipation of the execution of the Agreement and Plan of Merger Atio (Pty) and Atio International loaned ATIO funds for continued development work since July 31, 1999, at a rate of approximately $50,000 to $60,000 per month. ATIO is indebted to Atio International for these amounts. They will continue to extend loans at the same rate for development work on the CyberCall products until the merger. Venturian has made loans to ATIO in the principal amounts of $100,000 and $50,000 under the terms of a loan agreement dated October 28, 1999, and may make additional loans to ATIO before the merger. We have made loans to ATIO in the total principal amount of $1,741,000 under the terms of a loan agreement and notes and security agreements. We anticipate making additional loans to ATIO before the merger. The loans by Atio
(Pty) and Atio International are to be credited against the commitment of Atio International to purchase 314,062 shares. The principal and accrued interest of such loans are to be exchanged for our common stock immediately after the merger. All Venturian loans are to be credited against Venturian's commitment to make the additional investment as described above. The principal and accrued interest of such Venturian loans are to be exchanged for our common stock immediately after the merger. All loans made by us to ATIO and accrued interest on such loans are to be credited against our $5,000,000 targeted amount of cash and short term investments at the time of the merger. If the merger is not completed for any reason, ATIO will be obligated to repay the loans in accordance with their terms.

   Restrictions on ATIO Solicitation of other Transactions. ATIO has agreed it will not initiate, solicit, knowingly encourage, or otherwise knowingly facilitate the making of any offer, from any person other than us to:

  . Purchase its stock, or loan funds to ATIO, or

  . Acquire ATIO or all or a material portion of the assets of ATIO or its subsidiaries by a merger, consolidation, conversion, reorganization, or other method of business combination, sale or similar transaction.

  . This agreement includes any single or multi-step transaction or series of related transactions, which is structured to permit a third party to acquire ATIO or the assets of ATIO and its subsidiaries. ATIO has also agreed that it will not engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such a proposal, or otherwise knowingly facilitate any attempt to make or implement such a Proposal.

   Solicitation of Private Investment. After conferring with ATIO, we may at any time before the merger solicit and receive subscriptions for investments in our securities. Such securities would be issued as soon as possible after the merger. The securities may include, without limitation, common stock, warrants to purchase common stock, preferred stock (issuable only upon amendment of our certificate of incorporation to authorize preferred stock) or convertible debt, with or without warrants. The total of these subscriptions may not exceed $5,000,000 (exclusive of the exercise of any related warrants).

   Other Agreements. Before the merger, ATIO must:

  . Develop a plan for the immigration of key personnel and its development team from the Republic of South Africa to the United States;

  . Establish its exclusive title to all proprietary rights used or useable in its business;

  . Change its name;

  . Attempt to obtain "lockup" agreements relating to the stock issued to certain key personnel pursuant to the merger;

  . Attempt to obtain employment agreements assuring that William Ellis, Mark
    Chodos, Bouwe Hamersma and John Webb will continue to work for CESH as the surviving corporation; and

  . Assure the prompt availability of the most current and correct source code relating to its intellectual property.

   Conditions to Our Obligation to Merge. Our obligation to complete the transactions contemplated by the Agreement and Plan of Merger is subject to the fulfillment of certain conditions, including the following:

  . Approval by our stockholders;

  . The accuracy of the representations and warranties of ATIO and the ATIO stockholders;

  . The performance by ATIO, Atio (Pty), Convergent and the ATIO stockholders of all of the covenants and agreements to be performed and satisfied by it or them;

  . The absence of any material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of ATIO since the date of the Agreement and Plan of Merger;

  . The delivery to us of certain certificates and legal opinions;

  . The absence of certain litigation;

  . The receipt of necessary governmental and other consents;

  . Reasonable assurance that at the time of the merger, we will have or shall have received $5,000,000 (including all amounts loaned to ATIO), subject to certain adjustments, plus

     .  $964,872 from Venturian; plus

     . $50,000 to $60,000 per month from Atio International and Atio (Pty) in funding of certain expenses as described above; plus

     . A minimum of $1.5 million from a private offering of our securities;

     .  All in the aggregate amount of not less than $7,500,000.

   Conditions to ATIO's Obligation to Merge. ATIO's obligation to consummate the merger and the transactions contemplated by the Agreement and Plan of Merger is subject to the fulfillment of certain conditions, including the following:

  . Approval by our stockholders;

  . The accuracy of our representations and warranties;

  . Our performance of all covenants and agreements to be performed by us prior to the merger;

  . The receipt of certain certificates and legal opinions; and

  . The execution by us of an escrow agreement as described in the Agreement and Plan of Merger with respect to certain funds relating to the exercise of our options.

Indemnification by ATIO and ATIO stockholders. All material representations and warranties in the Agreement and Plan of Merger are to survive for one year after the merger. ATIO before the merger, and each stockholder of ATIO after the merger, severally and not jointly, are obligated to indemnify and hold CESH harmless from and against all losses and expenses of attorneys, accountants and consultants of any kind or nature based upon certain breaches of representation or warranty set forth in the Agreement and Plan of Merger. No stockholder will have any obligation to indemnify with respect to a loss to the extent the loss shall have been caused by a breach by any other stockholder.

   We will not be entitled to indemnification unless the cumulative amount of all losses exceeds $75,000. Subject to certain exceptions, no ATIO stockholder will be obligated to indemnify us more than the value of all shares of our common stock received in the merger. With respect to any individual stockholders, our sole recourse will be to proceed against our common stock acquired by such individual stockholder in the merger. For such purposes, each share of our common stock will be deemed to have a value of $6.48.

   Subject to certain exceptions, we cannot make a claim for indemnification unless we have given written notice of it before the 12-month anniversary of the merger.

   The foregoing limitations do not apply with respect to losses caused by fraud or intentional misrepresentation on the part of a party, or the breach by ATIO of any representation regarding the number of shares of ATIO stock outstanding or subject to any right to purchase, or to losses caused by fraud or intentional misrepresentation on the part of a specific stockholder or the breach by a specific stockholder of such stockholder's representations regarding title to the ATIO shares, investment intent, and other specified matters. Recourse for stockholder misrepresentation may only be against the stockholder responsible for the loss.

   Our Obligation to Indemnify. We have agreed to indemnify and hold harmless ATIO stockholders from and against losses incurred by them arising out of or based upon any breach or inaccuracy of any representation or warranty made by us, provided, however that no indemnification shall be required hereunder except to the extent the cumulative amount of all stockholder losses exceeds $75,000.

   Indemnification of Directors and Officers. The Company as the surviving corporation is obligated to indemnify, defend, and hold harmless each person who is, has been, or becomes before the merger, an officer or director of the Company or the surviving corporation against all losses relating to the Agreement and Plan of Merger. This obligation includes reasonable attorney's fees and expenses and amounts paid in settlement. Any such loss must have arisen out of actions or omissions occurring at or before the merger and must be based on the fact that such person is or was a director or officer.

   Maintenance of Director and Officer Liability Insurance. For a period of six years after the merger, the Company is required to maintain in effect the policies of directors' and officers' liability insurance maintained by us; provided, that the surviving corporation may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the merger to the extent such liability insurance can be maintained annually at a cost to the surviving corporation not greater than

200% of the current annual premiums for such directors' and officers' liability insurance. If such insurance cannot be maintained or obtained at such cost, the Company must maintain as much of such insurance as can be so maintained at a cost equal to 200% of the current annual premiums of we pay for its directors' and officers' liability insurance.

   Termination of the Agreement and Plan of Merger. The Agreement and Plan of Merger may be terminated any time prior to the merger as follows:

  . With the mutual consent of CESH and ATIO;

  . By us, if the merger has not occurred on or before           , 2000;

  . By us if there has been a material misrepresentation or breach of warranty or a material breach of covenants on the part of ATIO that has not been cured within 30 days after notice thereof;

  . By ATIO if there has been a material misrepresentation or breach of warranty in our representations and warranties or a material breach of covenants on our part that has not been cured within 30 days after notice thereof;

  . By ATIO if CESH has less than $4.25 million in cash and short term investments on the closing date; or

  . By either us or ATIO if CESH has less than $4 million in cash and short term investments on the closing date.

   Anything in the Agreement and Plan of Merger to the contrary notwithstanding, if any of the conditions to our obligation to merge have not been satisfied, we have the right to proceed with the transactions contemplated by the Agreement and Plan of Merger without waiving any of our rights thereunder, and if any of the conditions to ATIO's obligation to merge have not been satisfied, ATIO has the right to proceed with the transactions contemplated hereby without waiving any of its rights thereunder.

Voting

   Donald M. Brown, holder of record of 110,270 shares, or 9.9% of our common stock and all current officers and directors of CESH, who hold of record 288,716 shares or 25.9% of our common stock, have agreed in writing not to exercise their appraisal rights under Delaware Law. All stockholders of ATIO have waived rights to dissent or appraisal that may otherwise be available to them under Minnesota Law.

                              ACCOUNTING TREATMENT

   The merger will be treated as a reverse acquisition of CESH (a "shell company" as a result of the spin-off of its operating subsidiary, CE Software) by ATIO under the purchase method of accounting. Under this accounting treatment, ATIO will record the fair value of the tangible assets of CESH and adjust ATIO's common stock and additional paid in capital to reflect the par value of CESH's common stock, after giving effect to the number of shares issued in the business combination. After the closing, financial statements of the surviving corporation will reflect ATIO's financial condition, results of operations and cash flows as the operating entity.

   CESH will treat the spin-off of CE Software as a distribution of property to its shareholders. In doing so, CESH will contribute capital to CE Software equivalent to the total of all sums currently owed by CE Software to CESH (approximately $1,200,000).

                  CERTAIN MATERIAL FEDERAL INCOME TAX MATTERS

   The following is a general summary of the material anticipated U.S. Federal income tax consequences to CESH, ATIO and shareholders of CESH of the merger of ATIO into and with CESH and the distribution of the stock of CE Software to the CESH shareholders in the spin-off. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service, and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This summary is based on the assumption that shares of CESH stock are held as capital assets, as defined in Code Section 1221, on the date of the merger and distribution. This summary is not a complete description of all of the tax consequences of the merger and distribution and does not address all aspects of U.S. Federal income taxation that might be relevant to a shareholder in light of his, her or its status or personal investment circumstances. This discussion does not address the U.S. Federal income tax consequences of the merger to ATIO shareholders or the merger and distribution to CESH shareholders that are subject to special treatment under the Federal income tax laws (for example, foreign persons, financial institutions, dealers in securities, regulated investment companies, pass through entities, insurance companies, tax-exempt organizations, individual retirement accounts, holders who acquired their CESH shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, or holders who hold CESH stock as part of a "hedge," "straddle" or "conversion transaction" or who have a "functional currency" other than the U.S. dollar). In addition, this discussion does not consider the effect of any foreign, state or local tax laws that may be applicable to the merger and distribution, or the effects of the alternative minimum tax. No ruling or opinion has been or will be sought from the IRS or legal or tax counsel concerning the tax issues addressed herein, and such issues may be subject to uncertainty resulting from the lack of definitive judicial or administrative authority and interpretations applicable thereto as well as the highly factual nature of the issues addressed herein. THEREFORE, ALL CESH SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS.

Treatment of the Merger

   It is anticipated that (i) the merger should qualify as a tax-free reorganization pursuant to Code Section 368(a)(1)(A), (ii) CESH and ATIO should be a party to the reorganization within the meaning of Code Section 368(b) and
(iii) no gain or loss should be recognized by CESH or ATIO as a result of the merger.

Effect on CESH of the Distribution of CE Software Stock

   CESH believes that the distribution of the stock of CE Software to the shareholders of CESH in the spin-off will be treated as a taxable transaction. Accordingly, CESH will be required to recognize gain, if any, equal to the aggregate fair market value of the shares of CE Software minus the adjusted tax basis of CESH in such shares. However, CESH anticipates that its adjusted tax basis in the shares of CE Software will actually exceed the fair market value, and, therefore, CESH will realize a loss, but such loss will not be recognized for Federal income tax purposes. The distribution may also trigger the recognition by CESH of deferred gains and losses pursuant to the intercompany transaction rules of the consolidated return Treasury Regulations.

Effect on CESH Shareholders of the Distribution of CE Software Stock

 Taxable Dividend Treatment

   CESH believes that the receipt of the stock of CE Software by CESH shareholders in the spin-off will be treated as a taxable dividend to the CESH shareholders. Generally, a distribution of property by CESH will be treated as a taxable dividend to the extent that the fair market value of the distributed property is from its accumulated earnings and profits or from its earnings and profits of the taxable year of the distribution. CESH currently anticipates that it will have sufficient earnings and profits to cause the entire distribution of CE Software stock to be treated as a taxable dividend. Accordingly, it is anticipated that each CESH shareholder will be required to recognize ordinary income (subject to a maximum Federal tax rate of 39.6%) equal to the fair market value of CE Software stock received in the distribution. However, CESH shareholders who are corporations taxable under Subchapter C of the Code may be eligible for the dividends received deduction of Code Section 243. The aggregate tax basis of the CE Software stock in the hands of a CESH shareholder should be equal to the aggregate fair market value of such stock, and the holding period should begin on the day that the CE Software stock is distributed to the CESH shareholder.

   If sufficient earnings and profits did not exist at the time of the distribution, the amount of the taxable dividend would be equal to each CESH stockholder's ratable share of the earnings and profits of CESH. The excess of the aggregate fair market value of the shares of CE Software received by a shareholder minus the amount of the distribution treated as a taxable dividend above would then be treated first as a tax-free return of capital to the extent of the aggregate tax basis of the shareholder's CESH stock, and any remainder would be treated as gain from the sale or exchange of the stock. If any amount of the distribution is treated as a tax-free return of capital, such amount will be applied against and reduce the shareholder's tax basis of CESH stock.

 Information Reporting and Backup Withholding

   Subject to certain exceptions, CESH anticipates that the distribution of CE Software stock should be subject to information reporting to the IRS and may be subject to a 31% backup withholding tax. Backup withholding should not apply, however, if you have already furnished your taxpayer identification number to CESH or your brokerage company or otherwise have completed, signed and filed with CESH or your brokerage company a Form W-9. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's Federal income tax liability, provided, that the holder furnishes the required information to the IRS.

   THIS TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON CURRENT LAW. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCE OF THE AGREEMENT AND PLAN OF MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

AMENDMENT TO CERTIFICATE OF INCORPORATION

   If you vote to approve the Agreement and Plan of Merger, you will also be voting to approve amendments to the CESH Certificate of Incorporation as described herein.

   The board has adopted and recommends the following resolution amending the Certificate of Incorporation. This resolution increases the number of authorized shares of common stock and reduces the par value of each share. The principal purpose of this amendment is to authorize a sufficient number of shares of common stock to complete the merger transactions. The officers will need to execute such documents as required to effectuate the resolution.

   RESOLVED, that section 4.1 of Article 4 of the Restated Certificate of Incorporation of the corporation shall be amended to read as follows:

   "ARTICLE 4--CAPITAL STOCK

  4.1 The aggregate number of shares of stock the corporation has authority to issue shall be Ten Million (10,000,000) shares, all of which shall be classified as Common Stock with a par value of ($.01) per share."

   RESOLVED FURTHER, that the officers of the Corporation are empowered and authorized to perform any and all acts and execute any and all notices or documents necessary to effectuate the above resolution.

REGULATORY APPROVALS

   We are not aware of any license, regulatory permit or lease which is material to our business and which is likely to be adversely affected by the merger transactions or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to effecting the merger transactions.

                                  PROPOSAL #3

   TO AUTHORIZE THE ISSUANCE OF A MAXIMUM OF 715,000 SHARES OF COMMON STOCK IN A PRIVATE OFFERING, AT A PER SHARE PRICE NOT LESS THAN $7.00, PLUS WARRANTS TO PURCHASE AN EQUAL NUMBER OF ADDITIONAL SHARES OF COMMON STOCK AT AN EXERCISE PRICE NOT LESS THAN $9.00.

   THE BOARD OF DIRECTORS OF CESH RECOMMENDS THAT YOU VOTE FOR PROPOSAL #3.

   Under the terms of the Agreement and Plan of Merger, the Company is expected to have the following assets at the effective time of the merger:

  . $5,000,000 in cash or liquid assets, less certain expenses and less the aggregate amount of principal and unpaid, accrued interest for all loans made by CESH to ATIO prior to the merger;

  . funds from Venturian for the purchase of 148,900 shares of the Company's common stock at a price of $6.48 per share, payable, at Venturian's option, either in cash or in exchange for indebtedness;

  . $50,000 to $60,000 per month from Atio International; plus

  . a committed amount of net proceeds from a private offering sufficient for all of the above to total no less than $7,500,000.

   The board of directors has approved the private offering of a maximum of 715,000 shares of the Company's common stock at a minimum offering price of $7.00. Each purchaser of shares of common stock sold in the private offering would receive one warrant for each share purchased. The warrants will be exercisable for a period of three years for the purchase of one additional share of the Company's common stock at a minimum exercise price of $9.00 per share.

   The Company intends to retain a brokerage firm or other financial advisor to act as its agent in the private offering. We expect that the Company will compensate such an agent an amount equal to approximately 8% of all funds received in the private offering. The Company will also be required to pay the expense of the private offering. We are negotiating with John G. Kinnard & Company, Inc. to act as the Company's agent in the private offering. The offering will be limited to persons who are accredited investors as that term is defined in the Securities Act of 1933. An accredited investor, may include investors like those listed below:

  . an individual whose net worth, or joint net worth with his or her spouse, is $1,000,000;

  . an individual with an annual income over $200,000, or joint income with that person's spouse in excess of $300,000;

  . a bank;

  . an insurance company;

  . a pension fund;

  . a corporation, partnership, limited liability company, trust or other entity not formed for the purpose of making the investment with assets of at least $5 million; or

  . a director or executive officer of the Company.

   You are being asked to approve the issuance of shares and warrants in this private offering. Within the minimum requirements described above, the terms and conditions of the private offering will be determined by the board of directors.

                                  PROPOSAL #4

   TO AMEND THE 1990 STOCK OPTION PLAN, 1992 STOCK OPTION PLAN, AND NONEMPLOYEE DIRECTORS STOCK OPTION PLAN BY:

      (a) increasing the number of shares reserved to be issued upon exercise of options granted under the 1990 Stock Option Plan to 130,000;

      (b) prohibiting the granting of any further options under any of these plans; and

      (c) providing that all options granted under any of these plans to persons who were directors or employees of either CESH or CE Software immediately prior to the effective time of the merger, other than persons who will continue as employees of CESH, will be exercisable as of the effective time of the merger and for a period of three months thereafter;

   THE BOARD OF DIRECTORS OF CESH RECOMMENDS THAT YOU VOTE FOR PROPOSAL #4.

   The Company has three stock option plans in place as described below. If you vote in favor of Proposal #4, all options granted under these old stock option plans, except those held by Thomas Patin, will vest and may be exercised any time within three months after the merger and no further options could be granted under any of the plans. Under Proposal #4 you are also being asked to vote to increase the number of shares reserved to be issued under the 1990 Stock Option Plan to 130,000. This increase is necessary to authorize shares to be issued upon exercise of options granted to Mr. Patin.

1990 Stock Option Plan

   Under the Company's 1990 Stock Option Plan, options to acquire shares of common stock have been granted to employees and employee directors.

   The exercise price of the options is 100% of fair market value of the shares on the date of the grant (110% for incentive stock options granted to a person holding more than 10% of the voting power of the Company's stock). Upon exercise, the exercise price may be paid in cash or in common stock of the Company.

1992 Stock Option Plan

   Under the Company's 1992 Stock Option Plan, options to acquire shares of common stock have been granted in the form of nonqualified stock options to employees, including officers and directors who are employees.

   The purchase price per share under any option is 100% of the fair market value of a share of Company stock on the date of grant. Options may be exercised by payment of the purchase price in cash, in previously acquired shares of Company stock, or in some combination thereof.

Nonemployee Directors Stock Option Plan

   Under the Nonemployee Directors Plan, options to acquire up to 20,000 shares of common stock may be granted in the form of nonqualified stock options to outside directors. The Nonemployee Directors Plan provides for the automatic grant of nonqualified stock options to outside directors each year on the date of the annual meeting of stockholders. Any nonemployee director initially elected to the board by the stockholders has on that date received options to purchase 2,400 shares of common stock. Any nonemployee director reelected to the Board by the Stockholders has that date received options to purchase 500 shares of common stock.

   The purchase price per share under any option is 100% of the fair market value of a share of Company stock on the date of grant. Options may be exercised by payment of the purchase price in cash, in previously acquired shares of Company stock, or in some combination thereof.

Immediate Vesting of Options Previously Granted Under the Plans

   In order to protect all of the participants' rights, all options granted under the plans, except those granted to Thomas Patin, will become fully exercisable at the effective time of the merger.

   At December 31, 1999, options to purchase an aggregate of 196,995 shares were held by 40 persons, at exercise prices of from $2.31 to $46.25 per share. For further information about the CESH stock option plans, please see our Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999.

   During 1999, options to purchase 6,200 shares were granted to John S. Kirk. No options to purchase the Company's common stock were granted during the fiscal year ended September 30, 1999 to any other person named in the Summary Compensation Table.

   However, options to purchase 5,000 shares were granted to Curtis W. Lack in November 1999 and options to purchase 74,000 shares were granted to Thomas Patin in December 1999. Under the agreement with Mr. Patin, these options will vest at the rate of 4,000 per month during the first 12 months after the merger and the balance of the options will vest prorata monthly during the second 12 months.

   The following table provides certain information concerning exercises of options to purchase the Company's common stock in the fiscal year ended September 30, 1999, and unexercised options held as of September 30, 1999, by the persons named in the Summary Compensation Table:

      Aggregate Option Exercises In Fiscal Year Ending September 30, 1999
                       and Fiscal Year-End Option Values

                                                          Number of
                                                         Unexercised     Value of
                                                         Securities     Unexercised
                                                         Underlying    In-The-Money
                                                        Options/SARs   Options/SARs
                                                          at FY-End    at FY-End ($)
                         Shares Acquired Value Realized Exercisable/   Exercisable/
          Name             On Exercise        ($)       Unexercisable  Unexercisable
          ----           --------------- -------------- ------------- ---------------
Christian F. Gurney*....      5,000         $15,313     27,332/7,668  $80,290/$27,460
John S. Kirk............       -0-            -0-        3,166/6,834   $5,540/$16,220
Curtis W. Lack..........       -0-            -0-            -0-            -0-

--------
* Christian F. Gurney exercised options to purchase 5,000 shares in 1999. The amount realized represents the cashless exercise of options to purchase 5,000 shares with an exercise price of $2.4375 per share and a market value on the date of exercise of $5.50 per share.

                                  PROPOSAL #5

                      TO ADOPT THE 2000 STOCK OPTION PLAN

   THE BOARD OF DIRECTORS OF CESH RECOMMENDS THAT YOU VOTE FOR PROPOSAL #5.

   Prior to the effective time of the merger, CESH, subject to the approval of ATIO of the terms thereof, is obligated to adopt a new employee and director stock option plan covering no more than 750,000 shares of common stock, not including conversion of any existing ATIO employee stock options. A copy of the new plan is attached to this disclosure statement as Appendix C. The new stock option plans are being submitted to you for approval at the meeting. The new stock option plans:

  . Provide for administration by a committee of at least two non-management directors;

  . Limit the total number of options that may be granted to twenty-five per cent (25%) of the outstanding and issued stock of CESH after the merger (this limit does not include options previously granted by CESH under its old options plans but does include options previously granted by ATIO);

  . Provide incentives to management and key employees of CESH after the merger; and

  . Encourage long-term employment, with rewards tied to the success of CESH as measured by the trading price of CESH's shares.

                           VOTE REQUIRED; RECORD DATE

   A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, is required for there to be a quorum at the annual meeting. A quorum is the minimum number of stockholders required to transact business or take a vote. Under the terms of the Agreement and Plan of Merger, the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is required to approve the Agreement and Plan of Merger. The holders of 35.8% of our common stock, including members of the management group who will continue to own an equity interest in CESH after the merger, have agreed to vote their shares in favor of the merger and for adoption of the Agreement and Plan of Merger, and in favor of any other matter necessary to complete the transactions contemplated by the Agreement and Plan of Merger. See "Interests of Directors and Officers in the Merger and Distribution of CE Software Stock that are Different from Your Interests or Which May Present Conflicts of Interest."

   Except for the recommendation of the board contained in this proxy statement, to our knowledge after reasonable inquiry, none of our executive officers, directors or affiliates has made a recommendation in support of or opposed to the merger, the distribution of CE Software stock or other proposals presented in this disclosure document.

   Our board of directors has fixed March 10, 2000 as the record date for determining the CESH stockholders entitled to notice of and to vote at the annual meeting. Therefore, only stockholders of record at the close of business on the record date will receive notice of and be able to vote at the annual meeting. At the close of business on the record date, there were
shares of our common stock outstanding held by       record holders. A majority
of these shares must be present at the annual meeting, either in person or by proxy, in order to transact business at the meeting. Each share of outstanding common stock entitles its holder to one vote.

   Stockholders of CESH common stock present in person at the annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of these shares have abstained, will be counted as present at the annual meeting for the purpose of determining whether or not a quorum exists. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of the shares may not give a proxy to vote shares held for these customers on the matters to be voted at the annual meeting without specific instructions from the beneficial owners.

   Broker non-votes will be counted for purposes of determining whether a quorum exists. In all proposals, except the election of directors and approval of the Agreement and Plan of Merger, the affirmative vote of the majority of shares present in person or by proxy will be the act of stockholders. Abstentions and broker non-votes will have the same effect as a vote against approval of those proposals. Directors will be elected by a plurality of the votes of the shares present in person or by proxy. Therefore, we urge you to complete, date, and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

   As contemplated by the Agreement and Plan of Merger, you may be entitled to appraisal rights. See "Appraisal Rights." A copy of the text of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached to this disclosure statement as Appendix B.

                        DISSENTERS' RIGHTS TO APPRAISAL

   Under the Delaware General Corporation Law (the "Delaware Law"), if any holder of record of CESH common stock does not vote in favor of the merger, such holder has the right to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his, her, or its shares of CESH common stock; provided that the stockholder complies with the provisions of section 262 of the Delaware Law.

   Holders of record of shares of CESH common stock who do not vote in favor of the Agreement and Plan of Merger and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under section 262 of the Delaware Law. A person having a beneficial interest in shares of CESH common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to properly and timely follow the steps summarized below if such person wishes to perfect appraisal rights. Donald M. Brown and all officers and directors of CESH have agreed in writing not to exercise appraisal rights.

   THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DELAWARE LAW WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX B. ALL REFERENCE IN SECTION 262 OF THE DELAWARE LAW AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF CESH COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

   Under section 262 of the Delaware Law, a holder of shares of CESH common stock who follows the procedures set forth in section 262 of the Delaware Law will be entitled to have its shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court.

   This disclosure statement is your notice that appraisal rights are available to you under section 262 of the Delaware Law. The text of section 262 of the Delaware Law is attached to this disclosure statement as Appendix B. If you wish to exercise your appraisal rights or to preserve your right to do so, you should review the following description and Appendix B carefully. Failure to timely, properly and strictly comply with the required procedures will result in the loss of appraisal rights under Section 262 of the Delaware Law.

   If you wish to exercise your appraisal rights you (a) must not vote in favor of the adoption of Agreement and Plan of Merger and (b) must deliver to CESH prior to the vote on the Agreement and Plan of Merger at the CESH annual meeting, a written demand for appraisal of your shares of common stock. Your written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Your demand must reasonably inform CESH of your identity and your intent to demand appraisal of your shares of CESH common stock. In order to exercise appraisal rights you must be the record holder of shares of common stock on the date your written demand for appraisal is made and you must continue to hold such shares of common stock until the consummation of the merger. Accordingly, if you are the record holder of shares of common stock on the date the written demand for appraisal is made, but you thereafter transfer such shares of common stock prior to consummation of the merger, you will lose any right to appraisal in respect of such shares of common stock.

   Only a holder of record of shares of common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of common stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of common stock as to which appraisal is sought. When no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock in brokerage accounts or other nominee forms and those who wish to exercise appraisal rights under section 262 of the Delaware Law are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

   ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE DELIVERED TO WILLEM ELLIS, 7031 OHMS LANE, SUITE 600, EDINA, MINNESOTA 55439.

   Within ten days after the effective time of the merger, the Company as the surviving corporation in the merger, will notify each stockholder who has properly demanded appraisal rights under section 262 of the Delaware Law and has not voted in favor of the Agreement and Plan of Merger of the date that the merger has become effective.

   Within 120 days after the effective time of the merger, but not thereafter, CESH, or any stockholder who has complied with the requirements of section 262 of the Delaware Law and is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock. CESH is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of common stock. Accordingly, it will be your obligation, if you wish to assert appraisal rights, to initiate all necessary action to perfect their appraisal rights within the time prescribed in section 262 of the Delaware Law.

   If you have complied with the requirements for exercise of appraisal rights, you will be entitled, within 120 days after the effective time of the merger and upon written request, to receive from CESH a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to you within ten days after your written request is received by CESH or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

   If a petition for an appraisal is filed timely, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. You should be aware that the fair value of your shares of common stock as determined under section 262 of the Delaware Law could be more than, the same as or less than the value of the consideration you would receive pursuant to the Agreement and Plan of Merger if you did not seek appraisal.

   The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of common stock entitled to appraisal.

   If you have demanded an appraisal in compliance with section 262 of the Delaware Law, you will not, after the effective time of the merger, be entitled to vote the shares of common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record as of a record date prior to the effective time of the merger).

   If you demand appraisal of your shares of common stock under Section 262 of the Delaware Law but fail to perfect, or effectively withdraws or loses, your right to appraisal, as provided in section 262 of the Delaware Law, your shares of common stock will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Agreement and Plan of Merger (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to CESH a written withdrawal of his, her or its demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the merger will require the written approval of CESH and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

   FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE LAW FOR PERFECTING AND PURSUING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE IN ACCORDANCE WITH THE AGREEMENT AND PLAN OF MERGER).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of December 31, 1999, the number and percentages of outstanding shares of the Company's common stock beneficially owned by each current director (all of whom are nominated for re-election to serve until the effective time of the merger) and by all directors and current officers as a group. The table also shows the anticipated beneficial ownership for those who will be officers, directors and 5% shareholders of the Company following the merger. The Company is aware of no stockholder, other than Richard A. Skeie, Donald M. Brown, John S. Kirk and Sheldon T. Fleck currently claiming to hold more than five percent of the Company's outstanding stock:

                          No. of Shares
                          Beneficially  No. of Shares
                           Owned Prior  Beneficially     Percent of     Percent of
                             to the      Owned After   Class Prior to Class After the
Name of Beneficial Owner    Merger(5)   the Merger(6)    the Merger       Merger
------------------------  ------------- -------------  -------------- ---------------
Richard A. Skeie(1)(7)..     110,528       110,656           9.9%           4.4%
Donald M. Brown(2)......     110,270       110,270           9.9%           4.4%
John S. Kirk(1)(8)......      76,214        82,520           6.8%           3.3%
Sheldon T. Fleck(3)(9)..     108,599       184,959           9.7%           7.2%
David J.
 Lundquist(4)(10).......      13,399        13,900           1.2%             *
Christian F.
 Gurney(1)(11)..........      54,308        57,420           4.7%           2.2%
Curtis W. Lack(1).......          20         5,020(15)         *              *
Thomas Patin(1).........         n/a         8,000(13)       n/a              *
Venturian...............         n/a       385,742           n/a           15.3%
Atio International......         n/a       799,941(14)       n/a           28.2%
Willem Ellis............         n/a        75,002(17)       n/a            3.0%
Bouwe Hamersma..........         n/a        22,862(17)       n/a              *
Private Offering
 Investors..............         n/a       218,750(16)       n/a            8.7%
Total Pre-Merger
 Officers and Directors
 as a Group(12).........     339,068       430,475          29.2%          16.3%

--------
*less than 1%
(1) The address of Mr. Skeie, Mr. Kirk, Mr. Gurney, Mr. Lack and Mr. Patin is c/o CE Software Holdings, Inc., P.O. Box 65580, West Des Moines, IA 50265.
(2) The address of Mr. Brown is 1650 Fuller Road, West Des Moines, Iowa 50265.
(3) The address of Mr. Fleck is York Investments, 5720 Smetana Drive, Suite 300, Minnetonka, MN 55343.

(4) The address of Mr. Lundquist is 2600 Grand Avenue, Suite 216, Des Moines, IA 50312.
(5) Includes shares actually owned and shares represented by stock options that are exercisable within sixty days of the date of this table (December 31, 1999).
(6) Includes shares actually owned and shares represented by stock options that are exercisable immediately after the merger. Also included are 218,750 shares the Company expects to issue in the private offering. The terms of the private offering have not yet been finalized.
(7) Includes 106,056 shares and 4,472 vested stock options prior to the merger and 4,600 vested stock options after the merger.
(8) Includes 72,520 shares currently owned by Mr. Kirk and 3,692 vested stock options prior to the merger and 10,000 vested stock options after the merger.
(9) Includes 78,700 shares and 5,899 vested stock options prior to the merger. Also included are options to purchase a total of 24,000 shares under separate agreements between Mr. Fleck and Messrs. Kirk, Skeie and Brown. The post-merger figure includes 28,984 shares to be issued at the effective time of the merger and 46,875 shares that may be issued upon conversion of the Convergent loan and 6,400 vested stock options. These figures do not include 36,048 shares to be issued to trusts for the benefit of his children at the effective time of the merger and 16,406 shares that may be issued to trusts for the benefit of Mr. Fleck's children upon conversion of the Convergent loan. Mr. Fleck disclaims beneficial interest in any shares issued to such trusts. Mr. Fleck may participate in the private offering in an undetermined amount. No shares that may be issued to Mr. Fleck in the private offering have been included.
(10) Includes 9,000 shares and 4,399 vested stock options prior to the merger and 4,900 vested stock options after the merger.
(11) Includes 22,420 shares and 31,888 vested stock options prior to the merger and 35,000 vested stock options after the merger.
(12) This figure included only amounts owned after the merger by individuals who were officers and directors of CESH before the merger.
(13) Includes 8,000 stock options exercisable within two months of the effective date of the merger.
(14) Includes 485,879 shares that will be issued in exchange for ATIO shares owned by Atio International and 314,062 shares that will be issued to Atio International if it exercises its right to purchase additional shares.
(15) Includes 20 shares and 5,000 stock options that will be vested after the merger.
(16) This figure assumes an issuance of 218,750 shares in connection with the private offering that is to be complete on or before closing of the merger. This number assumes that in order to raise the minimum $1.5 million required by the Agreement and Plan and Merger, subscriptions for securities valued at $1,750,000 would have to be raised in order to meet expenses of the private offering in the estimated amount of $250,000.
(17) Includes shares to be issued upon conversion of ATIO shares and options exercisable within 60 days of the effective time of the merger.

Directors, Executive Officers, Promoters, and Control Persons

   Richard A. Skeie, John S. Kirk, Christian F. Gurney, Sheldon T. Fleck, and David J. Lundquist are all current directors and each has been nominated for re-election to serve subject to replacement by the persons designated under the Agreement and Plan of Merger. As nominees, each has a brief biography, describing any officer positions held, under the section titled "Nominees for Election as Directors" within this disclosure statement. Other executive officers and significant employees not previously disclosed include:

   Curtis W. Lack, 48, is the chief financial officer of the Company and its operating subsidiary, CE Software. Mr. Lack was chief financial officer from 1993 to 1997 and rejoined the Company on October 18, 1999. Prior work experiences include senior manager with KPMG LLP, chief financial officer positions for

Meredith/Burda Corporation and Delavan, Inc., and chief operating officer for Color Converting Industries, Inc. Mr. Lack received a bachelor's degree from Iowa State University in 1973 and his certified public accountant certificate in 1975. He currently serves on the West Des Moines Board of Education and the board of directors of Iowa Limestone Company. He is a member of the Polk-Des Moines Taxpayers Association, Financial Executives Institute, the American Institute of CPAs and is active in other civic organizations.

                             EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation of the chief executive officer of the Company and the other executive of the Company whose total salary and bonus for the year ended September 30, 1999, exceeded $100,000, for services in all capacities to the Company and its subsidiaries during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                             Long-
                                 Fiscal                       Term
                                  Year                      Compen-   All Other
Name and                         Ended                       sation    Compen-
Principal Position              Sept 30,  Salary  Bonus(1) Options(2) sation(3)
------------------              -------- -------- -------- ---------- ---------
Christian F. Gurney(6).........   1999   $150,000  $    0         0    $4,845
 President and CEO                1998   $150,000  $1,000         0    $4,845
 and Director                     1997   $108,720  $  144    40,000    $3,396

Curtis W. Lack(4)(6)...........   1999   $      0  $    0    $    0    $    0
 CFO                              1998   $      0  $    0    $    0    $    0
                                  1997   $104,850  $  144     5,000    $3,276

John S. Kirk(5)(6).............   1999   $ 33,000  $    0    $    0    $1,045
 President and CEO and            1998   $ 24,000  $1,000     6,200    $  720
 Director of CE Software          1997   $ 24,000  $  144     3,800    $  720

--------
(1) On September 30, 1998, the Company awarded each of its employees a $1,000 bonus. In fiscal year 1997, the Company awarded each of its employees 20 shares of the Company's Common Stock as a bonus (the amount was the value of stock at the time of the gift).
(2) These amounts represent the shares of stock underlying options granted to each named employee in the year indicated. Mr. Gurney exercised options to purchased 5,000 shares in 1999 by a cashless exercise through his broker. The options had an exercise price of $2.4375 per share and a market price of $5.50 the date of the cashless exercise.
(3) The Company has in effect a 401(k) profit sharing plan and life insurance plan that covers substantially all of its employees, including executive officers. The profit sharing component of the plan is funded by employer contributions at a uniform percentage of salary as set annually by the Board of Directors. No profit sharing contributions were made during the three-year period ended September 30, 1999. The 401(k) component of the plan allows qualified employees to contribute between 1% and 12% of their compensation. The plan calls for employer matching of contributions as determined by the Board of Directors. Contributions under the plan vest 33 1/3 percent for each year of credited service. The Company also provides life insurance coverage at one times the employee's annual base salary.
(4) Mr. Lack was chief financial officer for the Company from May 1993 through September 1997. He joined the Company again in October of 1999 and is being paid a monthly salary of $10,000.
(5) Mr. Kirk was an employee, secretary and treasurer of CESH during 1997, 1998 and 1999. He was appointed President and CEO of CE Software on October 6, 1999, a position he will continue to hold after the merger and the distribution of CE Software stock. Mr. Kirk's annual salary is currently $60,000.
(6) Messrs. Gurney, Kirk and Lack will resign from their positions with CESH at the effective time of the merger.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

   The Company's common stock was initially offered to the public and was available on the over-the-counter market under the symbol "CESH" on October 12, 1990. It was traded on the Nasdaq National Market under the symbol "CESH" from September 3, 1991 through June 30, 1997. Since June 30, 1997, the stock has been trading on the Nasdaq SmallCap Market under the symbol "CESH."

   The following table sets forth the range of high and low sales prices per share of common stock for the last two fiscal years as provided by Nasdaq.

                                                                   Common stock
                                                                   -------------
                                                                    Low    High
                                                                   ------ ------
      Quarter ended:
      September 30, 1999.......................................... $4.188 $8.000
      June 30, 1999...............................................  3.125  7.000
      March 31, 1999..............................................  3.250  5.000
      December 31, 1998...........................................  3.625  5.500
      September 30, 1998..........................................  2.250  5.250
      June 30, 1998...............................................  2.000  4.000
      March 31, 1998..............................................  1.625  3.250
      December 31, 1997...........................................  1.625  3.969

   On December 27, 1999, the last full trading day prior to the date of the public announcement of the Merger, CESH's common stock closed at $12.00 per share. On November 30, 1999, the closing price for CESH's common stock was $10.00 per share and CESH had 174 stockholders of record.

   There are no restrictions on the Company's ability to pay dividends; however, it is currently the intention of the CESH board of directors to retain any and all earnings for use in the Company's business and the Company does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend, among other factors, upon the earnings, capital requirements, operating results and financial condition of the Company. The CESH Board has not declared and the Company did not pay cash dividends in fiscal 1999 or fiscal 1998.

                     MANNER IN WHICH PROXIES WILL BE VOTED

   The Company proposes to vote the proxies for the election of each of the above named five nominees to the board, each to hold office until the next annual meeting and until his successor is elected and has qualified. In the event any nominee is not available to serve as a director at the time of the election (which the Company has no reason to anticipate), proxies may be voted for such substitute nominees as the Company may propose. The Company proposes to vote the proxies in favor of Proposals #2-5. The proxies may be voted to transact any other business that may come before the meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The audit of the Company's financial statements for the year ended September 30, 1999, was conducted by KPMG LLP. A representative from such firm is expected to be present at the meeting to answer appropriate questions, but does not intend to make a statement. We anticipate that KPMG LLP will be selected as the independent auditor for CE Software after the spin-off.

   The audit of ATIO's financial statements for the year ended December 31, 1998, was conducted by PricewaterhouseCoopers LLP. Officers of ATIO have informed us they intend to retain PricewaterhouseCoopers LLP as the Company's independent auditors after the effective date of the merger, subject to ratification by the board of directors.

   The audit of ATIO's financial statements for the year ended December 31, 1997, was conducted by Grant Thornton LLP.

                                 OTHER MATTERS

   The Board knows of no other matter to be presented at the meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matters. Stockholders who do not expect to attend in person are urged to execute and return the enclosed proxy card promptly.

                           PROPOSALS OF STOCKHOLDERS

   The Company's next annual meeting is expected to be held during the second quarter (January, February, March) of fiscal year 2001, at a time and date to be determined by the board of directors. Any stockholder who intends to submit a proposal for inclusion in our proxy materials for that annual meeting must deliver the proposal to the corporate secretary at our principal office not later than September 30, 2000. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 it will be included in the proxy statement and set forth on the appointment form of proxy issued for such annual meeting of shareholders. Nothing in this section shall be deemed to require the Company to include in its proxy statement and proxy relating to that meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

   If we receive notice of a shareholder proposal which is not intended for inclusion in our proxy statement on or before January 1, 2001, so long as we include in the proxy statement for that meeting our advice on the proposed matter and how the named proxy holders intend to vote the shares for which they have received discretionary authority, such proxy holders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC's rules governing shareholder proposals.

                             AVAILABLE INFORMATION

   No person is authorized to give any information or to make any representations, other than as contained in this disclosure statement, in connection with the merger and the distribution of CE Software stock, and if given or made, such information or representations may not be relied upon as having been authorized by CESH or by CE Software. The delivery of this disclosure statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of CESH, CE Software or ATIO since the date hereof.

                           INCORPORATION BY REFERENCE

   The SEC allows us to "incorporate by reference" information into this disclosure statement. This means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this disclosure statement, and later information filed with the SEC will update and supersede the information in this disclosure statement.

   We incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this disclosure statement and prior to the annual meeting. We also incorporate by reference in to this disclosure statement the following documents that we filed with the SEC under the Exchange Act:

  . our Annual Report on Form 10-KSB for the year ended September 30, 1999;

  . our Quarterly Reports on Form 10-QSB for the quarters ended December 31,
    1998, March 31, 1999, June 30, 1999 and December 31, 1999.

   All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this disclosure statement and prior to the annual meeting will be deemed to be incorporated by reference into this disclosure statement and to be a part of the disclosure statement from the date of filing of those documents.

   You should rely only on the information contained in (or incorporated by reference into) this disclosure statement. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this disclosure statement. This disclosure
statement is dated                   . You should not assume that the
information contained in this proxy statement is accurate as of any later date, and the mailing of this disclosure statement to you shall not create any implication to the contrary.

   Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this disclosure statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

     CE Software Holdings, Inc.
     1801 Industrial Circle
     West Des Moines, Iowa 50265
     (515) 221-1801, ext. 2110

   If you would like to request documents from us, please do so by in order to ensure timely receipt before the special meeting.

     John S. Kirk
     Secretary
     West Des Moines, Iowa
     January 27, 2000

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report..............................................   D1

Consolidated Balance Sheets of CE Software Holdings, Inc., and
 Subsidiaries September 30, 1999 and 1998.................................   D2

Consolidated Statements of Operations of CE Software Holdings, Inc., and
 Subsidiaries for years ended September 30, 1999, 1998, and 1997..........   D3

Consolidated Statements of Stockholders' Equity of CE Software Holdings,
 Inc. and Subsidiaries for years ended September 30, 1999, 1998, and 1997.   D4

Consolidated Statements of Cash Flows of CE Software Holdings, Inc., and
 Subsidiaries for years ended September 30, 1999, 1998, and 1997..........   D5

Notes to Consolidated Financial Statements of CE Software Holdings, Inc.,
 and Subsidiaries for years ended September 30, 1999, 1998, and 1997......   D6

Report of Independent Accountants.........................................  D15

Report of Independent Certified Public Accountants........................  D16

Balance Sheets of ATIO Corporation USA, Inc. as of December 31, 1997 and
 1998 and September 30, 1999 (unaudited)..................................  D17

Statements of Operations of ATIO Corporation USA, Inc. for years ended
 December 31, 1997 and 1998 and for nine months ended September 30, 1999
 (unaudited)..............................................................  D18

Statements of Changes in Shareholders' Deficit of ATIO Corporation USA,
 Inc. for years ended December 31, 1997 and 1998 and for nine months ended
 September 30, 1999 (unaudited)...........................................  D19

Statements of Cash Flows of ATIO Corporation USA, Inc. for years ended
 December 31, 1997 and 1998 and for nine months ended September 30, 1999
 (unaudited)..............................................................  D20

Notes to Financial Statements of ATIO Corporation USA, Inc. for years ended December 31, 1997 and 1998 and for nine months ended September 30,
 1999 (unaudited).........................................................  D21

                                   APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          CE SOFTWARE HOLDINGS, INC.,

                           ATIO CORPORATION USA, INC.

                 THE STOCKHOLDERS OF ATIO CORPORATION USA, INC.

                               CC MANAGEMENT, LLC

                                      AND

                           ATIO CORPORATION (PTY) LTD

                         Dated as of December 28, 1999

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I--THE MERGER......................................................   1
   1.1  The Merger.........................................................   1
      1.1.1 The Merger.....................................................   1
      1.1.2 Effect of the Merger...........................................   1
      1.1.3 Consummation of the Merger.....................................   2
      1.1.4 Certificate of Incorporation...................................   2
      1.1.5 By-Laws........................................................   2
      1.1.6 Directors and Officers.........................................   2
      1.1.7 Merger Consideration...........................................   2
   1.2  Exchange Procedures................................................   4
   1.3  Fractional Shares..................................................   5
   1.4  Effect of Stockholder Approval.....................................   5
   1.5  Closing............................................................   5

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF ATIO.........................   5
   2.1  Organization and Qualifications of ATIO............................   5
   2.2  Subsidiaries.......................................................   5
   2.3  Capital Stock; Beneficial Ownership................................   5
   2.4  Authority of ATIO..................................................   6
   2.5  Real and Personal Property.........................................   6
   2.6  Financial Statements...............................................   7
   2.7  Taxes..............................................................   7
   2.8  Accounts Receivable; Accounts Payable..............................   8
   2.9  Absence of Certain Changes.........................................   8
   2.10 Ordinary Course....................................................   9
   2.11 Banking Relations..................................................   9
   2.12 Intellectual Property..............................................   9
   2.13 Contracts..........................................................  11
   2.14 Litigation.........................................................  12
   2.15 Compliance with Laws...............................................  12
   2.16 Insurance..........................................................  12
   2.17 Warranty or Other Claims...........................................  12
   2.18 Powers of Attorney.................................................  12
   2.19 Finder's Fee.......................................................  12
   2.20 Corporate Records; Copies of Documents.............................  12
   2.21 Employees; Labor Relations.........................................  12
   2.22 Employee Benefit Programs..........................................  13
   2.23 Hazardous Waste, Etc...............................................  14
   2.24 Year 2000 Compliance...............................................  15
   2.25 List of Certain Employees; Customers, Suppliers and Vendors........  15
   2.26 Transactions with Affiliates.......................................  15
   2.27 Disclosure.........................................................  16

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS              16

ARTICLE IV--COVENANTS OF ATIO..............................................  16
   4.1  Tax Returns........................................................  16
   4.2  Financial Position of ATIO at Closing..............................  16

                            Page
                            ----
   4.3  Cooperation of
   ATIO...................   16
   4.4  No Option Grants
   or Stock Sales.........   16
   4.5  Preservation of
   Business...............   16

ARTICLE V--REPRESENTATIONS
 AND WARRANTIES OF BUYER..   17
   5.1  Organization......   17
   5.2  Authority.........   17
   5.3  Capitalization....   17
   5.4  Financial Position
   of Buyer at Closing....   17
   5.5  Litigation........   18
   5.6  Finder's Fee......   18
   5.7  Buyer's Public
   Information............   18
   5.8  Buyer Common
   Stock..................   19
   5.9  Absence of Certain
   Changes................   19
   5.10 Compliance with
   Laws...................   19
   5.11 Disclosure........   19

ARTICLE VI--COVENANTS OF
 BUYER....................   19
   6.1  Resignation of
   Officers; Termination
   of Employees of Buyer..   19
   6.2  No Issuance of
   Additional
   Shares/Options.........   19
   6.3  Exclusivity.......   20
   6.4  Employee
   Solicitation
   Prohibited.............   21
   6.5  Corporate Changes.   21
   6.6  Insurance.........   21
   6.7  Disposition of
   Buyer Sub and
   Liquidation of CE
   Distributing, Inc......   21
   6.8  Stockholder
   Approvals..............   21
   6.9  Directors' and
   Officers'
   Indemnification........   21

ARTICLE VII--SPECIAL PRE-
 MERGER RESTRUCTURING
 COVENANTS................   22
   7.1  Venturian/Atio Pty
   Joint Venture
   Agreement..............   22
   7.2  ATIO Stockholder
   Agreements.............   22
   7.3  Convergent Bridge
   Loan Agreement.........   22
   7.4  Relocation of Key
   ATIO Personnel and the
   Development Team.......   22
   7.5  Title to
   Proprietary Rights.....   22
   7.6  Change of Name of
   ATIO...................   22
   7.7  Surviving
   Corporation Stock
   Option Plans...........   23
   7.8  Lockup Agreements.   23
   7.9  Employment
   Agreements.............   23
   7.10 Additional
   Investment by
   Venturian..............   23
   7.11 Additional
   Investment by Atio
   International..........   23
   7.12 Buyer, Atio
   International and
   Venturian Loans to
   ATIO...................   24
   7.13 Termination of
   Alternative Financing
   Solicitation...........   24
   7.14 Buyer Solicitation
   of Permitted New
   Investment.............   24
   7.15 Source Code.......   25
   7.16 Venturian/Smaby
   Litigation.............   25
   7.17 Disclaimer of Atio
   (Pty) Proprietary
   Rights.................   25

ARTICLE VIII--CONDITIONS..   25
   8.1  Conditions to the
   Obligations of Buyer...   25
   8.2  Conditions to the
   Obligations of ATIO....   26

                                                                            Page
                                                                            ----
ARTICLE IX--SURVIVAL; INDEMNIFICATION......................................  26
   9.1  Survival of Representations, Warranties, Etc.......................  26
   9.2  Indemnification by the Stockholders................................  27
   9.3  Limitations on Indemnification.....................................  27
      9.3.1 General Threshold..............................................  27
      9.3.2 General Maximum Indemnification................................  27
      9.3.3 Time Limits for Claims.........................................  27
      9.3.4 Dollar-for-Dollar and Fraud Claims.............................  27
      9.3.5 Contribution...................................................  28
   9.4  Indemnification by Buyer...........................................  28
   9.5  Notice; Defense of Claims..........................................  28
   9.6  Remedies...........................................................  29
   9.7  Directors' and Officers' Indemnification...........................  29

ARTICLE X--TERMINATION OF AGREEMENT........................................  30
  10.1  Termination........................................................  30
  10.2  Effect of Termination..............................................  30
  10.3  Right to Proceed...................................................  30

ARTICLE XI--MISCELLANEOUS..................................................  30
  11.1  Fees and Expenses..................................................  30
  11.2  Governing Law......................................................  31
  11.3  Notices............................................................  31
  11.4  Entire Agreement...................................................  32
  11.5  Assignability; Binding Effect......................................  32
  11.6  Captions and Gender................................................  32
  11.7  Execution in Counterparts..........................................  32
  11.8  Amendments.........................................................  32
  11.9  Publicity and Disclosures..........................................  32
  11.10 Definition of "Knowledge"..........................................  33

                         LIST OF EXHIBITS AND SCHEDULES

 SCHEDULES
    Schedule 1.1.7(d)  -- ATIO Options
    Schedule 2.3       -- Capital Stock; Beneficial Ownership
    Schedule 2.4       -- Required Consents
    Schedule 2.5(b)    -- Leased Real Property
    Schedule 2 5(c)    -- Personal Property
    Schedule 2.6       -- Financial Statements
    Schedule 2.7       -- Taxes
    Schedule 2.8       -- Accounts Receivable; Accounts Payable
    Schedule 2.9       -- Absence of Certain Changes
    Schedule 2.11      -- Banking Relations
    Schedule 2.12      -- Intellectual Property
    Schedule 2.13      -- Contracts
    Schedule 2.16      -- Insurance
    Schedule 2.21      -- Employees; Labor Relations
    Schedule 2.22      -- Employee Benefit Plans
    Schedule 2.24      -- Year 2000 Compliance
    Schedule 2.25      -- List of Certain Employees, Customers, Suppliers and
                          Vendors
    Schedule 2.26      -- Transactions with Affiliates
    Schedule 5.3       -- Capital Structure of Buyer
    Schedule 5.4       -- Equitable Increase Adjustment Calculation
    Schedule 5.9       -- Absence of Certain Changes
    Schedule 7.8       -- Parties to Lockup Agreements

 EXHIBITS
    Exhibit 1.1.4      -- Form of Certificate of Amendment
    Exhibit 1.2        -- Form of Letter of Transmittal and Shareholder
                          Indemnification Agreement
    Exhibit 5.4        -- Form of Escrow Agreement
    Exhibit 7.3        -- CC Management LLC ("Convergent") Matters
    Exhibit 7.8        -- Form of Lockup Agreement
    Exhibit 7.10       -- Form of Venturian Pledge Agreement
    Exhibit 7.11       -- Form of Atio International Pledge Agreement
    Exhibit 8.1(e)     -- Form of Opinion of Dorsey & Whitney LLP
    Exhibit 8.1(h)     -- Form of Transferor's Certificate of Non-Foreign
                          Status
    Exhibit 8.2(c)     -- Form of Opinion of Davis, Brown, Koehn, Shors &
                          Roberts, P.C.

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is executed on February 15, 2000. This Agreement is a restatement of the Agreement and Plan of Merger entered into as of December 28, 1999 by and among (a) CE Software Holdings, Inc., a Delaware corporation ("Buyer"), (b) Atio Corporation USA, Inc., a Minnesota corporation ("ATIO"), (c) CC Management, LLC, a Delaware limited liability company ("Convergent"), (d) Atio Corporation (Pty) Ltd, a South African company ("Atio (Pty)"), and (e) Atio International, Inc., a Delaware corporation ("Atio International"), Venturian Corp., a Minnesota corporation ("Venturian"), Ilan Sharon, Willem Ellis, Bouwe Hamersma and Mark Chodos (such individuals being hereinafter referred to as the "Individual Stockholders" and the Individual Stockholders, together with Atio International and Venturian being hereinafter referred to as the "Stockholders"). This Agreement incorporates modifications to the Agreement and Plan of Merger agreed by the parties as if those modifications had been made on December 28, 1999. No modifications have been made to reflect factual changes occasioned by the passage of time.

                              W I T N E S S E T H

   WHEREAS, Buyer and ATIO desire to effect a combination of their respective businesses through a merger of ATIO with and into Buyer in accordance with applicable laws; and

   WHEREAS, the Boards of Directors of Buyer and ATIO and the Stockholders of ATIO each have determined that it is in their best interests to merge with and into Buyer upon the terms in and subject to the conditions of this Agreement; and

   WHEREAS, this Agreement and the transactions contemplated by this Agreement are subject to the approval of Buyer's stockholders at a meeting of stockholders to be held as soon as practicable after the date of this Agreement (the "Meeting"); and

   WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"):

   NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

                         ARTICLE I--THE PLAN OF MERGER

   1.1 The Merger.

   1.1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.1.3 hereof), in accordance with this Agreement, Chapter 302A, Minnesota Statutes (the "Minnesota Law") and the Delaware General Corporation Law (the "Delaware Law"), ATIO shall merge with and into Buyer (the "Merger"), the separate existence of ATIO shall cease and Buyer shall continue, as the surviving corporation under a corporate name to be selected by ATIO and Buyer. Buyer, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation".

   1.1.2 Effect of the Merger. At and after the Effective Time (as defined in Section 1.1.3 hereof), on the Closing Date (as defined in Section 1.5 hereof) the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware Law, Sections 302A.601 through 302A.651 of the Minnesota Law, and all other applicable laws.

   1.1.3 Consummation of the Merger. On the Closing Date (as defined in Section
1.5 hereof), the parties hereto shall cause a Certificate of Merger to be signed by Buyer and filed with the Secretary of State of Delaware, in such form as required by, and executed in accordance with, Sections 251 and 252 of the Delaware Law, and Articles of Merger to be signed by the Buyer and ATIO and filed with the Secretary of State of Minnesota, in such form as required by, and executed in accordance with, Sections 302A.615 and 302A.651 of the Minnesota Law. The Merger shall be effective as of the later of the date of such filing of such Certificate of Merger or such Articles of Merger at the time specified therein, or, if no time is specified therein, at the time prescribed by law (the "Effective Time").

   1.1.4 Certificate of Incorporation. From and after the Effective Time, the Certificate of Incorporation of Buyer as heretofore amended (the "Buyer Certificate of Incorporation"), and as hereafter amended prior to the Effective Time in substantially the form of the certificate of amendment (the "Certificate of Amendment") set forth in Exhibit 1.1.4 hereto shall be and become the Certificate of Incorporation of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the Delaware Law.

   1.1.5 By-Laws. The By-Laws of Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the Delaware Law.

   1.1.6 Directors and Officers. Prior to the Effective Time the Stockholders will elect, as the sole directors of ATIO: Willem Ellis and such additional persons as are acceptable to Buyer who shall be the directors of ATIO immediately prior to the Effective Time and who shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, until their respective successors shall have been duly elected at the Surviving Corporation's annual stockholders' meeting in 2001, or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws. The officers of ATIO holding office immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation.

   1.1.7 Merger Consideration. The manner of converting or canceling shares, options and warrants of ATIO in the Merger shall be as follows:

     (a) ATIO Shares. At the Effective Time, each ATIO Share (not to exceed 13,400,000 Shares) that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into .06444777 (the "Stock Conversion Number") shares of Buyer's common stock, par value $.01 per share ("Buyer Common Stock"), subject to the provisions of Section 1.3 regarding the elimination of fractional shares.

     (b) Convergent Warrants. At the Effective Time, the warrants to purchase ATIO shares held by the various participants (the "Convergent Investors") with Convergent (each a "Convergent Warrant") that are outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be converted into 176,301 shares of Buyer Common Stock, subject to the provisions of Section 1.3 regarding the elimination of fractional shares.

     (c) Piper Jaffray Warrants. At the Effective Time, the warrants to purchase ATIO Shares held by U.S. Bancorp Piper Jaffray, Inc. (each a "Piper Jaffray Warrant") that are outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be converted into 3,237 shares of Buyer Common Stock, subject to the provisions of Section 1.3 regarding the elimination of fractional shares.

     (d) ATIO Employee, Director and Other Options. At the Effective Time, each option to purchase ATIO Shares (each, an "ATIO Option") issued pursuant to the ATIO stock option plans (the "ATIO Stock Option Plans") as set forth on Schedule 1.1.7(d) that is outstanding immediately prior to the Effective Time (not to exceed options to purchase 2,941,502 ATIO Shares in the aggregate) will, by virtue of the

  Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by Buyer and converted into an option (a "Substitute Buyer Option") to purchase that number of shares of Buyer Common Stock determined by multiplying the number of ATIO Shares that are subject to such Option immediately prior to the Effective Time by the Stock Conversion Number, at an exercise price per share of Buyer Common Stock equal to the exercise price per ATIO Share that was in effect for such Option immediately prior to the Effective Time divided by the Stock Conversion Number; provided, however, that if the foregoing calculation would result in an assumed and converted ATIO Option being converted into a Substitute Buyer Option that, after aggregating all of the shares of Buyer Common Stock issuable upon the exercise of such Substitute Buyer Option, would be exercisable for a fraction of a share of Buyer Common Stock, then the number of shares of Buyer Common Stock subject to such Substitute Buyer Option will be rounded down to the nearest whole number of shares of Buyer Common Stock. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code (if applicable) or as a non-qualified stock option, and all other terms and conditions of each ATIO Option (including without limitation the provisions of the ATIO Stock Option Plan that forms part of the terms and conditions of such ATIO Option), that is converted into a Substitute Buyer Option in the Merger will (except as otherwise provided in the terms of such Options), to the extent permitted by law, be unchanged and continue in effect after the Effective Time of the Merger. The pre-Merger employment by ATIO (or other service of the holder to ATIO which is considered to be service to ATIO under the ATIO Stock Option Plan) of each holder of an ATIO Option shall be credited to such holder for purposes of applying any vesting schedule based on the duration of such holder's employment or other service contained in the Substitute Buyer Option issued to such holder upon the conversion of such ATIO Option in the Merger in order to determine the number of shares of Buyer Common Stock that are exercisable under such Substitute Buyer Option at any point in time. This Section 1.1.7(d) is intended to meet the requirements of Section 424(a) of the Code and shall be interpreted consistent with such intent. It is understood that ATIO may allow individual holders of ATIO Options the opportunity to re-price the ATIO Options prior to the Effective Time if the holder waives any accelerated vesting which would otherwise occur upon the Merger, and each holder (except the holders of approximately 411,000 options issued to employees of ATIO as a "salary sacrifice" as listed on Schedule 1.1.7(d) agrees to a new vesting schedule of 25% every 6 months after the Effective Time.

     (e) Registration on Form S-8. Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.1.7(d). As soon as practicable after the Effective Time, but in no event later than 40 days after the Effective Time, the Surviving Corporation will cause the shares of Buyer Common Stock that are subject to issuance upon exercise of the Substitute Buyer Options and that are issued upon the conversion of ATIO Options under Section 1.1.7(d) and the shares of Buyer Common Stock that are subject to issuance upon exercise of options granted under the New Stock Option Plans (as defined in Section 7.7 hereof) to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "1933 Act"), and will use its best efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such Substitute Buyer Options remain outstanding and Buyer Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Notwithstanding the foregoing, Buyer shall not be obligated to register or maintain the registration under the 1933 Act of the issuance of any shares of Buyer Common Stock that are subject to a Substitute Buyer Option held by a person who is ineligible to have such person's securities registered on Form S-8 (or any successor form).

     (f) No ATIO Dissenting Shares. The Stockholders each hereby waive all rights to dissent or appraisal otherwise available to the Stockholders under the Minnesota Law.

     (g) Buyer Dissenting Shares. Holders of Buyer Common Stock, (except Donald M. Brown and all officers and directors of Buyer, all of whom have agreed in writing not to exercise appraisal rights), will have the right to exercise appraisal rights under Delaware Law.

     (h) Adjustments for Capital Changes. Notwithstanding the provisions of this Section 1.1.7, if at any time after the date this Agreement is duly executed by all parties and prior to the Effective Time, Buyer recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Buyer Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Buyer Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Buyer Common Stock into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend on its outstanding shares payable in shares of Buyer Common Stock or in shares or securities convertible into shares of Buyer Common Stock (each, a "Capital Change"), or declares a dividend on its outstanding shares other than as permitted by
  Section 5.4 hereof or other than a dividend of the stock of CE Software, Inc., ("Buyer Sub") an Iowa corporation and a wholly owned subsidiary of Buyer, then the Stock Conversion Number will be proportionally and equitably adjusted.

     (i) Disposition of Buyer's Subsidiaries. At or immediately prior to the Effective Time, Buyer shall distribute the stock of Buyer Sub to the stockholders of Buyer. At or prior to the Effective Time, Buyer will liquidate its wholly owned subsidiary, CE Distributing, Inc., an Iowa corporation ("CE Distributing").

     (j) Vesting of Buyer Options. At the Effective Time all outstanding options granted under Buyer's stock option plans ("Buyer's Old Stock Option Plans") to persons who were directors of Buyer immediately prior to the Effective Time or were employees of Buyer or of Buyer Sub immediately prior to the Effective Time, other than persons who will continue as employees of the Surviving Corporation, shall vest.

     (k) Venturian Shares. Pursuant to a prior understanding, ATIO is obligated to issue shares of its common stock to Venturian. In recognition and fulfillment of this obligation, at the Effective Time Buyer shall issue to Venturian 4,833 shares of Buyer Common Stock.

   1.2 Exchange Procedures. (a) At or as soon as practicable after the Effective Time, Buyer shall make available, and each Stockholder will be entitled to receive, upon surrender to Buyer of one or more certificates representing any ATIO Shares ("ATIO Certificates"), Convergent Warrants, or Piper Jaffray Warrants for cancellation with a Letter of Transmittal and Stockholder Indemnification Agreement (the "Letter of Transmittal") in the form attached hereto as Exhibit 1.2, certificates representing the number of shares of Buyer Common Stock ("Buyer Certificates") that such Stockholder or warrantholder is entitled to receive pursuant to Section 1.1.7 hereof. The shares of Buyer Common Stock and any cash paid in lieu of a fractional share of Buyer Common Stock (the "Merger Consideration") that each Stockholder or warrantholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the ATIO Certificates surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to Buyer any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the ATIO Certificate(s) so surrendered, or shall establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Buyer nor any other party hereto shall be liable to a holder of ATIO Shares, Convergent Warrants, or Piper Jaffray Warrants, for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. Any holder of ATIO Shares, Convergent Warrants, or Piper Jaffray Warrants, whose ATIO Certificate(s) have been lost or stolen shall comply with the instructions set forth in the letter of transmittal in order to receive the Merger Consideration.

   (b) After the Effective Time, there shall be no transfers of any ATIO Shares, Convergent Warrants, or Piper Jaffray Warrants, on the stock transfer books of the Surviving Corporation. If, after the Effective Time, ATIO Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged in accordance with Sections 1.1.7 and 1.2 hereof.

   1.3 Fractional Shares. No fractional shares of Buyer Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any ATIO Shares, Convergent Warrants, or Piper Jaffray Warrants, who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock (after aggregating all shares of Buyer Common Stock being issued to such holder in the Merger) shall receive from Buyer promptly after the Effective Time, an amount of cash equal to such fraction multiplied by $6.48.

   1.4 Effect of Stockholder Approval. By execution of this Agreement, all Stockholders are conclusively deemed to have made the Stockholder representations set forth in Exhibit 1.2.

   1.5 Closing. The transactions contemplated by this Agreement shall be consummated at the closing (the "Closing") which will take place at the offices of Dorsey and Whitney in Minneapolis, Minnesota on February 29, 2000 (the "Closing Deadline") or at such other place or earlier or later date or time as may be fixed by mutual agreement of Buyer and ATIO (the "Closing Date").

               ARTICLE II--REPRESENTATIONS AND WARRANTIES OF ATIO

   ATIO hereby represents and warrants to Buyer, and each Stockholder represents and warrants to the Buyer that, to the knowledge of such Stockholder (except for those representations contained in Section 2.1, Section 2.2, the first two sentences and last sentence of Section 2.3, the first two sentences of Section 2.4, and all provisions of Section 2.5 which are not qualified to the knowledge of any such Stockholder) except as set forth in the Schedules attached hereto:

   2.1 Organization and Qualifications of ATIO. ATIO is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or currently proposed to be conducted. The copies of the Articles of Incorporation of ATIO as amended to date, certified by the appropriate governmental officer, and By-laws, as amended to date, certified by the Secretary of ATIO, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. ATIO is not in violation, in any material respect, of any provision of its Articles of Incorporation or By-laws. ATIO has not qualified to do business as a foreign corporation in any other jurisdiction.

   2.2 Subsidiaries. ATIO has no subsidiaries and does not own any securities issued by any other business organization or governmental authority. ATIO does not own and does not have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind.

   2.3 Capital Stock; Beneficial Ownership. The authorized capital stock of ATIO consists of 50,000,000 shares, including 35,000,000 shares of common stock with a par value of one cent ($.01) per share (the "ATIO Common Stock"), of which 13,345,220 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 21,654,780 shares are authorized but unissued, and 15,000,000 shares of preferred stock, none of which has been issued. Except as set forth on Schedule 2.3 hereto, there are no outstanding shares of capital stock of ATIO or options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of ATIO. None of the capital stock of ATIO has been issued in violation of any federal or state securities law. None of the capital stock of ATIO has been issued in violation of any foreign law, including, without limitation, the Companies Act 61 of 1973. There are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of ATIO to which ATIO is a party or of which ATIO has knowledge. The Stockholders own of record all of the outstanding ATIO Shares, which consist solely of the ATIO Shares set forth on Schedule 2.3 hereto (together with any shares required to be issued by ATIO pursuant to the exercise of Convergent Warrants, Piper Jaffray Warrants, or ATIO Options prior to the Effective Time).

   2.4 Authority of ATIO. ATIO has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by ATIO pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by ATIO of this Agreement and of each such other agreement, document and instrument have been duly authorized by the Board of Directors and Stockholders of ATIO and no other action on the part of ATIO or its Stockholders or otherwise will be required in connection therewith. This Agreement and each agreement, document and instrument executed and delivered by ATIO pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of ATIO enforceable in accordance with their terms except (i) as to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which such proceeding therefor may be brought; provided, however, that the Merger will not be effective until the Articles of Merger are filed with the Minnesota Secretary of State and the Certificate of Merger is filed with Delaware Secretary of State. The execution, delivery and performance by ATIO of this Agreement and of each such agreement, document and instrument:

     (i) do not and will not violate any provision of the Articles of Incorporation or By-laws of ATIO except for any such violations that are not, individually or in the aggregate reasonably likely to have a material adverse effect;

     (ii) do not and will not violate any laws of the United States, or any state or other jurisdiction (domestic or foreign) applicable to ATIO or require ATIO to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made except for the filing of the Articles of Merger with the Minnesota Secretary of State and the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of all states and foreign jurisdictions in which ATIO is qualified to do business, if any; and

     (iii) except as described on Schedule 2.4 hereto, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which ATIO is a party or by which the property of ATIO is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or property of ATIO or on the ATIO Shares and which is material to the business or financial condition of ATIO.

   2.5 Real and Personal Property. (a) Owned Real Property. ATIO does not own any real property.

   (b) Leased Real Property. All of the real property leased by ATIO, as tenant or lessee, is identified on Schedule 2.5(b) hereto (collectively referred to herein as the "Leased Real Property"). ATIO hereby makes the following representations and warranties with respect to the Leased Real Property:

     (i) ATIO holds a good, valid and enforceable leasehold interest in the Leased Real Property;

     (ii) There are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair (other than normal wear and tear);

     (iii) The copies of the leases (the "Leases") for the Leased Real Property delivered by ATIO to Buyer are complete, accurate, true and correct;

     (iv) The Leases are in full force and effect and have not been modified, amended, or altered, in writing or otherwise;

     (v) All material obligations of the landlord or lessor under the Leases which have accrued have been performed, and to the knowledge of ATIO and the Stockholders, no landlord or lessor is in default under any Lease; and

     (vi) All material obligations of ATIO under the Leases which have accrued have been performed, and ATIO is not in default under the Leases, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by ATIO.

   (c) Personal Property. A list of ATIO's fixtures, machinery, equipment and other tangible personal property as of August 31, 1999 (other than personal property individually valued at less than $1,000) is contained on Schedule 2.5(c) hereto. Except as described on Schedule 2.5(c) ATIO has good and marketable title to all of its personal property. Except as disclosed on
Schedule 2.5(c), none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge. All material leasehold improvements, furnishings, machinery, equipment and other tangible personal property of ATIO are in good repair (normal wear and tear excepted), and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment and other tangible personal property is in good working order (normal wear and tear excepted).

   2.6 Financial Statements. (a) ATIO has delivered to Buyer the following financial statements, copies of which are attached hereto as Schedule 2.6:

     (i) Balance sheets of ATIO at December 31, 1998 (the "Base Balance Sheet") and December 31, 1997 and statements of operations and cash flows for the years then ended, audited by Pricewaterhouse Coopers and Grant Thornton, respectively.

     (ii) An unaudited balance sheet of ATIO at September 30, 1999 and statements of operations and cash flows for the nine-month period then ended, certified by the President of ATIO.

Except as set forth on Schedule 2.6 hereto, said financial statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby, are complete and correct in all material respects, and present fairly in all material respects the financial condition of ATIO at the dates of said statements and the results of its operations and its cash flows for the periods covered thereby.

   (b) Except as reflected on the Base Balance Sheet or Schedule 2.6 hereto, as of the date of the Base Balance Sheet, ATIO had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, required by generally accepted accounting principles to be reflected thereon or in the notes thereto (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or potential liabilities for taxes due or then accrued or to become due or contingent or liabilities relating to activities of ATIO or the conduct of its business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date).

   (c) Except as reflected on the Base Balance Sheet, the unaudited balance sheet at September 30, 1999, or Schedule 2.6 hereto, as of the date hereof and as of the Closing, ATIO does not and will not have material liabilities of any nature, whether accrued, absolute, contingent or otherwise, which would be required by generally accepted accounting principles to be reflected thereon (including, without limitation, liabilities as guarantor or otherwise with respect to obligations or others, or liabilities for taxes due or then accrued or to become due or contingent potential liabilities relating to activities of ATIO or the conduct of its business prior to the date hereof or the Closing, regardless of whether claims in respect thereof had been asserted as of such date).

   2.7 Taxes. (a) Except as disclosed on Schedule 2.7 hereto, ATIO has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by ATIO through the date hereof whether disputed or not.

   (b) ATIO has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately, in all material respects, set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to ATIO for its most recent three completed fiscal years are set forth on Schedule 2.7 hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. ATIO has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns listed on said Schedule, and of all examination reports and statements of deficiencies assessed against or agreed to by ATIO with respect to said returns. ATIO is not required to file a foreign tax return, or to pay any Stockholders' foreign taxes, in connection with the business conducted by ATIO.

   (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of ATIO and the Stockholders, threatening to assert against ATIO any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where ATIO does not file reports and returns that ATIO is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of ATIO that arose in connection with any failure (or alleged failure) to pay any Taxes. ATIO has not entered into a closing agreement pursuant to Section 7121 of the Code.

   (d) There has not been any audit of any tax return filed by ATIO for any tax period, no audit of any tax return of ATIO is in progress, and ATIO has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by ATIO is in force, and no waiver or agreement by ATIO is in force for the extension of time for the assessment or payment of any Taxes.

   (e) ATIO has no liability for unpaid Taxes because it once was a member of an "affiliated group" (as defined in Section 1504(a) of the Code). ATIO does not own, nor has it ever owned, a direct or indirect interest in any trust, partnership, corporation or other entity, nor is any such interest necessary to conduct the business of ATIO.

   (f) ATIO is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

   (g) ATIO is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 162 or 280G of the Code.

   (h) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

   2.8 Accounts Receivable; Accounts Payable. Except as set forth on Schedule
2.8 hereto all of the accounts receivable of ATIO are valid and enforceable claims, are subject to no set-off or counterclaim, and, to the knowledge of ATIO, are fully collectable in the normal course of business, after deducting the allowance for doubtful accounts stated in the Base Balance Sheet in accordance with generally accepted accounting principles. Except as set forth on Schedule 2.8 hereto, all accounts payable and notes payable of ATIO arose in bona fide arms' length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than sixty (60) days in its payment.

   2.9 Absence of Certain Changes. Except as set forth on Schedule 2.9 hereto (since September 30, 1999, there has been):

     (i) except for matters relating to the extension by Buyer and Venturian of loans in the aggregate amount of $600,000, no change in the condition, financial or otherwise, of ATIO or in the assets, liabilities, properties, business or prospects of ATIO which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or is reasonably likely to have a material adverse effect on ATIO;

     (ii) except for liens granted to Buyer and Venturian in connection with the loans described in Section 2.9(i) in the aggregate amount of $600,000, the lien granted to Convergent, and the lien for State of Minnesota taxes previously disclosed to Buyer, no mortgage, encumbrance or lien placed on any of the properties of ATIO;

     (iii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of any capital stock of any class of ATIO or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, any such capital stock;

     (iv) no waiver of any valuable right of, or cancellation of any material debt or claim held by, ATIO;

     (v) no incurrence or modification of any material contingent liability with respect to the obligations of others, and no incurrence or modification of any other material contingent or fixed obligations or liabilities except in the ordinary course of business consistent with past practice;

     (vi) no material increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, agent or stockholder other than salary increases in the ordinary course of business consistent with past practice of ATIO;

     (vii) no material loss, destruction or damage to any property of ATIO, whether or not insured;

     (viii) no notice of any claim of unfair labor practices or labor dispute or work stoppage involving ATIO and no change in senior personnel of ATIO;

     (ix) no acquisition or disposition of any material assets (or any contract or arrangement therefor) nor any other transaction by ATIO other than in the ordinary course of business;

     (x) no payment or discharge of a material lien or liability of ATIO which is not recorded in the latest balance sheet included on Schedule 2.6 hereto;

     (xi) no employment agreements entered into by ATIO and no obligation or liability incurred by ATIO to any of its officers, directors, stockholder or employees, or any loans or advances made by ATIO to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

     (xii) no material change in accounting methods or practices, credit practices or collection policies used by ATIO; and

     (xiii) no agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require ATIO to take any of the actions specified in Sections (i) through (xii) above.

   2.10 Ordinary Course. Since the date of the Base Balance Sheet, ATIO has, in all material respects, conducted its business and operations only in the ordinary course and consistently with its prior practices, except that ATIO has been without adequate funding for an extended period of time and, as a result, has had to negotiate with creditors and obligors to establish modified and extended terms on a regular and ongoing basis.

   2.11 Banking Relations. All of the arrangements which ATIO has with any banking institution are completely and accurately described on Schedule 2.11 hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

   2.12 Intellectual Property. (a) Except as set forth on Schedule 2.12 hereto or as described in Section 7.5 hereof, and except for such business operations software and software development tools licensed by ATIO under commodity license agreements and used in ATIO's day to day business operations ("Business Software"), ATIO owns the exclusive right, title and interest in and to all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in the conduct of ATIO's business as conducted to the date hereof or necessary for the conduct of its business as contemplated, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "Proprietary Rights"). The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to ATIO's interest pursuant to the Third Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant ATIO such right to Third Party Technology as are employed in or necessary to the business of ATIO as conducted or currently proposed to be conducted prior to the Closing Date.

   (b) Schedule 2.12 hereto contains an accurate and complete description of
(i) all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to products owned by ATIO (the "ATIO Products"), all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements currently in effect with third parties (the "Third Party Licenses") relating to any software, technology, know-how, or processes that ATIO is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into its products or processes (such software, technology, know-how and processes are collectively referred to as the "Third Party Technology"). All of ATIO's trademark or trade name registrations related to the ATIO Products and all of ATIO's copyrights in any of the ATIO Products are valid and in full force and effect; and consummation of the transactions contemplate hereby will not alter or impair any such rights. There is no material default by any party to any Third Party License and all of ATIO's rights thereunder are freely assignable. To the knowledge of ATIO and the Stockholders, the licensors under such Third Party Licenses have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of such Third Party Licenses, and any amendments thereto, have been provided to Buyer.

   (c) No claims have been asserted against ATIO or any of the Stockholders (and neither ATIO nor any of the Stockholders is aware of any claims which are likely to be asserted against ATIO) by any person challenging the use or distribution by ATIO of any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by it (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the knowledge of ATIO and the Stockholders, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any way relate to or interfere with the continued enhancement and exploitation by ATIO of any of the ATIO Products. To the knowledge of ATIO, none of the ATIO Products nor the use of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by ATIO in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any trade secret, copyright, trademark or trade name or patent.

   (d) All licenses or other agreements currently in effect pursuant to which ATIO has granted rights to others in Proprietary Rights owned or licensed by ATIO are listed on Schedule 2.12 hereto. All of such licenses or agreements are in full force and effect, there is no default by any party thereto and the transaction contemplated hereby will not constitute a violation by ATIO of such licenses and agreements. Representative copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer. Except as set forth on Schedule 2.12 hereto, ATIO has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the ATIO Products or any adaptations, translations or derivative works based on the ATIO Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, market or exploit any underlying works or materials of which any of the ATIO Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

   (e) Except as set forth on Schedule 2.12 hereto, to the knowledge of ATIO, the Stockholders, and Atio (Pty) no designs, drawings, specifications, source code, object code, documentation, flow charts or diagrams incorporating, embodying or reflecting any of the ATIO Products at any stage of their development (the "ATIO Components") were written, developed, created or discovered in whole or in part by any employee of ATIO with the assistance of any third party or entity or were created by third parties (including, without limitation, each of the Stockholders) who have not assigned ownership of their rights to ATIO. ATIO has at all times used commercially reasonable efforts to treat the ATIO Products and the ATIO Components as containing trade secrets and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

   (f) To the knowledge of ATIO and the Stockholders, no employee of ATIO is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with ATIO or, to the knowledge of ATIO and the Stockholders, any other party, including, without limitation, any previous employer, because of the nature of the business conducted by ATIO or proposed to be conducted by ATIO.

   (g) Each person presently or previously employed by ATIO (including independent contractors, if any) in a research and development or other technical position has executed a confidentiality and non-disclosure agreement previously provided to Buyer or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of ATIO and such person, enforceable in accordance with their respective terms. To the knowledge of ATIO and the Stockholders, neither the execution or delivery of such agreements, nor the carrying on of ATIO's business by such persons as employees, nor the conduct of ATIO's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument currently in effect under which any of such persons is obligated. ATIO is not knowingly making unauthorized use of any confidential information or trade secrets of any person, including, without limitation, any former employer or any past or present employee of ATIO. Neither ATIO nor, to the knowledge of ATIO and the Stockholders, any of ATIO's employees have any agreements or arrangements with any persons other than ATIO related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature.

   (h) No product liability or warranty claims which individually or in the aggregate could exceed Five Thousand Dollars ($5,000) have been communicated to or threatened against ATIO nor, to the knowledge of ATIO and the Stockholders, is there any specific situation, set of facts or occurrence that provides a basis for such claim.

   2.13 Contracts. Except for contracts, commitments, plans, agreements and licenses (true and complete copies of which have been delivered to Buyer) described on Schedule 2.13 hereto, ATIO is not a party to or subject to:

     (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

     (ii) any employment contract or contract for personal services;

     (iii) any contract or agreement relating to capital expenditures in excess of $10,000 per annum;

     (iv) any other contracts or agreements creating any obligations of ATIO of $25,000 or more per annum with respect to any such contract or agreement not specifically disclosed elsewhere in this Agreement;

     (v) any contract or agreement which by its terms does not terminate or is not terminable without penalty by such entity or any successor or assignee on 30 days written notice within six months after the Closing Date;

     (vi) any material contract not made in the ordinary course of business;

     (vii) any contract currently in effect containing covenants limiting the freedom of ATIO to compete in any line of business or with any person or entity;

     (viii) any material license agreement (as licensor or licensee);

     (ix) any material indenture, lien, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

     (x) any contract or agreement with any officer, employee, director or stockholder of ATIO or with any persons or organizations controlled by or affiliated with any of them.

ATIO is not in default in any material respect under any such contracts, commitments, plans, agreements or licenses described in said Schedule, and ATIO has no knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

   2.14 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of ATIO and the Stockholders, threatened against ATIO or any affiliate of ATIO which may have a material adverse effect on ATIO's properties, assets, financial condition or business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

   2.15 Compliance with Laws. To the knowledge of ATIO and the Stockholders, ATIO is in compliance with all applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to ATIO or to the conduct of its business except where the failure of ATIO to so comply would not have a material adverse effect on ATIO, and ATIO has not received notice of a violation or alleged violation of any such statue, ordinance, order, rule or regulation.

   2.16 Insurance. The only insurance policies maintained by ATIO are disclosed on Schedule 2.16 hereto, and such insurance policies are in full force and effect, all premiums with respect thereto (with existing premium costs as disclosed on Schedule 2.16) are currently paid, and ATIO is in compliance in all material respects with the terms thereof. Said insurance is adequate for the business engaged in by ATIO and is sufficient for compliance by ATIO with all requirements of law and all agreements and leases to which ATIO is a party.

   2.17 Warranty or Other Claims. Except as described on Schedule 2.12(h), there are no existing or, to the knowledge of ATIO, threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against ATIO for products or services which are defective or fail to meet any product or service warranties. No claim has been asserted against ATIO for renegotiation or price redetermination of any business transaction, and, to the knowledge of ATIO and the Stockholders, there are no facts upon which any such claim could reasonably be based.

   2.18 Powers of Attorney. ATIO has not granted powers of attorney which are presently outstanding.

   2.19 Finder's Fee. ATIO has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

   2.20 Corporate Records; Copies of Documents. The corporate record books of ATIO accurately record, in all material respects, all corporate action taken by its stockholders and board of directors. The copies of the corporate records of ATIO, as delivered to Buyer or Buyer's counsel pursuant to this Agreement, are true and complete copies of the originals of such documents. ATIO has made available for inspection and copying by Buyer and its counsel complete and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

   2.21 Employees; Labor Relations. As of the date hereof, ATIO employs the number of full-time and part-time employees as are indicated on Schedule 2.21 hereto. Except as indicated on Schedule 2.21, ATIO is not delinquent in payments to any of its employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of ATIO and the Stockholders, threatened against or involving ATIO, or facts known which may reasonably be expected to result in any such action. No question concerning representation exists respecting any group of employees of ATIO. Except as set forth on Schedule 2.21 hereto, there are no claims or charges relating to or alleging violations of any federal, state or local employment laws, including without limitation laws relating to discrimination, harassment, family leave or wage payments, existing, pending or, to the knowledge of ATIO, threatened against ATIO nor, to the knowledge of ATIO, has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted. ATIO is, and at all times since its inception has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 except as indicated on Schedule 2.21. There are no changes (including, without limitation, resignations) pending or, to the knowledge of ATIO, threatened with respect to the senior management or key supervisory personnel of ATIO nor has ATIO received any notice or information concerning any prospective change with respect to the senior management or key supervisory personnel of ATIO.

   2.22 Employee Benefit Programs. (a) Schedule 2.22 hereto sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) by ATIO at any time during the three-year period ending on the date hereof.

   (b) Each Employee Program which has been maintained by ATIO and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code, has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). Except for amendments made to the Code for which the remedial amendment period has not expired, no event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

   (c) Except as set forth on Schedule 2.22, to the knowledge of ATIO and the Stockholders, there has not been any failure of any party to comply with any laws applicable with respect to the Employee Programs that have been maintained by ATIO which is reasonably likely to have a material adverse effect on ATIO. With respect to any Employee Program now or heretofore maintained by ATIO, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution), in any taxes, penalties or other liability to ATIO or any Affiliate (as defined below) which is reasonably likely to have a material adverse effect on ATIO. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of ATIO, threatened with respect to any such Employee Program which is reasonably likely to have a material adverse effect on ATIO.

   (d) ATIO has not incurred any liability under Title IV of ERISA which will not be paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by ATIO and subject to Code Section 412 or ERISA
Section 302. With respect to any Employee Program maintained by ATIO and subject to Title IV of ERISA, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which notice the notice requirement is not waived under 29 C.F.R. Part 2615) and (ii) event or condition which presents a material risk of plan termination or any other event that may cause ATIO to incur liability or have a lien imposed on its assets under Title IV of ERISA. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs heretofore maintained by ATIO, for all periods prior to the Closing, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 2.22 hereto). Except as described on Schedule 2.22 hereto, no Employee Program maintained by ATIO and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. ATIO has never maintained a Multiemployer Plan. Except as described on Schedule 2.22 hereto, none of the Employee Programs ever maintained by ATIO has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by part 6 of subtitle B of title I of ERISA or the Minnesota Extension of Coverage law, as applicable) or has ever promised to provide such post-termination benefits.

   (e) With respect to each Employee Program maintained by ATIO within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof;
(ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules attached thereto;
(iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) with respect to any Multiemployer Plan, any participation or adoption agreement relating to ATIO's participation in or contributions under such plan;

   (f) For purposes of this Section 2.22:

     (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

     (ii) an entity "maintains" an Employee Program if such entity sponsors, contributes to or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries);

     (iii) An entity is an "Affiliate" of ATIO for purposes of Section 2.23 if it would have ever been considered a single employer with ATIO under ERISA Section 4001(b) or part of the same "controlled group" as ATIO for purposes of ERISA Section 302(d)(8)(C); and

     (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

   2.23 Hazardous Waste, Etc. (a) To the knowledge of ATIO, (i) ATIO has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the knowledge of ATIO, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly operated, leased, or used by ATIO, or has ever come to be located in the soil or groundwater at any such site as a result of ATIO's operations; (iii) no Hazardous Material has ever been transported from any site presently or formerly operated, leased, or used by for treatment, storage, or disposal at any other place; (iv) ATIO does not presently own, operate, lease, or use, and has not previously operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by ATIO in connection with the presence of any Hazardous Material.

   (To the knowledge of ATIO and the Stockholders, (i) ATIO does not have any liability under, nor has ATIO violated in any material respect, any Environmental Law (as defined below), which liability or violation is reasonably likely to have a material adverse effect on ATIO; (ii) ATIO, any property owned, operated, leased, or used by it, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; and (iii) ATIO has not entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

   (c) To the knowledge of ATIO and the Stockholders, no site owned, operated, leased or used by ATIO contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

   (d) ATIO has provided to Buyer copies of all documents, records, and information known and available to it concerning any environmental or health and safety matter relevant to ATIO, whether generated by ATIO or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

   (e) For purposes of this Section 2.23, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law (including, without limitation, medical waste); (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by law at the federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "ATIO" shall mean and include ATIO, any predecessor and all other entities for whose conduct ATIO is or may be held responsible under any Environmental Law.

   2.24 Year 2000 Compliance. Except as disclosed in Schedule 2.24 hereto, all computer software products, which are critical in regards to business operations, that are owned by ATIO, exclusively licensed to ATIO, licensed, sold or otherwise distributed to others by ATIO when operated properly ("Software") are Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean with respect to any such Software, the ability of such Software to perform the following date-related functions: (i) consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) function accurately in accordance with the documentation relating to the applicable software and without interruption before, during and after January 1, 2000, without any change in operations associated with the transition to a new century and the presence of a leap-year; (iii) respond to two-digit date input in a way that resolves any ambiguity as to the century; and (iv) store and provide output of date information in ways that are unambiguous as to century.

   2.25 List of Certain Employees; Customers, Suppliers and Vendors. Schedule
2.25 hereto contains a list of all officers, managers, employees, consultants, independent contractors, brokers and sales persons of ATIO who, individually, have received compensation for the fiscal year ended December 31, 1998, or for the nine month period ended September 30, 1999 in excess of $40,000, including the current job title and aggregate annual compensation of each such individual. Schedule 2.25 hereto sets forth a list of all customers, suppliers and vendors of ATIO with whom during the fiscal year ended December 31, 1998, or during the nine month period ended September 30, 1999, ATIO received or made payments aggregating $25,000 or more, showing, with respect to each, the name, address and dollar volume involved. Except as set forth on Schedule 2.25 hereto, since December 31, 1998, no material customer, supplier or vendor has canceled or otherwise terminated or reduced its business with ATIO or materially and adversely modified its relationship with ATIO nor, to the knowledge of ATIO or the Stockholders, does any such customer, supplier or vendor have any plan or intention to do so.

   2.26 Transactions with Affiliates. Except as set forth on Schedule 2.26 hereto, there are no material loans, leases or other continuing transactions between ATIO and any present or former stockholder, director or officer of ATIO, or, to the knowledge of ATIO and the Stockholders, any member of such officer's, director's or stockholder's immediate family, or any person controlled by such officer, director or stockholder or his or her immediate family. Except as set forth on
Schedule 2.26 hereto, no stockholder, director or officer of ATIO nor, to the knowledge of ATIO or the Stockholders, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of ATIO, or any organization which has a material contract or arrangement with ATIO.

   2.27 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered to Buyer when taken together do not contain any untrue statement of a material fact, and, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

        ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

   Each Stockholder hereby represents and warrants to the Buyer that the representations and warranties set forth in the Letter of Transmittal in the form of Exhibit 1.2 hereto are true and correct with respect to the Stockholder, and, as a condition to the issuance of the Buyer Certificates to such Stockholder, each Stockholder covenants to sign and deliver to Buyer a Letter of Transmittal in the form of Exhibit 1.2 and to restate to Buyer the representations set forth therein at the time thereof.

                         ARTICLE IV--COVENANTS OF ATIO

   From and after the date hereof until the Closing Date:

   4.1 Tax Returns. ATIO, with the approval of Buyer and in accordance with applicable law, shall (i) promptly prepare and file on or before the due date or any extension thereof all federal, state, local and foreign tax returns required to be filed by ATIO with respect to taxable periods of ATIO that include any period ending on or before the Closing Date and (ii) pay all Taxes of ATIO attributable to periods ending on or before the Closing Date.

   4.2 Financial Position of ATIO at Closing. ATIO shall not have debt as of the Closing Date (exclusive of accounts payable, accrued expenses and deferred revenue, as determined in accordance with generally accepted accounting principles), other than indebtedness of $1,350,000 to Convergent, indebtedness to Venturian and to Buyer as described in Section 7.12, and indebtedness to Atio International and/or Atio (Pty) for development team costs for periods after July 31, 1999 as described in Section 7.12. All other ATIO debt owed to Stockholders or affiliates of Stockholders shall have been converted to ATIO Shares.

   4.3 Cooperation of ATIO. ATIO shall cooperate with all reasonable requests of Buyer and the Buyer's counsel in connection with the consummation of the transactions contemplated hereby.

   4.4 No Option Grants or Stock Sales. ATIO shall not grant any options or warrants to purchase stock of ATIO, or any rights to convert debt into stock of ATIO without Buyer's consent, or issue or agree to issue any preferred stock, or issue or agree to issue any common stock except pursuant to warrants, options or other conversion rights described in this Agreement or in the Schedules hereto.

   4.5 Preservation of Business. From the date hereof through the Closing Date ATIO shall use all reasonable efforts to preserve intact its present business organization and preserve its regular services to, and maintain its significant business relationships with customers, suppliers and all others having business dealings with it in an effort to protect its goodwill and ongoing business from being impaired in any material respect.

               ARTICLE V--REPRESENTATIONS AND WARRANTIES OF BUYER

   Buyer hereby represents and warrants to all other parties to the Agreement:

   5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the Certificate of Incorporation of Buyer as amended to date, certified by the appropriate governmental officer, and the By-laws, as amended to date, certified by the Secretary of Buyer, and heretofore delivered to ATIO's counsel, are complete and correct, and no amendments (except the Certificate of Amendment) thereto are pending. Buyer is not in violation, in any material respect, of any provision of its Certificate of Incorporation or By-laws. Buyer is qualified to do business in Iowa and is not required to be licensed or qualified to transact business in any other jurisdiction.

   5.2 Authority. Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith except the approval of Buyer's stockholders. This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

     (i) does not and will not violate any provision of the Certificate of Incorporation or By-Laws of Buyer;

     (ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or, assuming no breach in the representations set forth in Section 2 of Exhibit 1.2 hereof, require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made other than (A) the filing of a proxy statement with the SEC with respect to the Meeting of stockholders of Buyer to be called for the purpose of approving this Agreement, the Certificate of Amendment and certain other matters related thereto and the receipt of the approval of this Agreement by Buyer's stockholders; (B) the filing of an application for the listing of the Buyer Common Stock on NASDAQ, and (C) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Minnesota Secretary of State; and

     (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment, decree or arbitration award or to which Buyer is a party and which is material to the business or financial condition of Buyer.

   5.3 Capitalization. The authorized capital stock of Buyer consists of 2,000,000 shares of Common Stock with a par value of ten cents ($.10) per share, of which 1,112,555 shares are duly and validly issued, outstanding, fully paid and nonassessable as of December 15, 1999; and Buyer has granted options to employees and directors of Buyer pursuant to Buyer's Old Stock Option Plans as described on Schedule 5.3 hereto (the "Capital Structure of Buyer"). Upon the filing of the Certificate of Amendment with the Delaware Secretary of State prior to the Effective Time the authorized capital stock of Buyer will consist of 10,000,000 shares of Common Stock with a par value of one cent ($.01) per share.

   5.4 Financial Position of Buyer at the Closing. At the Closing, Buyer shall have cash and short term investments ("Liquid Assets") of Five Million Dollars ($5,000,000), less the sum of the following: (i) one-half (not to exceed $100,000) of the expenses of the Merger; (ii) all costs paid by Buyer associated with the Permitted New Investment; and (iii) the salary and employee benefits paid by Buyer after the date of this agreement to Tom Patin (all, in the aggregate, the "Deducted Expenses") (which resulting net amount is hereinafter referred to as the "Buyer Targeted Cash Balance"). The amount of the Liquid Assets adjusted by adding back the Deducted Expenses is hereinafter referred to as the "Adjusted Liquid Assets". Any costs incurred by Buyer which could reasonably be allocated either to the cost of obtaining the Permitted New Investment or to the Merger, shall be considered one-half an expense of the Merger and one-half a cost associated with the Permitted New Investment. At the Closing, the only liabilities of Buyer of a character that would be required to be shown on the balance sheet of Buyer under generally accepted accounting principles shall be current debt pertaining to the normal operation of Buyer as a holding company with no business operations except the operations of Buyer Sub and no employees except Tom Patin, and the current portion of expenses relating to the Merger and the Permitted New Investment. Buyer shall, at the Closing, deposit cash in an amount equal to the maximum amount payable to Buyer pursuant to the exercise of all then outstanding stock options of Buyer (excluding options with an exercise price of $20.00 or more) which may be exercised within three months after the Closing Date, to be held in escrow pursuant to the terms of the escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit 5.4 hereto. If at the time of the Closing the Adjusted Liquid Assets are less than the $4,000,000, this Agreement shall, at the option of either Buyer or ATIO, terminate and no party shall have any further obligation hereunder (except with respect to any loans made prior to such termination), provided, however, the parties shall have such rights as are set forth in any loan documents to which they are a party. If at the time of the Closing the Adjusted Liquid Assets are less than $4,250,000, ATIO may elect to terminate this Agreement and no party shall have any further obligation hereunder. If at the time of Closing the Adjusted Liquid Assets are less than $5,000,000 there shall be an equitable increase (the "Equitable Increase Adjustment") of the number of shares of Buyer Common Stock issuable to the Stockholders in the Merger with respect to the ATIO Shares identified on Schedule 5.4 hereto under the captions "Shares Outstanding" and "Shares to be issued at the Effective Time", and with respect to shares issuable pursuant to ATIO Options identified on Schedule 5.4 hereto under the caption "Options Outstanding", calculated in the manner prescribed by
Schedule 5.4 hereto. If at the time of the Closing the Adjusted Liquid Assets exceed $5,000,000 Buyer will distribute the excess to Buyer Sub.

   5.5 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to its knowledge, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement or have a material adverse effect on Buyer.

   5.6 Finder's Fee. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, except with respect to the Permitted New Investment.

   5.7 Buyer's Public Information. Buyer has heretofore furnished to the Stockholders information regarding Buyer, including its Annual Report on Form 10-KSB for the fiscal years ended September 30, 1997 and September 30, 1998, its Proxy Statement with respect to the 1998 Annual Meeting of Stockholders and its Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1997 and 1998, March 31, 1998 and 1999, and June 30, 1998 and 1999, each as filed with the Securities and Exchange Commission ("SEC") (as any such documents have been amended since their original filing, the "Buyer SEC Documents") and will distribute to the Stockholders its Annual Report on Form 10-KSB for its fiscal year ending September 30, 1999 and the Proxy Statement related to the Meeting (the "Prospective Filings"). As of their respective filing dates, the Buyer SEC Documents did not contain, and the Prospective Filings will not contain, any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except, however, any information regarding ATIO included in any Prospective Filing which shall have been furnished by ATIO. The balance sheet of Buyer at September 30, 1998 (the "Buyer Base Balance Sheet") and statement of operations and cash flows for the year then ended, audited by KPMG LLP, and the unaudited balance sheet of Buyer at June 30, 1999 and statements of operations and cash flows for the nine-month period then ended, all as contained in the Buyer SEC Documents, have been prepared (and the balance sheet of Buyer at September 30, 1999 (the "Prospective Balance Sheet") and statements of operations and cash flows for the year then ended, audited by KPMG, LLP, will be prepared) in accordance with generally accepted accounting principles applied consistently during the periods covered thereby, are and will be complete and correct in all material respects, and present or will present fairly in all material respects the financial condition of Buyer at the dates of said statements and the results of its operations and its cash flows for the periods covered thereby. Except as reflected on the Base Balance Sheet, as of the date of the Base Balance Sheet Buyer had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, regardless of whether claims in respect thereof had been asserted as of such date. Except as reflected on the Base Balance Sheet or the unaudited balance sheet at June 30, 1999, as of the date hereof and as of the Closing, Buyer does not and will not have material liabilities of any nature, whether accrued, absolute, contingent or otherwise.

   5.8 Buyer Common Stock. Buyer does not have a sufficient number of authorized but unissued shares of Buyer Common Stock available for issuance to the Stockholders and the holders of the Convergent Warrants, the Piper Jaffray Warrants, and the Options to be assumed and/or converted in the Merger, upon exercise thereof, in accordance with the provisions of this Agreement. Upon the filing of the Certificate of Amendment with the Delaware Secretary of State, the Buyer will have a sufficient number of authorized but unissued shares of Buyer Common Stock available for issuance to the Stockholders and the holders of such warrants and options to be assumed and/or converted in the Merger, upon exercise thereof, in accordance with the provisions of this Agreement. The Buyer Common Stock to be issued pursuant to this Agreement will, when so delivered (upon the receipt of any exercise price therefore, if applicable), be duly and validly issued, fully paid and nonassessable. Buyer has entered into a "piggyback" registration rights agreement with Christian Gurney in the form previously furnished to ATIO.

   5.9 Absence of Certain Changes. Except as set forth on Schedule 5.9 hereto, since the date of the Base Balance Sheet, there has been no change in the condition, financial or otherwise, of Buyer or in the assets, liabilities, properties, business or prospects of Buyer which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or is reasonably likely to have a material adverse effect on Buyer.

   5.10 Compliance with Laws. Buyer is in compliance with all applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to Buyer or to the conduct of its business except where the failure of Buyer to so comply would not have a material adverse effect on Buyer, and Buyer has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

   5.11 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered to ATIO when taken together do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

                         ARTICLE VI--COVENANTS OF BUYER

   6.1 Resignation of Officers; Termination of Employees of Buyer. Buyer shall use all reasonable efforts to obtain the resignations of all of its officers and directors at the Effective Time. Buyer shall terminate the employment of all of its employees except Tom Patin (excluding employees of Buyer Sub) at or prior to the Effective Time.

   6.2 No Issuance of Additional Shares/Options. (a) ATIO and the Buyer each approve a grant to Tom Patin of options to purchase 74,000 shares of CESH stock under the CESH 1990 Stock Option Plan, subject to approval by the shareholders of CESH to increase the number of shares reserved to be issued under the 1990 Stock Option Plan to 130,000. These options will vest at the rate of 4,000 per month during the first 12 months following the Effective Time and the balance of the options will vest pro rata monthly during the second 12 months following the Effective Time. The options granted to Mr. Patin are to be considered separately from other provisions of this Agreement and shall be excluded from all limitations on, or provisions relating to, options contain elsewhere in this Agreement. By way of illustration and not by way of limitation, the options granted to Mr. Patin shall be excluded from other provisions in this Agreement: (i) relating to vesting or time limits for exercise of options granted under the Buyer's Old Stock Option Plans; (ii) prohibiting the grant of further options under the Buyer's Old Stock Option Plans; (iii) describing the capital structure of the Buyer; or (iv) requiring the escrow of certain funds relating the exercise of previously granted options.

   (b) Schedule 5.3 lists all options to purchase Common Stock of Buyer outstanding at the date of this Agreement, other than those granted to Mr. Patin as described in Section 6.2(a) (the "Old Buyer Options"). Except as set forth in Section 6.2(a) above or pursuant to the Permitted New Investment, Buyer shall not issue any additional options, warrants, convertible securities or other rights to purchase or acquire its equity securities, of any kind prior to the Effective Time. Except for Common Stock issued pursuant to any exercises of Old Buyer Options prior to the Effective Time and for Permitted New Investment as defined in Section 7.14 hereof, Buyer will not issue or sell any additional shares of Common Stock or other equity securities before the Effective Time. Buyer will submit, for approval of Buyer Stockholders at the Meeting, a proposal to adopt the New Stock Option Plans (pursuant to Section 7.7). At the Effective Time, the Buyer's Old Stock Option Plans shall be amended and all outstanding Old Buyer Options held by persons who were directors of Buyer immediately prior to the Effective Time or were employees of Buyer or of Buyer Sub immediately prior to the Effective Time, other than persons who will continue as employees of the Surviving Corporation, shall vest and may be exercised within three months after the Effective Time.

   6.3 Exclusivity. Prior to the Closing Date or termination of this Agreement, Buyer will not, and will not permit or cause any of its officers or directors to, and shall direct its representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate (i) the making of any offer, whether in writing or otherwise, from any person other than ATIO (a "Third Party") to acquire Buyer or all or a material portion of the assets of Buyer (not including, however, Buyer Sub or Buyers other subsidiaries) taken as a whole, pursuant to a Merger, consolidation, conversion, reorganization or other method of business combination, sale of assets or similar transaction with respect to Buyer or its subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire Buyer or a material portion of the assets of Buyer taken as a whole, or (ii) the making of any offer, whether in writing or otherwise, to any Third Party to acquire all or any material portion of the assets of such Third Party, or to merge or consolidate with, or reorganize, combine or sell assets to or purchase assets from, or similar transaction with a Third party, including through any single or multi-step transaction or series of related transactions, which is structured to permit Buyer to acquire such Third party or material portion of the assets of such third Party (either being hereafter referred to as an "Acquisition Proposal"). Except as set forth in the following sentences of this
Section 6.3, Buyer will not, and will not permit or cause any of its officers and directors to and shall direct its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the preceding provisions of this Section 6.3, and subject to the conditions of the following sentence, Buyer or its Board of Directors may (1) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal; (2) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; and (3) recommend such an Acquisition Proposal to the shareholders of Buyer, if the Board of Directors of Buyer shall have determined in good faith that (y) the failure to take such action is reasonably likely to result in a breach of such Board's fiduciary duties under, or otherwise violate, applicable law, and (z) that such Acquisition Proposal may be one which, if accepted by Buyer, is reasonably capable of being consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and which, if consummated would be reasonably likely, in the view of the Buyer Board of Directors, to result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of Buyer and its shareholders (a "Superior Proposal"). Buyer will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Buyer agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.3 of the obligations undertaken in this Section 6.3.

   6.4 Employee Solicitation Prohibited. For a period of two years after the date of this Agreement, the Surviving Corporation shall not, directly or indirectly, without the prior written consent of Buyer Sub, solicit the employment of, negotiate employment with, or hire any of Buyer Sub's employees except in response to a general advertisement. Buyer shall cause Buyer Sub to agree, that for a period of two years after the date of this Agreement, Buyer Sub shall not, directly or indirectly, without the prior written consent of the Surviving Corporation, solicit the employment of, negotiate employment with, or hire any of the Surviving Corporation's employees except in response to a general advertisement.

   6.5 Corporate Changes. Except as contemplated or permitted by this Agreement, Buyer shall not, prior to the Effective Time, (i) amend its certificate of incorporation or By-Laws in a manner which would be inconsistent with the consummation of the transactions contemplated hereby, (ii) agree to any merger, sale of all or substantially all of its assets or any other similar reorganization, arrangement or business combination or (iii) enter into or modify any contract in a manner that will or is reasonably likely to materially and adversely affect the consummation of the transactions contemplated hereby.

   6.6 Insurance. Prior to Closing Buyer shall maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such insurance coverage is available, except for insurance coverage the failure to so keep in effect would not have a material adverse effect. Directors' and Officers' liability insurance shall be maintained in accord with the provisions of Section 9.7(b) hereof. At the Effective Time Buyer's insurance coverages (except Directors' and Officers' liability insurance) will terminate, and new coverages as determined by ATIO shall be initiated.

   6.7 Disposition of Buyer Sub and Liquidation of CE Distributing, Inc. Immediately prior to the Effective Time, Buyer shall distribute the stock of Buyer Sub to Buyer's stockholders ("Buyer Sub Distribution Transaction") and, at any time prior to the Effective Time, shall liquidate its wholly owned subsidiary, CE Distributing, Inc., an Iowa corporation ("CE Distributing").

   6.8 Stockholder Approvals. Buyer shall take, in accordance with applicable law, applicable Nasdaq rules and its certificate of incorporation and By-Laws, all action necessary to convene, as soon as practicable after the date of this Agreement, the Meeting of the stockholders of Buyer to consider and vote upon
(A) the approval and adoption of this Agreement and the Merger, including the issuance of the shares of Buyer Common Stock to be issued in the Merger pursuant to this Agreement and all other transactions contemplated by this Agreement, including, without limitation ) the Certificate of Amendment; (B) the approval of the New Stock Option Plan in accordance with Section 7.7, and
(C) any other matters required to be approved by Buyer stockholders for consummation of the Merger. The board of directors of Buyer shall recommend such approval, and Buyer shall take all reasonable lawful action to solicit such approval by its stockholders. Buyer and ATIO shall cooperate in the preparation of a proxy statement (the "Proxy Statement") which shall be filed by Buyer with the SEC as soon as practicable after the execution of this Agreement. Buyer shall provide ATIO with copies of all filings made pursuant to this Section 6.8 and shall consult with ATIO on any responses to comments made by the staff of the SEC with respect thereto. All information furnished by ATIO to Buyer for use in the Proxy Statement shall be true and correct in all respects. Buyer and ATIO will use reasonable efforts to cause the Proxy Statement to be mailed to Buyer's stockholders as promptly as practicable after the SEC has indicated that it has no further comments on, or appropriate time periods have elapsed since the filing of, the Proxy Statement.

   6.9 Directors' and Officers' Indemnification. From and after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former officers and directors of ATIO and persons who become officers or directors prior to the Effective Time (collectively, the "Indemnitees") against all losses, expenses, (including reasonable attorney's fees) claims, damages, liabilities, costs or judgments or amounts that are paid in settlement with the approval of Buyer (which approval shall not be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required as of the date hereof by ATIO's articles of incorporation and bylaws (and shall also advance expenses as incurred to the fullest extent permitted under ATIO's articles of incorporation and bylaws, provided that the person to whom expenses are advanced provides the undertaking to repay such advances if and as contemplated by applicable law or such certificate of incorporation and bylaws).

   6.10 Tax Basis in Buyer Sub. Buyer represents that it believes, based on its book basis in Buyer Sub, that its tax basis in the stock of Buyer Sub currently is $36,000 and that, after forgiveness of an intercompany receivable from Buyer Sub by contribution of such receivable to the capital of Buyer Sub (which will be completed before the Effective Time), such tax basis will exceed $1.1 million.

            ARTICLE VII--SPECIAL PRE-MERGER RESTRUCTURING COVENANTS

   7.1 Venturian/Atio Pty Joint Venture Agreement. At or before the Effective Time, the joint venture agreement effective October 1, 1997 among ATIO, Venturian, Atio (Pty), Atio International and Ilan Sharon shall be terminated; provided, however, that it may be replaced with an agreement that, in the sole discretion of Buyer, does not and will not have an adverse effect the ongoing operations of ATIO or the Surviving Corporation.

   7.2 ATIO Stockholder Agreements. At or before the Effective Time, all agreements to which ATIO and any Stockholder or any affiliate of any Stockholder (including Atio (Pty)), including, without limitation, the Shareholders' Agreement, the Technology and License Agreement, the Technology Development and Support Agreement, the Distribution Agreement, the Services Agreement and any agreement providing for preemptive rights, registration rights, voting rights or other approval rights with respect to ATIO ("Stockholder Agreements") shall be modified as required by Buyer or terminated. The Services Agreement between Atio International and ATIO shall have been modified to eliminate all cancellation or termination payments or similar obligations of ATIO, Atio International or Willem Ellis.]

   7.3 Convergent Bridge Loan Agreement. At or before the Effective Time, Convergent and ATIO shall have entered into an agreement, satisfactory in all respects to Buyer, modifying the terms of the Loan Agreement dated as of March 12, 1999, as amended by the Loan Restructure Agreement dated as of June 16, 1999 (the "Bridge Loan Agreement") between them, substantially as described in
Exhibit 7.3 hereto, the Convergent Bridge Loan Modification.

   7.4 Relocation of Key ATIO Personnel and the Development Team. At or before the Effective Time, ATIO shall prepare a plan, satisfactory to Buyer, for appropriate immigration of certain key personnel and the ATIO development team currently located in South Africa to the United States, and the timely implementation of such plan and the relocation to the United States of those members of the development team desiring to come to the United States.

   7.5 Title to Proprietary Rights. At or prior to the Effective Time, ATIO shall have received exclusive title to all Proprietary Rights used or usable in its business, including, without limitation, source code, patent, copyrights, trademarks, etc., pertaining to products marketed or sold by ATIO or planned to be marketed or sold by ATIO. Any rights retained by or licensed to Atio (Pty) must be restricted so as to not compete with ATIO, except that Atio (Pty) will have the exclusive right to distribute CyberCall in South Africa, Botswana, Kenya, Namibia, Zimbabwe, Zambia, and other countries in Africa mutually agreed upon from time to time after the Effective Time between the Surviving Corporation and Atio (Pty).

   7.6 Change of Name of ATIO. At or prior to the Effective Time, ATIO shall amend its articles of incorporation to change its name to such other name as may be agreed upon by ATIO and Buyer, which shall not contain the term, "CE" or "CE Software" or any confusingly similar adaptation thereof.

   7.7 Surviving Corporation Stock Option Plans. Prior to the Effective Time, the Buyer, subject to the approval of ATIO of the unspecified terms thereof, shall adopt a new employee stock option plan and director stock option plan (which may be combined in one plan or contained in two separate plans) ("New Stock Option Plans") covering no more than 750,000 shares of common stock of the Surviving Corporation, which limit shall not include conversion of any existing ATIO employee stock options. The New Stock Option Plans shall be submitted to the stockholders of the Buyer for approval at the Meeting. The New Stock Option Plans shall: (i) provide for administration by a committee of at least two non-management directors; (ii) limit the total number of options grantable by the Surviving Corporation (exclusive of any Old Buyer Options granted by Buyer and not exercised prior to the Effective Time and inclusive of ATIO options granted under the ATIO Plans) to twenty-five per cent (25%) of the outstanding and issued stock of the Surviving Corporation; (iii) provide incentives to both current and future management and key employees of the Surviving Corporation; and (iv) encourage long-term employment, with rewards tied to the success of the Surviving Corporation as measured by the trading price of the Surviving Corporation's shares. The requirement of (ii) of this
Section 7.7 shall terminate one year after the Effective Time. The restrictions contained in this Section 7.7 may be amended at any time prior to such termination by the vote of stockholders holding a majority of the outstanding shares of common stock of the Buyer or of the Surviving Corporation (as the case may be).

   7.8 Lockup Agreements. ATIO shall use reasonable efforts to obtain prior to the Closing an executed Lockup Agreement in substantially the form attached hereto as Exhibit 7.8 (a "Lockup Agreement") from each person named in Schedule 7.8, covering shares of Common Stock of the Surviving Corporation issued in the Merger in exchange for ATIO Shares, or issued subsequent to the Merger pursuant to the exercise of warrants or options, whether the options or warrants were granted before or after the Effective Time.

   7.9 Employment Agreements. ATIO shall exercise reasonable efforts to obtain, prior to the Closing, employment agreements assuring that William Ellis, Mark Chodos, Bouwe Hamersma and John Webb will continue to work for the Surviving Corporation.

   7.10 Additional Investment by Venturian. At the Closing, Venturian shall purchase 148,900 newly issued shares of Buyer Common Stock at a price of $6.48 per share, payable, at Venturian's option, either in cash or in exchange for indebtedness, including accrued interest, of ATIO to Venturian incurred as described in Section 7.12 below, or after the date hereof. Immediately following the Closing the Surviving Corporation shall issue upon receipt of payment therefore as hereinabove provided, to Venturian a certificate representing such shares. As collateral for the obligation of Venturian set forth in this Section 7.10, Venturian shall enter into a pledge agreement (the "Venturian Pledge Agreement") with Buyer at the time of signing this Agreement in the form of Exhibit 7.10 hereto.

   7.11 Additional Investment by Atio International. At the Closing, Atio International shall purchase 314,062 shares of Buyer Common Stock at a price of $6.48 per share, payable, at Atio International's option, either in cash, or in exchange for indebtedness (including accrued interest) of ATIO to Atio International incurred as described in Section 7.12 below or after the date hereof, or if Atio International fails to purchase and pay for such shares, Atio International shall, at the Closing, deliver to Buyer an irrevocable letter of credit ("Atio Letter of Credit") issued by a United States Bank acceptable to Buyer, providing for payment to be made to Buyer no later than May 31, 2000. If Atio International fails to provide cash, exchange of indebtedness, and/or the Letter of Credit in the aggregate amount of $2,035,122 at or before the Closing, the difference between the amount provided and $2,035,122 shall be collateralized by the pledge by Atio International of the shares of Buyer Common Stock to be issued to Atio International pursuant to the Merger, pursuant to the form of the pledge agreement (the "Atio International Pledge Agreement") in the form of Exhibit 7.11 hereto. The number of shares of Buyer Common Stock to be so pledged shall be the number determined by dividing
(i) the difference between the amount provided by Atio International to Buyer at the Closing pursuant to this Section 7.11 and the amount required to be so provided by (ii) 6.48. If the Surviving Corporation shall not have received the full purchase price of $2,035,122 pursuant to this Section 7.11 on or before May 31, 2000, the pledged shares shall be forfeited and returned to the Surviving Corporation and canceled.

   Buyer, Atio International and Venturian Loans to ATIO. In anticipation of the execution of this Agreement (i) Atio (Pty) and Atio International have funded continued development work for ATIO from and after July 31, 1999 for which ATIO is indebted to Atio International in an aggregate amount of approximately $50,000 to $60,000 per month, and will continue to fund at the same rate the development work on the CyberCall products on and after the date hereof and prior to the Closing Date, as documented at Closing (collectively, the "Pty/International Loan Amounts"); (ii) Venturian made loans to ATIO in the principal amounts of $100,000 and $50,000 pursuant to the terms of a loan agreement dated October 28, 1999 and related Intercreditor Sharing Agreement and Promissory Notes and may make additional loans to ATIO prior to Closing (collectively, the "Venturian Loan Amounts"); and (iii) Buyer has made loans to ATIO in the principal amount of $100,000, $50,000, $250,000 and $50,000 pursuant to the terms of the loan agreement dated October 28, 1999 and related promissory notes and Intercreditor Sharing Agreement and security agreements, and may, prior to Closing, make additional loans to ATIO as described herein (the "Buyer Loan Amounts"). Any and all additional loans advanced by Buyer to ATIO from and after December 28, 1999 shall be considered to be Buyer Loan Amounts pursuant to this Section 7.12 and pursuant to the related security and other loan documents applicable to loans heretofore made to ATIO by Buyer. All Pty/International Loan Amounts pursuant to this Section 7.12 shall be credited against the commitment to make additional investment of Atio International contained in Section 7.11 and the principal, and accrued interest, of such Pty/International Loan Amounts shall be exchanged for Buyer Common Stock immediately after Closing in accordance with Section 7.11. All Venturian Loan Amounts pursuant to this Section 7.12 shall be credited against the commitment to make additional investment of Venturian contained in Section 7.10 and the principal, and accrued interest, of such Venturian Loan Amounts shall be exchanged for Buyer Common Stock immediately after Closing in accordance with
Section 7.10. All Buyer Loan Amounts pursuant to this Section 7.12, and accrued interest on Buyer Loan Amounts, shall be credited against the Minimum Liquid Asset Balance and Buyer Targeted Cash Balance amount set forth in Section 5.4 hereof at the Effective Time or, if the Merger is not completed for any reason, shall be repaid in accordance with the terms of such loans. All security interests of Buyer, Venturian and Atio International shall terminate at the Effective Time.

   7.13 Termination of Alternative Financing Solicitation. ATIO will not, and will not permit or cause any of its officers or directors to, and shall direct its representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate the making of any offer, whether in writing or otherwise, from any person other than Buyer (a "Third Party") to (i) purchase stock of ATIO, or loan funds to ATIO, or (ii) acquire ATIO or all or a material portion of the assets of ATIO or its subsidiaries, taken as a whole, pursuant to a merger, consolidation, conversion, reorganization or other method of business combination, sale of assets or similar transaction with respect to ATIO or its subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire ATIO or a material portion of the assets of ATIO and its subsidiaries, taken as a whole (an "ATIO Acquisition Proposal"). ATIO will not, and will not permit or cause any of its officers and directors to and shall direct its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal. ATIO agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.13 of the obligations undertaken in this
Section 7.13.

   7.14 Buyer Solicitation of Permitted New Investment. Notwithstanding any other provision of this Agreement, but only after conferring with ATIO, Buyer may at any time prior to the Effective Time solicit and receive subscriptions for investments in its securities, for issuance as soon as possible after the Effective Time, including, without limitation, its Common Stock, warrants to purchase Common Stock, preferred stock (issuable only upon amendment of Buyer's Certificate of Incorporation authorizing preferred stock) or convertible debt, with or without warrants) (the "Permitted New Investment") in an amount not to exceed $5,000,000 (exclusive of the exercise of any related warrants). Any costs incurred by Buyer in connection with any such new investment which could be allocated between new investment costs and general costs of the Merger shall be allocated equally for the purposes of Section 5.4 of this agreement.

   7.15 Source Code. To assure that ATIO has the most current and correct source code at all times, from the date of this Agreement through the time that the development team is relocated to the United States, Atio (Pty) shall send to ATIO no less frequently than monthly all source code relating to intellectual property owned by ATIO and any necessary development tools and environment. In addition, ATIO shall compile such source code and verify that
(i) it is the object code to the most current version of its products; (ii) it is of suitable completeness and quality to be commercially saleable; and (iii) it is suitable for installation in customers' production environments.

   7.16 Venturian/Smaby Litigation. In consideration of Buyer's agreement to issue 4,833 shares of Buyer Common Stock as described in Section 1.1.7(k) above, Venturian represents and warrants that ATIO has no liability for any amount payable to one Smaby, and agrees to hold ATIO and Buyer harmless from any liability or costs, including attorney's fees, relating thereto.

   7.17 Atio (Pty) Disclaimer of Proprietary Rights. Atio (Pty) represents and warrants that its only right with respect to the ATIO Proprietary Rights, including, without limitation, the product generally referred to as "CyberCall", is and shall after the Closing Date be, only the rights under a reseller agreement (the "Reseller Agreement") the form and substance of which shall be subject to Buyer's approval prior to Closing, for the sale of CyberCall in the same countries as are designated in or pursuant to Section 7.5.

                            ARTICLE VIII--CONDITIONS

   8.1 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

     (a) Buyer Stockholders' Approval. This Agreement, the Buyer Certificate of Amendment, the vesting of the Old Buyer Options, the termination of the Buyer's Old Stock Option Plan, and all other transactions contemplated by this Agreement, including the approval of the New Stock Option Plans, shall have been legally approved and adopted by the requisite votes of the Buyer's stockholders pursuant to a definitive proxy statement filed with the SEC.

     (b) Representations; Warranties; Covenants. Each of the representations and warranties of ATIO and the Stockholders contained in Article II, shall be true and correct, as though made on and as of the Closing Date; and ATIO, Atio (Pty), Convergent and the Stockholders shall, on or before the Closing Date, have performed all of the covenants and agreements hereunder which by the terms hereof are to be performed and satisfied by it or them or any of them on or before the Closing Date, including, without limitation, all of the covenants and agreements set forth in Article VII.

     (c) No Material Change. Except as contemplated or permitted by this Agreement, there shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of ATIO since the date hereof.

     (d) Certificate from Officers. ATIO shall have delivered to Buyer a certificate of the Chief Executive Officer of ATIO dated as of the Closing Date to the effect that the statements set forth in Sections (b) and (c) above in this Section 8.1 are true and correct.

     (e) Opinion of Counsel. At the Closing, Buyer shall have received from Dorsey & Whitney, counsel for ATIO, an opinion as of said date, substantially in the form attached hereto as Exhibit 8.1(e).

     (f) No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or realistic threat by any person or any federal, state, foreign or other governmental authority of litigation, proceedings or other action against Buyer, ATIO, Atio (Pty), Convergent or any Stockholder.

     (g) Consents. ATIO shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such entity in connection with the execution and delivery of this Agreement, and the performance of the transactions contemplated hereby; and ATIO shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties required to permit the continuation of the business of ATIO by Buyer and the consummation of the transactions contemplated by this Agreement.

     (h) FIRPTA Withholding. At or prior to the Closing, Buyer shall have received from ATIO, a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code substantially in the form attached hereto as Exhibit 8.1(h).

     (i) Minimum Cash Requirement. Buyer shall have reasonable assurance that at the Effective Time, the Surviving Corporation will have or shall have received (i) $5,000,000, as provided in Section 5.4 and as adjusted as set forth in Section 5.4, plus (ii) funds from Venturian, as described in
  Section 7.10; plus (iii) $50,000 to $60,000 per month from Atio International, as described in Section 7.11; plus (iv) a committed amount of net proceeds from Permitted New Investment as provided in Section 7.14, in the aggregate amount of not less than $7,500,000.

     (j) Proceedings Satisfactory to Buyer. All proceedings to be taken by ATIO in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its counsel.

     (k) Stockholder Representations Received. Each of the Stockholders shall have executed and delivered to Buyer the Stockholder representations set forth in the Letter of Transmittal in the form of Exhibit 1.2.

   8.2 Conditions to the Obligations of ATIO. ATIO's obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

     (a) Buyer Stockholders' Approval. This Agreement, the Buyer Certificate of Amendment, the vesting of the Old Buyer Options, the termination of the Buyer's Old Stock Option Plan, and all other transactions contemplated by this Agreement, including the approval of the New Stock Option Plans, shall have been legally approved and adopted by the requisite votes of the Buyer's stockholders.

     (b) Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Article V shall be true and correct as though made on and as of the Closing Date in all material respects; Buyer shall, on or before the Closing, have performed all of its covenants and agreements hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to ATIO a certificate of the Chief Financial Officer of Buyer dated as of the Closing Date to such effect.

     (c) Opinion of Counsel. At the Closing, ATIO shall have received from Davis, Brown, Koehn, Shors & Roberts, P.C., counsel for Buyer, an opinion as of said date, in substantially the form attached hereto as Exhibit 8.2(c).

     (d) Filings. The Buyer shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such entities in connection with the execution and delivery of this Agreement and, the performance of the transactions contemplated hereby.

     (e) Escrow Agreement. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement in substantially the form of Exhibit 5.4 attached hereto.

                     ARTICLE IX--SURVIVAL; INDEMNIFICATION

   9.1 Survival of Representations, Warranties, Etc. All material representations, warranties, agreements, covenants and obligations herein or in any schedule or certificate delivered by any party incident to the transactions contemplated hereby may be relied upon by the party receiving the same and shall survive for one year after the Closing regardless of any investigation by such party and shall not merge into the performance of any obligation by any party hereto, subject to the provisions of this Article IX.

   9.2 Indemnification by the Stockholders. ATIO, prior to the Closing Date and each Stockholder (ATIO and such Stockholders each being hereafter referred to as an "ATIO Indemnifying Party"), subsequent to the Closing Date, severally, and not jointly, shall indemnify and hold harmless the Buyer its officers, directors and employees (the "Buyer Indemnified Party") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (a "Loss" or "Losses") sustained, suffered or incurred by or made against the Buyer Indemnified Party, arising out of or based upon: (a) any breach of any representation or warranty made by such ATIO Indemnifying party pursuant to
Section 2 of this Agreement or any schedule hereto; or (b) any breach of any covenant or agreement made by such ATIO Indemnifying Party in this Agreement or any Schedule hereto (such claims under clauses (a) and (b) hereinafter collectively referred to as "Buyer Indemnifiable Losses"). No Stockholder shall have any obligation to indemnify with respect to a Loss to the extent the Loss shall have been caused by a breach by any other Stockholder.

   9.3 Limitations on Indemnification.

   9.3.1 General Threshold. Subject to Section 9.3.4, the Buyer Indemnified Party shall not be entitled to indemnification in respect of Buyer Indemnifiable Losses except to the extent the cumulative amount of all Buyer Indemnifiable Losses exceeds $75,000 (the "Buyer Deductible"), which excess cumulative amount shall be recoverable in accordance with the terms hereof.

   9.3.2 General Maximum Indemnification. Subject to the exceptions set forth in Section 9.3.4 and the limitations set forth in Section 9.3.1, no Stockholder shall be obligated under any circumstance to indemnify Buyer Indemnified Parties in respect of Buyer Indemnifiable Losses to the extent the cumulative amount of all Buyer Indemnifiable Losses exceeds 6.48 multiplied by the number of shares of Buyer Common Stock received by Buyer Indemnified Parties as a result of the Merger. With respect to the Individual Stockholders, the sole recourse of a Buyer Indemnified Party against any such Individual Stockholder for indemnity shall be to proceed against the Buyer Common Stock acquired by such Individual Stockholder in the Merger, and no Individual Stockholder shall have any monetary liability with respect to such Buyer Indemnified Party on such Buyer Indemnified Losses. For such purposes, each share of Buyer Common Stock shall be deemed to have a value of $6.48.

   9.3.3 Time Limits for Claims. Subject to the exceptions set forth in Section 9.3, no claim for indemnification may be made by any Buyer Indemnified Party in respect of Buyer Indemnifiable Losses unless the written notice required by
Section 9.5 with respect to such Losses shall have been received by the Stockholders on a date prior to the twelve month anniversary of the Closing Date; provided, however, that if prior to the applicable date of expiration a specific state of facts shall have become known which may constitute or give rise to any Buyer Indemnifiable Loss as to which indemnity may be payable and the Buyer Indemnified Party shall have given notice of such facts to the Stockholders, made a claim for indemnification and, except with respect to third party claims, pursued such claim within twelve months thereafter, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

   9.3.4 Dollar-for-Dollar and Fraud Claims. The limitations contained in Sections 9.3.1 and 9.3.2 hereof shall not apply with respect to Losses caused by fraud or intentional misrepresentation on the part of an ATIO Indemnifying Party with respect to this Agreement, or the breach by ATIO of any representation contained in Section 2.4 of this Agreement or to Losses caused by fraud or intentional misrepresentation on the part of a specific Stockholder or the breach by a specific Stockholder of such Stockholder's representations set forth in Section 2 of Exhibit 1.2, in which event, however, recourse may only be against the Stockholder responsible for the Loss.

   9.3.5 Contribution. Each ATIO Indemnifying Party that is liable for a Buyer Indemnified Loss pursuant to Section 9.2 above shall contribute to any Buyer Indemnified Loss in the same proportion that the number of shares of Buyer Common Stock received by such ATIO Indemnifying Party on the Closing Date bears to the total number of shares of Buyer Common Stock issued on the Closing Date to all ATIO Indemnifying Parties liable for such Buyer Indemnified Loss. To the extent any ATIO Indemnifying Party contributes in excess of such amount, such ATIO Indemnifying Party shall have a right of contribution from each other ATIO Indemnifying Party. No Stockholder, as such, shall have any right of indemnity or contribution from ATIO after the Closing Date with respect to the breach of any representation or warranty under this Agreement. No ATIO Indemnifying Party shall be obligated to contribute to any other ATIO Indemnifying Party with respect to a Loss to the extent such Loss shall have been caused by a breach by such other Indemnifying Party.

   9.4 Indemnification by Buyer. Buyer agrees, in all cases subject to the limitations set forth in this Article IX subsequent to the Closing Date to indemnify and hold harmless the Stockholders ("Stockholder Indemnified Parties") from and against and in respect of all Losses sustained, suffered or incurred by or made against any of them arising out of or based upon (a) any breach by inaccuracy of any representation or warranty made by Buyer in this Agreement or in any Schedule hereto or in any certificate delivered pursuant to
Section 8.2 in connection with the Closing; and (b) any breach of any covenant or agreement made by Buyer in this Agreement or in any Schedule hereto (such claims under clauses (a) and (b) being hereinafter collectively referred to as "Stockholder Indemnifiable Losses"); provided, however that no indemnification shall be required hereunder except to the extent the cumulative amount of all Stockholder Indemnifiable Losses exceeds $75,000 (the "Stockholder Deductible"), which excess amount shall be recoverable in accordance with the terms hereof

   9.5 Notice; Defense of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 30 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that (i) it would be liable under the provisions hereof for indemnity in the amount of such claim, liability or expense if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party shall be entitled to retain separate counsel, the expense of which shall be paid by the indemnifying party provided that such counsel is selected by the indemnifying party and such counsel is reasonably acceptable to the indemnified party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such defense is not being or ceases to be conducted, the indemnified party shall, at the reasonable expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

   9.6 Remedies. The indemnification provisions of this Article IX are the sole and exclusive remedy from and after the Effective Time of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

   9.7 Directors' and Officers' Indemnification. (a) Indemnification. From and after the Effective Time, the Surviving Corporation shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of Buyer or the Surviving Corporation (each an "Indemnified Party" and collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of such party arising out of or pertaining to the transactions contemplated by this Agreement (the "Indemnified Liabilities"). In the event of any such loss, expense, claim, damage or liability (whether or not arising prior to the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel for the Indemnified Parties selected by Buyer, which counsel may also serve as counsel to the Surviving Corporation and which counsel shall be reasonably satisfactory to the Indemnified Parties (which consent shall not be unreasonably withheld), promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the Delaware Law, (ii) Buyer will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Delaware Law and the certificate of incorporation or By-Laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to Buyer and the Indemnified Party (the "Independent Counsel"); provided, however, that Buyer shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the written opinion of the Independent Counsel, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

   (b) Insurance. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Buyer; provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Surviving Corporation not greater than 200 percent of the current annual premiums for such directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, Buyer shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200 percent of the current annual premiums of Buyer for its directors' and officers' liability insurance.

   (c) Successors. In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 9.7.

   (d) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of Buyer with respect to their activities as such prior to the Effective Time, as provided in its certificate of incorporation and By-Laws of Buyer in effect on the date thereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

                      ARTICLE X--TERMINATION OF AGREEMENT

   10.1 Termination. This Agreement may be terminated any time prior to the Closing Date as follows:

     (i) With the mutual consent of Buyer and ATIO;

     (ii) By Buyer, if the Closing has not occurred on or the Closing
  Deadline;

     (iii) By Buyer, if there has been a material misrepresentation or breach of warranty on the part of ATIO in the representations and warranties contained herein or a material breach of covenants on the part of ATIO and the same has not been cured within 30 days after notice thereof. In the event of any termination pursuant to this Section 10.1(c), written notice setting forth the reasons therefor shall forthwith be given by Buyer to ATIO.

     (iv) By ATIO if there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein or a material breach of covenants on the part of Buyer and the same has not been cured within 30 days after notice thereof. In the event of any termination pursuant to this Section 10.1(d), written notice setting forth the reasons therefor shall forthwith be given by ATIO.

   Notwithstanding anything herein to the contrary, the right to terminate this Agreement under Section 10.1 shall not be available to any party to the extent the failure of such party, respectively, to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (as a result, for example, of an action or failure to act causing a failure of a condition precedent).

   10.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 10.1, provided, however, that
(i) the provisions of this Article X hereof shall survive any termination of this Agreement in any event; (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, provided, further, that no party shall have any liability for any such material error or omission or failure to comply other than for willful errors or omissions or failures to comply; and (iii) any party may proceed as further set forth in Section 10.3 below.

   10.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 8.1 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 8.2 hereof have not been satisfied, ATIO shall have the right to proceed with the transactions contemplated hereby without waiving any of ATIO's rights hereunder.

                           ARTICLE XI--MISCELLANEOUS

   11.1 Fees and Expenses. Except as set forth herein, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

   11.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Iowa without regard to its conflict of laws provisions. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the States of Iowa and the United States District Courts for Iowa for any action, suit or proceeding arising out of or relating to this Agreement and the transaction contemplated hereby, and agree not to commence any such action, suit or proceeding except in such courts. The parties hereto further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transaction contemplated hereby in courts referenced in this Section 11.2 under the applicable circumstances, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court.

   11.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if sent by overnight courier, upon the day following the day sent, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States Post Office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

    To Buyer:

      CE Software Holdings, Inc.
      1801 Industrial Circle, P.O. Box 65580
      West Des Moines, IA 50265
      Attn: Christian Gurney, President
      Facsimile: 515-224-0141

    With a copy to:

      Davis, Brown, Koehn, Shors and Roberts,
      P.C.
      2500 Financial Center
      Des Moines, IA 50309
      Attn: Donald J. Brown
      Facsimile: 515-243-0654

    To ATIO and Stockholders:

      7031 Ohms Lane, Suite 600
      Minneapolis, MN 55439

    With a copy to:

      Dorsey & Whitney LLP
      Pillsbury Center South
      220 South Sixth Street
      Minneapolis, Minnesota 55402-1498
      Attn: Thomas Martin
      Facsimile: 612-340-8738

    To Venturian:

      11111 Excelsior Blvd.
      Hopkins, MN 55343
      Attn: Gary B. Rappaport
      Facsimile: 970-920-1950

    To Atio Corporation (Pty) Ltd:

      P.O. Box 4467
      Rivibua 2128
      Johannesburg, South Africa
      Attn: Eric Bauser and Gary Craul
      Facsimile: 001-27-11-807-3568

    To CC Management, LLC:

      5353 Wayzata Boulevard
      Suite 205
      Minneapolis, MN 55416
      Attn: John Mason
      Facsimile: 612-344-069

    With a copy to:

      Charles P. Brink, Esq.
      4700 Norwest Center
      90 South Seventh Street
      Minneapolis, MN 55402-4118
      Facsimile: 612-344-0699

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

   11.4 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings; provided, however, that that certain Agreement Regarding Confidential Information entered into on August 25, 1999 between Buyer and ATIO shall remain in full force and effect notwithstanding the execution of this Agreement. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

   11.5 Assignability; Binding Effect. This Agreement shall not be assignable by any party without the consent of all other parties. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

   11.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

   11.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

   11.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

   11.9 Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer. Buyer shall confer with ATIO prior to the issuance of any such releases or public disclosures.

   11.10 Definition of "Knowledge". The terms "knowledge" and "knowingly" as used in this Agreement with respect to Venturian, shall mean actual knowledge of Gary Rappaport or Stephen Schmidt, without any obligation to investigate.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER: CE SOFTWARE HOLDINGS, INC.

                                          By: _________________________________
                                          Name:
                                          Title:

ATIO: ATIO CORPORATION USA, INC.

                                          By: _________________________________
                                          Name:
                                          Title:

Atio International: ATIO INTERNATIONAL, INC.

                                          By: _________________________________
                                          Name:
                                          Title:

Atio (Pty): ATIO CORPORATION (PTY) LTD

                                          By: _________________________________
                                          Name:
                                          Title:

Venturian: VENTURIAN CORP.

                                          By: _________________________________
                                          Name:
                                          Title:

Convergent: CC MANAGEMENT, LLC

                                          By: _________________________________
                                          Name:
                                          Title:

                                          -------------------------------------
                                          Ilan Sharon

                                          -------------------------------------
                                          Willem Ellis

                                          -------------------------------------
                                          Bouwe Hamersma

                                          -------------------------------------
                                          Mark Chodos

                                 EXHIBIT 1.1.4

                      FORM OF CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           CE SOFTWARE HOLDINGS, INC.

   CE Software Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   FIRST: That Article I of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

                                "ARTICLE I--NAME

   The name of the Corporation is                    ."

   SECOND: That Section 4.1 of Article 4 of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

                           "ARTICLE 4--CAPITAL STOCK

   4.1 The aggregate number of shares the corporation has authority to issue shall be 10,000,000 shares of the par value of $.01 shall be designated as Common Stock."

   THIRD: That the aforesaid amendments were duly adopted in accordance with
Section 242(b)(1) of the General Corporation Law of the State of Delaware at
the special meeting of the stockholders held on            , 2000.

   FOURTH: That the aforesaid amendment shall be effective upon filing with the Delaware Secretary of State.

   CE Software Holdings, Inc. has caused this Certificate to be signed on this
     day of        , 2000 by its Secretary and authorized officer,
            , who acknowledges that his signature is the act and deed of the corporation and that the facts stated herein are true.

                                          CE Software Holdings, Inc.

                                          By___________________________________
                                                                  , Secretary

                                  EXHIBIT 1.2

                         FORM OF LETTER OF TRANSMITTAL
                                      AND
                     STOCKHOLDER INDEMNIFICATION AGREEMENT

   THIS LETTER OF TRANSMITTAL AND STOCKHOLDER INDEMNIFICATION AGREEMENT (this
"Agreement") is entered into as of        ,    , by and among CE Software
Holdings, Inc., a Delaware corporation (the "Company"), and the undersigned stockholder (the "Stockholder") of Atio Corporation USA, Inc., a Minnesota corporation ("Atio").

   WHEREAS, on       ,    , the Company and Atio entered into an Agreement and
Plan of Merger (the "Merger Agreement"), pursuant to which Atio is merging with and into the Company and the Stockholder is receiving shares of the Company's Common Stock in exchange for the Stockholder's shares of the capital stock of Atio or warrants or other rights to acquire capital stock of Atio; and

   WHEREAS, it is a condition precedent to the Closing (as defined in the Merger Agreement) and a material inducement to the Company entering into the transactions contemplated by the Merger Agreement that the Stockholder enter into this Agreement with the Company.

   NOW, THEREFORE, in consideration of the foregoing, the covenants herein contained, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

   1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

   2. Representations and Warranties of the Stockholder. The Stockholder hereby makes to the Company each of the representations and warranties set forth in this Section 2.

     (a) Atio Shares. The Stockholder owns of record and beneficially the number of the Atio Shares or warrants set forth on Schedule 2.3 of the Merger Agreement either under the caption, "Shares Outstanding", or under the caption, "Shares to be issued upon closing". Such Atio Shares are free and clear of any and all liens, encumbrances, charges or claims (except as may be created by the Stockholder's approval of the Merger).

     (b) Authority. The Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Stockholder in connection with the Merger and to carry out the transactions contemplated by the Merger Agreement. This Agreement and each agreement, document and instrument executed and delivered by the Stockholder in connection with the Merger constitutes a valid and binding obligation of the Stockholder, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement by the Stockholder and each such agreement, document and instrument to be executed by the
  Stockholder:

       (i) does not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Stockholder, or require the Stockholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or

       (ii) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on the Atio Shares owned by the Stockholder.

     (c) Finder's Fee. The Stockholder has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by the Merger Agreement.

     (d) Agreements. Except as set forth on a Schedule to the Merger Agreement, the Stockholder is not a party to any non-competition, trade secret or confidentiality agreement affecting or relating to the business conducted by Atio with any party other than Atio. There are no agreements or arrangements not contained herein or disclosed on a Schedule to the Merger Agreement, to which the Stockholder is a party relating to the business of Atio or to the Stockholder's rights and obligations as a stockholder, director or officer of Atio. If the Stockholder is or has been a party to any agreement providing preemptive rights or other special rights to purchase stock of Atio, the Stockholder agrees and acknowledges that it has either exercised or waived all such rights and consents to the termination of all such preemptive or other rights. Except as set forth on the signature page hereto or a schedule to the Merger Agreement, the Stockholder does not own, directly or indirectly, to such Stockholder's knowledge, on an individual or joint basis, any material interest in, or serve as an officer or director of, any material customer, competitor or supplier of Atio, or any organization which has a contract with Atio. The Stockholder has not at any time transferred any of the stock of Atio held by or for such holder to any employee of Atio, which transfer constituted or could be viewed as compensation for services rendered to Atio by said employee. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any current contract, agreement, indenture or other instrument involving Atio to which the Stockholder is a party.

     (e) Investment Representation. (i) Unless otherwise indicated on the signature page hereto, the Stockholder is an "accredited investor" as defined in Regulation D under the Securities Act of 1933 (the "Securities Act").

       (ii) The Stockholder has read or reviewed and is familiar with the Buyer SEC Documents.

       (iii) The Stockholder has had an opportunity to ask questions of and receive answers from the Company, or a person or persons acting on the Company's behalf, concerning the terms and conditions of the Buyer Common Shares.

       (iv) The Stockholder understands that neither the Buyer Common Shares nor the offer and sale thereof has been or will be registered under the Securities Act or the securities laws of any state, and that while the Company may in the future register the Buyer Common Shares, it is under no obligation to do. The Stockholder acknowledges and is aware that there are substantial restrictions on the transferability of the Buyer Common Shares and that the Buyer Common Shares may not be sold, offered for sale or transferred for an indefinite period of time unless and until (i) a registration statement with respect thereto is in effect under the Securities Act and applicable state laws or (ii) the Stockholder shall establish to the satisfaction of the Company and its counsel that the proposed transaction is exempt from registration under the Securities Act and applicable state laws or that registration under the Securities Act and applicable state laws is not required. The foregoing restrictions and provisions shall apply to any subsequent holder or transferee of any Buyer Common Shares. The Stockholder acknowledges that and agrees that the certificate(s) representing the Buyer Common Shares to be issued to the Stockholder hereunder shall bear a legend substantially in the following form:

    "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT OR (2) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO THE DISPOSITION OF SUCH SECURITIES.

       (v) The Stockholder represents that the Buyer Common Shares are being acquired solely for the Stockholder's own account, for investment and not with a view to or for the resale, distribution, subdivision or fractionalization thereof; the Stockholder has no present plans to enter into any contract, undertaking, agreement or arrangement relating thereto.

       (vi) The Stockholder, either alone or in connection with a designated adviser to the Stockholder, has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the relative risks and merits of the Buyer Common Shares.

   3. Indemnification by the Stockholder. The Stockholder agrees subsequent to the Closing Date to indemnify and hold harmless the Company from and against and in respect of all Losses sustained, suffered or incurred by or made against the Company, arising out of or based upon any breach of any covenant or agreement made by the Stockholder in this Agreement. This indemnification is in addition to and not in lieu of any indemnification agreement made by the Stockholder in the Merger Agreement.

   4. No Indemnification or Contribution by Atio. No Stockholder shall have any right of indemnity or contribution from Atio (or any successor thereto) with respect to the breach by the Stockholder of any representation or warranty under this Agreement or with respect to the breach by Atio of any representation or warranty under the Merger Agreement.

   5. Surrender of Certificates Representing Atio Stock. The undersigned hereby surrenders the certificate(s) representing shares of common stock (the "Atio Shares") of Atio pursuant to the Agreement and Plan of Merger for the purpose of receiving in exchange (a) a certificate representing the number of whole shares of common stock of the Company, that is equal to the product of
0.06444777 multiplied by the number of shares represented by the stock certificate(s) surrendered and (b) if and to the extent a fractional Share results from the preceding calculation, a cash payment equal to $6.48 multiplied by such fraction.

   6. Miscellaneous. (a) Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile, registered or certified mail (return receipt requested), postage prepaid, or courier or overnight delivery service to the Company at the following addresses and to the Stockholder at the address set forth on the signature page to this Agreement (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

    IF TO THE COMPANY:

      CE Software Holdings, Inc.
      1801 Industrial Circle, P.O. Box 65580
      West Des Moines, IA 50205
      Attn: President

    With a copy to:

      Davis, Brown, Koehn, Shors & Roberts, P.C.
      2500 Financial Center
      Des Moines, IA 50309
      Attn: Donald J. Brown

     (b) Governing Law. This Agreement shall be governed and construed and enforced in accordance with the internal laws of the State of Iowa without regard to its rules concerning conflicts of law.

     (c) Entire Agreement. The terms of this Agreement and the Merger Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and the Merger Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

     (d) Modifications and Amendments. This Agreement may not be modified, amended, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by each of the parties.

     (e) Successors and Assigns. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and assigns.

     (f) Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned by any party without the prior written consent of each other party hereto.

     (g) Non-Waiver of Rights. The failure or delay of any party in the exercise of any right given to such party hereunder shall not constitute a waiver of its rights, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.

     (h) Specific Performance; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement will result in irreparable injury to the Company, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by and to seek both temporary and permanent injunctive relief without the necessity of proving actual damages to prevent any violation of the Stockholder's obligations hereunder. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

     (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

   IN WITNESS WHEREOF the parties hereto have executed and delivered this Stockholder Indemnification Agreement as of the day and year first written above.

COMPANY: CE SOFTWARE HOLDINGS, INC.

                                          By: _________________________________
                                          Name:
                                          Title:

STOCKHOLDER:

                              Substitute Form W-9

                  Stockholder's Name:
                                          -------------------------------------

               Stockholder's Address:
                                          -------------------------------------

         Stockholder's Telephone No.:     (   )
                                          -------------------------------------

               Stockholder's Address:
                                          -------------------------------------

      Atio Shares held by Stockholder
                      (number/class):
                                          -------------------------------------

 Stockholder's Social Security Number
    or Employer Identification Number
                                          -------------------------------------

   Certification:--Under penalties of
             perjury, I certify that:
                                          1. The information provided above on
                                          this Substitute Form W-9 is true,
                                          complete and correct.

                                          2. I am not subject to backup
                                          withholding because (a) I am exempt
                                          from backup withholding, or (b) I
                                          have not been notified by the
                                          Internal Revenue Service that I am
                                          subject to backup withholding as a
                                          result of a failure to report all
                                          interest or dividends, or (c) the
                                          Internal Revenue Service has
                                          notified me that I am no longer
                                          subject to backup withholding.

          Certification Instructions:     You must cross out item 2 above if
                                          you have been notified by the
                                          Internal Revenue Service that you
                                          are currently subject to backup
                                          withholding because of
                                          underreporting interest or dividends
                                          on your tax return.

                           Signature:
                                          -------------------------------------

                                Date:                   , 2000

                                Note: Failure to complete and return this Substitute Form W-9 may result in backup withholding of any payments made to you.

 Check box if Stockholder is not an "accredited investor" (see Section 2(e)(i)
                                  above): [_]

                                  EXHIBIT 5.4

                            FORM OF ESCROW AGREEMENT

   THIS ESCROW AGREEMENT ("Agreement") is made and entered into this       day
of           ,     , by and between Robert A. Simons, Esq., of West Des Moines,
Iowa ("Escrow Agent"), CE Software Holdings, Inc., ("Company"), a Delaware corporation and CE Software, Inc., an Iowa corporation ("Company Sub").

                                  WITNESSETH:

   WHEREAS, the Company has entered into a Merger Agreement dated
(the "Merger Agreement,") a copy of which shall be delivered to the Escrow Agent with this Escrow Agreement on the date hereof; and

   WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the same meaning as in the Merger Agreement; and

   WHEREAS, the Merger Agreement provides that the stock of Company Sub shall be distributed by the Company to its stockholders immediately prior to the Effective Time of the Merger, and that the Company shall, at the Effective Time of the Merger, deposit cash in the amount equal to the maximum amount payable to the Company pursuant to the exercise of all then outstanding stock options (excluding options with an exercise price of $20.00 per share or more) described on Schedule 5.3 of the Merger Agreement ("Outstanding Options") which may be exercised within three months after the Closing Date, to be held in escrow pursuant to the terms of this Escrow Agreement (the "Escrow Account") with the Escrow Agent until the Company receives cash on account of the exercise of Outstanding Options; and

   WHEREAS, the Escrow Agent is willing to serve in such capacity upon the terms and conditions set forth below.

   NOW, THEREFORE, the parties agree as follows:

   1. Escrow Agent acknowledges the receipt of funds ("Escrow Funds") in the
amount of $         to be held by the Escrow Agent in the Escrow Account
pending the earlier of (a) receipt of written notices as hereinafter provided that the Company has received funds from the exercise of Outstanding Options, or (b) the expiration of the 120 day period commencing following the Effective Time (the "Expiration Date").

   2. The Escrow Funds in the Escrow Account shall be deposited in an account or accounts maintained by Morgan Stanley Dean Witter, West Des Moines, Iowa ("Dean Witter"). Escrow Agent makes no guarantee as to the rate of return to be earned by such funds prior to the disbursement of the Escrow Funds to the Company or to Company Sub and makes no other representations or warranties regarding this Escrow Agreement, whatsoever.

   3. Upon receipt of one or more written notices (the "Receipt Notices") from Dean Witter or the Company that the Company has been credited with or has received funds in an amount specified in the Receipt Notice, the Escrow Agent will release and disburse or cause to be released and disbursed an equivalent amount of the Escrow Funds to Company Sub. As soon as practicable after the Expiration Date the Escrow Agent shall release and disburse or cause to be released and disbursed to the Company the remainder of the Escrow Funds and all accrued interest or other income, unless Company Sub shall have previously notified the Escrow Agent and the Company that it requests an accounting of the receipt of funds from the exercise of Outstanding Options.

   4. Upon receipt of Receipt Notice the Escrow Agent shall prepare and send (or cause to be prepared and sent) a check in an amount equal to the funds received by or for the credit of the Company upon exercise of Outstanding Options to Company Sub.

   5. On the Expiration Date all remaining Escrow Funds shall be delivered to the Company.

   6. The Escrow Agent undertakes to perform only the duties expressly set forth in this document. The Escrow Agent shall not be bound by any waiver, modification, amendment, termination, cancellation or revision of this Escrow Agreement, unless the foregoing is in writing, signed by the Treasurer on behalf of the Company, and the prior consent of the Escrow Agent has been obtained. The Escrow Agent shall not be bound by any assignment of the rights, duties or obligations under this Escrow Agreement by any party unless the Escrow Agent receives prior written notification of such assignment and the Escrow Agent gives prior written consent to such assignment. The Escrow Agent shall perform any act ordered by a Court of competent jurisdiction.

   7. The Company hereby agrees to indemnify the Escrow Agent for, and to hold such Escrow Agent harmless against, any and all fees, expenses, claims, suits, actions, proceedings, investigations, judgments, arbitration decisions, deficiencies, damages, awards, settlements, reasonable legal fees and expenses of attorney(s) chosen by the Escrow Agent, and liabilities and expenses incurred based upon, but not limited to, a mistake of fact or law, any act, performance, non-performance, alleged act, alleged omission, actual omission, act or omission based upon the advice of counsel or any other cause committed while performing any and all duties in connection with and under this Escrow Agreement. In addition, the Escrow Agent shall receive full indemnification protection when relying upon any certificate, instruction, document, signature believed by the Escrow Agent to be genuine, or any assumption by the Escrow Agent that any person purporting to give the Escrow Agent any of the foregoing in accordance with the provisions herein has been duly authorized to do so. However, such indemnity for the Escrow Agent will not be provided in situations based upon willful misconduct or negligence by the Escrow Agent.

   8. This Escrow Agreement hereby grants to the Escrow Agent a lien on the Escrow Funds to enable the Escrow Agent to secure the aforementioned indemnity. Such lien is not Escrow Agent's sole remedy in case of breach of the indemnity.

   9. The Escrow Agent shall be under no duty to institute or defend any type of proceeding which may arise regarding this Escrow Agreement. However, the Escrow Agent may, in utilizing the Escrow Agent's discretion and at the expense of the Company herein, institute or defend such proceeding.

   10. The Escrow Agent may resign and be discharged from the duties and obligations under this Escrow Agreement at any time by giving no less than fifteen (15) days written notice of such resignation to the Company and Company Sub specifying the date when such resignation shall take effect. Thereafter, the Escrow Agent shall have no further obligation, except to hold the Escrow Fund. In the event of such resignation, the Company and Company Sub shall appoint a Successor Escrow Agent within fifteen (15) days of notice of such resignation. The Escrow Agent shall refrain from taking any action until such Escrow Agent has received written instructions from the Company and Company Sub designating the Successor Escrow Agent. Upon receipt of such instruction, the Escrow Agent shall promptly deliver all of the Escrow Funds to such Successor Escrow Agent in accordance with such instructions. Upon receipt of the Escrow Funds, the Successor Escrow Agent shall be bound by all the provisions herein and shall promptly deliver a written instrument to the Company and Company Sub detailing the terms on which the Successor Escrow Agent agrees to be bound.

   11. All notices, requests, demands, instructions, certificates, documents or other communications under this Escrow Agreement shall be in writing and shall be given by registered or certified mail with return receipt requested and postage prepaid, by telecopy (or like transmission) or by personal delivery to the parties at the following addresses:

    ESCROW AGENT:

      Robert A. Simons, Esq. 5400 University Avenue West Des Moines, IA
      50265

    COMPANY:

      CE Software Holdings, Inc. Attn: President 1801 Industrial Circle P.O. Box 65580 West Des Moines, IA 50265

    COMPANY SUB:

      CE Software, Inc. Attn: President
      1801 Industrial Circle
      P.O. Box 65580
      West Des Moines, IA 50265

   12. The Company agrees to pay the Escrow Agent a reasonable fee for its services as Escrow Agent.

   IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

                                          _____________________________________
                                          Robert A. Simons

                                          CE Software Holdings, Inc.

                                          By: _________________________________
                                                            , Treasurer

                                          CE Software, Inc.

                                          By: _________________________________
                                                            , President

                                  Exhibit 7.3

             CC Management LLC ("Convergent") Bridge Loan Agreement

   The parties to this Agreement have agreed to further amend the Loan Agreement dated as of March 12, 1999, as amended by the Loan Restructure Agreement dated as of June 16, 1999 between Convergent and ATIO. This exhibit sets forth the general terms of this required amendment to be effective with the signing of this Agreement.

   (a) The $1,350,000 loan would be extended to June 30, 2001. The interest rate will be 9% with interest payable monthly. Interest on this loan in arrears as of the date of the merger shall be paid by ATIO. The extended due date of June 30, 2001, would be automatically extended to January 1, 2002, if at least $2.5 million has not been raised in new funding (in cash) pursuant to sections 7.10, 7.11 and 7.14 by May 31, 2000.

   (b) The Convergent debt would be convertible into registered common stock at $8.00 per share through June 30, 2001. This conversion would result in an additional 168,750 shares of the Surviving Corporation. The Surviving Corporation must give a 30-day notice prior to prepaying the loan to give Convergent the opportunity to convert. If the maturity date is extended to January 1, 2002, then the period in which conversion could occur shall be similarly extended.

   (c) The debt would continue to have its existing security agreement which includes a first lien on the intellectual property. The security agreement would be pari passu to security arrangements on bridge loans from Buyer and Venturian pursuant to section 7.12.

   (d) Immediately after the Closing Time Convergent's 5.7% non-dilutable warrant which was to be effective until ATIO had $10,000,000 in new funding would converted into 176,301 shares of the Surviving Corporation.

                                  EXHIBIT 7.8

                            FORM OF LOCKUP AGREEMENT

                                           , 1999

CE Software Holdings, Inc.
1801 Industrial Circle, P.O.Box 65580
West Des Moines, IA 50265

   Gentlemen:

   The undersigned, with respect to any shares of common stock ("Shares") of CE Software Holdings, Inc., a Delaware corporation (the "Company") acquired by the undersigned pursuant to the merger (the "Merger") of ATIO Corporation USA, Inc., a Minnesota corporation ("ATIO") into the Company, understands that the Company is proceeding to agree to issue the Shares pursuant to a merger agreement between and among the Company, ATIO and certain other individuals and companies (the "Merger Agreement"), including options to be granted pursuant to stock option plans of the Company.

   In order to induce you to proceed with the Merger Agreement, the undersigned agrees, for the benefit of the Company and ATIO, that should the Merger be effectuated, he will not, without your prior written consent, sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of any Shares acquired by the undersigned pursuant to the Merger or sell or grant options, rights or warrants with respect to such Shares during the period of six months after the Merger; provided, however, that such restriction shall not apply to twenty-five percent (25%) of the shares which the undersigned is or will be entitled to purchase pursuant to any existing ATIO stock option plan upon the occurrence of the Merger.

Dated:                ,

                                          Very truly yours,

                                          _____________________________________

                                  EXHIBIT 7.10

                       FORM OF VENTURIAN PLEDGE AGREEMENT

   THIS PLEDGE AGREEMENT ("Agreement") made as of the         day of        ,
     by and between CE Software Holdings, Inc., a Delaware corporation with its principal office at 1801 Industrial Circle, West Des Moines, Iowa 50265 ("Pledgee"), and Venturian Corporation, a Minnesota corporation with its
principal office at                        ("Pledgor").

   Capitalized terms used herein and not otherwise defined have the meaning as defined in the Agreement and Plan of Merger of even date herewith among Pledgee, Pledgor and certain other parties (the "Merger Agreement").

   WHEREAS, Pledgor is a shareholder of Atio Corporation USA, Inc., a Minnesota corporation ("Atio").

   WHEREAS, Pledgee and Atio are parties to the Merger Agreement. providing, subject to the terms and conditions thereof, for the purchase by Pledgor of 148,900 shares of Buyer Common Stock at a price of $6.48 per share at the Closing of the Merger;

   NOW, THEREFORE, to induce Pledgee to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor has agreed to pledge and grant a security interest in the Collateral (as herein defined). Accordingly, the parties hereto agree as follows:

   Section 1. Definitions. The following terms shall have the meanings as specified in this section:

     "Collateral" shall have the meaning ascribed thereto in Section 2 hereof.

     "Default" shall mean any failure by Pledgor to purchase the aforesaid 148,900 newly issued shares of Common Stock of the Buyer upon the Closing of the Merger as provided in Section 7.10 of the Agreement.

     "Secured Obligations" shall mean Pledgor's obligations to purchase the aforesaid 148,900 newly issued shares of Common Stock of the Buyer upon the Closing of the Merger as provided in Section 7.10 of the Agreement.

     "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

   Section 2. The Pledge and Security Interest. As collateral security for the prompt payment in full when due of the Secured Obligations, Pledgor hereby pledges, grants, assigns, transfers, conveys and set over to Pledgee a security interest in all of the Pledgor's right, title, and interest in 2,300,000 shares of common stock with a par value of $.01 per share of Atio (the "Atio Shares") and the certificates and instruments representing or evidencing the pledged shares, and all dividends, cash, securities, interest, rights and other property at any time and from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the pledged shares; all other property hereafter delivered to Pledgee by Pledgor in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all dividends, cash, securities, interest, rights and other property at any time from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for or conversion of any of all thereof; and all proceeds of all of the foregoing (all being collectively referred to herein as "Collateral"). Pledgor covenants and agrees with Pledgee that Pledgor will not, directly or indirectly, without prior written consent of the Pledgee, transfer or sell any of the Collateral, or enter into any agreement which may result in the transfer or sale of any of the Collateral. The Pledgor represents and warrants that the Collateral is owned by the Pledgor free and clear of any lien or encumbrance and that such Collateral is not subject to any restrictions as to transfer, except those specifically disclosed in writing to Pledgee or such as may be imposed by applicable law affecting transfers generally and those in that certain Shareholder Agreement between Pledgor and the current shareholders of Atio.

   Section 3. Further Assurances: remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 2 hereof, Pledgor hereby agrees with Pledgee as follows:

   3.01 Delivery and Other Perfection. Pledgor shall:

     (a) deliver to the Pledgee, endorsed in blank for transfer or accompanied by duly executed shareholder interest powers or other instruments of assignment and transfers in such form and substance as Pledgee may request, and all stock certificates or other securities representing any of the Collateral; and

     (b) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Pledgee) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable Pledgee to exercise and enforce its rights hereunder with respect to such pledge and security interest.

   3.02 Other Financing Statements. Without the prior written consent of the Pledgee, Pledgor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which Pledgee is not named as the sole secured party for the benefit of the Pledgee.

   3.03 Preservation of Rights. Pledgee shall not be required to take steps necessary to enforce or preserve any rights under any contract, instrument, or agreement included in the Collateral.

   3.04 Rights Regarding Collateral. So long as no default shall have occurred and be continuing, Pledgor shall have the right to exercise all of its voting, consensual and other powers of ownership pertaining to the Collateral for all purposes not inconsistent with the terms of this Agreement, or the Merger Agreement, and shall be entitled to receive, spend and otherwise utilize all distributions with respect to the Collateral; provided, however, that Pledgor agrees that it will not vote the Collateral in any manner that is inconsistent with the terms of this Agreement or the Merger Agreement. Pledgee shall execute and deliver to Pledgor or cause to be executed and delivered to Pledgor all such proxies, powers of attorney, distribution checks (duly endorsed to Pledgor), and other orders, and all such instruments, without recourse, as Pledgor may reasonably request for the purpose of enabling it to exercise its rights and powers which it is entitled to exercise pursuant to this Section 3.04.

   3.05 Defaults. Upon the occurrence of default by Venturian under this agreement or Section 7.10 of the Merger Agreement:

     (a) Pledgee shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (and to the extent permitted by applicable law, whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted);

     (b) Pledgee in its discretion may, in its name or in the name of Pledgor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for or in conversion of any of the Collateral, but shall be under no obligation to do so; and

     (c) Pledgee may, upon fifteen (15) Business Days prior written notice to Pledgor of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of Pledgee or any of its agents, in its absolute and sole discretion, either (i) deliver the shares of Buyer Common Stock issuable in exchange for the Atio Shares pursuant to the Merger Agreement (together with the certificate(s) representing such Buyer Common Stock) to Pledgee, free and clear of this Agreement, and cancel such shares of Buyer Common Stock, returning them to the status of authorized but unissued common stock of Pledgee; or (ii) exercise its rights under the Uniform Commercial Code against the Collateral.

     Pledgor acknowledges and agrees that the remedies hereinabove provided have been specifically negotiated and that the right granted in subparagraph (c)(i) above, if exercised by Pledgee, represents the agreed upon exclusive remedy available to Pledgee as liquidated damages payable to Pledgee as a result of the breach by Pledgor of its obligation to purchase shares of stock of Pledgor as provided in the Merger Agreement, and that such liquidated damages represents a fair and reasonable estimate of the damage that would be incurred by Pledgee as a result of the failure of Pledgor to make such investment.

   3.06 Removals, Etc. Pledgor shall not maintain any of its books and records with respect to the Collateral at any office other than its office as set forth above as of the date hereof or maintain its office or its principal place of business at any other place other than at such location without giving thirty
(30) days prior written notice to the Pledgee.

   3.07 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral, and any other cash at the time held by Pledgee under this
Section 3, shall be applied by the Pledgee:

     First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable compensation to Pledgee and its agents and counsel, and all expenses, and advances made or incurred by Pledgee in connection therewith;

     Second, to the payment in full of the Secured Obligations described in
  Section 1 hereof; and

     Finally, to the payment to Pledgor, or his successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

As used in this Section 3, "proceeds" of Collateral shall mean cash, securities and other property realized with respect to, and distributions in kind of or in exchange for, Collateral, including any thereof received under the Merger Agreement or any reorganization, liquidation or adjustment of debt of Pledgor or any issuer of or obligor on any of the Collateral.

   3.08 Attorney-in-Fact. Subject to Pledgee having first obtained any required approval from regulatory agencies, without limiting any rights or powers granted by this Agreement to Pledgee while no default has occurred and is continuing, upon the occurrence and during the continuance of any default Pledgee is hereby appointed the attorney-in-fact of Pledgor for the purpose of carrying out the provisions of this Section 3 and taking any action and executing any instruments which Pledgee may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, provided that Pledgee shall not take any action pursuant to the authority granted to it in this Section 3.10 without first notifying Pledgor in writing thereof. Without limiting the generality of the foregoing, so long as Pledgee shall be entitled under this Section 3 to make collections in respect of the Collateral, Pledgee shall have the right and power to receive, endorse and collect all checks made payable to the order of Pledgor representing any dividend, payment or other distribution in respect of or in exchange for the Collateral or any part thereof and to give full discharge for the same.

   Section 4. Miscellaneous.

   4.01 Initial Financing Statements. When requested by Pledgee, Pledgor shall file such financing statements and other documents in such offices as Pledgee may request to perfect the pledge and security interest granted by this Agreement.

   4.02 Further Assurances. Pledgor agrees that, from time to time upon the written request of the Pledgee, Pledgor will execute and deliver such further documents and do such other acts and things as Pledgee may reasonable request in order fully to effect the purposes of this Agreement.

   4.03 No Waiver. No failure on the part of Pledgee or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Pledgee or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are exclusive of any other remedies provided by law.

   4.04 Expenses. Pledgor agrees to pay to Pledgee all reasonable out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Agreement, or performance by Pledgee of any obligations of Pledgor with respect to the Collateral which Pledgor has failed or refused to perform, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement with respect to any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of Pledgee in respect thereof, by litigation or otherwise and all such expenses shall be Secured Obligations to Pledgee secured under Section 2 hereof.

   4.05 Taxes. Pledgor agrees to pay before delinquency any tax or other governmental charge which is or can become due through assessment, distraint or otherwise a lien on the Collateral and to pay any tax or other governmental charge which may be levied on the transactions hereunder, provided that nothing herein shall require Pledgor to pay any such tax or other governmental charge with respect to which Pledgor is prosecuting in good faith appeal or other proceedings shall have been fully bonded or otherwise effectively stayed.

   4.06 Termination. When all Secured Obligations shall have been paid in full, this Agreement shall terminate, and Pledgee shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of Pledgor.

   4.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA, PROVIDED THAT AS TO COLLATERAL LOCATED IN ANY JURISDICTION OTHER THAN THE STATE OF IOWA, PLEDGEE SHALL HAVE ALL THE RIGHTS TO WHICH A SECURED PARTY UNDER THE LAWS OF SUCH JURISDICTION IS ENTITLED.

   4.08 Notices. All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing (including, without limitation, by telecopy) and delivered to the intended recipient at the address first set forth above or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a telecopied or mailed notice, upon receipt, in each case given or addressed as provided for herein. The Address for Notices of the respective parties are on the first page of this Agreement.

   4.09 Waivers, etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by Pledgor and the Pledgee.

   4.10 Headings. The headings and sub-headings contained in this agreement are intended to be used for convenience only and do not constitute part of this Agreement.

   4.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Pledgor, Pledgee and each subsequent holder of the Secured Obligations (provided, however, that Pledgor shall not assign or transfer its rights hereunder without the prior written consent of the Pledgee).

   4.12 Counterparts. This Agreement may be executed in one or more counterparts and all of such counterparts taken together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Venturian Corporation                     CE Software Holdings, Inc.

By: _________________________________     By __________________________________
Title: ______________________________     Title: ______________________________

                                  EXHIBIT 7.11

                  FORM OF ATIO INTERNATIONAL PLEDGE AGREEMENT

   THIS PLEDGE AGREEMENT ("Agreement") made as of the           day of
             ,       by and between CE Software Holdings, Inc., a Delaware
corporation with its principal office at 1801 Industrial Circle, West Des Moines, Iowa 50265 ("Pledgee"), and Atio International, Inc., a Delaware corporation with its principal office at
                                                            ("Pledgor").

   Capitalized terms used herein and not otherwise defined have the meaning as
defined in the Agreement and Plan of Merger dated                   , 1999
among Pledgee, Pledgor and certain other parties (the "Merger Agreement").

   WHEREAS, Pledgor is a shareholder of Atio Corporation USA, Inc., a Minnesota corporation ("Atio").

   WHEREAS, Pledgee and Atio are parties to the Merger Agreement, providing, subject to the terms and conditions thereof, for the purchase by Pledgor of 314,062 shares of Buyer Common Stock at a price of $6.48 per share prior to May 31, 2000;

   NOW, THEREFORE, to induce Pledgee to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor has agreed to pledge and grant a security interest in the Collateral (as herein defined). Accordingly, the parties hereto agree as follows:

   Section 1. Definitions. The following terms shall have the meanings as specified in this section:

     "Collateral" shall have the meaning ascribed thereto in Section 2 hereof.

     "Default" shall mean any failure by Pledgor to purchase the aforesaid 314,062 shares as provided in Section 7.11 of the Merger Agreement.

   "Secured Obligations" shall mean the obligations of Pledgor to purchase the aforesaid 314,062 shares as provided in Section 7.11 of the Merger Agreement.

   "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

   Section 2. The Pledge and Security Interest. As collateral security for the prompt payment in full when due of the Secured Obligations, Pledgor hereby pledges, grants, assigns, transfers, conveys and set over to Pledgee a security interest in all of the Pledgor's right, title, and interest in 314,062 shares of Buyer Common Stock issued to Pledgor at the Closing in exchange for shares of common stock, $.01 par value per share, of Atio (the "Atio Shares") pursuant to the terms of the Merger Agreement, and the certificates and instruments representing or evidencing the pledged shares, and all dividends, cash, securities, interest, rights and other property at any time and from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the pledged shares; all other property hereafter delivered to Pledgee by Pledgor in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all dividends, cash, securities, interest, rights and other property at any time from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for or conversion of any of all thereof; and all proceeds of all of the foregoing (all being collectively referred to herein as "Collateral"). Pledgor covenants and agrees with Pledgee that Pledgor will not, directly or indirectly, without prior written consent of the Pledgee, transfer or sell any of the Collateral, or enter into any agreement which may result in the transfer or sale of any of the Collateral. The Pledgor represents and warrants that the Collateral is owned by the Pledgor free and clear of any lien or encumbrance and that such Collateral is not subject to any restrictions as to transfer, except those specifically disclosed in writing to Pledgee or such as may be imposed by applicable law affecting transfers generally, and those in that certain Shareholder Agreement between Pledgor and the current shareholders of Atio.

   Section 3. Further Assurances: remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 2 hereof, Pledgor hereby agrees with Pledgee as follows:

   3.01 Delivery and Other Perfection. Pledgor shall:

     (a) deliver to the Pledgee, endorsed in blank for transfer or accompanied by duly executed shareholder interest powers or other instruments of assignment and transfers in such form and substance as Pledgee may request, and all stock certificates or other securities representing any of the Collateral; and

     (b) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Pledgee) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable Pledgee to exercise and enforce its rights hereunder with respect to such pledge and security interest.

   3.02 Other Financing Statements. Without the prior written consent of the Pledgee, Pledgor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which Pledgee is not named as the sole secured party for the benefit of the Pledgee.

   3.03 Preservation of Rights. Pledgee shall not be required to take steps necessary to enforce or preserve any rights under any contract, instrument, or agreement included in the Collateral.

   3.04 Rights Regarding Collateral. So long as no default shall have occurred and be continuing, Pledgor shall have the right to exercise all of its voting, consensual and other powers of ownership pertaining to the Collateral for all purposes not inconsistent with the terms of this Agreement, or the Merger Agreement, and shall be entitled to receive, spend and otherwise utilize all distributions with respect to the Collateral; provided, however, that Pledgor agrees that it will not vote the Collateral in any manner that is inconsistent with the terms of this Agreement or the Merger Agreement. Pledgee shall execute and deliver to Pledgor or cause to be executed and delivered to Pledgor all such proxies, powers of attorney, distribution checks (duly endorsed to Pledgor), and other orders, and all such instruments, without recourse, as Pledgor may reasonably request for the purpose of enabling it to exercise its rights and powers which it is entitled to exercise pursuant to this Section 3.04.

   3.05 Defaults. Upon the occurrence of default by Pledgor under this Agreement or Section 7.11 of the Merger Agreement:

     (a) Pledgee shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (and to the extent permitted by applicable law, whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted);

     (b) Pledgee in its discretion may, in its name or in the name of Pledgor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for or in conversion of any of the Collateral, but shall be under no obligation to do so; and

     (c) Pledgee may, upon fifteen (15) Business Days prior written notice to Pledgor of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of Pledgee or any of its agents, in its absolute and sole discretion, either (i) deliver the shares of Buyer Common Stock issued to Pledgor in exchange for the Atio Shares pursuant to the Merger Agreement (together with the certificate(s) representing such Buyer Common Stock) to Pledgee, free and clear of this Agreement, and cancel such shares of Buyer Common Stock, returning them to the status of authorized but unissued common stock of Pledgee, or (ii) exercise its rights under the Uniform Commercial Code against the Collateral.

     Pledgor acknowledges and agrees that the remedies hereinabove provided have been specifically negotiated and that the right granted in subparagraph (c)(i) above, if exercised by Pledgee, represents the agreed upon exclusive remedy available to Pledgor as liquidated damages payable to Pledgee as a result of the breach by Pledgor of its obligation to purchase shares of stock of Pledgor as provided in the Merger Agreement, and that such liquidated damages represents a fair and reasonable estimate of the damage that would be incurred by Pledgee as a result of the failure of Pledgor to make such investment.

   3.06 Removals, Etc. Pledgor shall not maintain any of its books and records with respect to the Collateral at any office other than its office as set forth above as of the date hereof or maintain its office or its principal place of business at any other place other than at such location without giving thirty
(30) days prior written notice to the Pledgee.

   3.07 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral, and any other cash at the time held by Pledgee under this
Section 3, shall be applied by the Pledgee:

     First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable compensation to Pledgee and its agents and counsel, and all expenses, and advances made or incurred by Pledgee in connection therewith;

     Second, to the payment in full of the Secured Obligations described in
  Section 1 hereof; and

     Finally, to the payment to Pledgor, or his successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

As used in this Section 3, "proceeds" of Collateral shall mean cash, securities and other property realized with respect to, and distributions in kind of or in exchange for, Collateral, including any thereof received under the Merger Agreement or any reorganization, liquidation or adjustment of debt of Pledgor or any issuer of or obligor on any of the Collateral.

   3.08 Attorney-in-Fact. Subject to Pledgee having first obtained any required approval from regulatory agencies, without limiting any rights or powers granted by this Agreement to Pledgee while no default has occurred and is continuing, upon the occurrence and during the continuance of any default Pledgee is hereby appointed the attorney-in-fact of Pledgor for the purpose of carrying out the provisions of this Section 3 and taking any action and executing any instruments which Pledgee may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, provided that Pledgee shall not take any action pursuant to the authority granted to it in this Section 3.10 without first notifying Pledgor in writing thereof. Without limiting the generality of the foregoing, so long as Pledgee shall be entitled under this Section 3 to make collections in respect of the Collateral, Pledgee shall have the right and power to receive, endorse and collect all checks made payable to the order of Pledgor representing any dividend, payment or other distribution in respect of or in exchange for the Collateral or any part thereof and to give full discharge for the same.

   Section 4. Miscellaneous.

   4.01 Initial Financing Statements. When requested by Pledgee, Pledgor shall file such financing statements and other documents in such offices as Pledgee may request to perfect the pledge and security interest granted by this Agreement.

   4.02 Further Assurances. Pledgor agrees that, from time to time upon the written request of the Pledgee, Pledgor will execute and deliver such further documents and do such other acts and things as Pledgee may reasonable request in order fully to effect the purposes of this Agreement.

   4.03 No Waiver. No failure on the part of Pledgee or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Pledgee or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are exclusive of any other remedies provided by law.

   4.04 Expenses. Pledgor agrees to pay to Pledgee all reasonable out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Agreement, or performance by Pledgee of any obligations of Pledgor with respect to the Collateral which Pledgor has failed or refused to perform, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement with respect to any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of Pledgee in respect thereof, by litigation or otherwise and all such expenses shall be Secured Obligations to Pledgee secured under Section 2 hereof.

   4.05 Taxes. Pledgor agrees to pay before delinquency any tax or other governmental charge which is or can become due through assessment, distraint or otherwise a lien on the Collateral and to pay any tax or other governmental charge which may be levied on the transactions hereunder, provided that nothing herein shall require Pledgor to pay any such tax or other governmental charge with respect to which Pledgor is prosecuting in good faith appeal or other proceedings shall have been fully bonded or otherwise effectively stayed.

   4.06 Termination. When all Secured Obligations shall have been paid in full, this Agreement shall terminate, and Pledgee shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of Pledgor.

   4.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA, PROVIDED THAT AS TO COLLATERAL LOCATED IN ANY JURISDICTION OTHER THAN THE STATE OF IOWA, PLEDGEE SHALL HAVE ALL THE RIGHTS TO WHICH A SECURED PARTY UNDER THE LAWS OF SUCH JURISDICTION IS ENTITLED.

   4.08 Notices. All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing (including, without limitation, by telecopy) and delivered to the intended recipient at the address first set forth above or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a telecopied or mailed notice, upon receipt, in each case given or addressed as provided for herein. The Address for Notices of the respective parties are on the first page of this Agreement.

   4.09 Waivers, etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by Pledgor and the Pledgee.

   4.10 Headings. The headings and sub-headings contained in this agreement are intended to be used for convenience only and do not constitute part of this Agreement.

   4.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Pledgor, Pledgee and each subsequent holder of the Secured Obligations (provided, however, that Pledgor shall not assign or transfer its rights hereunder without the prior written consent of the Pledgee).

   4.12 Counterparts. This Agreement may be executed in one or more counterparts and all of such counterparts taken together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Atio International, Inc.                  CE Software Holdings, Inc.

By: _________________________________
Title: ______________________________
                                          By: _________________________________
                                          Title: ______________________________

                                EXHIBIT 8.1(e)

                   FORM OF OPINION OF DORSEY & WHITNEY, LLP

                                          , 2000

  RE: Agreement and Plan of Merger by and among CE Software Holdings, Inc.
      and Atio Corporation USA, Inc. and others dated as of December   , 1999
      (the "Merger Agreement")

   Gentlemen:

   We have acted as legal counsel to Atio Corporation USA, Inc., a Minnesota corporation ("Atio"), in connection with the Merger Agreement. This opinion is being delivered to you pursuant to Section 8.1(e) of the Merger Agreement. All capitalized terms are used herein as they are defined in the Merger Agreement unless they are otherwise defined herein.

   We have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

     (i) an executed copy of the Merger Agreement, including the representations of Atio set forth therein;

     (ii) a certificate of the Secretary of Atio certifying as to Atio's Certificate of Incorporation, Atio's Bylaws, resolutions adopted by Atio's Board of Directors and stockholders in connection with this transaction, and the incumbency and signatures of the officers of Atio who signed the Merger Agreement and related documents;

     (iii) a certificate of the Secretary of State of the State of Minnesota as to the valid existence and corporate good standing of Atio in such jurisdiction; and

     (iv) the other documents delivered to you at the Closing pursuant to the Merger Agreement.

   In rendering these opinions, we have assumed the genuiness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents, instruments, or certificates executed by entities other than Atio, we have assumed: (i) that each such other entity had the power to enter into and perform all its obligations thereunder; (ii) the due authorization by each such entity of all requisite action and the instruments and/or certificates by each such entity; and (iii) that such items are the legal, valid and binding obligations of each such entity.

   As used in this opinion with respect to any matter, the qualifying phrase "to our knowledge" or similar phrase means that no lawyer who has had active involvement in negotiating or preparing the Merger Agreement or preparing this opinion letter has actual awareness of the subject matter so qualified. In this regard, it is noted that we have not made any special review, investigation or search of any records of any court or administrative agency in connection with rendering any opinion so qualified and no inference as to any knowledge of factual matters should be drawn from our representation of Atio.

   The opinion set forth in opinion paragraph 1 below as to the valid existence and good standing of Atio is based solely upon the certificate referred to in paragraph (ii) above, a copy of which has been delivered to you and/or your legal counsel prior to or on the date hereof.

   As to all questions of fact material to such opinions, we have made no independent investigation, and we have relied solely upon the representations made in the Merger Agreement, and upon the certificates of officers of Atio delivered to you pursuant to Section 8.1(d) of the Merger Agreement. We have no knowledge of any reason to believe any such statement is false. We assume the accuracy of factual matters therein contained. No opinion is expressed on any issue of law other than those specifically set forth herein.

   Members of our firm are admitted to the bar in the State of Minnesota and we express no opinion as to the laws of any other jurisdiction except the laws of the United States of America. To the extent the matters covered hereby may be affected by the laws of other jurisdictions, we express no opinion on the laws of such jurisdictions or on the extent to which an application of the laws of such jurisdiction might affect the opinions expressed below. In addition, we express no opinion as to the validity or binding nature of any choice of law provision contained in the Merger Agreement or with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   The opinions set forth below are further qualified in that: (i) enforceability of the Merger Agreement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect or court decisions affecting creditors' rights generally and by equitable limitations (whether raised at a proceeding in law or in equity) on the availability of certain rights and remedies including specific enforcement;
(ii) rights to indemnification under the Merger Agreement may be limited by federal or state securities laws or regulations and by public policy; and (iii) the availability or enforceability of any particular remedy may be subject to or affected by concepts of materiality, by principles of equity and by your implied duty of good faith.

   Based on the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth in this opinion, we are of the opinion that:

     1. Atio is a corporation duly incorporated, legally existing and in good standing under the laws of the State of Minnesota.

     2. Atio has requisite corporate power and authority to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Atio of the Merger Agreement have been duly and validly authorized by all necessary corporate action of Atio, and no further corporate proceedings on the part of Atio are required in connection therewith.

     3. The authorized capital stock of Atio as of                 , 1999 was
  as set forth in Section 2.3 of the Merger Agreement. No shares of capital stock of Atio are held as treasury shares. All of such shares have been duly authorized and are validly issued, fully paid and nonassessable. No stockholder of Atio has exercised any dissenting stockholder or appraisal rights with regard to the Merger. Except as set forth in the Schedules to the Merger Agreement, to our knowledge, no person, firm or corporation has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement, for the purchase or acquisition of additional shares of any class or series of capital stock of Atio, and, to our knowledge, Atio has not otherwise agreed or obligated itself to issue or sell any shares of its capital stock or to register any of such shares under the Securities Act of 1933.

     4. The Merger Agreement has been duly executed and delivered by Atio. The Merger Agreement constitutes the legal, valid and binding obligation of Atio enforceable against it in accordance with its terms.

     5. The execution and delivery by Atio of the Merger Agreement and the consummation of the Merger: (i) do no violate any provision of the articles of incorporation or by-laws of Atio; (ii) do not violate any statute, rule or regulation applicable to Atio or its properties or, require Atio to obtain any approval, consent or waiver of, or to make any filing with, any governmental or regulatory agency or administrative body, or, to our knowledge, to obtain any other approval, consent or waiver of, or to make any other filing with, any other person or entity, in each case that has not been obtained or made other than the filing of the Certificate (or, in the case of Minnesota, Articles) of Merger with, and the approval thereof by, the Secretary of States of the States of Delaware and Minnesota; (iii) do not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any contract or agreement known to us or any order, writ, judgment, injunction, decree, determination or arbitration award known to us to which Atio is a party or by which the property of Atio is bound or affected; and (iv) do not violate or conflict with any judgment known to us to which Atio is a party or by which any assets or properties of Atio are expressly bound.

     6. To our knowledge, there are no actions, suits, claims or proceedings pending or overtly threatened in writing against Atio, whether at law or in equity, or before or by any federal, state, municipal or other governmental body, which seeks to enjoin, restrain or prohibit or might result in damages in respect of, the Merger Agreement or the complete consummation of the transactions contemplated by the Merger Agreement.

     7. Upon the filing of the Certificate (or, in the case of Minnesota, Articles) of Merger with, and approval thereof by the Secretary of State of the States of Delaware and Minnesota, the Merger shall become effective in accordance with the terms of the Certificate of Merger, the Delaware General Corporation Law, the Articles of Merger and Chapter 302A of the Minnesota Statutes.

   We express no opinion in connection with the transactions contemplated by the Merger Agreement other than those opinions expressed herein, and no opinion may be implied or inferred, except as expressly set forth herein.

   The opinions set forth herein are as of the date hereof, and we disclaim any undertaking or obligation to advise you of changes which may hereafter be brought to our attention.

   This opinion is furnished only to you in connection with the Merger Agreement and is solely for your benefit and the benefit of your successors and assigns and may not be used, circulated quoted, relied upon or otherwise referred to by any other person, firm or entity for any purpose except that you may disclose and quote this opinion as required by law or by governmental, legislative or other regulatory agencies having jurisdiction over you.

                                 EXHIBIT 8.1(h)

             FORM OF TRANSFEROR'S CERTIFICATE OF NON-FOREIGN STATUS

   Section 1445 of the Internal Revenue Code of 1986, as amended, provides that transferee (buyer) of a U. S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform CE Software Holdings, Inc., a Delaware corporation ("CE"), that withholding of tax is not required upon any disposition of a U. S. real property interest pursuant to the Agreement and
Plan of Merger dated as of             , 1999, by and between CE and Atio
Corporation USA, Inc., a Minnesota corporation (the "Company"), I, the President of the Company, hereby certify the following on behalf of the
Company:

       1. the Company is not a non-resident alien for purposes of U.S. income taxation;

       2. the Company's U.S. taxpayer identification number is ; and

       3. the Company's address is:


   I understand that this certification may be disclosed to the Internal Revenue Service by CE and that any false statement I have made herein could be punished by fine, imprisonment or both.

   Under penalty of perjury I declare that I have examined this Certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

   Dated:

                                          Atio Corporation USA, Inc.

              , 2000
                                          By: _________________________________
                                          Name:
                                          Title:

                                EXHIBIT 8.2(c)

              FORM OF OPINION OF DAVIS, BROWN, KOEHN, SHORS, P.C.

                                        , 2000

  RE: Agreement and Plan of Merger by and between CE Software Holdings, Inc.
      and CE Corporation USA, Inc. dated as of     , 1999 (the "Merger
      Agreement")

Gentlemen:

   We have acted as legal counsel to CE Software Holdings, Inc., a Delaware corporation ("CE"), in connection with the Merger Agreement. This opinion is being delivered to you pursuant to Section 8.2(d) of the Merger Agreement. All capitalized terms are used herein as they are defined in the Merger Agreement unless they are otherwise defined herein.

   We have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

     (i) an executed copy of the Merger Agreement, including the representations of CE set forth therein;

     (ii) a certificate of the Secretary of CE certifying as to CE's Certificate of Incorporation, CE's Bylaws, resolutions adopted by CE's Board of Directors and stockholders in connection with this transaction, and the incumbency and signatures of the officers of CE who signed the Merger Agreement and related documents;

     (iii) a certificate of the Secretary of State of the State of Iowa as to the valid existence and corporate good standing of CE in such jurisdiction; and

     (iv) the other documents delivered to you at the Closing pursuant to the Merger Agreement.

   In rendering these opinions, we have assumed the genuiness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents, instruments, or certificates executed by entities other than CE, we have assumed: (i) that each such other entity had the power to enter into and perform all its obligations thereunder; (ii) the due authorization by each such entity of all requisite action and the instruments and/or certificates by each such entity; and (iii) that such items are the legal, valid and binding obligations of each such entity.

   As used in this opinion with respect to any matter, the qualifying phrase "to our knowledge" or similar phrase means that no lawyer who has had active involvement in negotiating or preparing the Merger Agreement or preparing this opinion letter has actual awareness of the subject matter so qualified. In this regard, it is noted that we have no made any special review, investigation or search of any records of any court or administrative agency in connection with rendering any opinion so qualified and no inference as to any knowledge of factual matters should be drawn from our representation of CE.

   The opinion set forth in opinion paragraph 1 below as to the valid existence and good standing of CE is based solely upon the certificate referred to in paragraph (ii) above, a copy of which has been delivered to you and/or your legal counsel prior to or on the date hereof.

   As to all questions of fact material to such opinions, we have made no independent investigation, and we have relied solely upon the representations made in the Merger Agreement, and upon the certificates of officers of CE delivered to you pursuant to Section 8.2(b) of the Merger Agreement. We have no knowledge of any reason to believe any such statement is false. We assume the accuracy of factual matters therein contained. No opinion is expressed on any issue of law other than those specifically set forth herein.

   Members of our firm are admitted to the bar in the State of Iowa and we express no opinion as to the laws of any other jurisdiction except the laws of the United States of America and the General Corporation Law of the State of Delaware (the "DGCL"). With respect to those opinions concerning the DGCL, you are aware that we are not admitted to practice law in the State of Delaware and that such opinions are based solely upon our review of the DGCL as in effect on the date hereof. To the extent the matters covered hereby may be affected by the laws of other jurisdictions, we express no opinion on the laws of such jurisdictions or on the extent to which an application of the laws of such jurisdiction might affect the opinions expressed below. In addition, we express no opinion as to the validity or binding nature of any choice of law provision contained in the Merger Agreement or with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   The opinions set forth below are further qualified in that: (i) enforceability of the Merger Agreement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect or court decisions affecting creditors' rights generally and by equitable limitations (whether raised at a proceeding in law or in equity) on the availability of certain rights and remedies including specific enforcement;
(ii) rights to indemnification under the Merger Agreement may be limited by federal or state securities laws or regulations and by public policy; and (iii) the availability or enforceability of any particular remedy may be subject to or affected by concepts of materiality, by principles of equity and by your implied duty of good faith.

   Based on the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth in this opinion, we are of the opinion that:

     1. CE is a corporation duly incorporated, legally existing and in good standing under the laws of the State of Delaware.

     2. CE has requisite corporate power and authority to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by CE of the Merger Agreement have been duly and validly authorized by all necessary corporate action of CE, and no further corporate proceedings on the part of CE are required in connection therewith.

     3. The authorized capital stock of CE as of             , 1999 was as
  set forth in Section 2.4 of the Merger Agreement. No shares of capital stock of CE are held as treasury shares. All of such shares have been duly authorized and are validly issued, fully paid and nonassessable. No person has exercised any dissenting stockholder or appraisal rights with regard to the Merger. Except as set forth in the Schedules to the Merger Agreement, to our knowledge, no person, firm or corporation has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement, for the purchase or acquisition of additional shares of any class or series of capital stock of CE, and, to our knowledge, CE has not otherwise agreed or obligated itself to issue or sell any shares of its capital stock or to register any of such shares under the Securities Act of 1933.

     4. The Merger Agreement has been duly executed and delivered by CE. The Merger Agreement constitutes the legal, valid and binding obligation of CE enforceable against it in accordance with its terms.

     5. The execution and delivery by CE of the Merger Agreement and the consummation of the Merger: (i) do no violate any provision of the articles of incorporation or by-laws of CE; (ii) do not violate any statute, rule or regulation applicable to CE or its properties or, require CE to obtain any approval, consent or waiver of, or to make any filing with, any governmental or regulatory agency or administrative body, or, to our knowledge, to obtain any other approval, consent or waiver of, or to make any other filing with, any other person or entity, in each case that has not been obtained or made other than the filing of the Certificate of Merger with, and the approval thereof by, the Secretary of States of the States of Delaware and Minnesota; (iii) do not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any contract or agreement known to us or any order, writ, judgment, injunction, decree, determination or arbitration award known to us to which CE is a party or by which the property of CE is bound or affected; and (iv) do not violate or conflict with any judgment known to us to which CE is a party or by which any assets or properties of CE are expressly bound.

     6. To our knowledge, there are no actions, suits, claims or proceedings pending or overtly threatened in writing against CE, whether at law or in equity, or before or by any federal, state, municipal or other governmental body, which seeks to enjoin, restrain or prohibit or might result in damages in respect of, the Merger Agreement or the complete consummation of the transactions contemplated by the Merger Agreement.

     7. Upon the filing of the Certificate of Merger with, and approval thereof by, the Secretary of State of the States of Delaware and Minnesota, the Merger shall become effective in accordance with the terms of the Certificate of Merger, the Delaware General Corporation Law, the Articles of Merger and Chapter 302A of the Minnesota Statutes.

   We express no opinion in connection with the transactions contemplated by the Merger Agreement other than those opinions expressed herein, and no opinion may be implied or inferred, except as expressly set forth herein.

   The opinions set forth herein are as of the date hereof, and we disclaim any undertaking or obligation to advise you of changes which may hereafter be brought to our attention.

   This opinion is furnished only to you in connection with the Merger Agreement and is solely for your benefit and the benefit of your successors and assigns and may not be used, circulated quoted, relied upon or otherwise referred to by any other person, firm or entity for any purpose except that you may disclose and quote this opinion as required by law or by governmental, legislative or other regulatory agencies having jurisdiction over you.

                                   APPENDIX B

Delaware General Corporation Law

(S) 262. Appraisal rights.
   (as published in http://www.lexislawpublishing.com)

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either

       (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or

       (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

       (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or

       (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection.

  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, (S) 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, (S) 24; 57
Del. Laws, c. 148, (S)(S) 27-29; 59 Del. Laws, c. 106, (S) 12; 60 Del. Laws, c.
371, (S)(S) 3-12; 63 Del. Laws, c. 25, (S) 14; 63 Del. Laws, c. 152, (S)(S) 1,
2; 64 Del. Laws, c. 112, (S)(S) 46-54; 66 Del. Laws, c. 136, (S)(S) 30-32; 66
Del. Laws, c. 352, (S) 9; 67 Del. Laws, c. 376, (S)(S) 19, 20; 68 Del. Laws, c.
337, (S)(S) 3, 4; 69 Del. Laws, c. 61, (S) 10; 69 Del. Laws, c. 262, (S)(S) 1-
9; 70 Del. Laws, c. 79, (S) 16; 70 Del. Laws, c. 186, (S) 1; 70 Del. Laws, c.
299, (S)(S) 2, 3; 70 Del. Laws, c. 349, (S) 22; 71 Del. Laws, c. 120, (S) 15;
71 Del. Laws, c. 339, (S)(S) 49-52.)

                                   APPENDIX C

                           CE SOFTWARE HOLDINGS, INC.

                             2000 STOCK OPTION PLAN

   THIS 2000 STOCK OPTION PLAN (the "Plan"), effective as of the date of its
approval by the Company's shareholders, the       day of               , 2000,
is hereby adopted and established by CE Software Holdings, Inc., a Delaware corporation, (the "Company") and will be maintained by the Company for the purpose of providing stock options for selected management, key employees, Consultants and Non-Employee Directors as provided herein.

                               ARTICLE I--PURPOSE

   The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by providing additional incentive to those officers, employees, Consultants and Non-Employee Directors of the Company and any Subsidiary whose substantial contributions are essential to the continued growth and success of the business of the Company or Subsidiary in order to strengthen their commitment to the Company or Subsidiary, to motivate them to faithfully and diligently perform their assigned responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and its Subsidiaries. To accomplish such purposes, the Plan provides that the Company may grant Incentive Stock Options and Non-Qualified Stock Options.

                            ARTICLE II--DEFINITIONS

   2.01 Scope. For purposes of this Plan, unless the language or context clearly indicates that a different meaning is intended, capitalized terms have the meaning specified in this Article.

   2.02 Definitions. The following terms used in this Plan shall have the following meanings:

   "Agreement" shall mean the written agreement evidencing the grant of an Award and setting forth the terms and conditions thereof.

   "Award" shall mean, individually or collectively, a grant under this Plan to any Eligible Person or Non-Employee Director of Incentive Stock Options, Non-Qualified Stock Options or both as the context requires.

   "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

   "Change in Control" shall mean any one of the following events:

     (1) any "person" or group of persons acting in concert (as defined in Sections13(d) and 14(d) of the Exchange Act), other than the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, acquires, directly or indirectly, after the Effective Date of this Plan "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of any class of securities (not including securities acquired in a transaction described in subsection (2) below) representing at least thirty percent (30%) of the combined voting power of the Company;

     (2) the stockholders of the Company approve a merger, consolidation, recapitalization or similar transaction, unless the persons who were shareholders immediately prior to such transaction will collectively own at least fifty percent (50%) of the combined voting power of all classes of stock of the Company (or of the surviving corporation in the event of a merger) outstanding immediately after such transaction; or

     (3) the stockholders of the Company approve a plan of complete liquidation of the Company or a sale of all or substantially all of the assets of the Company.

   "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations of the Department of Treasury promulgated pursuant thereto.

   "Committee" shall mean a committee designated by the Board to administer the Plan and to perform the functions set forth herein.

   "Company" shall mean CE Software Holdings, Inc., a Delaware corporation, or any successor thereto.

   "Consultant" shall mean an advisor or consultant who is an independent contractor with respect to the Company or a Subsidiary, and who provides bona fide services (other than in connection with the offer or sale of securities in a capital raising transaction) to the Company or a Subsidiary; who is not an employee, officer, or director of the Company or any of its Subsidiaries; and whose services the Committee determines are of vital importance to the overall success of the Company or any of its Subsidiaries.

   "Covered Employee" shall mean a covered employee within the meaning of
Section 162(m)(3) of the Code. By way of explanation, as of the date of adoption of this Plan, a Covered Employee is generally defined in the Code to include any person who is a company's CEO or who is one a company's four highest paid officers during a particular fiscal year if all wages paid to such person, including the taxable value of all exercised options, exceeds $1 million for that fiscal year.

   "Disability" shall mean, if the Participant is covered by an individual or group long-term disability policy paid for by the Company or a Subsidiary, disability as defined in such policy without regard to any waiting period. If the Participant is not covered by such a policy, Disability means the Participant suffering a sickness, accident or injury which in the judgment of a physician satisfactory to the Company, prevents the Participant from performing substantially all of his or her normal duties for the Company and/or its Subsidiaries. As a condition to any benefits, the Company may require the Participant to submit to such physical or mental evaluations and tests as the Company deems appropriate. "Disabled" shall mean to suffer from a Disability.

   "Effective Date" shall mean the date first written above on which this Plan was adopted by the Board.

   "Eligible Person" shall have the meaning given to it by Article V.

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "Fair Market Value" shall mean the market price of a Share, determined by the Committee in good faith on such basis as it deems appropriate; provided, however, as long as the Shares are traded on the Nasdaq Stock Market or a major exchange, the determination of Fair Market Value by the Committee shall be the average of the high and low prices reported by Nasdaq or by such exchange on the date of the grant, or if such date is not a trading date, on the last trading date immediately prior to the date of grant. Such determination shall be conclusive and binding on the Participant and all other persons.

   "Incentive Stock Option" shall mean an Option within the meaning of Section 422 of the Code, or any successor provisions thereto.

   "Non-Employee Director" shall mean a director of the Company or a Subsidiary that is not treated as a common-law employee of the Company or Subsidiary.

   "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

   "Option" shall mean an Incentive Stock Option, a Non-Qualified Stock Option, or either or both of them, as the context requires.

   "Participant" shall mean a person to whom an Award has been granted under the Plan.

   "Plan" shall mean the CE Software Holdings, Inc. 2000 Stock Option Plan, as amended or restated from time to time.

   "Retirement" shall mean termination of employment or services with the Company or a Subsidiary by a Participant (other than as a result of death or Disability), if the Participant is at least sixty-two (62) years of age.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Share" shall mean shares of common stock, $0.10 par value, of the Company.

   "Statement" shall have the meaning given to it by Section 7.03.

   "Subsidiary" shall mean any corporation in a descending, unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   "Ten-Percent Stockholder" shall mean an Eligible Person, who, at the time an Incentive Stock Option is to be granted to such Eligible Person, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a parent or a Subsidiary within the meaning of Sections 424(e) and 424(f), respectively, of the Code.

   "Transaction" shall have the meaning given to it by Section 9.03.

   "Vesting Date" shall mean March 31st, June 30th, September 30th and December 31st of each calendar year.

                          ARTICLE III--ADMINISTRATION

   3.01 Committee Administration. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more Company directors who are Non-Employee directors, as defined in paragraph (b)(3)(i) of Rule 16b-3, or any other successor rule thereto, under the Exchange Act. Additionally, the Committee shall satisfy such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code Section 162(m)(4)(C), or any successor provision thereto. The Committee shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. All actions, determinations or interpretations made in good faith with respect to the Plan or any Option shall be conclusive and binding on the Participants and all other persons. The Company shall pay all expenses incurred in the administration of the Plan.

   3.02 Powers. Subject to the express terms and conditions set forth herein, the Committee shall have the power to perform any and all actions, determinations and interpretations related to the administration of the Plan, including, without limitation, the power from time to time:

     (a) to determine those Eligible Persons to whom Awards shall be granted under the Plan and the number of Shares subject to such Awards to be granted to each Eligible Person and to prescribe the terms and conditions (which need not be identical) of each Award, including the purchase price per share of each Award, and the forfeiture provisions, if any, if the Employee leaves the employment of the Company or a Subsidiary within a prescribed time or acts against the interests of the Company within a prescribed time;

     (b) to construe and interpret the Plan, the Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, and (subject to the provisions of Article X below) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective;

     (c) to determine the duration and purposes for leaves of absence which may be granted to a Participant without constituting a termination of employment or service for purposes of the Plan;

     (d) to determine the terms and conditions of each Award granted to a Covered Employee so that the Company or Subsidiary may claim a tax deduction in connection with non-qualified options, or incentive options that have a non-qualified component; and

     (e) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

                       ARTICLE IV--STOCK SUBJECT TO PLAN

   4.01 Number of Shares. The maximum number of Shares that may be issued or transferred pursuant to Awards granted under this Plan is seven hundred fifty thousand (750,000) Shares of common stock (or the number and kind of shares of stock or other securities that are substituted for those Shares or to which those Shares are adjusted pursuant to Article IX), and the Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares, such number of Shares.

   4.02 Limitation. For a period of one year after the effective date of this Plan, the number of Shares for which options may be granted by the Committee shall not exceed the lesser of: (i) seven hundred fifty thousand (750,000) or
(ii) a number, when added together with 189,571 (representing options issued by Atio Corporation USA, Inc. prior to its merger with the Company, after conversion of such options into options to purchase the Shares of the Company), would equal more than twenty-five per cent (25%) of the total outstanding and issued Shares of the Company.

   4.03 Terminated Options. Whenever any outstanding Award or portion thereof expires, is canceled or is otherwise terminated (other than by exercise of the Award ), the Shares allocable to the unexercised portion of such Award may again be the subject of Awards hereunder.

                             ARTICLE V--ELIGIBILITY

   Eligible Persons shall be the officers, employees and Consultants of the Company and any Subsidiary who, in the view of the Committee, occupy managerial, professional, or key positions, or who provide valuable services, and who, in the view of the Committee, have the capability of making a substantial contribution to the success of the Company. In making the selection and in determining the form and amount of Awards, the Committee may give consideration to the functions and responsibilities of the individual, past and potential contributions to profitability and sound growth, the value of the individual's services to the Company, and any other factors deemed relevant by the Committee. The Committee shall have full and final authority on selecting those Eligible Persons who will receive Awards, provided, however, only individuals who are treated as common-law employees of the Company or any Subsidiary pursuant to the relevant provisions of the Code may receive Incentive Stock Options.

                              ARTICLE VI--OPTIONS

   The Committee may grant Options to any Eligible Person in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. The provisions of the various Agreements entered into under the Plan need not be identical. Each Option and Agreement shall be subject to the following conditions:

   6.01 Purchase Price. The purchase price or the manner in which the purchase price is to be determined for Shares under each Option shall be set forth in the Agreement, provided, however, that the purchase price per Share under (a) each Non-Qualified Stock Option shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share at the time the Option is granted,
(b) each Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share at the time the Option is granted,
(c) each Incentive Stock Option granted to a Ten-Percent Stockholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share at the time the Option is granted and (d) each Option granted to a Covered Employee shall not be less than one hundred percent (100%) of the Fair Market Value of a Share at the time the Option is granted. In the case of a Non-Qualified Stock Option, an Agreement may specify a purchase price that varies in accordance with a predetermined formula while the Non-Qualified Stock Option is outstanding.

   6.02 Number of Shares. Each Agreement shall specify the number of Shares subject to the Option.

   6.03 Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided, however, that no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted, or five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder. The Committee may, subsequent to the granting of any Option, extend the term thereof but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

   6.04 Non-transferability.

     (a) No Option granted hereunder shall be transferable by the Participant to whom such Option is granted otherwise than by will or the laws of descent and distribution. An Option may be exercised during the lifetime of such Participant only by the Participant, or the Participant's guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs, assignees and successors of the Participant.

     (b) At the discretion of the Committee and in accordance with the provisions of Section 14.03, any Agreement may provide for the designation of a beneficiary of the Participant, who may exercise the Option after the Participant's death and obtain the economic benefits thereof, subject to the consent of the Participant's spouse where required by law.

   6.05 Vesting. Subject to Section 6.06, and unless otherwise set forth in the Agreement, each Option shall become exercisable as to eight and one-third percent (8 1/3%) of the Shares covered by the Option on each Vesting Date occurring after the date that the Option was granted until such time as the Option becomes fully vested. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

   6.06 Accelerated Vesting. Notwithstanding the provisions in Section 6.05, each Option granted to a Participant shall become vested in full and immediately exercisable upon the occurrence of a Change in Control and upon the death, Retirement or Disability of the Participant.

   6.07 Termination of Employment. In the event that a Participant ceases to be employed by, or ceases to provide services to, the Company and all Subsidiaries, any outstanding Options held by such Participant shall, unless this Plan or the Agreement evidencing such Option provides otherwise, terminate as follows:

     (a) If the Participant's termination of employment is due to his or her death, Disability, or Retirement, the Option shall become vested in full and immediately exercisable for two (2) years after the Participant's last day of employment, and shall thereafter terminate; and

     (b) If the Participant's termination of employment is for any other reason (including a Participant's ceasing to be employed by a Subsidiary as a result of the sale of such Subsidiary or an interest in such Subsidiary), the Option shall be exercisable for a period of three (3) months after the Participant's last day of employment with the Company or its Subsidiary, and shall thereafter terminate.

   Notwithstanding the foregoing, the Committee may provide, either at the time an Option is granted or thereafter, that the Option may be exercised after the periods provided for in this Section, but in no event beyond the term of the Option. Any portion of an Incentive Stock Option exercised more than one year after the date of death or disability of the Participant, or three months after termination of the employment of the Participant, shall become a Non-Qualified Stock Option.

   6.08 Cancellation and Recision of Options. Unless the Agreement specifies otherwise, the Committee may cancel and rescind any unexpired, unpaid, unexercised, or deferred Options (whether vested or unvested pursuant to this Article VI) at any time before the exercise thereof, if the Participant is not in compliance with the following conditions:

     (a) A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Committee, is or becomes competitive with the Company or any Subsidiary, or which organization or business, or the rendering of services to such organization or business, is or becomes prejudicial to or in conflict with the interests of the Company or any Subsidiary. For Participants whose employment has terminated, the judgment of the Committee shall be based on the Participant's position and responsibilities while employed by the Company or its Subsidiaries; the Participant's post-employment responsibilities and position with the other organization or business; the extent of past, current, and potential competition or conflict between the Company (or Subsidiary) and the other organization or business; the effect of the Participant's assuming the post-employment position on the Company's or its Subsidiary's customers, suppliers, and competitors; and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant may, however, purchase as an investment or otherwise, stock or other securities of any such organization or business so long as such stock or securities are publicly-traded and do not represent a greater than two percent (2%) equity interest in the organization or business.

     (b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or Subsidiaries, or use in other than the Company's or Subsidiary's business, any information or materials determined to be confidential by the Committee relating to the business of the Company or its Subsidiaries, acquired by the Participant either during or after employment with the Company or its Subsidiaries.

   6.09 Annual Limitation. To the extent that the aggregate Fair Market Value (measured by the Fair Market Value of the Shares at the date of grant) of Incentive Stock Options which become exercisable for the first time by any Participant during any calendar year exceeds one hundred thousand dollars ($100,000), the excess of such Options shall be treated as Non-Qualified Stock Options.

                     ARTICLE VII--PAYMENT FOR OPTION SHARES

   7.01 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise in cash, by check, or, at the discretion of the Committee and upon such terms and conditions as the Committee shall approve, by any other method approved by this Article. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Participant.

   7.02 Provision for Loans. Subject to the terms and conditions of this Section and any rules that the Committee may impose from time to time, the Company or any Subsidiary may make loans to a Participant in connection with the exercise of an Option as follows:

     (a) Amount. No loan made under the Plan shall exceed the sum of (a) the aggregate purchase price payable pursuant to the Option with respect to which the loan is made, plus (b) if applicable, the amount of the reasonably estimated withholding taxes payable by the Participant with respect to the exercise of the Option. In no event may any such loan exceed the Fair Market Value, at the date of exercise, of the Shares received pursuant to such exercise, and if the Shares are newly issued, the par value of the Shares being purchased shall be paid in cash.

     (b) Term. No loan shall have an initial term exceeding five (5) years, provided, however, that loans under the Plan shall be renewable at the discretion of the Committee, and provided, however, that the indebtedness under each loan shall become due and payable, as the case may be, on a date no later than (a) one (1) year after termination of the Participant's employment due to Retirement, death or Disability, or (b) the date of termination of the Participant's employment for any reason other than Retirement, death or Disability.

     (c) Security. A loan shall have full recourse against the Participant and shall be secured by a pledge of Shares with a Fair Market Value of not less than the principal amount of the loan. After any repayment of a loan, pledged Shares no longer required as security may be released to the Participant.

     (d) Other Provisions. Every loan shall meet all applicable laws, regulations and rules of the Federal Reserve Board and shall satisfy the applicable laws and regulations under the Code for imputed interest.

   7.03 Alternative Payment Method. Subject to rules that the Committee may impose from time to time, the Participant may pay for the purchase price of Shares purchased pursuant to an exercise of an Option by using Shares already owned and held for at least six (6) months, the Participant shall deliver a notarized statement of ownership (hereinafter, "Statement"), in a form to be determined by the Committee, to the Company indicating that the Participant owns Shares of sufficient number and value to cover the purchase price of the Shares purchased pursuant to the exercise of the Option. However, no surrender of the actual stock certificates relating to the Shares listed in the Statement is necessary. The number of Shares in the Statement will be treated as a constructive payment of the purchase price, and the Participant shall retain ownership of such Shares. The Company shall issue a stock certificate for a number of Shares equal to the Shares purchased pursuant to the Option minus the number of Shares used for the constructive payment. All Shares listed in the Statement shall be valued at their Fair Market Value on the date that the Option is exercised.

   7.04 Exercise/Sale. Subject to rules that the Committee may impose from time to time, all or any part of the purchase price of Shares purchased pursuant to an exercise of an Option and any related withholding taxes may be paid by delivering (on a form prescribed by the Committee) an irrevocable direction to a securities broker approved by the Committee to sell all or part of the Shares being purchased and to deliver all or part of the sales proceeds to the Company.

   7.05 Exercise/Pledge. Subject to rules that the Committee may impose from time to time, all or any part of the purchase price of Shares purchased pursuant to an exercise of an Option and any related withholding taxes may be paid by delivering (on a form prescribed by the Committee) an irrevocable direction to pledge all or part of the Shares being purchased to a securities broker or lender approved by the Committee, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

   7.06 Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered the Shares to the Participant, (c) the Participant's name shall have been entered as a stockholder of record on the books of the Company and (d) the provisions of Section 13.07 have been satisfied. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares.

   ARTICLE VIII--NON-QUALIFIED STOCK OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

   8.01 Initial Grants. Each Non-Employee Director who first becomes a member of the Board or a board of a Subsidiary shall receive a one-time grant of a Non-Qualified Stock Option of five thousand (5,000) Shares (subject to adjustment under Article IX). Such Non-Qualified Stock Option shall be granted on the date when such Non-Employee Director first becomes a member and shall become exercisable as to twenty-five percent (25%) of the Shares covered by such Option on each Vesting Date occurring after the date that the Option was granted until such time as the Option becomes fully vested. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires.

   8.02 Annual Grants. Upon the conclusion of each regular annual meeting of the Company's stockholders held in the year 2000 or thereafter, each Non-Employee Director who will continue serving as a member of the Board or a board of a Subsidiary thereafter shall receive a Non-Qualified Stock Option covering two thousand five hundred (2,500) Shares (subject to adjustment under Article
IX), provided, however, such Non-Qualified Stock Option shall not be granted in the calendar year in which the same Non-Employee Director received the Non-Qualified Stock Option described in Section 8.01. No portion of any Non-Qualified Stock Options granted under this Section shall be exercisable until the first anniversary of the date of grant, at which time they shall become exercisable in full.

   8.03 Accelerated Exercisability. All Non-Qualified Stock Options granted to a Non-Employee Director under this Article shall also become exercisable in full in the event of:

     (a) The termination of such Non-Employee Director's service because of death, Disability or Retirement; or

     (b) A Change in Control with respect to the Company.

   8.04 Exercise Price. The Exercise Price under all Non-Qualified Stock Options granted to a Non-Employee Director under this Article shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, payable in one of the forms described in Article VII.

   8.05 Term. All Non-Qualified Stock Options granted to a Non-Employee Director under this Article shall terminate on the earliest of (a) the 10th anniversary of the date of grant, (b) the date three (3) months after the termination of such Non-Employee Director's service for any reason other than death, Disability or Retirement or (c) the date twenty-four (24) months after the termination of such Non-Employee Director's service because of death, Disability or Retirement.

   8.06 Affiliates of Outside Directors. The Committee may provide that the Non-Qualified Stock Options that otherwise would be granted to a Non-Employee Director under this Article shall instead be granted to an affiliate of such Non-Employee Director. Such affiliate shall then be deemed to be a Non-Employee Director for purposes of the Plan, provided, however, that the service-related vesting and termination provisions pertaining to the Non-Qualified Stock Options shall be applied with regard to the service of the Non-Employee Director.

               ARTICLE IX--ADJUSTMENT AND MODIFICATION OF OPTIONS

   9.01 Change in Capitalization. In the event of any change in the outstanding Shares of the Company by reason of a stock dividend, stock split, recapitalization, merger, consolidation or combination (by reclassification or otherwise), subdivision, exchange of shares or other similar corporate change, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

     (a) the aggregate number and kind of Shares issuable under the Plan pursuant to Article IV;

     (b) the number and kind of Shares covered by Awards made under the Plan;

     (c) the limitations set forth in Section 6.02;

     (d) the number of Non-Qualified Options to be granted to Non-Employee Directors pursuant to Article VIII; or

     (e) the exercise price under each outstanding Option.

Any fractional Share resulting from any such adjustment shall be rounded up to the nearest whole Share. The adjustment provided for by this Section shall be conclusive and binding on all Participants and all other persons.

   9.02 Incentive Stock Options. Any such adjustment in the Shares or other securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

   9.03 Exercise after a Transaction. In the event of any liquidation, dissolution, merger, consolidation or other reorganization (collectively, a "Transaction") of the Company, the Options and Agreements shall continue in effect in accordance with their respective terms, except that following a Transaction each Participant, upon the exercise of any Option, shall be entitled to receive in respect of each Share subject to an Option the same number and kind of stock, securities, cash, property or other consideration, as the case may be, that each holder of a Share was entitled to receive in the Transaction in respect of a Share.

   9.04 Modification and Assumption. Within the limitations of the Plan, the Committee may modify, assume, cancel or accept the cancellation of Options in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price, provided, however, no modification, assumption or cancellation of an Option shall, without the written consent of the Participant, impair the Participant's rights or increase or decrease the Participant's obligations under such Option.

   9.05 Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

                ARTICLE X--TERMINATION AND AMENDMENT OF THE PLAN

   10.01 Termination or Amendment. No Incentive Stock Option shall be granted on or after the tenth anniversary of the later of (a) the Effective Date of the Plan or (b) the date when the Board adopted the most recent increase in the number of Shares available under Article IV that was approved by the Company's stockholders. Termination of the Plan and all amendments of the Plan shall be subject to the approval of the Company's stockholders. No Awards shall be granted after termination of the Plan.

   10.02 Effect of Amendment. Except as provided in Article IX hereof, rights and obligations under any Award granted before any amendment of the Plan shall not be adversely altered or impaired by such amendment, except with the consent of the Participant.

                    ARTICLE XI--NON-EXCLUSIVITY OF THE PLAN

   The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive or stock option arrangement or as creating any limitations on the power of the Board to adopt such other incentive or stock option arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

                      ARTICLE XII--LIMITATION OF LIABILITY

   12.01 Limitation. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

     (a) give any officer, employee, or Consultant any right to be granted an Award other than at the sole discretion of the Committee;

     (b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

     (c) limit in any way the right of the Company or its Subsidiaries to terminate the employment or services of any person at any time; or

     (d) be evidence of any agreement or understanding, expressed or implied, that the Company, or its Subsidiaries, will retain the services of any person or employ any person in any particular position, at any particular rate of compensation or for any particular period of time.

   12.02 Liability and Indemnification.

     (a) Notwithstanding any provision herein to the contrary, neither the Company, any of its Subsidiaries nor any individual acting as an employee, agent, or director of the Company or any Subsidiary shall be liable to any Participant, former Participant, designated beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company, Subsidiary or any such employee, agent, or director of the Company or Subsidiary.

     (b) The Company shall indemnify, to the fullest extent permitted by law, members of the Committee and directors and employees of the Company, both past and present, to whom are or were delegated duties, responsibilities or authority with respect to the Plan, against any and all claims, losses, liabilities, fines, penalties and expenses (including, but not limited to, all legal fees relating thereto), reasonably incurred by or imposed upon such persons, arising out of any act or omission in connection with the operation and administration of the Plan, other than fraud or willful misconduct.

          ARTICLE XIII--REGULATIONS AND OTHER APPROVALS; GOVERNING LAW

   13.01 Governing Law. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

   13.02 Obligation to Issue Shares. The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

   13.03 Mandatory Changes. Except as otherwise provided in Article X, the Board may make such changes in the Plan or any Agreement as may be necessary or appropriate to comply with the rules and regulations of any governmental authority or securities exchange or association, or to obtain for Participants granted Incentive Stock Options, the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

   13.04 Securities Laws. Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

   13.05 Transfer Restrictions. In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Company may place a restrictive legend on the share certificate indicating such restrictions. Furthermore, the Committee may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such Participant are acquired for investment only and not with a view to distribution.

   13.06 Share Agreements. The Committee, in its sole discretion, may require any Participant, beneficiary, guardian or legal representative of a Participant or any other person to execute one (1) or more agreements, relating to the Shares of the Company, with the Company and/or any of the Company's shareholders; and no Share may be issued by the Company pursuant to an exercise of an Option, unless and until such agreements, if any, are executed.

                           ARTICLE XIV--MISCELLANEOUS

   14.01 Multiple Agreements. The terms of each Award may differ from, other Awards granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Award to a given Participant during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Participant. The grant of multiple Awards may be evidenced by a single Agreement or multiple Agreements, as determined by the Committee.

   14.02 Withholding of Taxes.

     (a) Whenever the Company proposes to issue or transfer Shares under the Plan, the Company shall have the right to require the Participant to remit to the Company prior to the issuance of any stock certificates and to deduct from any payment of cash to the Participant (whether pursuant to the Plan or otherwise) an amount sufficient to satisfy any federal, state, and local withholding tax requirements.

     (b) With the consent of the Committee, any Participant may satisfy, in whole or in part, the obligation to pay the Participant's statutory withholding tax obligations by electing to surrender Shares that have a Fair Market Value on the date of exercise equal to the amount of cash required to be withheld. All elections shall be irrevocable, and be made in writing and signed by the Participant prior to the day of exercise.

     (c) The Agreement evidencing any Incentive Stock Options granted under this Plan shall provide that if the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an Incentive Stock Option, and such disposition occurs within the two (2) year period commencing on the day after the date of grant of such Option or within the one (1) year period commencing on the day after the date of transfer of the Share or Shares to the Participant pursuant to the exercise of such Option, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts that the Company informs the Participant the Company is required to withhold.

   14.03 Designation of Beneficiary.

     (a) A Participant may, with the consent of the Committee, designate a beneficiary or beneficiaries to receive, in the event of such Participant's death, any Award or Shares payable to such Participant under the Plan. The Participant may revoke or amend a designation at any time by a subsequent written designation. However, no such designation, revocation or amendment shall be honored by the Company unless signed and dated by the Participant (and the Participant's spouse where required by law) and delivered to the Company within the Participant's lifetime. The Company makes no guarantee or assurance that any beneficiary form supplied by it will be effective under the laws of the applicable jurisdiction to transfer rights to a beneficiary at the time of a Participant's death. The Participant is solely responsible for determining whether any beneficiary designation is in compliance with such laws.

     (b) In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Options and/or amounts payable to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Options and/or amounts payable to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

   14.04 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

   14.05 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

   14.06 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

   14.07 Headings and Captions. The headings and captions in this Plan are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                          [Signature Page to Follow.]

   IN WITNESS WHEREOF, this Plan is made effective as of the day, month and year first above written.

                                        CE SOFTWARE HOLDINGS, INC.

                                        By: ___________________________________

                                        Printed Name: _________________________

                                        Title: ________________________________

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CE Software Holdings, Inc.:

   We have audited the accompanying consolidated balance sheets of CE Software Holdings, Inc., and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CE Software Holdings, Inc., and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Des Moines, Iowa
October 29, 1999

                          CONSOLIDATED BALANCE SHEETS

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES

                          September 30, 1999 and 1998

                                                            1999       1998
Assets (note 3)                                          ---------- ----------
Current assets:
  Cash and cash equivalents............................. $4,126,637  4,106,493
  Investments...........................................  1,278,601  2,882,031
  Trade accounts receivable, less allowance for doubtful
   accounts of $30,000 in 1999 and $23,000 in 1998 (note
   7)...................................................    500,185    479,953
  Recoverable income taxes..............................    176,121        --
  Inventories...........................................    250,208    394,649
  Other current assets..................................    313,579    251,102
                                                         ---------- ----------
    Total current assets................................  6,645,331  8,114,228
                                                         ---------- ----------
Property, fixtures, and equipment:
  Land..................................................     91,796    316,796
  Building..............................................  1,312,016  1,312,016
  Fixtures and equipment................................  2,716,807  2,633,551
                                                         ---------- ----------
    Total property, fixtures, and equipment.............  4,120,619  4,262,363
  Less accumulated depreciation.........................  2,710,159  2,360,475
                                                         ---------- ----------
    Net property, fixtures, and equipment...............  1,410,460  1,901,888
                                                         ---------- ----------
Deferred income taxes (note 5)..........................        --     369,000
Other intangible assets, net of amortization............     21,927     33,888
Other assets............................................     19,285     43,256
                                                         ---------- ----------
    Total assets........................................ $8,097,003 10,462,260
                                                         ========== ==========
Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt (note 3)............ $  100,237     87,480
  Trade accounts payable................................    207,259    238,343
  Accrued payroll and benefits..........................    146,143    171,033
  Income taxes payable..................................        --     275,744
  Other accrued payables................................    120,057    111,991
  Deferred revenue......................................      9,444     33,948
  Deferred income taxes.................................        --     588,000
                                                         ---------- ----------
    Total current liabilities...........................    583,140  1,506,539
                                                         ---------- ----------
Long-term debt, net of current portion (note 3).........    240,859    342,685
                                                         ---------- ----------
    Total liabilities...................................    823,999  1,849,224
                                                         ---------- ----------
Stockholders' equity (note 4):
  Common stock, $.10 par value. Authorized 2,000,000
   shares; issued and outstanding 1,105,668 in 1999 and
   1,095,900 in 1998....................................    110,567    109,590
  Additional paid-in capital............................  5,927,619  5,893,710
  Accumulated other comprehensive loss..................        --     (72,138)
  Retained earnings.....................................  1,234,818  2,681,874
                                                         ---------- ----------
    Total stockholders' equity..........................  7,273,004  8,613,036
                                                         ---------- ----------
    Total liabilities and stockholders' equity.......... $8,097,003 10,462,260
                                                         ========== ==========

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  CE Software Holdings, Inc., and Subsidiaries

                 Years ended September 30, 1999, 1998, and 1997

                                              1999         1998        1997
                                           -----------  ----------  ----------
Net revenues (note 7)..................... $ 3,787,868   4,356,926   7,056,072
Cost of revenues..........................     880,682     977,671   1,212,496
                                           -----------  ----------  ----------
  Gross profit............................   2,907,186   3,379,255   5,843,576
                                           -----------  ----------  ----------
Sales and marketing.......................   1,714,621   1,711,262   3,464,570
General and administrative................   1,614,282   1,683,550   2,304,048
Research and development..................   1,109,856   1,169,230   1,429,126
                                           -----------  ----------  ----------
  Operating expenses......................   4,438,759   4,564,042   7,197,744
                                           -----------  ----------  ----------
  Operating loss..........................  (1,531,573) (1,184,787) (1,354,168)
Other income (expense):
  (Loss) gain on sale of investments, net.    (553,078)  5,852,746         --
  (Loss) on sale of property, fixtures,
   and equipment..........................     (25,000)        --          --
  Change in market value of trading
   securities.............................         --     (282,786)        --
  Interest income.........................     223,366     109,336     128,071
  Interest expense........................     (33,706)    (72,366)    (83,472)
                                           -----------  ----------  ----------
    (Loss) earnings before income taxes...  (1,919,991)  4,422,143  (1,309,569)
Income tax (benefit) expense (note 5).....    (472,935)    731,000         --
                                           -----------  ----------  ----------
    Net (loss) earnings................... $(1,447,056)  3,691,143  (1,309,569)
                                           ===========  ==========  ==========
Basic (loss) earnings per share (note 1).. $     (1.32)       3.37       (1.19)
                                           ===========  ==========  ==========
Shares used in per share calculation--
 basic....................................   1,098,395   1,095,900   1,104,736
                                           ===========  ==========  ==========
Diluted (loss) earnings per share (note
 1)....................................... $     (1.32)       3.32       (1.19)
                                           ===========  ==========  ==========
Shares used in per share calculation--
 diluted..................................   1,098,395   1,113,201   1,104,736
                                           ===========  ==========  ==========


          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  CE Software Holdings, Inc., and Subsidiaries

                 Years ended September 30, 1999, 1998, and 1997

                                                 Accumulated    Retained
                                    Additional   Other Com-     Earnings
                           Common    Paid-in     prehensive   (Accumulated
                           Stock     Capital    Income (Loss)   Deficit)     Total
                          --------  ----------  ------------- ------------ ----------
Balances at September
 30, 1996...............  $112,343  6,038,758          --         300,300   6,451,401
Comprehensive loss:
  Net loss..............       --         --           --      (1,309,569) (1,309,569)
  Other comprehensive
   income...............       --         --           --             --          --
                          --------  ---------      -------     ----------  ----------
Total comprehensive
 loss...................       --         --           --      (1,309,569) (1,309,569)
                          --------  ---------      -------     ----------  ----------
Common stock issued to
 employees..............       198     14,033          --             --       14,231
Common stock recovered
 in lawsuit.............    (5,000)  (159,063)         --             --     (164,063)
Cash paid for common
 stock in lieu of
 issuing fractional
 shares.................        (1)       (18)         --             --          (19)
Common stock issued to
 officer (note 4).......     2,050        --           --             --        2,050
                          --------  ---------      -------     ----------  ----------
Balances at September
 30, 1997...............   109,590  5,893,710          --      (1,009,269)  4,994,031
Comprehensive income:
  Net earnings..........       --         --           --       3,691,143   3,691,143
  Other comprehensive
   loss.................       --         --       (72,138)           --      (72,138)
                          --------  ---------      -------     ----------  ----------
Total comprehensive
 income.................       --         --       (72,138)     3,691,143   3,619,005
                          --------  ---------      -------     ----------  ----------
Balances at September
 30, 1998...............   109,590  5,893,710      (72,138)     2,681,874   8,613,036
Comprehensive loss:
  Net loss..............       --         --           --      (1,447,056) (1,447,056)
  Other comprehensive
   income...............       --         --        72,138            --       72,138
                          --------  ---------      -------     ----------  ----------
Total comprehensive
 loss...................       --         --        72,138     (1,447,056) (1,374,918)
                          --------  ---------      -------     ----------  ----------
Stock options exercised.       977     33,909          --             --       34,886
                          --------  ---------      -------     ----------  ----------
Balances at September
 30, 1999...............  $110,567  5,927,619          --       1,234,818   7,273,004
                          ========  =========      =======     ==========  ==========


          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  CE Software Holdings, Inc., and Subsidiaries

                 Years ended September 30, 1999, 1998, and 1997

                                              1999         1998        1997
                                           -----------  ----------  ----------
Cash flows from operating activities:
  Net (loss) earnings..................... $(1,447,056)  3,691,143  (1,309,569)
  Adjustments to reconcile net (loss)
   earnings to net cash provided by (used
   in) operating activities:
    Depreciation and amortization:
      Property, fixtures, and equipment...     349,684     416,701     501,673
      Purchased software..................         --      144,447     239,651
      Other...............................      26,065     148,377      89,120
      Amortization of premium.............      14,073         --          --
      Accretion of discount...............     (12,962)        --          --
    Change in market value (trading
     securities)..........................         --      282,786         --
    Proceeds from sale of trading
     securities...........................   1,428,759   2,897,294         --
    Loss on sale of trading securities....     553,078     353,616         --
    Loss on sale of land..................      25,000         --          --
    Gain on sale of joint venture.........         --   (6,206,362)        --
    (Decrease) increase deferred income
     taxes................................    (271,000)    454,000         --
    (Increase) decrease in trade accounts
     receivable...........................     (20,232)    628,109     346,825
    (Increase) decrease in recoverable
     income taxes.........................    (176,121)     24,153     184,032
    Decrease (increase) in inventories....     144,441     348,462    (271,514)
    (Increase) decrease in other assets...     (52,610)    (69,776)    166,034
    (Decrease) increase in trade accounts
     payable..............................     (31,084)    (78,502)   (209,185)
    (Decrease) increase in income taxes
     payable..............................    (275,744)    275,744         --
    Decrease in accrued expenses..........     (16,824)   (199,722)    (87,979)
    Decrease in deferred revenue..........     (24,504)    (66,743)   (426,101)
    Other.................................         --       (1,020)     35,798
                                           -----------  ----------  ----------
      Net cash provided by (used in)
       operating activities...............     212,963   3,042,707    (741,215)
                                           -----------  ----------  ----------
Cash flows from investing activities:
  Purchase of held-to-maturity
   investments............................  (1,562,490) (1,028,750)   (482,383)
  Proceeds upon maturity of held-to-
   maturity investments...................   1,307,110     495,375         --
  Proceeds from sale of land..............     200,000       5,350      13,078
  Purchase of property, fixtures, and
   equipment..............................     (83,256)   (105,411)    (76,811)
  Purchase of other assets................         --          --      (30,000)
  Proceeds from sale of joint venture.....         --      690,829         --
  Proceeds from note receivable...........         --          --      934,000
                                           -----------  ----------  ----------
      Net cash (used in) provided by
       investing activities...............    (138,636)     57,393     357,884
                                           -----------  ----------  ----------
Cash flows from financing activities:
  Proceeds from stock options exercised...      34,886         --          --
  Proceeds from issuance of common stock..         --          --       16,281
  Payments on long-term debt..............     (89,069)   (448,041)    (41,219)
                                           -----------  ----------  ----------
    Net cash used in financing activities.     (54,183)   (448,041)    (24,938)
                                           -----------  ----------  ----------
    Net increase (decrease) in cash and
     cash equivalents.....................      20,144   2,652,059    (408,269)
Cash and cash equivalents at beginning of
 year.....................................   4,106,493   1,454,434   1,862,703
                                           -----------  ----------  ----------
Cash and cash equivalents at end of year.. $ 4,126,637   4,106,493   1,454,434
                                           ===========  ==========  ==========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for:
    Interest.............................. $    34,764      75,794      82,615
    Income taxes..........................     268,619         --        1,554
                                           ===========  ==========  ==========
Supplemental schedule of non-cash
 investing and financing activities:
  Documentum, Inc. common stock received
   from the sale of joint venture......... $       --    5,515,533         --
  Recovery of common stock in settlement
   of lawsuit.............................         --          --      164,063
  Issuance of common stock to officer in
   exchange for note receivable (note 4)..         --          --       49,969
                                           ===========  ==========  ==========

              See accompanying notes to the financial statements.

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       September 30, 1999, 1998, and 1997

(1) Summary of Significant Accounting Policies Principles of Consolidation

   The consolidated financial statements include the accounts of CE Software Holdings, Inc., and its wholly owned subsidiaries, CE Software, Inc., and CE Distributing, Inc. (the Company). CE Software Holdings, Inc., exists primarily as the stock holding company. CE Distributing, Inc., has been inactive since its note receivable was repaid in March 1997. All remaining operations are accounted for by CE Software, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

 Operations

   The Company manufactures and sells computer system enhancing and network productivity software for Apple Macintosh and IBM PC and compatible personal computers.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   For purposes of the consolidated statements of cash flows, the Company considers money market funds and repurchase agreements with a maturity at purchase of three months or less at date of purchase to be the equivalent of cash. At September 30, 1999 and 1998, cash equivalents totaled $4,021,729 and $4,069,083, respectively.

 Investments

   Investments consist of trading securities, available-for-sale securities, and held-to-maturity securities.

   Trading securities consisted of unrestricted common stock of Documentum, Inc. at September 30, 1998 (see note 2). The investment was recorded at market value, with the unrealized loss recognized in other income (expense) for the year ended September 30, 1998. There were no trading securities held at September 30, 1999.

   Available-for-sale securities consisted of restricted stock of Documentum, Inc. at September 30, 1998 (see note 2). The investment was recorded at market value, with the unrealized loss recorded as a component of comprehensive income at September 30, 1998. There were no available-for-sale securities held at September 30, 1999.

   At September 30, 1999, held-to-maturity securities consist of certificates of deposit totaling $270,000 and two bond securities totaling $1,008,601. These investments are recorded at cost as cost approximates market value.

 Inventories

   Inventories are composed primarily of software translation costs, product materials, and capitalized production costs. Product materials, such as instruction manuals, CD-ROMS, diskettes, and packaging boxes, are stated at the lower of cost or market with cost determined using the first-in, first-out method. Translation

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES costs are amortized over the estimated period between upgrades of the associated international versions of the products. No amortization period has exceeded 18 months during the three-year period ended September 30, 1999.

 Property, Fixtures, and Equipment

   Property, fixtures, and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets as follows: 31 1/2 years for building and five to seven years for fixtures and equipment.

 Purchased Computer Software Technology

   Purchased computer software technology was amortized over a period of three to five years based on the expected life of the related products. The amortization expense included in cost of revenues for the years ended September 30, 1998, and 1997 was $144,447, and $239,651, respectively. The purchased computer software technology was fully amortized in fiscal 1998. The cost of internally developed software is expensed as research and development, as incurred.

 Other Intangible Assets

   Amortization expense, excluding the write-off discussed below, was $11,961, $148,377, and $89,120, for the years ended September 30, 1999, 1998, and 1997, respectively. During fiscal 1999, a fully amortized intangible asset with an original cost of $540,100 was written-off. Accumulated amortization at September 30, 1999 and 1998, was $61,796 and $589,936, respectively. The Company assesses the recoverability of intangible assets through analysis of undiscounted cash flows. Based on this analysis, an additional expense of $140,054 was taken against the customer list in fiscal 1997. In fiscal 1997 this additional amortization expense was netted against the gain realized on settlement of the Powercore lawsuit. The combined effect had no impact on the results of operations.

 Class B Common and Preferred Stock

   The Company canceled the previously authorized 3,000,000 shares of $.01 par value Class B common stock and 2,000,000 shares of $.01 par value preferred stock. No shares of either class of stock had ever been issued.

 Stock Option Plans

   The Company has adopted Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-based Compensation," as required for disclosure purposes only. The Company continues to apply the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In accordance with APB 25, compensation expense was recorded only on the date of grant if the current market price of the underlying stock exceeded the exercise price. Pro forma disclosures required by SFAS 123 have been provided (see note 4).

 Revenue Recognition

   Revenue from software licenses is recognized upon shipment of the product, net of an allowance for estimated product returns. The Company provides an allowance for product returns based upon historical experience and anticipated returns from its major distributors. The allowance for estimated product returns at September 30, 1999 and 1998, was $31,000 and $50,800, respectively, and is netted against trade accounts receivable in the consolidated balance sheets.

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES

   Revenues associated with obligations to provide customers with future product enhancements are deferred and recognized either pro rata over the term of the respective agreements or, in the case of revenues associated with specific upgrades, upon shipment of the upgraded products.

   Post-contract customer support (PCS) is provided with other software licenses, and is also available separate from the license fee. Revenue equal to the estimated costs of providing the PCS is deferred and recognized over the estimated performance period. Other accrued payables at September 30, 1999 and 1998, include $91,051 and $71,262, respectively, of such deferrals.

 Advertising and Marketing

   Advertising costs are expensed in the period the advertising takes place. For the years ended September 30, 1999, 1998, and 1997, advertising and marketing costs were $981,596, $721,765, and $1,801,120, respectively.

 Income Taxes

   The Company files a consolidated federal income tax return. The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Fair Value of Financial Instruments

   Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosure About Fair Value of Financial Instruments," requires the Company to disclose the estimated fair values for it financial instruments. Fair value estimates, methods, and assumptions are set forth below:

   Cash and cash equivalents, trade accounts receivable, trade accounts payable, and accrued expenses--The carrying amount approximates the estimated fair value due to the short-term nature of those instruments.

   Investments--Trading securities and available-for-sale securities were recorded at market value using published stock prices. Other short-term investments are recorded at cost, which approximates market value.

   Long-term debt--The carrying amount approximates the estimated fair value since the debt bears interest at a variable interest rate.

   Limitations--Fair value estimates are made as of a specific point in time, based upon the relevant market information about the financial instruments. Because no market exists for a majority of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgments and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES

 Earnings (Loss) Per Common Share

   In fiscal 1998, the Company adopted SFAS No. 128, "Earnings Per Share," which requires the presentation of basic and diluted earnings (loss) per share. Basic earnings (loss) per common share is computed by dividing net earnings
(loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share reflects the potential dilution that would occur from the exercise of common stock options outstanding. The weighted average shares outstanding used for computing basic and diluted earnings (loss) per common share for each of the years ended September 30, 1999, 1998, and 1997, are as follows:

                                                     1999      1998      1997
                                                   --------- --------- ---------
   Basic:
     Weighted average shares outstanding during
      year.......................................  1,098,395 1,095,900 1,104,736
                                                   --------- --------- ---------
   Diluted:
     Weighted average shares outstanding during
      year.......................................  1,098,395 1,095,900 1,104,736
     Additional shares due to stock options......        --     17,301       --
                                                   --------- --------- ---------
   Shares used to compute diluted per share data.  1,098,395 1,113,201 1,104,736
                                                   ========= ========= =========

   Antidilutive options excluded from the above calculations totaled 138,855, 82,960, and 159,822, at September 30, 1999, 1998, and 1997, respectively. All previously reported earnings (loss) per common share have been restated to conform to the new presentation.

 Other

   The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective October 1, 1998. This statement required revised and additional disclosures but did not have a material effect on the results of operations or financial position of the Company. Other comprehensive income consisted of unrealized gains and losses on an equity security for fiscal years 1999 and 1998. The tax expense (benefit) related to other comprehensive income (loss) for fiscal years 1999 and 1998 amounted to $(25,250) and $25,250, respectively.

(2) Sale of Stock Held as an Investment

   In fiscal 1998, the investment in Relevance was sold as part of a merger between Relevance and Documentum, Inc. ("Documentum"). The Company received $690,829 in cash and 114,182 shares of Documentum, common stock, Nasdaq National Market symbol, DCTM. Of the stock received, the agreement required that 14,302 shares be held in escrow for a period of one year, ending in July 1999. The Company had classified these restricted shares as available-for-sale securities, and the unrestricted shares as trading securities. The stock was valued at approximately $48.30 per share upon receipt resulting in the Company recognizing a $6,206,362 gain as follows:

   Cash received from Documentum..........  $  690,829
   Documentum common stock held in escrow.     690,855 (14,302 shares at $48.30)
   Documentum common stock unrestricted...   4,824,678 (99,880 shares at $48.30)
                                            ----------
       Total consideration from Relevance
        sale..............................  $6,206,362
                                            ==========

   During fiscal 1998, the Company sold 67,300 shares of Documentum stock on the open market, resulting in losses of $353,616. These losses are netted with the original $6,206,362 gain for presentation in the statement of operations for the year ended September 30, 1998 as a gain on sale of investments of $5,852,746.

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES

   At September 30, 1998, the closing market price of Documentum's common stock was $39.625 per share compared to the $48.30 value placed on the shares at the purchase date. A decrease in market value of trading securities and an unrealized loss on available-for-sale investment securities were recorded at September 30, 1998 as follows:

                                                         Unrestricted Restricted
                                                         ------------ ----------
      Shares held.......................................      32,580    14,302
                                                          ==========   =======
      Cost basis of shares..............................  $1,573,769   690,855
      Market price of shares............................   1,290,983   566,717
                                                          ----------   -------
      Mark to market loss...............................  $  282,786   124,138
                                                          ==========   =======

   In fiscal 1999, the remaining 46,882 shares of Documentum Inc. (Documentum) were sold at an average price of $30.48, resulting in a realized loss on the sale of $835,864, of which $282,786 was reported in fiscal 1998, reflecting the mark to market value of the trading securities.

(3) Long-Term Debt

   In 1994, CE Software, Inc. borrowed $1,000,000 under a bank loan agreement. The agreement contains certain financial compliance covenants and restricts certain transactions, such as issuing dividends without prior written consent of the bank. The interest rate on the loan is adjustable as defined in the agreement, and at September 30, 1999 the rate was 7.85%. The loan is secured by a mortgage on the real estate, a security interest in all business assets owned, and is guaranteed by CE Software Holdings, Inc. The Company reduced the outstanding principal with a prepayment of $400,000 in July 1998. Maturities during the next four fiscal years are as follows: 2000, $100,237; 2001, $108,581; 2002, $117,545; and 2003, $14,733.

(4) Common Stock

 Stock Option Plans

   The Company has three stock option plans: the 1990 Plan, the 1992 Plan and the Non-employee Directors Stock Option Plan. The 1990 Plan granted options to certain employees to purchase shares of common stock. Total shares of common stock that may be subject to options under the 1990 Plan are 80,000 shares. The 1992 Plan is available to all employees and options are granted at the discretion of the stock option committee of the board of directors. Total shares of common stock that may be subject to options under the 1992 Plan are 100,000 shares. The Non-employee Directors Stock Option Plan is available to directors who are not also employees of the Company. Total shares of common stock that may be subject to options under the Non-employee Directors Stock Option Plan are 20,000 shares. Under all plans, the purchase price per share under any option granted cannot be less than the market value at the date of the grant. Options granted under the plans shall expire 10 years from the date such option is granted. One-third of the options are exercisable one year after the grant date with the remaining two-thirds exercisable pro rata during the succeeding 24 months.

   The Company applies APB 25 in accounting for its stock option plans and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net earnings (loss) and net earnings (loss) per share would have been as indicated below:

                                                1999        1998       1997
                                             -----------  --------- ----------
   Net (loss) earnings--as reported......... $(1,447,056) 3,691,143 (1,309,569)
   Net (loss) earnings--pro forma........... $(1,479,711) 3,669,878 (1,342,227)
   Basic (loss) earnings per share--as
    reported................................ $     (1.32)      3.37      (1.19)
   Basic (loss) earnings per share--pro
    forma................................... $     (1.35)      3.35      (1.21)
   Diluted (loss) earnings per share--as
    reported................................ $     (1.32)      3.32      (1.19)
   Diluted (loss) earnings per share--pro
    forma................................... $     (1.35)      3.30      (1.21)

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions used for grants during fiscal 1999, 1998 and 1997: risk-free interest rates of 5.0%, 5.1%, and 6.2%, respectively; dividend yield of 0.0% in each year; expected volatility of 72%, 82% and 63% in fiscal 1999, 1998 and 1997, respectively, and expected lives of four years in each year. The fair values of the option grants in 1999, 1998 and 1997 were $4.43, $3.58, and $1.29 per share, respectively. The effects of applying SFAS 123 may not be representative of the effects on reported net earnings (loss) for future years.

   At September 30, 1999, total options outstanding were 138,855, of which 83,422 were exercisable, at exercise prices ranging from $2.38 to $46.25 and a weighted-average remaining contractual life of 7.9 years. The number of options and the weighted-average exercise price of options outstanding, granted, exercised, and canceled during the three years ended September 30, 1999, are as follows:

                                                          1999    1998    1997
                                                         ------- ------- -------
   Number of options:
   Outstanding at beginning of year..................... 139,340 159,822  79,752
   Granted..............................................  26,160  30,380 181,367
                                                         ------- ------- -------
                                                         165,500 190,202 261,119
   Exercised............................................   9,768     --      --
   Canceled.............................................  16,877  50,862 101,297
                                                         ------- ------- -------
   Outstanding at end of year........................... 138,855 139,340 159,822
                                                         ======= ======= =======

                                                                1999  1998 1997
                                                                ----- ---- -----
   Weighted-average exercise price of options:
   Outstanding at beginning of year............................ $4.82 5.37 16.33
   Granted.....................................................  4.55 2.19  4.89
   Exercised...................................................  3.57  --    --
   Canceled....................................................  4.57 4.99 13.15
   Outstanding at end of year..................................  4.88 4.82  5.37
                                                                ===== ==== =====

   The options outstanding as of September 30, 1999, have the following attributes:

                                               Under   $5.00    $10.00   $20.00
                                               $5.00  to $9.99 to $19.99 & over
                                              ------- -------- --------- ------
   Option statistics by price ranges:
   Options outstanding.......................  72,550  57,825    7,880      600
   Weighted-average price.................... $  3.13 $  5.13   $16.36   $42.20
   Weighted-average remaining life (in
    years)...................................    8.70    7.43     3.60     2.20
   Number exercisable........................  26,227  48,715    7,880      600
   Weighted-average price of exercisable
    options.................................. $  2.44 $  5.15   $16.36   $42.20

 Note Receivable from Officer

   Under an employment agreement and related stock purchase agreement entered into in fiscal 1997, the Company has a $49,969 note receivable from the then president of CE Software, Inc., for 20,500 shares of common stock. Cash was paid for the par value of the shares purchased. The note receivable equals the increase in additional paid-in capital and, for presentation purposes, the note receivable and the increase in additional paid-in capital are combined and net to zero. Additional paid-in capital will increase as the note is paid down. The note is interest-bearing with interest payments due quarterly. The principal amount is due and

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES payable on demand, but no later than the earlier of 10 years or one year following the termination of employment. Under the employment agreement, 60% of any cash dividends or other cash distributions paid on the common stock will be applied to the note receivable balance. The shares of common stock are being held by the Company as collateral security for the payment in full of the note.

(5) Income Taxes

   Income tax (benefit) expense for the years ended September 30, 1999, 1998, and 1997, consisted of the following:

                                                           1999      1998   1997
                                                         ---------  ------- ----
   Current.............................................. $(201,935) 277,000 --
   Deferred.............................................  (271,000) 454,000 --
                                                         ---------  ------- ---
   Income tax (benefit) expense......................... $(472,935) 731,000 --
                                                         =========  ======= ===

   Current income tax (benefit) expense for 1999, 1998, and 1997, includes $(25,000), $102,000, and $0 of state income tax expense, respectively.

   The income tax benefit or expense for 1999, 1998, and 1997, differs from the "expected" tax benefit or expense computed by applying the United States federal income tax rate of 34% to the earnings or loss before income taxes, as follows:

                                                 1999       1998       1997
                                               ---------  ---------  --------
   Computed "expected" tax (benefit) expense.. $(652,797) 1,503,529  (445,253)
   Increase (decrease) in "expected" tax
    expense resulting from:
     State income tax, net of federal income
      tax effect..............................   (25,000)   175,781       --
     Change in valuation allowance............   302,000   (905,400)  518,400
     Other, net...............................   (97,138)   (42,910)  (73,147)
                                               ---------  ---------  --------
     Income tax (benefit) expense............. $(472,935)   731,000       --
                                               =========  =========  ========

   The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities at September 30, 1999 and 1998, are as follows:

                                                               1999      1998
                                                             --------  --------
      Deferred tax assets:
        Allowance for product returns....................... $ 10,850    17,900
        Allowance for doubtful accounts.....................   10,100    11,900
        Accrued expenses....................................   71,050    50,100
        Intangible assets...................................  121,000   440,500
        Net operating loss carryforward.....................   43,000       --
        Alternative minimum tax credit......................   85,000       --
        Other...............................................      --      4,800
                                                             --------  --------
        Gross deferred tax assets...........................  341,000   525,200
        Valuation allowance.................................  302,000       --
                                                             --------  --------
          Total deferred tax assets.........................   39,000   525,200
      Deferred tax liabilities
        Equity investments..................................      --   (673,000)
        Accelerated depreciation for tax purposes...........  (39,000)  (71,200)
                                                             --------  --------
          Net deferred tax (liabilities).................... $    --   (219,000)
                                                             ========  ========

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES

   The net deferred tax liabilities at September 30, 1998, were composed of net current deferred tax liabilities of $588,000 and net non-current deferred tax assets of $369,000. The change in the total valuation allowance for the years ended September 30, 1999, 1998, and 1997 was an increase of $302,000, decrease of $905,400, and an increase of $518,400, respectively.

(6) 401(k) Profit-Sharing Plan

   The Company has a 401(k) profit-sharing plan covering substantially all of its employees. The profit-sharing component of the plan is funded by employer contributions at the discretion of the board of directors. There was no profit-sharing contribution for the years ended September 30, 1999, 1998, or 1997.

   The plan includes a 401(k) component that allows qualified employees to contribute between 1% and 12% of their compensation. The Company, at the discretion of the board of directors, can make matching contributions to the accounts of qualified employees who have met the one year of service requirement. Net employer contributions for the years ended September 30, 1999, 1998, and 1997, were $31,695, $39,441, and $56,979, respectively.

(7) Major Customers and Export Sales

   The Company's revenues (which are primarily from software sales for personal computers) are primarily related to its messaging product group, which represented 61%, 77%, and 79%, of total revenues for the years ended September 30, 1999, 1998, and 1997, respectively.

   The Company's major customers are distributors. Of its domestic revenues, sales to one distributor customer in 1999, 1998, and 1997, were approximately $617,000, $828,000, and $958,000, respectively. Accounts receivable from this distributor customer at September 30, 1999 and 1998 were approximately $234,000 and $301,000, respectively.

   Virtually all export sales are to distributors. Export sales were approximately $991,000, $1,287,000, and $2,095,000, for the years ended September 30, 1999, 1998, and 1997, respectively. Sales to the Company's top three export distributor customers represented approximately $276,000, $131,000, and $130,000, or 7%, 3%, and 3%, of net revenues in fiscal 1999.
Sales to the top three export distributors customers represented approximately $632,000 or 15% of net revenues in fiscal 1998. Percentage components of export sales by geographic area for 1999, 1998, and 1997, respectively, were Europe (89, 86, and 63 percent); Japan (1, 4, and 28 percent); Australia (9, 7, and 8 percent); and all others (1, 3, and 1 percent).

(8) Subsequent Event (Unaudited)

   On December 28, 1999, the Company signed a definitive agreement to merge with Minneapolis, Minnesota-based ATIO Corporation USA, Inc., developer of CyberCall, a fully integrated E-business customer care solution. Subject to conditions described in the merger agreement, the transaction is expected to close in the first quarter of 2000. Current ATIO shareholders will receive one CESH share per 15.5 ATIO shares. The merger is structured to be treated as a tax-free reorganization under the Internal Revenue Code. The post-merger company will initially trade on the NASDAQ Small Cap market under the symbol CESH.

   The definitive agreement is subject to the following funding requirements, all of which must occur by closing: (a) approximately $5 million from the Company, (b) $964,000 from Minneapolis-based Venturian Corp. (NASDAQ: VENT), and (c) a minimum of $1.5 million pursuant to a private offering by CESH prior to closing, the terms and conditions of which are to be determined. The private offering by CESH will not be registered with the SEC and the securities acquired through the private offering could not be sold or offered in the United States absent registration or an applicable exemption from registration.

                  CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES

   Immediately following the closing, but prior to considering the effect of the private offering, current CESH shareholders will own approximately 54% and Venturian will hold approximately 15% of the shares of the post-merger company. The agreement contemplates that in the first half of 2000, ATIO International, a current ATIO shareholder, will purchase 314,062 shares of the post-merger company, priced at $6.48 per share, for a total of approximately $2.1 million in cash.

   Additional conditions to the completion of the merger include the restructuring of certain ATIO agreements, the restructuring of ATIO debt or conversion of ATIO debt into equity and the ongoing commitment and availability of key ATIO managers and staff. Additionally, CESH shareholders must approve the agreement.

   As a further condition of the merger, CESH's subsidiary company CE Software, Inc., will be distributed to CESH shareholders simultaneous with the merger with ATIO.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of ATIO Corporation USA Inc.

   In our opinion, the accompanying balance sheet and the related statement of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of ATIO Corporation USA Inc. at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has a shareholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   As described in Note 11 to the financial statements, on December 28, 1999, the Company and CE Software Holdings, Inc. entered into an agreement to merge.

                                          PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 9, 1999, except for
 Notes 1 and 11 as to which
 the date is February 9, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Atio Corporation USA, Inc.

   We have audited the accompanying balance sheet of Atio Corporation USA, Inc, (a Minnesota corporation) as of December 31, 1997, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atio Corporation USA, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred accumulated losses since inception of $4,138,850 and losses are expected to continue through the sales and marketing efforts and further development of its products. These factors, among others, as discussed in the footnotes, raise substantial doubt about the Company's ability to continue as a going concern. As indicated in the footnotes, the Company is continuing its efforts to raise the additional funds required to carry on its activities. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Grant Thornton LLP

Minneapolis, Minnesota
February 20, 1998

                           ATIO CORPORATION USA, INC.

                                 BALANCE SHEETS

                                             December 31,
                                        ------------------------  September 30,
                                           1997         1998          1999
                                        -----------  -----------  -------------
                                                                   (unaudited)
Assets
Current assets:
  Cash................................. $   318,783  $       300  $        300
  Accounts receivable (net)............      87,401      168,754       324,893
  Due from affiliates..................                  125,306       398,393
  Prepaid expenses.....................      43,872       38,188       119,628
  Other receivables....................                                 26,516
                                        -----------  -----------  ------------
    Total current assets...............     450,056      332,548       869,730
Property and equipment:
  Equipment............................     252,319      460,026       542,434
  Leasehold improvements...............      45,000      186,889       186,890
                                        -----------  -----------  ------------
                                            297,319      646,915       729,324
  Accumulated depreciation and
   amortization........................     (69,696)    (194,699)     (302,486)
                                        -----------  -----------  ------------
                                            227,623      452,216       426,838
                                        -----------  -----------  ------------
    Total assets....................... $   677,679  $   784,764  $  1,296,568
                                        ===========  ===========  ============
Liabilities, Redeemable Stock and
 Shareholders' Deficit
Current liabilities:
  Accounts payable..................... $   252,066  $   435,889  $  1,037,191
  Due to affiliates....................     137,025       38,448        93,780
  Accrued payroll and related items....      23,665      270,619       602,914
  Other accrued expenses...............      32,893      124,748       335,331
  Deferred revenue.....................                    7,779       115,319
  Other current liabilities............                                 15,625
  Notes payable--affiliate.............                1,761,672     2,128,537
  Notes payable--other.................                              1,350,000
                                        -----------  -----------  ------------
    Total current liabilities..........     445,649    2,639,155     5,678,697
                                        -----------  -----------  ------------
Redeemable common stock................     500,000      500,000       500,000
                                        -----------  -----------  ------------
Shareholders' deficit:
  Common stock at $.01 par value,
   50,000,000 shares authorized,
   7,600,000 shares issued and
   outstanding at December 31, 1997,
   1998 and September 30, 1999.........      76,000       76,000        76,000
  Additional paid-in capital...........   5,878,213    5,946,838     6,608,088
  Subscription receivable..............  (2,063,333)
  Unearned compensation................                  (49,562)      (26,687)
  Accumulated deficit..................  (4,158,850)  (8,327,667)  (11,539,530)
                                        -----------  -----------  ------------
    Total shareholders' deficit........    (267,970)  (2,354,391)   (4,882,129)
                                        -----------  -----------  ------------
    Total liabilities, redeemable stock
     and shareholders' deficit......... $   677,679  $   784,764  $  1,296,568
                                        ===========  ===========  ============

    The accompanying notes are an integral part of the financial statements.

                           ATIO CORPORATION USA, INC.

                            STATEMENTS OF OPERATIONS

                                                         Nine Months Ended
                            Year Ended December 31,        September 30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Revenues:
  Software................. $   185,620  $   348,068  $   197,463  $ 1,261,931
  Services.................     698,284      348,517      163,062      699,509
                            -----------  -----------  -----------  -----------
    Total revenue..........     883,904      696,585      360,525    1,961,440
                            -----------  -----------  -----------  -----------
Cost of revenues:
  Software.................      98,368       59,434        8,046      242,237
  Services.................     756,169      617,707      343,009      771,976
                            -----------  -----------  -----------  -----------
                                854,537      677,141      351,055    1,014,213
                            -----------  -----------  -----------  -----------
    Gross profit...........      29,367       19,444        9,470      947,227
                            -----------  -----------  -----------  -----------
Operating expenses:
  Sales and marketing
   expenses................   1,558,782    1,603,649    1,344,161    1,443,974
  General and
   administrative..........   1,419,059    1,430,875    1,185,357    1,372,338
  Research and development.     267,159    1,105,285      824,550      746,424
                            -----------  -----------  -----------  -----------
    Total operating
     expenses..............   3,245,000    4,139,809    3,354,068    3,562,736
                            -----------  -----------  -----------  -----------
Loss from operations.......  (3,215,633)  (4,120,365)  (3,344,598)  (2,615,509)
Other expense, net.........      56,691       48,452       18,800      596,354
                            -----------  -----------  -----------  -----------
Net loss................... $(3,272,324) $(4,168,817) $(3,363,398) $(3,211,863)
                            ===========  ===========  ===========  ===========



    The accompanying notes are an integral part of the financial statements.

                           ATIO CORPORATION USA, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                            Common Stock                                                               Total
                          ------------------  Additional                   Stock                   Shareholders'
                          Number of            Paid-in    Accumulated   Subscription    Unearned       Equity
                           Shares    Amount    Capital      Deficit      Receivable   Compensation   (Deficit)
                          ---------  -------  ----------  ------------  ------------  ------------ -------------
Balance at December 31,
 1996 (unaudited).......  4,000,000  $40,000              $   (886,526)                             $  (846,526)
Capital contribution by
 affiliate..............                      $3,088,307                                              3,088,307
Issuance of common
 stock, net of expenses
 of $174,094............  4,000,000   40,000   3,285,906                $(3,000,000)                    325,906
Redeemable common stock.   (400,000)  (4,000)   (496,000)                                              (500,000)
Development services
 provided...............                                                    266,667                     266,667
Collection on stock
 subscription
 receivable.............                                                    670,000                     670,000
Net loss................                                    (3,272,324)                              (3,272,324)
                          ---------  -------  ----------  ------------  -----------     --------    -----------
Balance at December 31,
 1997...................  7,600,000   76,000   5,878,213    (4,158,850)  (2,063,333)                   (267,970)
Development services
 provided...............                                                    548,333                     548,333
Collection on stock
 subscription
 receivable.............                                                  1,515,000                   1,515,000
Unearned compensation...                                                                $(68,625)       (68,625)
Compensation expense
 recognized.............                          68,625                                  19,063         87,688
Net loss................                                    (4,168,817)                              (4,168,817)
                          ---------  -------  ----------  ------------  -----------     --------    -----------
Balance at December 31,
 1998...................  7,600,000   76,000   5,946,838    (8,327,667)         --       (49,562)    (2,354,391)
Warrant for private
 placement costs on
 terminated offering
 (unaudited)............                          31,250                                                 31,250
Warrants issued with
 bridge loan
 (unaudited)............                         480,000                                                480,000
Retention incentive
 compensation
 (unaudited)............                         150,000                                                150,000
Compensation expense
 recognized (unaudited).                                                                  22,875         22,875
Net loss (unaudited)....                                    (3,211,863)                              (3,211,863)
                          ---------  -------  ----------  ------------  -----------     --------    -----------
Balance at September 30,
 1999 (unaudited).......  7,600,000  $76,000  $6,608,088  $(11,539,530) $       --      $(26,687)   $(4,882,129)
                          =========  =======  ==========  ============  ===========     ========    ===========


    The accompanying notes are an integral part of the financial statements.

                           ATIO CORPORATION USA, INC.

                            STATEMENTS OF CASH FLOWS

                                                         Nine Months Ended
                            Year Ended December 31,        September 30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Cash flows from operating
 activities:
  Net loss................  $(3,272,324) $(4,168,817) $(3,363,398) $(3,211,863)
  Adjustments to reconcile
   net loss to net cash
   used in operating
   activities:
    Depreciation and
     amortization.........       44,102      125,003       83,877      107,787
    Compensatory stock
     options..............                    19,063                    22,875
    Development services..      266,667      548,333      548,333
    Compensation expense
     converted to equity..                                             150,000
    Warrants issued with
     bridge loan..........                                             480,000
    Warrants for
     terminated offering..                                              31,250
  Changes in operating
   assets and liabilities:
    Account receivable....       11,172      (81,353)     (72,673)    (156,139)
    Prepaid expenses......       (6,870)       5,684      (11,160)     (81,440)
    Other receivables.....                                             (26,516)
    Accounts payable......      232,671      144,885      164,488      601,302
    Deferred revenue......       (9,260)       7,779                   107,540
    Accrued payroll and
     benefits.............      (35,943)     246,954      104,032      457,295
    Other current
     liabilities..........                                                 --
    Other accrued
     expenses.............       (8,317)      91,855       17,434      101,208
                            -----------  -----------  -----------  -----------
      Net cash used in
       operating
       activities.........   (2,778,102)  (3,060,614)  (2,529,067)  (1,416,701)
                            -----------  -----------  -----------  -----------
Cash flows from investing
 activities:
  Purchase of equipment
   and leasehold
   improvements...........     (178,704)    (349,596)    (340,830)     (82,409)
                            -----------  -----------  -----------  -----------
      Net cash used in
       investing
       activities.........     (178,704)    (349,596)    (340,830)     (82,409)
                            -----------  -----------  -----------  -----------
Cash flows from financing
 activities:
  Bank overdrafts.........                    38,938
  Net advances from
   affiliates.............    2,146,048    1,537,789    1,128,015      149,110
  Proceeds from issuance
   of short-term notes....                                           1,350,000
  Subscription receivable
   collections............      670,000    1,515,000    1,515,000
  Proceeds from issuance
   of common stock........      325,906
                            -----------  -----------  -----------  -----------
      Net cash provided by
       financing
       activities.........    3,141,954    3,091,727    2,643,015    1,499,110
                            -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash.....................      185,148     (318,483)    (226,882)         --
Cash at beginning of
 period...................      133,635      318,783      318,783          300
                            -----------  -----------  -----------  -----------
Cash at end of period.....  $   318,783  $       300  $    91,901  $       300
                            ===========  ===========  ===========  ===========
Noncash investing and
 financing transaction:
  Note payable converted
   to equity..............  $ 3,088,307
  Development services
   provided for payment of
   stock subscription
   receivable.............  $   266,667      548,333      548,333

    The accompanying notes are an integral part of the financial statements.

                           ATIO CORPORATION USA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization

 Description of Business

   ATIO Corporation USA, Inc. (the "Company" or "ATIO USA"), formerly Venturian Software Enterprises, Inc., provides customer contact automation software under the trade name CyberCall. The Company has provided high-technology information services in the Upper Midwest as a value-added dealer of MagicTM software, providing primarily consulting services and custom applications development.

   Prior to October 1997, the Company was a 90 percent owned subsidiary of Venturian Corp. ("Venturian"). Effective October 1, 1997, the Company entered into a joint venture agreement with Venturian, Atio Corporation (PTY) Ltd. ("Atio PTY") of South Africa, Atio Corporation International, Inc. ("Atio International") and the Company's minority shareholder and president, Ilan Sharon ("Sharon"), whereby Atio International acquired a 50 percent interest in the Company through funding provided by Atio PTY.

   As a result of this agreement, Atio International owns a 50 percent non-controlling interest, Venturian owns 45 percent and Sharon owns 5 percent of the Company. The Company changed its name to ATIO Corporation USA, Inc. upon completion of the transaction.

 Ability to Continue as a Going Concern

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred accumulated losses through December 31, 1998 of $8,307,667. The future of the Company is dependent upon its ability to raise additional capital to fund its sales and marketing efforts and the continued development of its products. As described in Note 11, the Company has agreed to merge with CE Software Holdings, Inc. which will provide financing for the Company.

   The Company has sufficient cash and cash equivalents to meet its working capital and capital expenditure needs through at least December 31, 1999. Thereafter, the Company expects that the net proceeds from this offering will be sufficient to meet its working capital and capital expenditure needs for at least the twelve months. After that, the Company may need to raise additional funds, and it cannot be certain that it will be able to obtain additional financing on favorable terms, if at all. If the Company cannot raise funds, if needed, on acceptable terms, it may not be able to develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial condition and results of operations.

2. Summary of Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company monitors its customers' financial condition to minimize its risks associated with trade accounts receivable, but generally does not require collateral from its customers.

                           ATIO CORPORATION USA, INC.

 Fair Value Disclosure of Financial Instruments

   The Company's financial instruments consist of short-term trade receivables and payables for which current carrying amounts are equal to or approximate fair market value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and maturities.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is determined for financial reporting purposes using the straight-line method over the estimated useful lives (three to ten years) of the assets and for tax purposes using accelerated methods. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in operations. Leasehold improvements are amortized over the shorter of their useful life or the lease term.

 Research and Development

   Research and development expenditures are expensed as incurred.

 Software Development Costs

   Costs incurred internally in creating computer software are charged to expense when incurred. Technological feasibility is established upon completion of a working model. No costs have been capitalized pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," since the period between achieving technological feasibility and completion of such software is relatively short and software development costs qualifying for capitalization have been insignificant.

 Revenue Recognition

   Revenue on software sales is recognized upon shipment, if no significant vendor obligations remain and collection is probable. Revenue from maintenance contracts is recognized on a straight-line basis over the contract period which is typically twelve months. Other service revenues, such as training and consulting, are recognized when services are performed.

 Income Taxes

   The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recorded based on differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 Interim Financial Statements (Unaudited)

   The unaudited interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999, included herein, have been prepared by the Company. The information furnished in the unaudited financial statements includes all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of such financial statements.

                          ATIO CORPORATION USA, INC.

 Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. As amended by SFAS No. 137, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a significant effect its financial position or results of operations.

   In November 1998, the FASB cleared for issuance SOP 98-9, "Modifications of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," which will retain limitations of SOP 97-2 on what constitutes vendor specific objective evidence of fair value. SOP 98-9 will be effective for all transactions entered into in fiscal years beginning after March 15, 1999. The Company believes that its current revenue recognition policies and practices are consistent with the provisions of the new guidance.

   In February 1998, the AcSEC issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The adoption of SOP 98-1 as of January 1, 1999, did not have a significant effect on its financial position or results of operations.

3. Joint Venture Agreement

   Effective October 1, 1997, the Company entered into a joint venture agreement. Pursuant to the terms of the joint venture agreement, the Company issued 4,000,000 shares of its common stock to Atio International in exchange for $3,500,000 and a royalty-free license with respect to Atio International's AtioCall products. The joint venture agreement provides for the $3,500,000 to be provided in cash and development services by Atio PTY, on behalf of Atio International, due in various installment payments with the final payment made in August 1998.

   There were additional agreements entered into in connection with the joint venture agreement as follows:

 Technology and License Agreement

   The Technology and License Agreement (the "License Agreement"), among other things, provides (i) the Company with a worldwide exclusive right to Atio International's AtioCall products, (ii) for the transfer of the AtioCall product rights to the Company, subject to certain conditions, no later than December 31, 1999, (iii) that Atio PTY furnish certain development services to the Company in connection with this exclusive right, and (iv) that $800,000 of the amount owed by Atio PTY for the purchase of the Company's common stock be paid by providing development services to the Company.

 Technology Development and Support Agreement

   The Technology Development and Support Agreement (the "Development Agreement"), among other things, provides for Atio PTY to perform such product development services as to which the Company and Atio PTY mutually agree. The Company is required to purchase development services exclusively from Atio PTY until March 1, 1999; thereafter, the Company may purchase such services from any source. Compensation for the development and support service is based upon annual budgets mutually agreed to by Atio PTY and the Company. Atio PTY provided development services to the Company of $548,333 and $266,667 during 1998 and 1997, respectively, which were paid for through an offset to the stock subscription receivable. The Development Agreement also provides for additional compensation to Atio PTY of five percent of the

                           ATIO CORPORATION USA, INC.

Company's gross profit from the licensing of AtioCall products for the period from September 1, 1998 through August 31, 2000. As of December 31, 1998, $15,200 was owed to Atio PTY relating to the licensing of AtioCall products.

 Shareholders' Agreement

   The Shareholders' Agreement (the "Shareholders' Agreement"), among other things, sets forth (i) various terms and restrictions for the transfer of any of the Company's shares of common stock, (ii) certain matters with respect to the governance of the Company, and (iii) the Company's responsibility to redeem Sharon's shares of common stock upon his termination or death, at a price as defined in the Shareholders' Agreement. The Shareholders' Agreement provides rights including capital call requirements and Venturian's ability to merge the Company with Atio International.

   The principal terms of the Shareholders' Agreement shall terminate immediately if a registration statement filed by the Company in connection with the sale of its common shares is declared effective by the Securities and Exchange Commission and the sale of common shares is consummated.

   During 1997, 400,000 shares of the Company's common stock were reclassified to redeemable common stock, based upon the Company's responsibility to redeem those shares.

 Distribution Agreement

   The Distribution Agreement (the "Distribution Agreement") provides for Atio International to have exclusive distribution rights outside of North America for the Company's CyberCall products.

 Services Agreement

   Pursuant to the terms of the Services Agreement (the "Services Agreement"), Atio International is to provide the Company with certain general and product development services, as defined for $29,708 per month plus quarterly and annual incentive payments, as defined.

   The term of the Services Agreement is for four years and may be renewed for successive one year periods. The Services Agreement may be terminated by the Company prior to that time upon written notice and may result in 12 months of additional payments upon termination.

4. Employee Benefit Plans

   Effective January 1, 1998, the Company adopted a defined contribution plan (the "Plan") which covers all full time employees who are over the age of 21 and have been employed by the Company for three consecutive months. The Company matches 50% of the first 4% of the employee's contributions. During 1998, the Company contributed $13,334 to the Plan.

   Through December 31, 1997, the Company participated in a defined contribution plan (the "Venturian Plan") sponsored by Venturian. Substantially all employees were eligible to participate in the Venturian Plan after completing at least one year of service as defined by the Venturian Plan. Matching contributions were at the discretion of Venturian management.

5. Lease Commitments

   The Company's operations are conducted in a leased facility under an agreement expiring in July 2000. In addition, the Company also leases certain office equipment under operating leases. Rent expense was $316,371 and $41,869 for the years ended December 31, 1998 and 1997, respectively.

                           ATIO CORPORATION USA, INC.

   Future minimum lease payments under operating leases are as follows:

      Year Ended December 31
      ----------------------
      1999............................................................. $295,041
      2000.............................................................   18,875
      2001.............................................................   42,335
      2002.............................................................    3,476

6. Income Taxes

   As of December 31, 1998, the Company has approximately $5,950,000 of net operating loss carry forwards ("NOL") for federal income tax purposes. The net operating loss carry forwards are generally available to offset future taxable income and begin to expire in the year 2012. Utilization of these net operating loss carry forwards in the future by the Company may be limited or deferred subject to Section 382 of the Internal Revenue Code. No future tax benefit for such carry forwards or other temporary differences has been recorded as a deferred tax asset since utilization of such benefits is not presently deemed by management to be more likely than not, based on the weight of available evidence.

7. Stock Options

   In November 1996, the Company's board of directors and shareholders adopted the 1996 Stock Option Plan (the "1996 Plan") which provides participating employees the right to purchase common stock of the Company through incentive and non-qualified stock options. A total of 1,900,000 shares of common stock are reserved for issuance under the plan.

   Under the 1996 Plan, incentive stock options should be granted at the fair market value of the common shares on the date of the grant. The option term is fixed at the date of grant and may not exceed ten years from the date the option is granted. Options become exercisable in installments over three years.

   The following is a summary of stock option activity:

                                                 1997               1998
                                           ----------------- -------------------
                                                    Weighted            Weighted
                                                    Average             Average
                                                    Exercise            Exercise
                                           Shares    Price    Shares     Price
                                           -------  -------- ---------  --------
   Outstanding at beginning of year......  200,000   $0.50     342,500   $0.56
   Granted...............................  180,000   $0.61   1,757,900   $0.63
   Forfeited.............................  (37,500)  $0.50    (516,900)  $0.57
                                           -------           ---------
   Outstanding at end of year............  342,500   $0.56   1,583,500   $0.62
                                           =======           =========
   Options exercisable at end of year....  152,500   $0.50     100,000   $0.50
                                           =======           =========
   Weighted average fair value of options
    granted
    during the year......................            $0.57               $0.25

                           ATIO CORPORATION USA, INC.

   The following summarizes information about stock options outstanding as of December 31, 1998:

               Options Outstanding                     Options Exercisable
   -------------------------------------------------  -----------------------
                              Weighted
                               Average     Weighted                 Weighted
                              Remaining    Average                  Average
   Exercise      Number      Contractual   Exercise     Number      Exercise
    Price      Outstanding      Life        Price     Exercisable    Price
   --------    -----------   -----------   --------   -----------   --------
     $.50         100,000       8 years     $0.50       100,000      $0.50
     $.63       1,483,500     9.7 years     $0.63
                ---------
                1,583,500
                =========

   For the purpose of applying the fair value method as prescribed by SFAS No. 123, the Company used the following weighted average assumptions for grants in 1998; dividend yield of 0%, expected volatility of 0%, a risk-free interest rate of 5.50% based on quoted U.S. Treasury rates on the date of the related option grants, and an expected life of 7 years.

   During 1997, the Company's majority shareholder, Venturian Corp., was a publicly-held company. Therefore, during 1997 the fair value of each option was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants: dividend yield 0%, expected volatility of 200%, risk-free interest rate of 6.37%, and an expected life of 3 years.

 Stock-Based Compensation

   In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB Opinion No. 25"). Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation expense recognized for stock options granted to employees with an exercise price below fair market value at the date of grant was $19,063 during 1998.

   As permitted by SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation expense related thereto. If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, the Company's net loss would have been as follows:

                                                          1997         1998
                                                       -----------  -----------
      Net loss as reported............................ $(3,272,324) $(4,168,817)
      Net loss pro forma..............................  (3,344,944)  (4,277,281)

8. Bank Overdrafts

   As of December 31, 1998, the Company had $38,938 of bank overdrafts on its cash accounts. This amount is included in accounts payable.

                          ATIO CORPORATION USA, INC.

9. Major Customers

   The Company had the following customers that accounted for more than 10% of the Company's revenue:

                                                                 1997     1998
                                                               Revenue  Revenue
                                                               -------- --------
      Customer
        A..................................................... $197,088 $182,600
        B.....................................................  317,771
        C.....................................................  103,662
        D.....................................................   89,928
        E--Related party......................................           127,722

10. Related Party Transactions

 Due to Affiliate

   Pursuant to the Services Agreement, the Company owed Atio International $23,248 and $51,364 for certain general services performed during the years ended December 31, 1998 and 1997, respectively.

   In connection with the joint venture agreement, during 1997 Venturian made a capital contribution of $3,088,307 to the Company through the conversion of amounts owed to Venturian. In addition, the Company received advances from Venturian for working capital needs. As of December 31, 1997, advances of $85,661 were payable to Venturian. The Company was charged interest at the prime rate (effective rate of 8.5% as of December 31, 1997) on advances received during 1997. Interest expense of $56,691 was recorded by the Company for the year ended December 31, 1997. The amount due to Venturian of $85,661 was paid in full during 1998.

 Note Payable--Affiliate

   During 1998, the Company received advances totaling $1,761,672 from Atio International for working capital needs. Pursuant to record of action dated October 8, 1998, Atio International has the option to demand repayment of the loan or to convert the loan into shares of the Company's common stock on the basis of $.63 per share. This option is exercisable within 12 months from September 30, 1998. Repayment would include interest calculated at U.S. prime interest rate. The Company has accrued interest expense of $50,000 calculated at an average interest rate of 8.25%.

 Other Transactions

   Effective October 1, 1997, Atio International acquired a 50 percent non-controlling interest in the Company through funding provided by Atio PTY. During 1998, the Company had sales transactions, totaling $127,722, with Atio PTY which occurred in accordance with the Distribution Agreement.

11. Subsequent Events--UNAUDITED

 Factored Accounts Receivable

   On January 7, 1999, the Company factored, with recourse, their accounts receivable balance through Silicon Valley Financial Services. The amount factored included a significant portion of the December 31, 1998 accounts receivable balance. Once Silicon Valley Financial Services was repaid during March 1999, this financing arrangement was terminated at an immaterial cost to the Company.

                           ATIO CORPORATION USA, INC.

 Bridge Loans

   The Company obtained a bridge loan with CC Management LLC dated March 12, 1999. The initial maximum borrowing amount was $1,000,000 and was available subject to an interim drawdown schedule of $550,000 available immediately increased by $150,000 in each of the three succeeding months. The loan is collateralized by a first secured interest in all the Company's tangible and intangible assets currently owned or hereinafter acquired. Interest on the principal accrues at 12.875% and is payable monthly. The principal amount plus any accrued interest was due on August 30, 1999.

   On June 3, 1999, the Company entered into a Loan Restructure Agreement with the lender. The lender agreed to extend the time period for the private placement from June 1, 1999 to July 15, 1999, advance the final $150,000 on June 3, 1999 pursuant to the original bridge loan agreement, and to advance up to an additional $350,000 on or after June 7, 1999 for a maximum borrowing of $1,350,000. At September 30, 1999, $1,350,000 was due under this agreement plus accrued interest of $37,500. The loan was in default.

   Under these various bridge loan agreements, the Company agreed to issue warrants exercisable for shares equal to 5.7% of the outstanding common stock on a fully diluted basis at the time of issuance at an exercise price of $0.005 per warrant share. The warrants will be exercisable for a period of seven years.

   The October 28, 1999 term sheet, established an agreement to restructure and bring this bridge loan into compliance with CC Management LLC by establishing a new interest rate of 9% and extending the maturity date to June 30, 2001. The date will automatically be extended to January 1, 2002 if $2,500,000 of additional capital is raised by ATIO. The agreement also allowed for the conversion of the debt to registered common stock at $8.00 per share and fixes the lender's warrant position at 176,301 shares of post-merger CESH common stock. Pursuant to APB 14 and Black Scholes, the value of these warrants was $480,000 and was fully expensed during the nine months ended September 30, 1999.

 Merger

   An agreement and plan of merger was executed in December 1999 among CE Software Holdings, Inc. ("CESH"), the ATIO shareholders, the ATIO Directors, Venturian Corp. and CC Management LLC. The agreement provided for, among other things: the intent to consummate a merger between ATIO and CESH; the delivery of $5,000,000 of cash or cash equivalents by CESH for ATIO's benefit at the close of the merger; short-term funding from Venturian Corp., and CESH to fund continuing operations; the formation of a new option plan; the restructuring of the terms of the CC Management LLC loan agreement and warrant agreement, and; additional equity investments totaling $3,000,000 by the existing institutional shareholders. The plan also requires Venturian, either by exchange of indebtedness, by cash payment or by a combination, to purchase 148,900 shares of CESH common stock for $964,872 at the date of merger, or it will forfeit a similar amount of shares. This merger is also subject to shareholder approval by CESH shareholders.

 Related Party Debt and Conversion

   Between October 1999 and February 2000, CESH and Venturian loaned ATIO $1,741,000 and $150,000, respectively. Furthermore, $1,990,762 worth of obligations to ATIO was satisfied through the issuance of 3,145,220 common shares.

                           ATIO CORPORATION USA, INC.

 Restructuring

   In mid-December 1999 the Board of Directors and shareholders of ATIO restructured the business and issued several corporate resolutions. Among them was the issuance of 1,100,000 shares of ATIO common stock as consideration for an amendment of the License and Transfer Agreement by ATIO Corporation International, Inc. ("International") that transferred all ATIO International Call Product Rights and international CyberCall distribution rights to ATIO USA. As a result of this transaction, ATIO USA became a controlling shareholder. As such, the rights received by ATIO USA will be accounted for at the predecessor basis of International.

 Stock Split and Recapitalization

   A two for one stock split was authorized as part of the mid-December corporate resolutions. All references to shares and per share amounts included in these financial statements and related notes have been adjusted to give retroactive effect to the stock split. The Board also approved increasing the number of authorized shares to 50,000,000 shares.

 Planned Private Equity Financing

   The Company has negotiated with a brokerage firm to manage a private placement financing and assist the Company, as an agent, in raising up to $5 million of equity capital (the "Financing"), on a best-efforts basis. The shares to be sold in the placement will have detachable warrants for an additional $5 million whose terms are not yet established.

 Stock Options

   During the nine months ended September 30, 1999, the Company issued stock options on 1,927,500 common shares at an exercise price of $.625.